As filed with the Securities and Exchange Commission on November 6, 2006

Registration No. 333-137024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

NEW WESTFIELD FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	6035	73-1627673
(State or other jurisdiction of incorporation or organization)	(Primary Standard Classification Code Number)	(IRS Employer Identification No.)

141 Elm Street

Westfield, Massachusetts 01085

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald A. Williams

Chairman and Chief Executive Officer

New Westfield Financial, Inc.

141 Elm Street

Westfield, Massachusetts 01085

(413) 572-4212

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Schaberg, Esq.	Kent M. Krudys, Esq.
Matthew Dyckman, Esq.	Robert Lipsher, Esq.
Thacher Proffitt & Wood LLP	Luse Gorman Pomerenk & Schick, P.C.
1700 Pennsylvania Avenue, NW	5335 Wisconsin Avenue, NW
Suite 800	Suite 400
Washington, DC 20006	Washington, DC 20015
(202) 347-8400	(202) 274-2000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

The Registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par value	36,705,706	$10.00	$367,057,060.00	$39,275.11

(1)	Includes the maximum number of shares that may be issued or exchanged in connection with this offering.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Registration fee of $36,820.41 previously paid with the filing of the initial registration statement on August 31, 2006.

[NEW WESTFIELD FINANCIAL LOGO]

(Proposed Holding Company for Westfield Bank)

Up to 18,400,000 Shares of Common Stock

PROSPECTUS OF NEW WESTFIELD FINANCIAL, INC.
PROXY STATEMENT OF WESTFIELD FINANCIAL, INC.

New Westfield Financial, Inc., a Massachusetts corporation, has been organized as part of the conversion of Westfield Mutual Holding Company from the mutual to the stock form of organization. In connection with the conversion, New Westfield Financial is offering shares of its common stock representing the ownership interest in Westfield Financial, Inc., a Massachusetts corporation, now owned by Westfield Mutual Holding Company. If you are a shareholder of Westfield Financial, each of your shares of common stock will be exchanged for between 2.42537 and 3.28138 shares of common stock of New Westfield Financial, subject to increase to 3.77358 as a result of regulatory considerations. New Westfield Financial’s common stock will be traded on the American Stock Exchange under the symbol “WFD.” New Westfield Financial will be renamed “Westfield Financial, Inc.” once the conversion and stock offering have been completed.

The conversion cannot be completed unless the stockholders of Westfield Financial approve the plan of conversion. Westfield Financial is holding a special meeting of stockholders of Westfield Financial at The Ranch Golf Club, 100 Ranch Club Road, Southwick, Massachusetts 01077, on Monday, December 18, 2006 at 11:30 a.m., Eastern time, to consider and vote upon:

1.        A plan of conversion, under which Westfield Mutual Holding Company will be merged into Westfield Bank, and Westfield Financial will be merged into Westfield Bank, and will be succeeded by New Westfield Financial. Common stock of Westfield Financial currently held by public stockholders will be converted into shares of New Westfield Financial pursuant to an exchange ratio that will ensure that stockholders at the time of the conversion will own approximately the same percentage of New Westfield Financial after the conversion and stock offering as was held of Westfield Financial immediately prior thereto, exclusive of any shares purchased by the stockholder in the offering and cash received in lieu of fractional shares; and

2.        Any other matters that may properly come before the special meeting or an adjournment or postponement thereof.

Westfield Financial’s board of directors unanimously recommends that its stockholders vote “FOR” the plan of conversion.

This document serves as the proxy statement for the special meeting of stockholders of Westfield Financial and the prospectus for the shares of New Westfield Financial to be issued in the conversion. This document describes the special meeting, the conversion, the plan of conversion, and other related matters. We urge you to read this entire document carefully. You can also obtain information about Westfield Financial and New Westfield Financial from documents that we have filed with the Securities and Exchange Commission.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 21.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at (413) [            ].

Keefe, Bruyette & Woods, Inc.

The date of this proxy statement/prospectus is [                    ], 2006, and is first being mailed to stockholders of
Westfield Financial on or about [                    ], 2006.

[LOGO]

141 Elm Street

Westfield, Massachusetts 01085

(413) 568-1911

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on December 18, 2006

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Westfield Financial, Inc. will be held at The Ranch Golf Club, 100 Ranch Club Road, Southwick, Massachusetts 01077, on Monday, December 18, 2006 at 11:30 a.m., Eastern time, to consider and vote upon:

1.	An amended and restated plan of conversion and stock issuance (the “Plan of Conversion”) pursuant to which Westfield Mutual Holding Company will be merged into Westfield Bank, and Westfield Financial, Inc. will be merged into Westfield Bank, and will be succeeded by a new Massachusetts corporation with the name “New Westfield Financial, Inc.”, which has been established for the purpose of completing the conversion and stock offering of New Westfield Financial, Inc. common stock. Under the Plan of Conversion, shares of New Westfield Financial, Inc. common stock representing Westfield Mutual Holding Company’s ownership interest in Westfield Financial, Inc. will be offered for sale in a subscription offering and, possibly, a community offering. Common stock of Westfield Financial, Inc. currently held by public stockholders will be converted into shares of New Westfield Financial, Inc. pursuant to an exchange ratio that will ensure that stockholders at the time of the conversion will own approximately the same percentage of New Westfield Financial, Inc. after the conversion and stock offering as was held of Westfield Financial, Inc. immediately prior thereto, exclusive of any shares purchased by the stockholder in the offering and cash received in lieu of fractional shares. After the completion of the conversion and stock offering, the name “New Westfield Financial, Inc.” will be changed to “Westfield Financial, Inc.”; and

2.	Any other matters that may properly come before the special meeting or an adjournment or postponement thereof.

Note:	Management is not aware of any such other business at this time.

The Board of Directors has fixed October 31, 2006, as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at an adjournment or postponement thereof.

Upon written request addressed to the Secretary of Westfield Financial at the address given above, stockholders may obtain an additional copy of this proxy statement/prospectus and/or a copy of the Plan of Conversion and exhibits thereto. In order to assure timely receipt of the additional copy of the proxy statement/prospectus and/or the Plan of Conversion, the written request should be received by Westfield Financial by December 8, 2006. In addition, all such documents may be obtained by calling our Stock Information Center at (413) ________, Monday through Friday, between 9:00 a.m. and 4:00 p.m., Eastern time.

By Order of the Board of Directors,

Donald A. Williams

Chairman and Chief Executive Officer

Westfield, Massachusetts

November 16, 2006

The Board of Directors recommends that you promptly sign, date and mark the enclosed proxy card in favor of the adoption of the Plan of Conversion and promptly return it in the enclosed self-addressed, postage-prepaid proxy reply envelope. Returning the proxy card will not prevent you from voting in person at the special meeting.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the Plan of Conversion.

We have mailed a proxy card and an order form with this proxy statement/prospectus to each of our registered stockholders. If you are a stockholder whose shares are not registered in your name, you will not receive an order form with your proxy card and this proxy statement/prospectus. If you desire to obtain an order form, you must contact the Stock Information Center at the number above. The deadline for requesting a stock order form is December 8, 2006.

QUESTIONS AND ANSWERS

FOR STOCKHOLDERS OF WESTFIELD FINANCIAL

You should read this document and the Plan of Conversion for more information about the conversion and stock offering. The Plan of Conversion has been conditionally approved by our regulators.

Q.	What are stockholders being asked to approve?

A.	Westfield Financial stockholders as of October 31, 2006 are asked to vote on the Plan of Conversion. Under the Plan of Conversion, Westfield Mutual Holding Company will convert from the mutual holding company form to a stock holding company, and as part of such conversion, New Westfield Financial will offer for sale, in the form of shares of it common stock, Westfield Mutual Holding Company’s 57.6% ownership interest in Westfield Financial. In addition to the shares of common stock to be issued to those who purchase shares in the stock offering, public stockholders of Westfield Financial as of the completion of the conversion, will receive shares of New Westfield Financial common stock in exchange for their existing shares.

Q.	What will stockholders receive for their existing Westfield Financial shares?

A.	As more fully described in the prospectus section entitled “The Conversion And Stock Offering,” depending on the number of shares sold in the stock offering, each share of common stock that you own upon completion of the conversion and stock offering will be exchanged for between 2.42537 new shares at the minimum and 3.28138 new shares at the maximum of the offering range (cash will be paid in lieu of fractional shares).

Q.	Should I submit my stock certificates now?

A.	No. If you hold your certificate(s), instructions for exchanging the shares will be sent to you after completion of the conversion and stock offering. If your shares are held in “street name,” rather than in certificate form, the share exchange will occur automatically upon completion of the conversion and stock offering.

Q.	If my shares are held in street name, will my broker automatically vote on my behalf?

A.	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q.	What if I do not give voting instructions to my broker?

A.	Your vote is important. If you do not instruct your broker to vote your shares by proxy, each unvoted share will have the same effect as a vote against the Plan of Conversion.

Further Questions?

For answers to other questions, please read this proxy statement/prospectus. Questions about the stock offering or voting may be directed to the Stock Information Center by calling (413) ______, Monday - Friday, from 9:00 a.m. and 4:00 p.m., Eastern time.

WESTFIELD FINANCIAL, INC.

PROXY STATEMENT/PROSPECTUS FOR THE

SPECIAL MEETING OF STOCKHOLDERS

To Be Held on December 18, 2006

General

This proxy statement/prospectus is being furnished to you in connection with the solicitation by the Board of Directors of Westfield Financial of proxies to be voted at the special meeting to be held at The Ranch Golf Club, 100 Ranch Golf Club Road, Southwick, Massachusetts 01077, on Monday, December 18, 2006 at 11:30 a.m., Eastern time, and any adjournment or postponement thereof.

The purpose of the special meeting is to consider and vote upon the Amended and Restated Plan of Conversion and Stock Issuance of Westfield Mutual Holding Company, Westfield Financial, Inc. and Westfield Bank (the “Plan of Conversion”), pursuant to which:

1. Westfield Financial will merge with and into a federal corporation, which will immediately thereafter exchange its charter for that of an interim federal stock savings bank and then merge with and into Westfield Bank, with Westfield Bank as the surviving entity;

2. Westfield Mutual Holding Company will convert to an interim federal stock savings bank and simultaneously merge with and into Westfield Bank, and Westfield Mutual Holding Company will thus cease to exist and a new liquidation account will be established by Westfield Bank for the benefit of the Westfield Mutual Holding Company’s members;

3. Westfield Bank will form a wholly-owned subsidiary to be known as New Westfield Financial, Inc., a Massachusetts corporation, which will become the holding company of Westfield Bank upon consummation of the conversion and stock offering;

4. New Westfield Financial will in turn form an interim federal stock savings bank (“Interim”) as a wholly-owned subsidiary;

5. Immediately following the formation of Interim, Interim will then merge with and into Westfield Bank, and Westfield Bank will thus become a wholly-owned subsidiary of New Westfield Financial. In connection therewith, each share of Westfield Financial common stock outstanding immediately prior to the effective time thereof shall be automatically converted, without further action by the holder thereof, into and become the right to receive shares of New Westfield Financial based on the exchange ratio, plus cash in lieu of any fractional share interest; and

6. In connection with the conversion, New Westfield Financial will offer shares of its common stock in a subscription offering and, possibly, a community stock offering.

The conversion of Westfield Mutual Holding Company and the related issuance and exchange of stock by New Westfield Financial is referred to herein as the “conversion and stock offering.”

This proxy statement/prospectus, together with the accompanying proxy card(s), is first being mailed or delivered to stockholders of Westfield Financial on or about November 16, 2006.

Voting in favor of or against the Plan of Conversion includes a vote for or against the conversion of Westfield Mutual Holding Company to a stock form holding company and all other transactions contemplated by the Plan of Conversion. Voting in favor of the Plan of Conversion will not obligate you to purchase any common stock and will not affect the balance, interest rate or federal deposit insurance of any deposits at Westfield Bank.

Voting Rights

You are entitled to one vote at the special meeting for each share of Westfield Financial common stock that you owned of record at the close of business on October 31, 2006 (the “Record Date.”) On the Record Date, there were ________ shares of common stock outstanding.

You may vote your shares at the special meeting in person or by proxy. To vote in person, you must attend the special meeting and obtain and submit a ballot, which we will provide to you at the special meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” the proposal identified in the Notice of Special Meeting.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the special meeting, other than that listed in the Notice of Special Meeting.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the special meeting.

Vote Required

Proposal 1: Approval of the Plan of Conversion. We must obtain the affirmative vote of the greater of (a) the holders of a majority of the outstanding shares of common stock of Westfield Financial, other than Westfield Mutual Holding Company, or (b) the holders of two-thirds of the votes eligible to be cast by stockholders of Westfield Financial, including Westfield Mutual Holding Company. Under Office of Thrift Supervision regulations and the Plan of Conversion, completion of the conversion and stock offering is also subject to the approval of the Plan of Conversion by the Office of Thrift Supervision and by the affirmative vote of a majority of the total eligible votes of the members of Westfield Mutual Holding Company (i.e., depositors of Westfield Bank).

Proposal 2: Other Matters. We must obtain the affirmative vote of the majority of the votes cast by holders of outstanding shares of common stock of Westfield Financial.

Effect of Broker Non-Votes

If your broker does not vote on the proposals, this will constitute a “broker non-vote.” Broker non-votes and abstentions will have the same effect as shares not voted in favor of the Plan of Conversion. Westfield Mutual Holding Company is expected to vote all of its shares to approve the Plan of Conversion.

Revoking Your Proxy

You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with the Secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending and voting in person at the special meeting, but you also must file a written revocation with the Secretary of the special meeting prior to the voting.

If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the special meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of Westfield Financial.

Solicitation of Proxies

This proxy statement/prospectus and the accompanying proxy card are being furnished to you in connection with the solicitation of proxies for the special meeting by the Board of Directors. Westfield Financial will pay the costs of soliciting proxies from its shareholders. To the extent necessary to permit approval of the Plan of Conversion, directors, officers or employees of Westfield Financial and Westfield Bank may solicit proxies by mail, telephone and other forms of communication. We will reimburse such persons for their reasonable out-of-pocket expenses incurred in connection with such solicitation.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. We have engaged Georgeson Shareholder Communications, Inc. to assist us in soliciting the votes of our stockholders for the special meeting for a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses.

The Board of Directors recommends that you promptly sign, date and mark the enclosed proxy card in favor of the adoption of the Plan of Conversion and promptly return it in the enclosed self-addressed, postage-prepaid proxy reply envelope. Returning the proxy card will not prevent you from voting in person at the special meeting.

Your prompt vote is very important. Failure to vote will have the same effect as voting against the Plan of Conversion.

We have mailed a proxy card and an order form with this proxy statement and the accompanying prospectus to each of our registered stockholders. If you are a stockholder whose shares are not registered in your name, you will not receive an order form with your proxy card, this proxy statement and the accompanying prospectus. If you desire to obtain an order form you must contact the Stock Information Center at the number above. The deadline for requesting a prospectus and stock order form is December 8, 2006.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

PROPOSAL 1

APPROVAL OF THE PLAN OF CONVERSION

The Boards of Directors of Westfield Financial, Westfield Mutual Holding Company and Westfield Bank have approved the Plan of Conversion. The Plan of Conversion also has been approved by the Office of Thrift Supervision, subject to approval by the members of Westfield Mutual Holding Company and the stockholders of Westfield Financial entitled to vote on the matter. Office of Thrift Supervision approval does not constitute an endorsement or recommendation of the Plan of Conversion.

General

On August 29, 2006, the Boards of Directors of Westfield Bank, Westfield Mutual Holding Company and Westfield Financial unanimously adopted the Plan of Conversion pursuant to which Westfield Bank will reorganize from a “two-tiered” mutual holding company structure to a stock form holding company structure. As part of the conversion, Westfield Bank formed New Westfield Financial, Inc. Stockholders of Westfield Financial will receive shares in New Westfield Financial based on an exchange ratio. Following the conversion and stock offering, Westfield Mutual Holding Company will no longer exist and New Westfield Financial will be the parent corporation of Westfield Bank.

This conversion to a stock holding company structure also includes the offering by New Westfield Financial of its outstanding shares to qualifying depositors of Westfield Bank and other members of Westfield Bank in a subscription offering and to certain other persons in a community offering and/or syndicated community offering. The conversion and stock offering will be effected as described under “The Conversion And The Stock Offering” in the prospectus or in any other manner that is permitted by the Office of Thrift Supervision and is consistent with the intent of the Plan of Conversion. See the subsection entitled “The Conversion And Stock Offering” in the “Summary” of the prospectus for a chart which reflects our structure before and after the conversion and stock offering.

Purposes of the Conversion and Stock Offering

The Boards of Directors of Westfield Mutual Holding Company, Westfield Financial and Westfield Bank believe that a conversion of Westfield Mutual Holding Company to stock form is in the best interests of Westfield Mutual Holding Company, Westfield Financial and Westfield Bank, as well as in the best interests of their respective members and stockholders.

Funds raised in the stock offering will allow Westfield Bank to better serve the needs of its community by:

•	increasing lending, especially to support continued growth in its commercial loan portfolio;

•	expanding the products and services it currently offers (including the possible introduction of new products and services);

•	opening or acquiring additional branch offices (Westfield Bank plans to open an additional branch in Westfield, Massachusetts, during the first half of 2007); and

•	funding other general corporate purposes.

New Westfield Financial will use the capital retained by us to:

•	pay dividends to stockholders;

•	repurchase shares of our common stock;

•	finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and

•	fund other general corporate purposes.

After considering the advantages and risks of the conversion and stock offering, as well as applicable fiduciary duties, the Boards of Directors of Westfield Bank, Westfield Financial and Westfield Mutual Holding Company approved the conversion and stock offering as being in the best interests of the companies and the respective members and stockholders and the communities that they serve.

Share Exchange Ratio

Under Office of Thrift Supervision regulations, as a result of the proposed conversion, you will be entitled to exchange your shares for common stock of Westfield Financial for shares of common stock of New Westfield Financial. Each publicly-held share of Westfield Financial common stock (those not owned by Westfield Mutual Holding Company) will, on the effective date of the conversion, be cancelled. You will automatically receive the right to a number of shares of New Westfield Financial common stock in exchange for your current shares of Westfield Financial. The number of new shares of common stock will be determined pursuant to an exchange ratio which ensures that the public stockholders of Westfield Financial common stock will own the same percentage of common stock in New Westfield Financial after the conversion as they held in Westfield Financial immediately prior to the conversion, exclusive of any purchase of additional shares in the offering, and the receipt of cash in lieu of fractional shares. For more information on the exchange ratio see the section of the prospectus captioned “The Conversion and Stock Offering — Share Exchange Ratio For Current Stockholders.”

The following table shows how the exchange ratio and number of exchange shares will adjust, assuming no option exercises, based on the number of shares issued in the stock offering.

	Shares of Common Stock to be Sold		Shares to be Received in Exchange		Total Shares of Common Stock to be Outstanding After the Conversion	Exchange Ratio
	Amount	Percent	Amount	Percent
Minimum	13,600,000	57.65%	9,991,569	42.35%	23,591,569	2.42537
Midpoint	16,000,000	57.65	11,754,787	42.35	27,754,787	2.85337
Maximum	18,400,000	57.65	13,518,005	42.35	31,918,005	3.28138
15% above maximum	21,160,000	57.65	15,545,706	42.35	36,705,706	3.77358

Outstanding options to purchase shares of Westfield Financial common stock also will be converted into and become options to purchase shares of New Westfield Financial common stock. The number of shares of common stock to be received upon exercise of these options will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected.

Exchange of Shares

The conversion of your shares of Westfield Financial common stock into the right to receive shares of New Westfield Financial common stock will occur automatically on the effective date of the conversion and stock offering, although you will need to exchange your stock certificate(s) if you hold shares in certificate form. As soon as practicable after the effective date of the conversion, our exchange agent will send a transmittal form to you. The transmittal forms are expected to be mailed promptly after the effective date and will contain instructions on how to submit the stock certificate(s) representing existing shares of Westfield Financial common stock.

No fractional shares of New Westfield Financial common stock will be issued to you when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a certificate, you will be paid by check an amount equal to the product obtained by multiplying the fractional share interest to which you would otherwise be entitled by $10.00. If your shares are held in street name, you will automatically receive cash in lieu of fractional shares. For more information regarding the exchange of your shares see the section of the prospectus captioned “Exchange Of Shares Of Current Stockholders.”

Purchase of Shares

Eligible depositors of Westfield Mutual Holding Company have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a community offering and you, as a stockholder of record on the Record Date, will be given a preference over natural persons residing in Westfield Bank’s Community Reinvestment Act assessment area, which consists of the municipalities of Agawam, Blandford, Chester, East Longmeadow, Granville, Holyoke, Longmeadow, Montgomery, Russell, Springfield, Southampton, Southwick, Tolland, Westfield and West Springfield, Massachusetts.

For more information regarding the purchase of shares of common stock of New Westfield Financial you may also call the Stock Information Center at (413) ______, Monday - Friday, between 9:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays.

Conditions to the Conversion and Stock Offering

Consummation of the conversion and stock offering are subject to the receipt of all requisite regulatory approvals, including various approvals of the Office of Thrift Supervision. No assurance can be given that all regulatory approvals will be received. Receipt of such approvals from the Office of Thrift Supervision will not constitute a recommendation or endorsement of the Plan of Conversion or the stock offering by the Office of Thrift Supervision. Consummation of the conversion and stock offering also are subject to approval by the stockholders of Westfield Financial and the members of Westfield Mutual Holding Company, as well as the receipt of opinions of counsel with respect to the tax consequences of the conversion and stock offering. See “The Conversion And Stock Offering — Tax Aspects” in the prospectus.

Stock Compensation Plans

As part of the conversion, the Board of Directors of New Westfield Financial intends, subject to stockholder approval at a meeting to be held at least six months following the conversion and stock offering, to consider the implementation of a restricted stock plan, called a management recognition and retention plan, and stock option plan which will be authorized to award common stock and grant options for common stock. No shares shall be issued pursuant to the recognition and retention plan unless it is approved by stockholders of New Westfield Financial, and no options shall be awarded under the stock option plan unless it is approved by stockholders of New Westfield Financial. The exercise price of the options permitted thereby shall be the fair value on the date such options are granted. Shares awarded pursuant to the recognition and retention plan, and shares issued upon exercise of options, may be authorized but unissued shares of New Westfield Financial’s common stock, or shares of common stock purchased by New Westfield Financial or such plan on the open market. Our employee stock ownership plan intends to purchase up to 8.0% of the common stock in the subscription offering. See “Management — Future Stock Benefit Plans” in the prospectus.

Amendment or Termination of the Plan of Conversion

All interpretations of the Plan of Conversion by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The Plan of Conversion provides that, if deemed necessary or desirable by the Board of Directors, the Plan of Conversion may be substantively amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to the submission of proxy materials to our members and stockholders. Amendment of the Plan of Conversion thereafter requires a majority vote of the Board of Directors, with the concurrence of the Office of Thrift Supervision. The Plan of Conversion may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the plan by the Office of Thrift Supervision and the date of this special meeting and the special meeting of members of Westfield Mutual Holding Company, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. The Plan of Conversion shall be terminated if the conversion is not completed within 24 months from the date on which the members of Westfield Mutual Holding Company approve the Plan of Conversion, and may not be extended by us or the Office of Thrift Supervision.

Interest of Management and Directors in Matters to be Acted Upon

Management and Directors of Westfield Mutual Holding Company have an interest in the matters that will be acted upon because New Westfield Financial intends to acquire additional stock for its employee stock ownership plan, to consider the implementation of the recognition and retention plan and stock option plan, and intends to enter into an employment agreements with Donald A. Williams, James C. Hagan, and Michael J. Janosco, Jr. See “Management – Future Employment Agreements” and “Management—Future Stock Benefit Plans.”

Approval of the Plan of Conversion

We urge you to carefully read the following sections of the prospectus:

•	management and directors and compensation of such persons (see “Management”);

•	business (see “Business Of Westfield Financial And Westfield Bank”);

•	reasons for the conversion and stock offering and management’s belief that the conversion and stock offering are in the best interests of Westfield Financial and its stockholders (see “The Conversion And Stock Offering”);

•	an employment agreement and employee stock benefit plans that New Westfield Financial plans to implement (see “Management —Future Employment Agreements” and “Management—Future Stock Benefit Plans”);

•	common stock (see “Description Of Capital Stock Of New Westfield Financial”);

•	pro forma capitalization, capital compliance, and pro forma information with respect to the conversion (see “Bank Regulatory Capital Compliance,” “Holding Company Capitalization,” and “Pro Forma Data”);

•	intended use of proceeds from the offering (see “How We Intend to Use the Proceeds from the Stock Offering”);

•	restrictions and anti-takeover devices on acquisitions of New Westfield Financial (see “Restrictions On Acquisition Of New Westfield Financial And Westfield Bank — Anti-Takeover Effects Of New Westfield Financial’s Articles Of Organization, Bylaws And Benefit Plans Adopted In The Conversion” and “Restrictions On Acquisition Of New Westfield Financial And Westfield Bank — Regulatory Restrictions); and

•	the consolidated financial statements.

Legal and Tax Opinions

Thacher Proffitt & Wood LLP, Washington, D.C. issued its opinion to us on the legality of the issuance of the common stock being offered and certain matters relating to the conversion and stock offering and federal taxation. Wolf & Company, P.C. issued its opinion to us on certain matters relating to the conversion and stock offering and Massachusetts taxation. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

The Board of Directors recommends that you vote “FOR” the adoption of the Plan of Conversion. See “The Conversion And Stock Offering — Reasons For The Conversion And Stock Offering” in the prospectus.

PROPOSAL 2

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Board of Directors of Westfield Financial does not know of any matters that will be presented for consideration at the special meeting other than as described in this joint proxy statement/prospectus. However, if any other matter shall properly come Board of Directors intends for properly completed proxies to confer authority to the individuals names as authorized therein to vote the shares represented by the proxy on any matters that fall within the purposes set forth in the Notice of Special Meeting, including the adjournment of the Special Meeting to a later date in order to permit further solicitation of proxies. In the event that there are not sufficient votes to constitute a quorum or to approve the Plan of Conversion at the time of the special meeting, the Plan of Conversion may not be approved unless such stockholder meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. If it is necessary to adjourn the special meeting, no notice of the adjourned stockholder meeting is required to be given to Westfield Financial’s stockholders, other than an announcement at the stockholder meeting of the hour, date and place to which the stockholder meeting is adjourned. No proxy that is voted against the Plan of Conversion will be voted in favor of any adjournment or postponement of the special meeting.

How to Obtain Additional Information

The prospectus contains audited financial statements of Westfield Financial, including:

•	statements of income for the past three years;

•	management’s discussion and analysis of the financial condition and results of operations of Westfield Financial;

•	a description of lending, savings and investment activities;

•	remuneration and other benefits of directors and officers;

•	further information about the business and financial condition of Westfield Financial; and

•	additional information about the conversion, the subscription offering, and, if held, the community offering and/or the syndicated community offering.

The Plan of Conversion sets forth the terms, conditions and provisions of the proposed conversion and stock offering.

If you would like to receive an additional copy of this proxy statement/prospectus, or a copy of the Plan of Conversion, the Articles of Organization or bylaws of New Westfield Financial, you may request such material in writing, addressed to the Secretary of Westfield Financial at Westfield Financial’s address given above. Such requests must be received by Westfield Mutual Holding Company no later than December 8, 2006. Requesting such materials does not obligate you to purchase the shares. If Westfield Financial does not receive your request by December 8, 2006, you will not be entitled to have such materials mailed to you. A copy of the Plan of Conversion and its exhibits is available for inspection at each of Westfield Bank’s branches. See “Where You Can Find Additional Information” in the prospectus.

Other Matters

As of the date of this proxy statement/prospectus, management does not know of any other matters to be brought before the stockholders at the Special Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

By Order of the Board of Directors,

Donald A. Williams

Chairman and Chief Executive Officer

Westfield, Massachusetts

November 16, 2006

To assure that you are represented at the Special Meeting, please promptly sign, date and promptly return the accompanying proxy card in the enclosed self-addressed, postage-paid proxy reply envelope provided.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares the registration statement effective. This prospectus is not an offer to sell these securities and New Westfield Financial, Inc. is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED NOVEMBER     , 2006

PROSPECTUS

[LOGO] Westfield Financial, Inc.

(Proposed Holding Company for Westfield Bank)

Up to 18,400,000 Shares of Common Stock

New Westfield Financial, Inc., a Massachusetts corporation, is offering shares of its common stock for sale in connection with the conversion of Westfield Mutual Holding Company from the mutual to the stock form of organization. The shares of common stock we are offering represent the ownership interest in Westfield Financial, Inc., a Massachusetts corporation, now owned by Westfield Mutual Holding Company. The existing shares of Westfield Financial common stock held by the public will be exchanged for shares of common stock of New Westfield Financial, Inc., a Massachusetts corporation. The number of shares of Westfield Financial to be exchanged for shares of New Westfield Financial will be based on an exchange ratio and will depend on the number of new shares we sell in our offering. Our common stock will be traded on the American Stock Exchange under the symbol “WFD.” New Westfield Financial will be renamed “Westfield Financial, Inc.” once the conversion and stock offering have been completed.

If you are or were a depositor of Westfield Bank:

•	You have priority rights to purchase shares of common stock if (1) you had $50 on deposit at Westfield Bank on March 31, 2005, (2) you had $50 on deposit at Westfield Bank on September 30, 2006, or (3) you are a depositor of Westfield Bank as of [Record Date].

If you are currently a stockholder of Westfield Financial, Inc.:

•	Each of your shares of common stock will be exchanged for between 2.42537 and 3.28138 shares of common stock of New Westfield Financial.

•	Your percentage ownership interest will remain equivalent to your current percentage ownership interest in Westfield Financial, provided that you do not purchase additional shares of stock in the offering.

•	You may have the opportunity to purchase additional shares in the offering after subscription offering orders are filled.

If you do not fit either of the categories above, but you are interested in purchasing shares of our common stock:

•	You may have the opportunity to purchase shares after subscription offering orders are filled.

We are offering up to 18,400,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 13,600,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions or our independent appraiser determines that our market value has increased, we may sell up to 21,160,000 shares without giving you further notice or the opportunity to change or cancel your order. The offering is expected to terminate at 12:00 noon, Eastern time, on [Expiration Date]. We may extend this termination date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [Extension Date #2].

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Extension Date #1]. If the offering is extended beyond [Extension Date #1], subscribers will have their funds promptly returned unless they reconfirm their subscription. Funds received before completion of the offering will be held in an escrow account at Westfield Bank and will earn interest at our statement savings rate, which is currently 0.5% per annum. In addition, if we do not sell the minimum number of shares or if we terminate the offering for any other reason, we will promptly return your funds with interest at our statement savings rate.

Keefe, Bruyette & Woods, Inc. will assist us in selling our common stock on a best efforts basis. Keefe, Bruyette & Woods is not required to purchase any shares of the common stock that are being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum, As Adjusted
Number of shares	13,600,000	18,400,000	21,160,000
Gross offering proceeds	$136,000,000	$184,000,000	$211,600,000
Plus contribution of Westfield Mutual Holding Company assets	$2,655,000	$2,655,000	$2,655,000
Less estimated offering expenses, except underwriting commissions and expenses	$1,200,000	$1,200,000	$1,200,000
Less underwriting commissions and expenses	$1,294,850	$1,755,650	$2,020,610
Estimated net proceeds	$136,160,150	$183,699,350	$211,034,390
Estimated net proceeds per share	$10.01	$9.98	$9.97

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 21.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact the Stock Information Center at (413) [    ].

Keefe, Bruyette & Woods, Inc.

The date of this prospectus is [                    ], 2006.

[Map showing office locations of Westfield Bank appears here.]

QUESTIONS AND ANSWERS ABOUT THE CONVERSION AND THE OFFERING

The following are answers to frequently asked questions. You should read this entire prospectus, including “Risk Factors” beginning on page 21. The sections entitled “Summary” and “The Conversion And Stock Offering” beginning on page 5 and page 127, respectively, provide detailed information about the offering and placing stock orders.

Q:	What is the Conversion?

A:	The conversion is a change in corporate form. In 1995, Westfield Bank reorganized into a mutual holding company structure and formed Westfield Mutual Holding Company. In 2001, Westfield Mutual Holding Company formed a mid-tier stock holding company, Westfield Financial, Inc. Westfield Mutual Holding Company is a mutual (meaning no stock outstanding) holding company, and Westfield Financial, Inc. is a stock holding company. A majority (57.6%) of the outstanding shares of Westfield Financial common stock are owned by Westfield Mutual Holding Company, while public stockholders own the remainder. Westfield Financial is the holding company of Westfield Bank.

Under the terms of our Plan of Conversion, the 57.6% ownership interest of Westfield Mutual Holding Company is being offered for sale through our common stock offering. As a result of the stock offering, we will be 100% owned by public stockholders. In addition to the shares of common stock to be issued to those who purchase shares in the stock offering, public stockholders of Westfield Financial as of the completion of the conversion will receive shares of our common stock in exchange for their existing shares. Upon the completion of the conversion and stock offering, Westfield Mutual Holding Company will cease to exist. On page 8 of this prospectus, there are charts of our organizational structure before and after the conversion.

Q:	What are the reasons for the conversion?

A:	The primary reasons for the conversion and stock offering are to provide Westfield Bank with additional capital to better serve the needs of its community by increasing lending, especially to support continued growth in its commercial loan portfolio, expanding the products and services that it currently offers (including the possible introduction of new products and services), and opening or acquiring additional branch offices (Westfield Bank plans to open an additional branch in Westfield, Massachusetts, during the first half of 2007). We will use the capital retained by us to pay dividends to stockholders, repurchase shares of our common stock, finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time), and fund other general corporate purposes.

Q:	Will customers notice any change in Westfield Bank’s day-to-day activities as a result of the conversion?

A:	No. The conversion is an internal change in corporate structure. There will be no change to Westfield Bank’s management, staff or branches as a result of the conversion.

Q:	Will the conversion affect customers’ deposit accounts or loans?

A:	No. The conversion will not affect the balance or terms of deposit accounts or loans, and deposits will continue to be federally-insured by the Federal Deposit Insurance Corporation up to the maximum legal limit. Deposit accounts are not being converted to stock.

Q:	How many shares are being offered and at what price?

A:	We are offering between 13,600,000 and 18,400,000 shares of our common stock at $10.00 per share, subject to an increase to 21,160,000 shares.

Q:	Who is eligible to purchase stock in the subscription offering and community offering?

A:	By regulation, non-transferable rights to buy shares of common stock in a subscription offering have been granted in the following order of eligibility priority:

Priority #1 – Westfield Bank’s depositors with a minimum of $50 on deposit on March 31, 2005.

Priority #2 – Our Tax-Qualified Employee Stock Ownership Plan.

Priority #3 – Westfield Bank’s depositors with a minimum of $50 on deposit on September 30, 2006.

Priority #4 – Members of Westfield Mutual Holding Company as of [Record Date].

If all shares are not subscribed for in the subscription offering, we may choose to offer the shares in a community offering. The community offering, if any, may commence during the subscription offering or just after the subscription offering concludes. If a community offering is conducted, shares will be offered with a preference given first to Westfield Financial stockholders as of [Record Date], second to residents of Westfield Bank’s Community Reinvestment Act assessment area, which consists of the municipalities of Agawam, Blandford, Chester, East Longmeadow, Granville, Holyoke, Longmeadow, Montgomery, Russell, Springfield, Southampton, Southwick, Tolland, Westfield and West Springfield, Massachusetts, and then to members of the general public.

In the event that orders are received for more shares than are available for sale in the stock offering, shares will be allocated as described elsewhere in this prospectus.

Q:	Is it possible that I will not receive any shares?

A:	Yes. If we receive orders for more shares than we have available to sell, we will be required to allocate shares in the order of priority outlined under the headings “The Conversion And Stock Offering — Subscription Offering And Subscription Rights” and “The Conversion And Stock Offering — Community Offering,” beginning on page 135 and page 137, respectively, of this prospectus. If we are unable to fill your order, or can only fill your order in part, you will receive a refund of the appropriate amount, with interest. If you paid by check or money order, we will issue you a refund check with interest. If you paid by authorizing withdrawal from your Westfield Bank deposit account(s), we will only withdraw the funds necessary to pay for the shares you receive. Unused funds, along with accrued interest, will remain in your account(s).

Q:	How may I purchase shares in the subscription offering or community offering?

A:	Shares may only be purchased by completing a stock order form and returning it, with full payment or direct deposit account withdrawal authorization, so that it is received (not postmarked) by the offering deadline, 12:00 noon, Eastern time, on [Expiration Date]. Stock order forms may not be delivered to Westfield Bank’s branch offices. Delivery of a stock order form may only be made by: (1) mail, using the order reply envelope provided, (2) overnight delivery to the Stock Information Center address noted on the stock order form, or (3) hand-delivery to the Stock Information Center, located at Westfield Bank’s executive office.

Q:	I am eligible to subscribe for shares of common stock in the subscription offering. May I register the shares in someone else’s name?

A:	On your stock order form, you must register the shares only in the name(s) of persons who qualify in your eligibility priority. You may not add names of those without subscription rights or who qualify only in a lower eligibility priority than yours.

Q:	How may I pay for the shares?

A:	Payment for shares can be remitted in two ways:

(1)	By personal check, bank check, or money order payable directly to Westfield Financial. These will be cashed immediately. Westfield Bank line of credit checks and third party checks made out to another entity and then endorsed to Westfield Financial, however, may not be used as payment for shares.

(2)	By authorization to withdraw funds from your Westfield Bank deposit account(s) in the stock order form section entitled “Method of Payment,” which allows you to designate the account number(s) and amount(s) to be withdrawn. The amount(s) authorized by you must be available within the designated account(s) at the time you submit the stock order form. A hold will be placed on the dollar amounts authorized, and the funds will not be available to you. Westfield Bank will waive early withdrawal penalties for certificate of deposit account funds used to purchase shares.

Q:	Will I earn interest on my funds?

A:	Yes. If you pay by check or money order, you will earn interest at Westfield Bank’s passbook savings rate from the day we cash your check or money order until the completion of the stock offering, when we will issue you a check for interest earned on these funds. If you pay for the shares by authorizing a direct withdrawal from your Westfield Bank deposit account(s), your funds will continue earning interest at the contractual rate, and the interest will remain in your account(s).

Q:	Are there limits on how many shares I can order?

A:	Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by one person, or persons exercising subscription rights through a qualifying deposit account held jointly, is 50,000 ($500,000). Also, no person, with associates, or with persons acting in concert, may purchase more than 100,000 shares ($1,000,000). More detail on purchase limits, including the definition of “associate” and “acting in concert,” can be found in this Prospectus under the heading “The Conversion And Stock Offering — Limitations On Common Stock Purchases,” beginning on page 139.

Q:	May I use my Westfield Bank loan or line of credit to pay for shares?

A:	No. Westfield Bank, by regulation, may not extend a loan or line of credit for the purchase of stock in the stock offering.

Q:	May I use my Westfield Bank IRA, or an IRA held elsewhere, to purchase the shares?

A:	You might be able to use IRA funds; however, you may not authorize direct withdrawal from Westfield Bank IRA deposit accounts. If you wish to use some or all of the funds in your IRA at Westfield Bank, the applicable funds must be transferred to a self-directed IRA account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administration fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you initiate the process promptly, preferably at least two weeks before the [Expiration Date] offering deadline, to discuss the possibility of using your Westfield Bank IRA deposit account or any other retirement account held at Westfield Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

Q:	Will the stock be insured?

A:	No. Like any other shares of common stock, our shares of common stock are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Q:	Will dividends be paid on the stock?

A:	As fully described in this prospectus under the heading entitled “Our Policy Regarding Dividends,” Westfield Financial has historically paid quarterly dividends and currently intends to continue to do so. The expected annualized dividend to be paid after the completion of the conversion and stock offering is $0.20 per share. Given the $10.00 per share purchase price in the stock offering, this represents an annual dividend yield of 2.0%. No assurances can be given that dividends will be paid or, if paid, will continue.

Q:	Will a commission be charged for the purchase of shares?

A:	All shares will be sold at a purchase price of $10.00 per share. No commission or fee will be charged for the purchase of common stock in the stock offering. After the shares begin to trade, if you purchase or sell shares through a brokerage or other firm offering investment services, the firm may charge fees or commissions.

Q:	How will our shares be traded?

A:	Upon completion of the stock offering, the newly-issued shares of common stock will replace the existing shares traded on the American Stock Exchange. Our trading symbol will be “WFD.” As soon as possible after completion of the stock offering, investors will be mailed stock certificates. Although the shares of common stock will have begun trading, brokerage firms may require that you have received your certificate(s) prior to selling your shares.

Q:	Where can I call to get more information?

A:	A Stock Information Center has been established at Westfield Bank’s executive office. For assistance, you may call the Stock Information Center at (413) [_] from 9:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is not open on weekends or on bank holidays.

SUMMARY

The following summary highlights selected information from this document and may not contain all the information that is important to you. For additional information, you should read this entire document carefully, including the sections entitled “Risk Factors” and “The Conversion And Stock Offering” and the consolidated financial statements and the notes to the consolidated financial statements before making a decision to invest in our common stock.

In this prospectus, unless we specify otherwise, “New Westfield Financial,” “our company,” “we,” “us,” and “our” refer to New Westfield Financial, Inc., a Massachusetts corporation. “Westfield Bank” refers to Westfield Bank, a federal stock savings bank and the wholly-owned subsidiary of Westfield Financial, Inc., a Massachusetts corporation. “Westfield Financial” refers to Westfield Financial, Inc., a Massachusetts corporation.

The Companies

Westfield Mutual Holding Company. Westfield Mutual Holding Company is the federally-chartered mutual holding company of Westfield Financial. Westfield Mutual Holding Company was originally chartered as a Massachusetts-chartered mutual holding company formed in 1995 in connection with Westfield Bank’s reorganization into the mutual holding company structure without a stock offering. On December 27, 2001, Westfield Mutual Holding Company organized Westfield Financial as a mid-tier holding company. On July 23, 2004, concurrently with Westfield Bank’s conversion to a federal savings bank, Westfield Mutual Holding Company also converted to a federal charter. The principal business of Westfield Mutual Holding Company is owning more than a majority of the outstanding shares of common stock of Westfield Financial. Westfield Mutual Holding Company will no longer exist upon completion of the conversion and stock offering.

Westfield Mutual Holding Company’s executive office is located at 141 Elm Street, Westfield, Massachusetts 01085. Its telephone number at this address is (413) 568-1911.

Westfield Financial. Westfield Financial is a Massachusetts corporation and the mid-tier holding company that owns all of the issued and outstanding shares of common stock of Westfield Bank. Westfield Financial was formed in connection with the reorganization of Westfield Bank and Westfield Mutual Holding Company into a two-tier mutual holding company structure. In November 2001, Westfield Financial conducted an initial offering of its common stock. As a result of such stock offering, 47% of Westfield Financial’s common stock was sold to the public and 53% of its common stock was issued to Westfield Mutual Holding Company. After this stock issuance, Westfield Financial had 4,119,912 shares of common stock issued and outstanding to public stockholders. In April 2003, Westfield Financial announced a share repurchase program authorizing the purchase of up to 529,000 shares of Westfield Financial’s stock. This share repurchase program was completed in the third quarter of 2004. In July 2004, Westfield Financial announced a second share repurchase program of up to 502,550 shares. As of June 30, 2006, Westfield Financial has repurchased 402,688 shares of its common stock under this second share repurchase program. As of June 30, 2006, public stockholders held 42.4% of the issued and outstanding shares of common stock of Westfield Financial and Westfield Mutual Holding Company owned 57.6% of the outstanding shares of Westfield Financial’s common stock.

At June 30, 2006, Westfield Financial had total consolidated assets of $817.9 million, deposits of $635.7 million and stockholders’ equity of $115.5 million. At June 30, 2006, there were 10,580,000 shares of Westfield Financial common stock issued, including treasury stock, and 9,727,012 shares outstanding, of which 4,119,912 shares, or 42.4%, were publicly held and the remaining 5,607,400 shares, or 57.6%, were held by Westfield Mutual Holding Company. Following the conversion and stock offering, the present Westfield Financial will cease to exist and will be succeeded by New Westfield Financial as the sole stockholder of Westfield Bank. This stock offering is being made by New Westfield Financial. New Westfield Financial will be renamed “Westfield Financial, Inc.” once the conversion and stock offering have been completed.

Westfield Financial’s executive office is located at 141 Elm Street, Westfield, Massachusetts 01085. Its telephone number at this address is (413) 568-1911.

Westfield Bank. Westfield Bank is a federal stock savings bank and the wholly-owned subsidiary of Westfield Financial. Westfield Bank was formed in 1853 and reorganized into a mutual holding company structure without a stock offering in 1995. Historically, Westfield Bank has been a community-oriented provider of banking products and services to businesses and individuals, including traditional products such as residential and commercial real estate loans, consumer loans and a variety of deposit products. In recent years, however, Westfield Bank has developed and implemented a lending strategy that focuses less on residential real estate lending and more on servicing commercial customers, including increased emphasis on commercial and industrial lending, commercial real estate lending and deposit relationships, extending its branch network and broadening its product lines and services. Westfield Bank believes that this business strategy is best for its long term success and viability, and complements its existing commitment to high quality customer service. Westfield Bank operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. It also has eight free-standing ATM locations in Agawam, Feeding Hills, Springfield, West Springfield and Westfield, Massachusetts. Westfield Bank’s primary deposit gathering area is concentrated in the communities surrounding these locations, and its primary lending area includes all of Hampden County in western Massachusetts. In addition, Westfield Bank provides online banking services through its website (www.westfieldbank.com).

Westfield Bank’s executive office is located at 141 Elm Street, Westfield, Massachusetts 01085. Its telephone number at this address is (413) 568-1911.

New Westfield Financial. We are a newly-formed Massachusetts corporation and currently a wholly-owned subsidiary of Westfield Bank. We were formed for the purpose of effectuating the conversion and stock offering described in this prospectus and to satisfy a condition imposed by the Office of Thrift Supervision as part of the approval granted to Westfield Bank and Westfield Mutual Holding Company for them to convert to federal charters. We are registering our common stock with the Securities and Exchange Commission, and will be issuing shares of our common stock to new stockholders and, as described in this prospectus, to the existing stockholders of Westfield Financial as they exchange their shares of Westfield Financial common stock for shares of our common stock. As a result of the conversion and stock offering, we will become the holding company of Westfield Bank.

Our executive office is located at 141 Elm Street, Westfield, Massachusetts 01085. Our telephone number at this address is (413) 568-1911.

Our Operating Strategy

The following are highlights of our operating strategy:

Community Banking and Customer Service. We strive to remain a leader in meeting the financial service needs of the local community and to provide quality service to the businesses and individuals in our primary market area. We are focused on expanding our retail banking franchise and increasing the number of households that we serve. Historically, Westfield Bank has been a community-oriented provider of traditional banking products and services to business organizations and individuals, including products such as commercial and industrial loans; commercial real estate loans; residential real estate loans, which, based on current market conditions, we currently refer to a third party mortgage company that underwrites, originates and services these loans; and a variety of deposit products. In recent years, Westfield Bank has increased its focus on commercial loans and complementary deposit products.

Continued Growth in Commercial Lending. Westfield Bank offers commercial loan and deposit products primarily within Hampden County, Massachusetts. As of June 30, 2006, Westfield Bank’s loan portfolio consisted of 26.7% commercial and industrial loans and 43.3% commercial real estate loans. Westfield Bank’s commercial and industrial loans have grown $57.5 million, or 122.3%, to $104.5 million at June 30, 2006 from $47.0 million at December 31, 2001. In addition, Westfield Bank’s commercial real estate loans increased $69.9 million, or 70.3%, to $169.3 million at June 30, 2006 from $99.4 million at December 31, 2001. Westfield Bank also intends to increase commercial deposits, thereby reinforcing the commercial relationship. Commercial checking accounts increased $8.1 million, or 29%, from $27.9 million at December 31, 2001 to $36.0 million at June 30, 2006. Commercial customer repurchase agreements, all of which are linked to commercial checking accounts, were $14.4 million at June 30, 2006, which represents an increase of $8.3 million, or 136%, since December 31, 2001.

Following the conversion and stock offering, Westfield Bank will continue to expand its commercial loans and deposits by targeting commercial businesses in its primary market area and in northern Connecticut. Management believes that the increased emphasis on commercial lending will allow Westfield Bank to increase the yield on and diversify its loan portfolio while continuing to meet the needs of the businesses and individuals that it serves.

Asset Quality. Westfield Bank has a commitment to conservative loan underwriting policies and investing in high grade assets. As a result of these practices, at June 30, 2006, Westfield Bank had $914,000 in nonperforming loans, and its ratio of nonperforming assets to total assets was 0.11%. On that same date, its ratio of allowance for loan losses to total loans was 1.37%.

Capital Strength. Our policy has always been to maintain the financial strength of Westfield Bank through risk management, a sound financial condition and consistent earnings. At June 30, 2006, our ratio of equity to assets was 14.12%, our return on average assets was 0.64% and our return on average equity was 4.52%.

Our Conversion And Stock Offering

Westfield Bank is reorganizing and changing its form of organization from a mutual holding company structure, the mid-tier holding company of which is 42.4% owned by public stockholders, to a stock holding company that will be 100% owned by public stockholders. This reorganization is commonly referred to as a “second step” conversion. As part of the conversion to a stock holding company, Westfield Bank has formed a Massachusetts corporation as its wholly-owned subsidiary, New Westfield Financial. New Westfield Financial will become the stock holding company for Westfield Bank and will own 100% of the common stock of Westfield Bank. The 57.6% ownership interest of Westfield Mutual Holding Company in Westfield Financial will be offered for sale by New Westfield Financial in the stock offering. At the conclusion of the conversion and stock offering, current stockholders of Westfield Financial will exchange their shares of common stock for shares of common stock of New Westfield Financial based on an exchange ratio, and Westfield Mutual Holding Company will cease to exist. Consequently, voting rights in New Westfield Financial will be vested solely in the public stockholders following the conversion. The management and business operations of Westfield Bank will continue after the conversion and stock offering.

The following chart shows our current ownership structure.

The following chart shows our new structure after the conversion and the offering.

Reasons For The Conversion And Stock Offering

The conversion and stock offering are intended to provide an additional source of capital not currently available to us. Funds raised in the stock offering will allow Westfield Bank to better serve the needs of its community by:

•	increasing lending, especially to support continued growth in its commercial loan portfolio;

•	expanding the products and services it currently offers (including the possible introduction of new products and services);

•	opening or acquiring additional branch offices (Westfield Bank plans to open an additional branch in Westfield, Massachusetts, during the first half of 2007); and

•	funding other general corporate purposes.

We will use the capital retained by us to:

•	pay dividends to stockholders;

•	repurchase shares of our common stock;

•	finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and

•	fund other general corporate purposes.

After considering the advantages and risks of the conversion and stock offering, as well as applicable fiduciary duties, the Boards of Directors of Westfield Mutual Holding Company, Westfield Financial and Westfield Bank unanimously approved the conversion and stock offering as being in the best interests of each such institution, the communities they serve and the depositors of Westfield Bank.

Terms Of The Stock Offering

We are offering between 13,600,000 and 18,400,000 shares of our common stock to the public. The maximum number of shares that we sell in the stock offering may increase by 15% to 21,160,000 shares as a result of market demand, regulatory considerations or changes in financial markets. Unless the number of shares to be issued is increased to more than 21,160,000 or decreased below 13,600,000, you will not have the opportunity to change or cancel your stock order.

The offering price is $10.00 per share. All new investors will pay the same purchase price per share. No commission will be charged to our subscribers. Keefe, Bruyette & Woods, our financial advisor in connection with the stock offering, will use its best efforts to assist us in selling our stock. Keefe, Bruyette & Woods is not obligated to purchase any shares of common stock in the offering.

How We Determined The Offering Range And The $10.00 Price Per Share

The offering range is based on an independent appraisal of the market value of the common stock to be offered. RP Financial, LC., an appraisal firm experienced in appraisals of banks and financial institutions, has estimated that, as of October 13, 2006, the full market value of the common stock to be between $235.9 million and $367.1 million. This appraisal results in a stock offering of between 13,600,000 and 18,400,000 shares of common stock at an offering price of $10.00 per share. RP Financial’s estimate of our full market value was based in part upon our financial condition and results of operations and the effect of the additional capital raised in this stock offering. RP Financial’s independent appraisal will be updated before we complete our stock offering.

The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving reorganizations of banking institutions and mutual holding companies. The appraisal was based in part on Westfield Financial’s financial condition and results of operations, the effect of the additional capital raised by the sale of common stock in the offering, and an analysis of a peer group of publicly-traded savings bank and thrift holding companies that RP Financial considered comparable to Westfield Financial. See “Pro Forma Data.”

The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Westfield Financial based on the twelve months ended June 30, 2006. Compared to the median pricing of the peer group, Westfield Financial’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 84.0% on a price-to-earnings basis and a discount of 26.7% on a price-to-tangible book basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion.

	Pro forma price-to-earnings multiple		Pro forma price-to-tangible book value ratio	Pro forma price-to- book value
Westfield Financial(1):
Maximum of offering range	34.81	x	111.14%	111.14%
Minimum of offering range	29.01		97.01	97.01

Valuation of peer group companies as of October 13, 2006(2):
Average	21.19	x	134.14%	156.01%
Median	18.92		138.07	151.70

(1)	Based on Westfield Financial’s financial data as of and for the twelve months ended June 30, 2006.
(2)	Reflects earnings for the most recent twelve-month period for which data was publicly available.

The independent appraisal does not indicate market value. You should not assume or expect that the valuation of Westfield Financial as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

After Market Performance of Second Step Conversions

The following table provides information regarding the after market performance of the second step conversion offerings completed between January 1, 2004 and September 29, 2006.

	Price Performance from Initial Offering Price
Company Name	Ticker	IPO Date	1 Day	1 Week	1 Month	Through September 29, 2006
Liberty Bancorp, Inc..	LBCP	7/24/06	2.5%	1.0%	1.5%	2.3%
First Clover Leaf Financial Corp..	FCLF	7/11/06	3.9%	6.0%	11.2%	17.0%
Monadnock Bancorp, Inc.	MNKB	6/29/06	0.0%	-5.0%	-13.8%	-15.6%
NEBS Bancshares, Inc.	NEBSD	12/29/05	6.6%	7.0%	7.0%	28.0%
American Bancorp of New Jersey, Inc.	ABNJ	10/6/05	1.6%	-2.5%	1.6%	18.5%
Hudson City Bancorp, Inc.	HCBK	6/7/05	9.6%	10.8%	15.9%	32.5%
First Federal of Northern Michigan Bancorp, Inc.	FFNM	4/4/05	-5.1%	-8.0%	-16.0%	-6.5%
Rome Bancorp, Inc.	ROME	3/31/05	0.5%	-2.5%	-5.6%	28.5%
Roebling Financial Corp, Inc.	RCKB	10/1/04	-1.0%	-0.5%	-8.0%	26.0%
DSA Financial Corporation	DRBN	7/30/04	-2.0%	-5.0%	-7.0%	27.0%
Partners Trust Financial Group, Inc.	PRTR	7/15/04	-0.1%	-0.2%	-1.9%	7.1%
Synergy Financial Group, Inc.	SYNF	1/21/04	8.1%	8.0%	7.9%	61.0%
Provident Bancorp, Inc.	PBCP	1/15/04	15.0%	11.5%	15.1%	36.8%

Average			3.0%	1.6%	0.6%	20.2%
Median			1.6%	-0.2%	1.5%	26.0%

Persons Who May Order Stock In The Stock Offering

We are offering shares of our common stock in what is called a “subscription offering” in the order of priority listed below:

(1)	Depositors with accounts at Westfield Bank with aggregate balances of at least $50 on March 31, 2005;

(2)	Our Tax-Qualified Employee Stock Ownership Plan;

(3)	Depositors with accounts at Westfield Bank with aggregate balances of at least $50 on September 30, 2006; and

(4)	Members of Westfield Mutual Holding Company as of [Record Date].

The shares of common stock not purchased in the subscription offering may be offered to the general public in a “community offering,” with preference granted to stockholders of Westfield Financial as of [Record Date] and then to natural persons residing in Westfield Bank’s Community Reinvestment Act assessment area, which consists of the municipalities of Agawam, Blandford, Chester, East Longmeadow, Granville, Holyoke, Longmeadow, Montgomery, Russell, Springfield, Southampton, Southwick, Tolland, Westfield and West Springfield, Massachusetts. A community offering may begin concurrently with, during or immediately following the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering to the public through a syndicate of broker-dealers managed by Keefe, Bruyette & Woods (referred to as a “syndicated community offering”). We have the right to accept or reject orders received in the community offering and the syndicated community offering at our sole discretion.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated as set forth in our Plan of Conversion. A detailed description of share allocation procedures can be found in the sections entitled “The Conversion And Stock Offering — Subscription Offering And Subscription Rights” and “The Conversion And Stock Offering — Community Offering.”

Limits On Your Purchase Of The Common Stock

The minimum number of shares of common stock that you may purchase is 25.

If you are not currently a Westfield Financial stockholder:

No individual, or person exercising subscription rights through a single qualifying account held jointly may purchase more than 50,000 shares of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed 100,000 shares:

•	your spouse or relatives of you or your spouse living in your house;

•	companies, trusts or other entities in which you have a financial interest or hold a position; or

•	other persons who may be acting in concert with you.

Persons living at the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to this overall purchase limitation.

If you are currently a Westfield Financial stockholder:

In addition to the above purchase limitation, there is an ownership limitation for stockholders, other than our employee benefit plans. Shares of common stock that you purchase in the offering individually and together with persons acting in concert with you as described above, plus any new shares of New Westfield Financial common stock you and they receive in exchange for your existing shares of common stock of Westfield Financial, may not exceed 5% of the total shares to be issued in the stock offering and exchange. Subject to the approval of the Office of Thrift Supervision, we may increase or decrease the purchase and ownership limitations at any time. For a detailed description of purchase limitations see “The Conversion And Stock Offering — Limitations On Common Stock Purchases.”

The Exchange Of Westfield Financial Common Stock

If you are currently a stockholder of Westfield Financial, your shares as of the date of the consummation of the conversion and stock offering will be cancelled and exchanged for new shares of our common stock. The number of shares you receive will be based on an exchange ratio determined as of the closing of the conversion and will depend upon the number of shares we sell in our offering and the final appraised value of Westfield Financial and Westfield Mutual Holding Company. The number of shares you receive is not dependent on the market price of Westfield Financial common stock currently outstanding.

The following table shows how many shares a hypothetical owner of Westfield Financial common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be sold in this offering		Shares to be exchanged for shares of our common stock		Total shares of common stock to be outstanding after the conversion	Exchange ratio	Shares of our common stock that would be exchanged for 100 shares
	Amount	Percent	Amount	Percent
Minimum	13,600,000	57.65%	9,991,569	42.35%	23,591,569	2.42537	242
Midpoint	16,000,000	57.65	11,754,787	42.35	27,754,787	2.85337	285
Maximum	18,400,000	57.65	13,518,005	42.35	31,918,005	3.28138	328
15% above the maximum	21,160,000	57.65	15,545,706	42.35	36,705,706	3.77358	377

If you own shares of Westfield Financial that are held in “street name,” they will be exchanged without any action on your part. If you are the record owner of shares of Westfield Financial and hold certificates, you will receive, after the conversion and stock offering are completed, a transmittal form with instructions to surrender your stock certificates. New certificates of our common stock will be mailed within five business days after the exchange agent receives properly executed transmittal forms and certificates.

No fractional shares of our common stock will be issued to any public stockholder of Westfield Financial upon completion of the conversion. For each fractional share that would otherwise be issued, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price.

We also will convert options previously awarded under our current stock option plan (the “2002 Stock Option Plan”) into options to purchase New Westfield Financial common stock, with the number and exercise price to be adjusted based on the exchange ratio. The term and vesting period of the previously awarded options will remain unchanged. If any options are exercised before we complete the offering, they would increase the number of shares outstanding and could affect the exchange ratio. Also, if options are exercised and shares come from authorized but unissued shares, they would further dilute stockholders’ interests. We will also convert shares of common stock held in our existing employee stock ownership plan into our shares of common stock based on the exchange ratio. Additionally, our employee stock ownership plan will purchase up to 8.0% of the shares sold in the offering.

Under the law of the Commonwealth of Massachusetts and federal regulations, the public stockholders of Westfield Financial do not have dissenters’ rights or appraisal rights.

How You May Purchase Common Stock

To purchase shares you must deliver a signed and completed stock order form, accompanied by full payment or deposit account withdrawal authorization as described below, by 12:00 noon, Eastern time, on [Expiration Date]. You may mail your order form in the reply envelope that we have provided. It must be received by our Stock Information Center (not postmarked) by this offering deadline. You may instead hand-deliver your order form to our Stock Information Center, or send it by overnight delivery to our Stock Information Center at the address noted on the stock order form. You may not mail or deliver stock order forms to any of our branch offices. We are not required to accept photocopies or facsimiles of stock order forms.

In the subscription and community offerings, you may pay for your shares by:

Personal check, bank check or money order. Each of these must be made payable directly to “Westfield Financial, Inc.” (do not endorse third party checks). These will be cashed upon receipt. We will pay interest on these funds at Westfield Bank’s passbook savings rate from the date payment is received until completion or termination of our stock offering. Wire transfers will not be accepted. Cash and Westfield Bank line of credit checks may not be remitted as payment for your order.

Authorized account withdrawal. The stock order form outlines the means of using Westfield Bank deposit accounts to pay for subscribed-for stock. The funds you authorize for direct deposit account withdrawal must be in your account at the time your stock order form is received. Funds will not be withdrawn from your account until the completion of the stock offering and will earn interest at the applicable deposit account rate until such time. However, a hold will be placed on these funds when your stock order form is received, making the designated funds unavailable to you for any purpose. You may authorize funds from a Westfield Bank certificate of deposit account without incurring an early withdrawal penalty, with the agreement that the withdrawal is being made for the purchase of shares in the stock offering.

You might be able to use IRA funds; however, you may not authorize direct withdrawal from Westfield Bank IRA deposit accounts. If you wish to use some or all of the funds in your IRA at Westfield Bank, the applicable funds must be transferred to a self-directed IRA account maintained by an independent trustee, such as a brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administration fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you initiate this process promptly, preferably at least two weeks before the [Expiration Date] offering deadline, to discuss the possibility of using your Westfield Bank IRA deposit account or any other retirement account held at Westfield Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

We reserve the right to waive or permit the correction of incomplete or improperly executed stock order forms on a case by case basis, but do not represent that we will do so. Once received by us, you may not change, modify or cancel your order. Our employees and Stock Information Center staff are not responsible for correcting or completing information provided on the stock order forms we receive, including the account information requested for the purpose of verifying subscription rights.

We may not lend funds or extend a line of credit (including line of credit or overdraft checking) to anyone for the purpose of purchasing shares in the offering.

Delivery Of Stock Certificates

Certificates representing shares of common stock issued in the stock offering will be mailed to the certificate registration address noted on the order form, as soon as practicable following completion of the offering and receipt of all necessary regulatory approvals. It is possible that, until certificates for the common stock are available and delivered to purchasers, purchasers might not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.

If you are currently a stockholder of Westfield Financial, see “— The Exchange Of Westfield Financial Common Stock” above.

How We Intend To Use The Proceeds From The Stock Offering

Assuming we sell 18,400,000 shares in the stock offering, we intend to distribute the net proceeds from the stock offering as follows:

•	$91,850,000 will be contributed to Westfield Bank;

•	$7,360,000 will be loaned to our Tax-Qualified Employee Stock Ownership Plan in order to fund its purchase of common stock; and

•	$84,490,000 will be retained by New Westfield Financial.

Funds raised in the stock offering will allow Westfield Bank to better serve the needs of its community by increasing lending, especially to support continued growth in its commercial loan portfolio; expanding the products and services it currently offers (including the possible introduction of new products and services); opening or acquiring additional branch offices (Westfield Bank plans to open an additional branch in Westfield, Massachusetts, during the first half of 2007); and funding other general corporate purposes. We will use the capital retained by us to pay dividends to stockholders; repurchase shares of our common stock; finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and fund other general corporate purposes.

You May Not Sell Or Transfer Your Subscription Rights

Office of Thrift Supervision regulations prohibit you from transferring your subscription rights. If you order stock in the subscription offering, you will be required to state on the order form that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares of stock to be issued upon their exercise. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone whom we believe sells or gives away their subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. When registering your stock purchase on the order form in the subscription offering, you should not add the name(s) of persons who qualify only in a lower purchase priority than you do.

Deadline For Orders Of Common Stock

If you wish to purchase shares, a properly completed stock order form, together with payment for the shares, must be received (not postmarked) by the Stock Information Center, located at our executive office, no later than 12:00 noon, Eastern time, on [Expiration Date]. You must submit your order form(s) by mail using the return envelope provided, overnight courier to the address noted on the order form or by dropping off your order form at the Stock Information Center. Order forms cannot be accepted by branch offices of Westfield Bank.

Termination Of The Stock Offering

The subscription offering will terminate at 12:00 noon, Eastern time, on [Expiration Date]. We expect that the community offering, if any, will terminate at the same time. We may extend this expiration date, without notice to you, until [Extension Date #1], unless regulators approve a later date. If the subscription offering and/or community offering are extended beyond [Extension Date #1], we will be required to resolicit subscriptions before proceeding with the stock offering. All further extensions, in the aggregate, may not last beyond [Extension Date #2].

Steps We May Take If We Do Not Receive Orders For The Minimum Number Of Shares

If we do not receive orders for at least 13,600,000 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the purchase limitations. In addition, we may seek regulatory approval to extend the stock offering beyond [Extension Date #2], the expiration date, provided that any such extension will require us to resolicit subscriptions received in the stock offering. See “The Conversion And Stock Offering — Limitations On Common Stock Purchases.” If we fail to sell the minimum number of shares, we will return your funds to you with interest, or cancel your deposit account withdrawal authorization.

Purchases By Officers And Directors

We expect our directors and executive officers, together with their associates, to subscribe for 107,500 shares of common stock. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the offering, our directors and executive officers, together with their associates, are expected to beneficially own approximately 1,844,372 shares of common stock, or 6.6% of our shares to be outstanding based upon the midpoint of the offering range, including shares held by the employee stock ownership plan and stock options exercisable within 60 days of October 1, 2006.

Benefits To Management And Potential Dilution To Stockholders Resulting From The Offering

Our employee stock ownership plan intends to purchase up to 8.0% of the shares of common stock that we sell in the offering. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase a limited amount of additional shares over this maximum. We will incur additional compensation expense as a result of the employee stock ownership plan’s purchase of shares in the offering. Under the rules of the Office of Thrift Supervision, the employee stock ownership plan may not, in aggregate, hold more than 8.0% percent of the shares outstanding following the completion of the stock offering.

In addition, we intend to consider the implementation of the following benefit plans in connection with the conversion.

Recognition and Retention Plan. We intend to implement a recognition and retention plan (the “2007 Recognition and Retention Plan”) no earlier than six months after the conversion. If adopted within 12 months following the completion of the conversion, the 2007 Recognition and Retention Plan will reserve a number of shares up to 3.39% of the shares sold in the offering, or up to 624,041 shares of common stock at the maximum of the offering range, for awards to key employees and directors, in order to ensure that the aggregate number of shares subject to the 2007 Recognition and Retention Plan and the current recognition and retention plan (the “2002 Recognition and Retention Plan”) does not exceed 4.0% of the shares outstanding following the completion of the conversion, as required under Office of Thrift Supervision rules. Stockholder approval of the 2007 Recognition and Retention Plan will be required.

Stock Option Plan. We also intend to implement a stock option plan (the “2007 Stock Option Plan”), no earlier than six months after the conversion. If adopted within 12 months following the completion of the conversion, the 2007 Stock Option Plan will reserve a number of shares up to 8.48% of the shares sold in the offering, or up to 1,560,101 shares of common stock at the maximum of the offering range, for grants to key employees and directors, in order to ensure that the aggregate number of shares subject to the 2007 Stock Option Plan and the current stock option plan (the “2002 Stock Option Plan”) does not exceed 10.0% of the shares outstanding following the conversion, as required under Office of Thrift Supervision rules. Stockholder approval of the 2007 Stock Option Plan will be required.

The following table summarizes the number of shares and aggregate dollar value of awards available for grant that are expected under the 2007 Recognition and Retention Plan and the 2007 Stock Option Plan, if adopted as expected after the stock offering. A portion of the available stock grants shown in the table below may be made to non-executive employees.

	Number of new shares or options to be granted(1)			Dilution resulting from issuance of shares for stock benefit plans(3)	Value of new available grants(2)
	At minimum of offering range	At maximum of offering range	As a percentage of common stock to be issued in the offering		At minimum of offering range	At maximum of offering range
2007 Recognition and Retention Plan	461,247	624,041	3.39%	1.92%	$4,612,470	$6,240,410
2007 Stock Option Plan	1,153,119	1,560,101	8.48	2.74	1,925,708	2,605,369

Total(3)	1,614,366	2,184,142	11.87%	4.66%	$6,538,178	$8,845,779

(1)	The 2007 Recognition and Retention Plan and the 2007 Stock Option Plan may award a greater number of shares and options, respectively, if they are adopted more than one year after the completion of the conversion, although such plans may remain subject to supervisory restrictions.
(2)	The actual value of restricted stock grants will be determined based on their fair value as of the date that grants are made. For purposes of this table, fair value of the restricted stock grants is assumed to be the same as the offering price of $10.00 per share. The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $1.67 per option using the binomial option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of between 3.00% and 4.00%; expected option life of ten years; risk free interest rate of 5.65%; and a volatility rate of 10.26% based on an index of publicly-traded thrifts that have undergone a second step conversion.
(3)	Assumes shares are issued from authorized but unissued shares.

Stockholders will experience a reduction or dilution in their ownership interest of approximately 4.66% if we use newly-issued shares to fund stock awards and stock option grants made under the 2007 Recognition and Retention Plan and the 2007 Stock Option Plan (or taken individually, 1.92% for the 2007 Recognition and Retention Plan and 2.74% for the 2007 Stock Option Plan). In addition, stockholders will experience a reduction or dilution in their ownership interest of approximately 2.46% if we use newly-issued shares to fund stock awards and stock option grants made under the 2002 Recognition and Retention Plan and the 2002 Stock Option Plan (or taken individually, 0.06% for the 2002 Recognition and Retention Plan and 2.40% for the 2002 Stock Option Plan). We may funds these plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under the 2002 Stock Option Plan are exercised during the first year following completion of the stock offering, they will be funded with newly-issued shares as the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that, under current policy, the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or compelling business for purposes of this test.

The following table presents information regarding the existing and new employee stock ownership plans and stock-based incentive plans. The table below assumes that 31,918,005 shares are outstanding after the stock offering, which includes the sale of 18,400,000 shares in the stock offering and the issuance of 13,518,005 shares in exchange for shares of Westfield Financial using an exchange ratio of 3.28138. The table also assumes that the value of the stock is $10.00 per share and that the exchange of existing shares is in accordance with the exchange ratio at the maximum of the offering range. Finally, the table assumes that all employee stock ownership plan shares are allocated, that all shares under the 2002 Recognition and Retention Plan and the 2007 Recognition and Retention Plan are allocated, and that all options granted under the 2002 Stock Option Plan and the 2007 Stock Option Plan are exercised.

Existing and new stock benefit plan	Participants	Shares(2)		Estimated value of shares		Percentage of shares outstanding after the conversion and stock offering
Employee stock ownership plan:	Employees
Existing shares purchased by the employee stock ownership plan		1,295,528	(3)	$12,955,282		4.06%
Shares to be purchased by the employee stock ownership plan(1)		736,000		7,360,000		2.31

Total employee stock ownership plan shares		2,031,528		20,315,282		6.37

Restricted Stock Awards:	Directors and officers
Awarded under the 2002 Recognition and Retention Plan		652,680	(4)	6,526,800	(5)	2.04
New shares under the 2007 Recognition and Retention Plan		624,041		6,240,410		1.96

Total shares of restricted stock		1,276,720		12,767,200		4.00

Stock Options:	Directors and officers
Granted under the 2002 Stock Option Plan		1,631,699	(6)	16,316,990	(7)	5.11
New stock options under the 2007 Stock Option Plan		1,560,101		15,601,015	(7)	4.89

Total stock options		3,191,801		31,918,005		10.00

Total of stock benefit plans		6,500,049		$65,000,489		20.37%

(1)	Assumes that the employee stock ownership plan purchases up to 8.0% in the stock offering with funds borrowed from us based on the number of shares sold at the maximum range of the offering and a per share price of $10.00.
(2)	Shares purchased or awarded and options granted prior to the conversion have been adjusted for the 3.28138 exchange ratio at the maximum of the offering range.
(3)	Of these shares, 229,208 shares, as adjusted for the 3.28138 exchange ratio at the maximum of the offering range, have been allocated to accounts of participants.
(4)	Of these shares, 632,650 shares, adjusted for the 3.28138 exchange ratio at the maximum of the offering range, have been awarded.
(5)	The actual value of restricted stock grants will be determined based on their fair value as of the date that grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(6)	Of this amount, options for 264,479 shares, as adjusted for the 3.28138 exchange ratio at the maximum of the offering range, have been exercised to date. Options for 145,237 shares, as adjusted for the 3.28138 exchange ratio at the maximum of the offering range, are available for future grant.
(7)	The fair value of stock options granted under the 2002 Stock Option Plan has been estimated at $3.92 per option using the binomial option pricing model with the following assumptions: a grant-date share price and option exercise price of $14.39; dividend yield of 1.32%; expected option life of ten years; risk free interest rate of 3.46%; and a volatility rate of 28.29% based on Westfield Financial’s historical trading activity. The fair value of stock options to be granted under the 2007 Stock Option Plan has been estimated at $1.67 per option using the binomial option pricing model with the following assumptions: a grant-date share price of $10.00, which assumes that the grant-date share price of $10.00 is reduced by annual dividend payments equal to between 3.00% and 4.00% of the stock price over the expected life of the options; an option exercise price of $10.00; an expected option life of ten years; a risk free interest rate of 5.65%; and a volatility rate of 10.26% based on a sample of publicly-traded thrifts that had undergone a second step conversion.

Market For The Common Stock

Westfield Financial’s common stock is currently traded on the American Stock Exchange under the symbol “WFD.” The common stock of New Westfield Financial will be traded on the American Stock Exchange under the symbol “WFD.” See “Market For The Common Stock.”

Our Policy Regarding Dividends

Westfield Financial has paid a regular cash dividend of $0.15 per share for each of the first three quarters of 2006. In addition, Westfield Financial paid a special cash dividend of $0.20 on May 25, 2006. On an annualized basis, Westfield Financial pays $0.60 per share of regular dividends. After the conversion and stock offering, we expect the initial annualized dividends paid to equal $0.20 on a per share basis. Those amounts represent an annual dividend yield of 2.0%, based upon a price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their shares of Westfield Financial common stock. However, the dividend rate and the continued payment of dividends will depend on a number of factors including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that we will not reduce or eliminate dividends in the future.

Tax Consequences

As a general matter, the conversion and stock offering will not be a taxable transaction for purposes of federal or state income taxes to Westfield Mutual Holding Company, Westfield Financial, Westfield Bank, persons eligible to subscribe in the subscription offering, or existing stockholders of Westfield Financial. Existing stockholders of Westfield Financial who receive cash in lieu of fractional share interest in new shares of New Westfield Financial will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Conditions To Completing The Conversion And Stock Offering

We are conducting the conversion and stock offering under the terms of our Plan of Conversion. We cannot complete the conversion and stock offering unless:

•	our Plan of Conversion is approved by at least a majority of votes eligible to be cast by members of Westfield Mutual Holding Company (these are depositors of Westfield Bank);

•	our Plan of Conversion is approved by the greater of (a) the holders of a majority of the outstanding shares of common stock of Westfield Financial, other than Westfield Mutual Holding Company, or (b) the holders of two-thirds of the votes eligible to be cast by stockholders of Westfield Financial, including Westfield Mutual Holding Company;

•	we sell at least the minimum number of shares of common stock offered; and

•	we receive approval from the Office of Thrift Supervision to complete the conversion and stock offering.

Westfield Mutual Holding Company intends to vote its ownership interest in favor of the transaction. At October 1, 2006, Westfield Mutual Holding Company owned 57.6% of the outstanding common stock of Westfield Financial. On this date, the directors and executive officers of Westfield Financial and their associates beneficially owned 974,247 shares of Westfield Financial, or 9.8% of the outstanding shares of common stock. They intend to vote their shares in favor of the Plan of Conversion.

How You May Obtain Additional Information Regarding The Conversion And Stock Offering – Stock Information Center

Our branch personnel may not, by law, assist with investment-related questions about the stock offering. If you have any questions regarding the stock offering or the conversion, please call the Stock Information Center at (413) [    ], Monday through Friday between 9:00 a.m. and 4:00 p.m., Eastern time. The center will be closed on weekends and bank holidays. Our branch and other offices will not have offering materials and cannot accept completed order forms or proxy cards.

To ensure that subscribers receive a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days prior to such date or hand-deliver any prospectus later than two days prior to the date. Stock order forms may only be distributed with or preceded by a prospectus.

By signing the stock order form, you are acknowledging your receipt of a prospectus and your understanding that the shares are not a deposit account and are not insured or guaranteed by Westfield Mutual Holding Company, Westfield Financial, Westfield Bank, the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at 12:00 noon, Eastern time, on [Expiration Date], whether or not we have been able to locate each person entitled to subscription rights.

RISK FACTORS

You should consider carefully the following risk factors before deciding whether to invest in our common stock. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

Risks Related To Our Business

Our loan portfolio includes loans with a higher risk of loss. Westfield Bank originates commercial and industrial loans, commercial real estate loans, residential real estate loans, and consumer loans primarily within our primary market area. Commercial and industrial loans, commercial real estate loans, and consumer loans may expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate. In addition, commercial real estate and commercial and industrial loans may also involve relatively large loan balances to individual borrowers or groups of borrowers. These loans also have greater credit risk than residential real estate for the following reasons:

•	Commercial and Industrial Loans. Repayment is generally dependent upon the successful operation of the borrower’s business.

•	Commercial Real Estate Loans. Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.

•	Consumer Loans. Consumer loans are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage or loss.

Any downturn in the real estate market or local economy could adversely affect the value of the properties securing the loans or revenues from the borrower’s business thereby increasing the risk of non-performing loans.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease. Our loan customers may not repay their loans according to their terms and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We therefore may experience significant loan losses, which could have a material adverse effect on our operating results.

Material additions to our allowance for loan losses also would materially decrease our net income, and the charge-off of loans may cause us to increase the allowance. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. We rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance.

Changes in interest rates could adversely affect our results of operations and financial condition. Our profitability, like that of most financial institutions, depends substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Increases in interest rates may decrease loan demand and make it more difficult for borrowers to repay adjustable rate loans. In addition, as market interest rates rise, we will have competitive pressures to increase the rates we pay on deposits, which will result in a decrease of our net interest income.

We also are subject to reinvestment risk associated with changes in interest rates. Changes in interest rates may affect the average life of loans and mortgage-related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest the cash received from such prepayments at rates that are comparable to the rates on existing loans and securities.

Our local economy may affect our future growth possibilities. Our current primary market area is principally located in Hampden County, Massachusetts. Our future growth opportunities depend on the growth and stability of our regional economy and our ability to expand our market area. A downturn in our local economy may limit funds available for deposit and may negatively affect our borrowers’ ability to repay their loans on a timely basis, both of which could have an impact on our profitability.

We depend on our executive officers and key personnel to continue the implementation of our long-term business strategy and could be harmed by the loss of their services. We believe that our continued growth and future success will depend in large part upon the skills of our management team. The competition for qualified personnel in the financial services industry is intense, and the loss of our key personnel or an inability to continue to attract, retain and motivate key personnel could adversely affect our business. We cannot assure you that we will be able to retain our existing key personnel or attract additional qualified personnel. We will have employment agreements with our Chairman and Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer, and change of control agreements with several other senior executive officers, and the loss of the services of one or more of our executive officers and key personnel could impair our ability to continue to develop our business strategy. See “Management — Employment Agreements,” “Management — Future Employment Agreements,” “Management — Change Of Control Agreements,” and “Management — Future Change Of Control Agreements.”

Risks Related To The Offering

There can be no assurance of an active and liquid market for our common stock. An active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment. We cannot assure you of an active trading market for the common stock. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share, or at all.

The implementation of additional stock-based benefits will increase our future compensation expense and reduce our earnings, and may dilute your ownership interest in New Westfield Financial. We intend to adopt the 2007 Stock Option Plan, which will provide for grants to eligible officers and directors of options to purchase common stock of up to 8.48% of the common stock sold in the stock offering. We also intend to adopt the 2007 Recognition and Retention Plan, which will provide for awards of common stock to eligible officers and directors of up to 3.39% of the common stock sold in the stock offering. We will fund these plans through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. We also intend for our employee stock ownership plan to purchase up to 8.0% of the shares sold in the stock offering. These plans will increase our future costs of compensating our officers and directors, thereby reducing our earnings. In addition, stockholders will experience a reduction in ownership interest in the event newly-issued shares are used to fund stock options and restricted stock awards.

After the stock offering, our return on average equity will be low compared to other companies. This could hurt the price of your common stock. We will not be able to immediately deploy all of the increased capital from this stock offering into high-yielding earning assets. Our ability to leverage our new capital profitably will be significantly affected by industry competition for loans and deposits. Initially, we intend to invest the net proceeds in short-term investments and mortgage-backed securities, which generally have lower yields than loans. This will reduce our return on average equity to a level that will be lower than our historical ratios.

Stock market volatility may affect the price of your common stock. Publicly-traded stocks have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. The purchase price of our common stock in the offering is based on the independent appraisal by RP Financial. After your shares begin trading, the trading price of your common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions of us, and general industry and economic conditions. If market volatility continues, it may affect the price of your common stock.

You may not revoke your decision to purchase our common stock after you send us your subscription. If you change your mind about exercising your rights or subscribing for shares of our common stock, you may not revoke or reduce the amount of your exercise or subscription after you send in your subscription forms and payment.

In the future, we may issue additional shares of common stock or securities convertible into common stock to raise additional capital. If we are able to sell such shares, they may be issued at a price that dilutes the book value of shares outstanding at that time. We may make future offerings at a price that dilutes the book value of shares outstanding at that time. Any raise of additional capital would most likely be caused by Westfield Bank’s regulatory capital requirements. Our future capital requirements will depend on many factors including:

•	the growth in Westfield Bank’s interest-earning assets;

•	loan quality;

•	the cost of deposits and any necessary borrowings; and

•	the costs associated with our growth, such as increased salaries and employee benefits expense and office and occupancy costs.

If these or other factors cause Westfield Bank’s capital levels to fall below the minimum regulatory requirements, or if Westfield Bank’s existing sources of cash from operations are insufficient to fund its activities or future growth plans, we may need to raise additional capital. If such need arises and we are unable to raise capital, we may not be able to continue our growth strategy and management will be required to reorient its long term strategy. There can be no assurance that we will be able to generate or attract additional capital in the future on favorable terms. In addition, future issuances of stock may cause dilution in our earnings per share and will dilute your ownership interest.

Our management will have substantial discretion over investment of the offering proceeds and may make investments with which you disagree. The net offering proceeds are estimated to range from $136.1 million to $183.7 million at the minimum and the maximum of the offering range, respectively, and management intends to use these funds for general business purposes, giving management substantial discretion over their investment. You may disagree with investments that management makes. See “How We Intend To Use The Proceeds From The Stock Offering.”

Our Articles of Organization and bylaws may prevent transactions you might favor, including a sale or merger of New Westfield Financial. Provisions of our Articles of Organization and bylaws may delay, inhibit or prevent an organization or person from gaining control of us through a tender offer, business combination, proxy context or some other method, even though you might be in favor of the transaction. These provisions include:

•	limitations on voting rights of the beneficial owners of more than 10% of our common stock;

•	supermajority voting requirements for certain business combinations and changes to some provisions of the Articles of Organization and bylaws;

•	the election of directors to staggered terms of three years; and

•	provisions regarding the timing and content of stockholder proposals and nominations.

In addition, only a majority vote of the Board of Directors of Westfield Financial may call a special meeting of stockholders. Therefore, as a stockholder of Westfield Financial, you will not be able to call a special meeting of stockholders to consider a tender offer, business combination or other transaction.

Risks Related To The Banking Industry

We operate in a highly regulated environment, and changes in laws and regulations to which we are subject may adversely affect our results of operations. Westfield Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, as its chartering authority, and by the Federal Deposit Insurance Corporation as the insurer of its deposits up to certain limits. In addition, the Office of Thrift Supervision regulates and oversees Westfield Financial and Westfield Mutual Holding Company. We also belong to the Federal Home Loan Bank System and, as a member of such system, we are subject to certain limited regulations promulgated by the Federal Home Loan Bank of Boston. This regulation and supervision limits the activities in which we may engage. The purpose of regulation and supervision is primarily to protect our depositors and borrowers and, in the case of Federal Deposit Insurance Corporation regulation, the Federal Deposit Insurance Corporation’s insurance fund. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution’s allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, and the Real Estate Settlement Procedures Act. Any change in the laws or regulations applicable to us, or in banking regulators’ supervisory policies or examination procedures, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, other state or federal regulators, or the United States Congress could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Competition in our primary market area may reduce our ability to attract and retain deposits and originate loans. We operate in a competitive market for both attracting deposits, which is our primary source of funds, and originating loans. Historically, our most direct competition for deposits has come from savings and commercial banks. Our competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. We also face additional competition from internet-based institutions, brokerage firms and insurance companies. Competition for loan originations and deposits may limit our future growth and earnings prospects.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	changes in the real estate market or local economy;

•	changes in interest rates;

•	changes in laws and regulations to which we are subject, and

•	competition in our primary market area.

Any or all of our forward-looking statements in this prospectus and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 is derived in part from and should be read in conjunction with the consolidated financial statements of Westfield Financial for the years ended December 31, 2005, 2004 and 2003 and the notes thereto presented elsewhere in this prospectus. The information at December 31, 2003, 2002 and 2001 and for the years ended December 31, 2002 and 2001 is derived in part from the audited financial statements of Westfield Financial, which are not included herewith. The information at June 30, 2006 and for the six months ended June 30, 2006 and 2005 is derived from unaudited financial data but in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature. The results for the six-month period ended June 30, 2006 are not necessarily indicative of the results that may be expected for the entire year.

	At June 30,	At December 31,
	2006	2005	2004	2003	2002	2001
Selected Financial Condition Data:
Total assets	$817,936	$805,095	$796,903	$795,216	$812,980	$782,732
Loans, net(1)	386,494	378,837	368,601	344,980	357,155	413,546
Securities available for sale	35,180	28,321	14,968	25,806	79,842	74,184
Securities held to maturity	75,351	73,323	71,298	69,927	45,960	45,614
Mortgage-backed securities available for sale	103,986	101,138	73,316	76,177	90,468	87,150
Mortgage-backed securities held to maturity	152,418	152,127	175,302	191,683	159,339	81,007
Deposits	635,720	623,045	612,621	632,431	656,065	637,109
Customer repurchase agreements	14,404	14,441	14,615	12,135	8,724	6,061
Federal Home Loan Bank advances	45,000	45,000	45,000	20,000	15,000	—
Total stockholders’ equity	115,469	115,842	118,051	124,804	126,699	131,317
Allowance for loan losses	5,352	5,422	5,277	4,642	4,325	3,923
Nonperforming loans	914	1,919	2,171	1,768	2,383	2,684

(1)	Loans are shown net of deferred loan fees, allowance for loan losses and unadvanced loan funds.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Selected Operating Data:
Interest and dividend income	$20,542	$18,053	$37,306	$34,428	$35,635	$43,013	$47,543
Interest expense	8,852	6,241	13,597	10,913	13,858	18,775	25,002

Net interest and dividend income	11,690	11,812	23,709	23,515	21,777	24,238	22,541
Provision for loan losses	275	265	465	750	750	934	1,630

Net interest and dividend income after provision for loan losses	11,415	11,547	23,244	22,765	21,027	23,304	20,911
Total noninterest income (loss)	1,736	1,559	3,372	3,896	3,074	(362)	2,517
Total noninterest expense	9,698	9,381	18,464	17,776	17,630	16,659	15,899

Income before income taxes	3,453	3,725	8,152	8,885	6,471	6,283	7,529
Income taxes	879	802	1,933	2,562	2,820	2,239	2,512

Net income	$2,574	$2,923	$6,219	$6,323	$3,651	$4,044	$5,017

Basic earnings per share	$0.28	$0.31	$0.66	$0.65	$0.36	$0.39	N/A
Diluted earnings per share	$0.27	$0.30	$0.64	$0.64	$0.36	$0.38	N/A
Dividends per share declared(1)	$0.50	$0.40	$0.90	$0.30	$0.20	$0.15	N/A

(1)	Beginning in the third quarter of 2004, Westfield Mutual Holding Company waived its right to receive dividends.

	For the Six Months Ended June 30,		At or for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Selected Financial Ratios and Other Data(1)
Performance Ratios:(2)
Return on average assets	0.64%	0.74%	0.77%	0.80%	0.45%	0.51%	0.70%
Return on average equity	4.52	4.97	5.27	5.25	2.94	3.14	6.16
Average equity to average assets	14.13	14.85	14.66	15.14	15.33	16.23	11.32
Equity to total assets at end of period	14.12	14.91	14.39	14.81	15.69	15.58	16.78
Average interest rate spread	2.75	2.93	2.90	2.94	2.55	2.54	2.75
Net interest margin(3)	3.19	3.28	3.26	3.25	2.94	3.18	3.33
Average interest earning assets to average interest earning liabilities	117.83	119.53	119.22	121.47	121.49	125.76	115.77
Total noninterest expense to average assets	2.40	2.37	2.29	2.24	2.18	2.10	2.21
Efficiency ratio(4)	72.23	70.26	68.23	66.99	72.13	65.01	65.62
Regulatory Capital Ratios:
Regulatory tier 1 leverage capital	14.27	14.93	14.48	14.69	15.31	15.65	17.27
Tier 1 risk-based capital	24.43	25.09	24.54	25.75	28.46	28.77	28.09
Total risk-based capital	25.55	26.21	25.68	26.90	29.63	29.78	28.98
Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.23	0.54	0.50	0.58	0.51	0.66	0.64
Nonperforming assets as a percent of total assets	0.11	0.26	0.24	0.27	0.22	0.29	0.37
Allowance for loan losses as a percent of total loans	1.37	1.36	1.41	1.41	1.33	1.20	0.94
Allowance for loan losses as a percent of nonperforming assets	586	253	283	243	263	181	137
Number of:
Banking offices	10	10	10	10	10	10	10
Full-time equivalent employees	156	148	142	144	152	146	159

(1)	Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios.
(2)	The performance ratios for the six-month periods ended June 30, 2006 and 2005 are annualized where appropriate.
(3)	Net interest margin represents tax equivalent net interest and dividend income as a percentage of average interest earning assets.
(4)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and noninterest income less gain on sale of securities.

RECENT DEVELOPMENTS

The summary information presented below under “Selected Financial Condition Data” at December 31, 2005 is derived in part from and should be read in conjunction with the consolidated financial statements of Westfield Financial for the year ended December 31, 2005 and the notes thereto presented elsewhere in this prospectus. The information at September 30, 2006 and for the three and nine months ended September 30, 2006 and 2005 is derived from unaudited financial data but in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. All such adjustments are of a normal and recurring nature. The results for the three- and nine-month periods ended September 30, 2006 are not necessarily indicative of the results that may be expected for the entire year.

	At September 30, 2006	At December 31, 2005
	(Unaudited) (In thousands)
Selected Financial Condition Data:
Total assets	$837,465	$805,095
Loans, net(1)	379,751	378,837
Securities held for sale	36,677	28,321
Securities held to maturity	78,320	73,323
Mortgage-backed securities available for sale	111,739	101,138
Mortgage-backed securities held to maturity	153,036	152,127
Deposits	638,104	623,045
Customer repurchase agreements	20,027	14,441
Federal Home Loan Bank advances	55,000	45,000
Total stockholders’ equity	117,026	115,842
Allowance for loan losses	5,345	5,422
Nonperforming loans	706	1,919

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited) (In thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$10,727	$9,504	$31,269	$27,556
Interest expense	5,183	3,554	14,035	9,794

Net interest and dividend income	5,544	5,950	17,234	17,762
Provision for loan losses	50	100	325	365

Net interest and dividend income after provision for loan losses	5,494	5,850	16,909	17,397
Total noninterest income	493	915	2,231	2,474
Total noninterest expense	4,877	4,617	14,578	13,998

Income before income taxes	1,110	2,148	4,562	5,873
Income taxes	236	553	1,115	1,355

Net income	$874	$1,595	$3,447	$4,518

Basic earnings per share	$0.09	$0.17	$0.37	$0.48
Diluted earnings per share	$0.09	$0.16	$0.36	$0.46
Dividends per share declared(2)	$0.15	$0.10	$0.65	$0.50

(1)	Loans are shown net of deferred loan fees, allowance for loan losses and unadvanced loan funds.
(2)	Beginning in the third quarter of 2004, Westfield Mutual Holding Company waived its right to receive dividends.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Selected Financial Ratios and Other Data(1)
Performance Ratios:(2)
Return on average assets	0.42%	0.78%	0.56%	0.75%
Return on average equity	2.99	5.33	4.00	5.09
Average equity to average assets	14.05	14.63	14.10	14.78
Equity to total assets at end of period	13.97	14.49	13.97	14.49
Average interest rate spread	2.49	2.85	2.68	2.90
Net interest margin(3)	2.94	3.18	3.11	3.24
Average interest earning assets to average interest earning liabilities	117.43	118.98	117.69	119.27
Total noninterest expense to average assets	2.35	2.26	2.39	2.33
Efficiency ratio(4)	76.02	67.25	73.47	69.24
Regulatory Capital Ratios:
Regulatory tier 1 leverage capital	14.04	14.54	14.04	14.54
Tier 1 risk-based capital	24.13	24.92	24.13	24.92
Total risk-based capital	25.22	26.07	25.22	26.07
Asset Quality Ratios:
Nonperforming loans as a percent of total loans	0.18	0.52	0.18	0.52
Nonperforming assets as a percent of total assets	0.08	0.24	0.08	0.24
Allowance for loan losses as a percent of total loans	1.39	1.41	1.39	1.41
Allowance for loan losses as a percent of nonperforming assets	757	274	757	274
Number of:
Banking offices	10	10	10	10
Full-time equivalent employees	154	145	154	145

(1)	Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios.
(2)	The performance ratios for the three- and nine-month periods ended September 30, 2006 and 2005 are annualized where appropriate.
(3)	Net interest margin represents tax equivalent net interest and dividend income as a percentage of average interest earning assets.
(4)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and noninterest income less gain on sale of securities.

Comparison of Financial Condition at September 30, 2006 and December 31, 2005

Total assets increased $32.4 million to $837.5 million at September 30, 2006 from $805.1 million at December 31, 2005. Securities increased $24.9 million to $379.8 million at September 30, 2006 from $354.9 million at December 31, 2005. The securities portfolio is primarily comprised of mortgage-backed securities, along with securities issued by government-sponsored enterprises and municipal bonds.

Net loans during the period increased by $1.0 million, to $379.8 million at September 30, 2006 from $378.8 million at December 31, 2005. Commercial real estate and commercial and industrial loans decreased $1.7 million to $267.9 million at September 30, 2006 from $269.6 million at December 31, 2005. The decrease was primarily the result of the payoff of $18.2 million in commercial loans involving 11 relationships that either divested real estate or the entire businesses were sold to concerns headquartered outside of Westfield Bank’s market area. Residential real estate loans increased $3.9 million to $111.2 million at September 30, 2006 from $107.3 million at December 31, 2005. During the nine months ended September 30, 2006, Westfield Bank purchased $11.7 million in adjustable rate loans which are serviced by the originating financial institutions.

In September 2001, Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company. Residential real estate borrowers submit applications to Westfield Bank, but the loan is approved by and closed on the books of the mortgage company. The third party mortgage company owns the servicing rights and services the loans. Westfield Bank retains no residual ownership interest in these loans. Westfield Bank receives a fee for each of the loans originated by the third party mortgage company.

Total deposits increased $15.1 million to $638.1 million at September 30, 2006 from $623.0 million at December 31, 2005. The increase in deposits was primarily the result of an increase of $46.1 million in time deposits to $381.1 million at September 30, 2006. The increase in time deposits was partially offset by a decrease of $33.5 million in regular savings and money market accounts to $140.1 million at September 30, 2006. The rates paid on time deposits have increased over the past several months. Some customers have shifted funds out of core deposits, which generally pay lower rates, and into time deposits.

Federal Home Loan Bank borrowings totaled $55.0 million at September 30, 2006 and $45.0 million at December 31, 2005. The $10.0 million increase in borrowed funds was for the purchase of investment securities. Customer repurchase agreements, all of which are linked to commercial checking accounts, were $20.0 million at September 30, 2006 and $14.4 million at December 31, 2005. All of Westfield Bank’s customer repurchase agreements at September 30, 2006 were held by commercial customers. The increase in customer repurchase agreements is consistent with Westfield Bank’s strategy to emphasize commercial customer relationships.

Stockholders’ equity at September 30, 2006 and December 31, 2005 was $117.0 million and $115.8 million, respectively, which represented 14.0% of total assets as of September 30, 2006 and 14.4% of total assets as of December 31, 2005. The change is primarily comprised of net income of $3.4 million for the nine months ended September 30, 2006, the net repurchase of 25,845 shares of common stock for $726,000 and the declaration and payment by the Board of Directors of regular and special dividends amounting to $2.5 million.

Comparison of Operating Results for the Nine Months Ended September 30, 2006 and September 30, 2005.

General. Net income was $3.4 million, or $0.36 per diluted share, for the nine months ended September 30, 2006 compared to $4.5 million, or $0.46 per diluted share, for the same period in 2005. The results for the first nine months of 2006 included a net loss of $378,000 on the sale of fixed assets, which was the result of the sale of a building which housed a former Westfield Bank branch.

Net Interest and Dividend Income. Net interest and dividend income was $17.2 million for the nine months ended September 30, 2006 compared to $17.8 million for the same period in 2005. The net interest margin on a tax equivalent basis was 3.11% for the nine months ended September 30, 2006 compared to 3.24% for the same period in 2005.

The decrease in the net interest margin was primarily the result of higher funding costs. The average cost of interest-bearing liabilities increased 81 basis points to 2.87% for the nine months ended September 30, 2006 from 2.06% for same period in 2005. The yield of interest-earning assets, on a tax equivalent basis, increased only 57 basis points to 5.53% for the nine months ended September 30, 2006 from 4.96% for same period in 2005. The increase in the average cost of interest-bearing liabilities was primarily due to an increase in the cost of time deposits resulting from the rising interest rate environment.

Provision for Loan Losses. The provision for loan losses is reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of Westfield Financial and other conditions, such as new loan products, credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan portfolio.

The amount that Westfield Bank allocated to the provision for loan losses during the nine months ended September 30, 2006 was based upon the changes that occurred in the loan portfolio during that same period. The changes in the loan portfolio, described in detail below, include partially replenishing the net charge-offs for the same period, tempered by a reduction in nonperforming loans and relative stability in the balances in the loan portfolio. After evaluating these factors, Westfield Bank provided $325,000 for loan losses for the nine months ended September 30, 2006 compared to $365,000 for the same period in 2005. The allowance for loan losses was $5.3 million at September 30, 2006 and $5.4 million December 31, 2005. The allowance for loan losses was 1.39% of total loans at September 30, 2006 and 1.41% at December 31, 2005.

At September 30, 2006 commercial real estate loans and commercial and industrial loans decreased $1.7 million compared to December 31, 2005. Commercial real estate loans and commercial and industrial loans comprised 69.6% of Westfield Bank’s loan portfolio as of September 30, 2006 compared to 70.2% as of December 31, 2005. Westfield Bank considers these types of loans to contain more credit risk and market risk than conventional residential real estate mortgages, which increased by $3.9 million during the nine months ended September 30, 2006. Consumer loans decreased $1.4 million to $6.0 million at September 30, 2006. Nonperforming loans were $706,000 at September 30, 2006 and $1.9 million at December 31, 2005.

Net charge-offs were $402,000 for the nine months ended September 30, 2006. This was comprised of charge-offs of $570,000 for the nine months ended September 30, 2006, partially offset by recoveries of $168,000 for the same period.

Although management believes it has established and maintained the allowance for loan losses at adequate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

Noninterest Income. Noninterest income decreased $243,000 to $2.6 million for the nine months ended September 30, 2006 compared to $2.5 million in the same period in 2005. The 2006 results included a net loss of $378,000 on the sale of fixed assets, which primarily was the result of the sale of a building which housed a former Westfield Bank branch. There were no net gains on the sale of securities for the nine months ended September 30, 2006 compared to $19,000 for the same period in 2005. Income from fees and service charges increased $111,000 to $2.0 million for the nine months ended September 30, 2006 from $1.9 million for the same period in 2005. This increase was primarily due to an increase in checking account processing fees of $84,000, to $1.4 million for the nine months ended September 30, 2006 from $1.3 million for the same period in 2005. Income from bank-owned life insurance increased $43,000 to $595,000 for the nine months ended September 30, 2006 from $552,000 for the same period in 2005.

Noninterest Expense. Noninterest expense for the nine months ended September 30, 2006 was $14.6 million compared to $14.0 million, respectively for the same period in 2005. Salaries and benefits increased $587,000 for the nine months ended September 30, 2006. This was primarily the result of an increase in salary expense of $339,000 for the nine months ended September 30, 2006, related to hiring additional personnel and normal salary increases. Westfield Financial recorded expenses of $219,000 related to stock options for the nine months ended September 30, 2006 compared to none for the same period in 2005. The requirement to expense stock based compensation related to stock options became effective for Westfield Financial for the fiscal year beginning on January 1, 2006.

Income Taxes. For the nine months ended September 30, 2006, Westfield Financial had a tax provision of $1.1 million compared to $1.4 million for the same period in 2005. The effective tax rate was 24.4% for the nine months ended September 30, 2006 compared to 23.1% for the nine months ended September 30, 2005.

Comparison of Operating Results for the Three Months Ended September 30, 2006 and September 30, 2005

General. Net income was $874,000, or $0.09 per diluted share, for the quarter ended September 30, 2006 compared to $1.6 million, or $0.16 per diluted share, for the same period in 2005. The 2006 results included a net loss of $378,000 on the sale of fixed assets, which was the result of the sale of a building which housed a former Westfield Bank branch.

Net Interest and Dividend Income. Net interest and dividend income decreased $406,000 to $5.5 million for the three months ended September 30, 2006. The net interest margin was 2.94% for the three months ended September 30, 2006 compared to 3.18% for the same period in 2005. The decrease in the net interest margin was primarily the result of higher funding costs. The average cost of interest-bearing liabilities increased 93 basis points to 3.15% for the three months ended September 30, 2006 from 2.22% for the same period in 2005. The yield on interest-earning assets, on a tax equivalent basis, increased 57 basis points to 5.64% for the three months ended September 30, 2006 from 5.07% for the same period in 2005. The increase in the average cost of interest-bearing liabilities was primarily due to an increase in the cost of time deposits resulting from the rising interest rate environment.

Provision for Loan Losses. The amount that Westfield Bank allocated to the provision for loan losses during the three months ended September 30, 2006 was based upon the changes that occurred in the loan portfolio during that same period. The changes in the loan portfolio, described in detail below, include partially replenishing the net charge-offs for the same period, tempered by a reduction in nonperforming loans and a net decrease in the loan portfolio. After evaluating these factors, Westfield Bank provided $50,000 for loan losses for the three months ended September 30, 2006 compared to $100,000 for the same period in 2005. The allowance for loan losses was $5.3 million at September 30, 2006 and $5.4 million at June 30, 2006. The allowance for loan losses was 1.39% of total loans at September 30, 2006 and 1.37% at June 30, 2006.

At September 30, 2006 commercial real estate loans and commercial and industrial loans decreased $6.0 million compared to June 30, 2006. Commercial real estate loans and commercial and industrial loans comprised 69.6% of Westfield Bank’s loan portfolio as of September 30, 2006 compared to 70.0% as of June 30, 2006. Westfield Bank considers these types of loans to contain more credit risk and market risk than conventional residential real estate mortgages, which decreased by $709,000 during the three months ended September 30, 2006. Consumer loans showed no change from June 30, 2006 and remained at $6.0 million as of September 30, 2006. Nonperforming loans were $706,000 September 30, 2006 and $914,000 at June 30, 2006.

Net charge-offs were $57,000 for the three months ended September 30, 2006. This was comprised of charge-offs of $107,000 for the three months ended September 30, 2006, partially offset by recoveries of $50,000 for the same period.

Noninterest Income. Noninterest income decreased $422,000 to $493,000 for the three months ended September 30, 2006 from $915,000 million in the same period in 2005. The 2006 results included a net loss of $378,000 on the sale of fixed assets, which primarily was the result of the sale of a building which housed a former Westfield Bank branch. The branch was moved to a different location in the first quarter of 2006. There were no net gains or losses on the sale of fixed assets in the comparable 2005 period. Checking account processing fees decreased $22,000 to $478,000 for the three months ended September 30, 2006 from $500,000 in the same period in 2005. Income from bank-owned life insurance was $201,000 for the three months ended September 30, 2006 and $206,000 in the same period in 2005.

Noninterest Expense. Noninterest expense was $4.9 million for the three months ended September 30, 2006 and $4.6 million for the three months ended September 30, 2005. Salaries and benefits increased $74,000 for the three months ended September 30, 2006 compared to the same period in 2005. This was primarily the result of normal salary increases and new hires. Westfield Financial recorded expenses of $73,000 related to stock options for the three months ended September 30, 2006 compared to none for the same period in 2005. The requirement to expense stock based compensation related to stock options became effective for Westfield

Financial for the fiscal year beginning on January 1, 2006. Expense related to charitable contributions increased $77,000 to $116,000 for the three months ended September 30, 2006 compared to $39,000 for the same period in 2005. This was the result of timing of when the contributions were paid.

Income Taxes. For the three months ended September 30, 2006, Westfield Financial had a tax provision of $236,000 compared to $553,000 for the same period in 2005. The effective tax rate was 21.3% for the three months ended September 30, 2006 compared to 25.7% for the same period in 2005.

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

The net proceeds will depend on the total number of shares of common stock sold in the stock offering, which will in turn depend on RP Financial’s appraisal, regulatory and market considerations, and the expenses incurred in connection with the stock offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the stock offering, we estimate the net proceeds to be between $136.1 million and $183.7 million, or $211.0 million if the stock offering is increased by 15%.

We Intend To Distribute The Net Proceeds From The Stock Offering As Follows

We intend to (i) infuse Westfield Bank with 50% of the net proceeds from the stock offering, (ii) make a loan to the employee stock ownership plan to fund its purchase of up to 8.0% of the common stock issued in the offering, and (iii) retain all of the rest of the proceeds at the holding company for capital needs that arise in the future. This is set forth in the table below.

	Number of shares sold
	Minimum 13,600,000 shares	Midpoint 16,000,000 shares	Maximum 18,400,000 shares	Maximum, As Adjusted 21,160,000 shares
	(Dollars in thousands)
Offering proceeds	$136,000	$160,000	$184,000	$211,600
Plus:
Contribution of Westfield Mutual Holding Company assets	2,655	2,655	2,655	2,655
Less:
Offering expenses, except underwriting commissions and expenses	(1,200)	(1,200)	(1,200)	(1,200)
Underwriting commissions and expenses	(1,295)	(1,525)	(1,756)	(2,021)

Net offering proceeds	136,160	159,930	183,699	211,034
Less:
Proceeds contributed to Westfield Bank:(1)
Real estate loan originations	9,757	9,757	9,757	9,757
Commercial and industrial loan originations	13,537	13,537	13,537	13,537
Consumer loans	377	377	377	377
Mortgage-backed securities	44,409	56,294	68,179	81,846
Total proceeds contributed to Westfield Bank:	68,080	79,965	91,850	105,517
Loan to employee stock ownership plan(2)	5,440	6,400	7,300	8,464
Proceeds retained by New Westfield Financial(3)	62,640	73,565	84,490	97,053

(1)	Use of proceeds contributed to Westfield Bank are estimates only. Actual amounts will be determined based on future market conditions. Westfield Bank plans to open an additional branch in Westfield, Massachusetts, during the first half of 2007. The estimated cost of this branch opening is $1.2 million.
(2)	Assumes that the employee stock ownership plan purchases up to 8.0% in the stock offering with funds borrowed from us based on the number of shares sold at the minimum, midpoint, maximum and 15% above maximum range of the offering, as indicated, at a per share price of $10.00.
(3)	Invested in U.S. Government and agency securities and mortgage-backed securities.

The net proceeds may vary because total expenses relating to the conversion and stock offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the stock offering are adjusted to reflect a change in the estimated pro forma market value of Westfield Financial and Westfield Bank. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment by Westfield Bank but will result in a reduction of Westfield Bank’s deposits and interest expense as funds are transferred from interest bearing certificates of deposit or other deposit accounts.

How We May Use The Proceeds We Retain From The Stock Offering:

Funds raised in the stock offering will allow Westfield Bank to better serve the needs of its community by:

•	increasing lending, especially to support continued growth in its commercial loan portfolio;

•	expanding the products and services it currently offers (including the possible introduction of new products and services);

•	opening or acquiring additional branch offices (Westfield Bank plans to open an additional branch in Westfield, Massachusetts, during the first half of 2007); and

•	funding other general corporate purposes.

We will use the capital retained by us to:

•	pay dividends to stockholders;

•	repurchase shares of our common stock;

•	finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and

•	fund other general corporate purposes.

Initially, both we and Westfield Bank intend to invest the net proceeds from the stock offering in short-term investments and mortgage-backed securities until these proceeds can be deployed for the purposes discussed above.

OUR POLICY REGARDING DIVIDENDS

Westfield Financial has paid quarterly cash dividends in each quarter since the first quarter of 2002. As of June 30, 2006, Westfield Mutual Holding Company, as a federal mutual holding company, has waived its right to receive approximately $9.0 million in dividends. Westfield Mutual Holding Company may waive its right to receive dividends until the completion of the conversion and stock offering. Westfield Financial has paid a regular cash dividend of $0.15 per share for each of the first three quarters of 2006. In addition, Westfield Financial paid a special cash dividend of $0.20 on May 25, 2006. On an annualized basis, Westfield Financial pays $0.60 per share of regular dividends. After the conversion and stock offering, we expect the initial annualized dividends paid to equal $0.20 on a per share basis. Those amounts represent an annual dividend yield of 2.0%, based upon a price of $10.00 per share. The amount of dividends that we intend to pay to our stockholders following the conversion is intended to preserve the per share dividend amount, adjusted to reflect the exchange ratio, that our stockholders currently receive on their shares of Westfield Financial common stock. We cannot assure you that we will not reduce or eliminate dividends in the future.

The continued payment of dividends will also depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions, and other factors, including economic conditions, regulatory restrictions, and tax considerations. We cannot guarantee that we will pay dividends or, if we pay dividends, the amount and frequency of these dividends.

The only funds available for the payment of dividends on our capital stock will be cash and cash equivalents held by us, earnings from the investment of proceeds from the sale of common stock retained by us, dividends paid by Westfield Bank to us, and borrowings. Westfield Bank will be prohibited from paying cash dividends to us to the extent that any such payment would reduce Westfield Bank’s capital below required capital levels or would impair the liquidation account to be established for the benefit of Westfield Bank’s eligible account holders and supplemental eligible account holders at the time of the conversion and stock offering. See “The Conversion And Stock Offering — Effects Of Conversion On Depositors, Borrowers And Members — Effect On Liquidation Rights.”

If we issue preferred stock, the holders of the preferred stock may have dividend preferences over the holders of common stock.

Westfield Bank’s ability to pay dividends is governed by the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under such statute and regulations, all dividends by a federal savings bank must be paid out of current or retained net profits. In addition, the prior approval of the Office of Thrift Supervision is required for the payment of a dividend if the total of all dividends declared by a federal savings bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

MARKET FOR THE COMMON STOCK

Westfield Financial’s common stock is currently traded on the American Stock Exchange under the symbol “WFD,” and there is an established market for our common stock. We have applied to have the common stock of New Westfield Financial traded on the American Stock Exchange under the symbol “WFD.”

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

At June 20, 2006, the business day immediately preceding the public announcement of the conversion, the closing prices of our common stock was $24.71 per share. On the effective date of the conversion, all publicly held shares of Westfield Financial common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of our common stock determined pursuant to the exchange ratio, which will be between 2.42537 and 3.28138. See “The Conversion And Stock Offering — Share Exchange Ratio For Current Stockholders.” Options to purchase shares of Westfield Financial common stock will be converted into options to purchase a number of shares of our common stock determined pursuant to the exchange ratio, for the same aggregate exercise price.

At the close of business on June 30, 2006, there were 9,727,012 shares outstanding. The high and low sales prices for the quarterly periods noted below are obtained from the American Stock Exchange.

	Price Per Share
	High		Low		Cash Dividends Declared
2006
Fourth Quarter (through November , 2006)	$		$		$
Third Quarter		32.96		23.85		0.15
Second Quarter		29.00		23.20		0.35
First Quarter		25.24		24.00		0.15

2005
Fourth Quarter		24.53		22.12		0.40
Third Quarter		25.69		23.48		0.10
Second Quarter		25.35		23.15		0.30
First Quarter		25.40		23.20		0.10

2004
Fourth Quarter		26.00		23.50		0.10
Third Quarter		23.60		19.76		0.10
Second Quarter		24.87		19.45		0.05
First Quarter		25.07		23.15		0.05

BANK REGULATORY CAPITAL COMPLIANCE

At June 30, 2006, Westfield Bank exceeded all regulatory capital requirements. Set forth below is a summary of our capital computed under accounting principles generally accepted in the United States of America (“GAAP”) and our compliance with regulatory capital standards at June 30, 2006, on a historical and pro forma basis under Office of Thrift Supervision regulations. We have assumed that the indicated number of shares were sold as of June 30, 2006 and that Westfield Bank received 50% of the net proceeds from the offering. For a discussion of the capital requirements applicable to us, see “Regulation — Regulation Of Federal Savings Banks — Capital Requirements.”

	Pro forma at June 30, 2006 based upon the sale at $10.00 per share
	Historical at June 30, 2006		13,600,000 shares (minimum of range)		16,000,000 shares (midpoint of range)		18,400,000 shares (maximum of range)		21,160,000 shares (15% above (maximum of range)(1)
	Amount(2)	Percent of assets(3)	Amount	Percent of assets(2)	Amount	Percent of assets(3)	Amount	Percent of assets(3)	Amount	Percent of assets(3)
	(Dollars in thousands)
Capital and retained earnings under generally accepted accounting principles	$109,943	13.51%	$172,583	19.57%	$183,508	20.53%	$194,433	21.47%	$206,996	21.51%
Tangible capital(4)	$111,507	13.66%	$174,147	19.69%	$185,072	20.65%	$195,997	21.58%	$208,560	22.62%
Requirement	12,246	1.50	13,267	1.50	13,445	1.50	13,623	1.50	13,828	1.50

Excess	$99,261	12.16%	$160,880	18.19%	$171,627	19.15%	$182,374	20.08%	$194,732	21.12%

Core capital(5)	$111,507	13.66%	$174,147	19.69%	$185,072	20.65%	$195,997	21.58%	$208,560	22.62%
Requirement	32,655	4.00	35,378	4.00	35,854	4.00	36,329	4.00	36,876	4.00

Excess	$78,852	9.66%	$138,769	15.69%	$149,218	16.65%	$159,668	17.58%	$171,684	18.62%

Total risk-based capital(6)	$116,802	24.42%	$179,442	35.02%	$190,367	36.73%	$201,292	38.39%	$213,855	40.27%
Requirement	38,268	8.00	40,991	8.00	41,466	8.00	41,942	8.00	42,488	8.00

Excess	$78,534	16.42%	$138,451	27.02%	$148,901	28.73%	$159,350	30.39%	$171,367	32.27%

Reconciliation of capital infused into Westfield Bank:
Net proceeds infused			$68,080		$79,965		$91,850		$105,517
Less:
Common stock acquired by employee stock ownership plan			(5,440)		(6,400)		(7,360)		(8,464)

Pro forma increase in GAAP and regulatory capital			$62,640		$73,565		$84,490		$97,053

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the estimated price range of up to 15% as a result of changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2)	Historical capital shows capital for Westfield Bank only.
(3)	Core capital levels are shown as a percentage of “total assets,” and risk-based capital levels are calculated on the basis of a percentage of “risk-weighted assets,” each as defined in Office of Thrift Supervision regulations.
(4)	Pro forma capital levels assume receipt by Westfield Bank of 50% of the net proceeds from the shares of common stock sold at the minimum, midpoint, maximum and 15% above maximum of the offering range.
(5)	The current core capital requirement for savings banks is 3.0% of total adjusted assets for savings banks that receive the highest supervisory ratings for safety and soundness and that are not experiencing or anticipating significant growth. The current core capital ratio applicable to all other savings banks is 4.0%.
(6)	Assumes net proceeds are invested in assets that carry a 50% risk-weighting.

HOLDING COMPANY CAPITALIZATION

The following table presents the historical deposits and consolidated capitalization of Westfield Financial at June 30, 2006, and the pro forma capitalization of New Westfield Financial after giving effect to the conversion and stock offering, based upon the sale of the number of shares shown below and the other assumptions set forth under “Pro Forma Data.” A change in the number of shares to be sold in the stock offering may materially affect our capitalization.

		Pro forma based upon sale at $10.00 per share
	Historical as of June 30, 2006	13,600,000 shares (minimum of range)	16,000,000 shares (midpoint of range)	18,400,000 shares (maximum of range)	21,160,000 shares (15% above maximum of range) (1)
	(Dollars in thousands)
Deposits(2)	$635,720	$635,720	$635,720	$635,720	$635,720
Borrowed funds	59,404	59,404	59,404	59,404	59,404

Total deposits and borrowed funds	$695,124	$695,124	$695,124	$695,124	$695,124

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized by Westfield Financial at June 30, 2006; 5,000,000 shares authorized by New Westfield Financial; shares to be issued as reflected	—	—	—	—	—
Common stock, $.01 par value, 30,000,000 shares authorized by Westfield Financial at June 30, 2006; 75,000,000 shares authorized by New Westfield Financial; shares to be issued as reflected (3)	$106	$236	$278	$319	$367
Additional paid-in capital(3)	48,272	162,971	186,699	210,427	237,714
Retained earnings(4)	93,195	93,195	93,195	93,195	93,195
Unrealized gain (loss) on securities(5)	(1,797)	(1,797)	(1,797)	(1,797)	(1,797)
Treasury stock	(18,676)	—	—	—	—
Plus:
Assets received from Westfield Mutual Holding Company	—	2,655	2,655	2,655	2,655
Less:
Common stock acquired by employee stock ownership plan	(4,981)	—	—	—	—
Common stock acquired by 2002 Recognition and Retention Plan	(650)	—	—	—	—
Less:
Common stock acquired by employee stock ownership plan(6)	—	(10,421)	(11,381)	(12,341)	(13,445)
Common stock acquired by 2007 Recognition and Retention Plan(7)	—	(5,262)	(6,076)	(6,890)	(7,826)

Total stockholders’ equity	$115,469	$241,577	$263,573	$285,568	$310,863

Stockholders’ equity as a percentage of assets	14.12%	25.66%	27.36%	28.98%	30.76%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to an increase in the offering of up to 15% as a result of regulatory considerations or changes in market or general financial and economic conditions following the start of the offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	Reflects the total shares to be outstanding after the conversion and stock offering: 23,591,569 shares at the minimum of the estimated valuation range, 27,754,787 shares at the midpoint, 31,918,005 shares at the maximum, and 36,705,706 at 15% above the maximum. Includes assets held by Westfield Mutual Holding Company. No effect has been given to the issuance of additional shares of common stock under the 2007 Stock Option Plan, which our Board of Directors intends to adopt and to present to stockholders for their approval at a meeting of the stockholders to be held at least six months following completion of the offering.
(4)	The retained earnings of Westfield Bank will be substantially restricted after the stock offering, under Office of Thrift Supervision regulations.
(5)	Represents the unrealized gain on securities classified as available-for-sale, net of related taxes.
(6)	Assumes that the employee stock ownership plan purchases up to 8.0% in the stock offering with funds borrowed from us based on the number of shares sold at the minimum, midpoint, maximum and 15% above maximum range of the offering, as indicated, at a per share price of $10.00. The loan will be repaid principally from Westfield Bank’s contributions to the employee stock ownership plan. Since we will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on our consolidated financial statements. Accordingly, the value of the common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes that, subsequent to the stock offering, an amount equal to 3.39% of the stock offering is purchased by the 2007 Recognition and Retention Plan through open market purchases with funds provided by New Westfield Financial. The 2007 Recognition and Retention Plan is intended to be adopted by our Board of Directors and presented for approval of stockholders at a meeting to be held at least six months following completion of the stock offering. The value of the common stock purchased by the 2007 Recognition and Retention Plan is reflected as a reduction of stockholders’ equity.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the common stock until the stock offering is completed. However, we estimate that net proceeds will be between $136.1 million and $183.7 million, or $211.0 million if the offering range is increased by 15%, based upon the following assumptions:

•	we will sell all shares of common stock in the subscription offering;

•	we will pay Keefe, Bruyette & Woods a fixed fee of $50,000 and, in the event that the offering closes, a success fee equal to 1.0% (inclusive of the $50,000) of the dollar amount of our common stock sold in the subscription or community offering, excluding (i) a number of shares equal to up to 8.0% of the shares sold in the offering to be purchased by our employee stock ownership plan, and (ii) 107,500 shares that we expect our officers, directors and their immediate family members to purchase. The fixed fee will be applied to the success fee. See “— Plan Of Distribution; Selling Agent Compensation;” and

•	total expenses, excluding fees paid to Keefe, Bruyette & Woods, will be between approximately $1.2 million.

We calculated the pro forma consolidated net income and stockholders’ equity of Westfield Financial for the six months ended June 30, 2006 and the year ended December 31, 2005, as if the common stock had been sold at the beginning of each year and the net proceeds had been invested at 5.21% for both the six months ended June 30, 2006 and for the year ended December 31, 2005. These yields represent the yield on one-year U.S. Treasury securities at June 30, 2006 and December 31, 2005, respectively (which we consider to more accurately reflect the pro forma investment rate than an arithmetic average method in light of current market interest rates). This rate is used because we believe it reflects the yield that we will receive on the net proceeds of the stock offering. We assumed a tax rate of 39.10% for both periods. This results in annualized after-tax yields of 3.17% for both the six months ended June 30, 2006 and for the year ended December 31, 2005.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical stockholders’ equity to reflect the earnings on the estimated net proceeds. As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to (i) infuse Westfield Bank with 50% of the net proceeds from the stock offering; (ii) make a loan to the employee stock ownership plan to fund its purchase of up to 8.0% of the common stock issued in the offering; and (iii) retain all of the rest of the proceeds at the holding company for capital needs that arise in the future. The loan to the employee stock ownership plan is assumed to be repaid in substantially equal principal payments over a period of thirty years.

The tables and footnotes on pages 37 through 40 give effect to the 2007 Recognition and Retention Plan that we expect to adopt following the conversion and stock offering and to present to stockholders for approval at a special meeting of stockholders to be held at least six months following the completion of the conversion and stock offering. If the 2007 Recognition and Retention Plan is approved by stockholders, the 2007 Recognition and Retention Plan will acquire an amount of common stock equal to 3.39% of the shares of common stock sold in the stock offering, either through open market purchases or from authorized but unissued shares of common stock. In preparing the following tables, we assumed that stockholder approval has been obtained and that the shares acquired by the 2007 Recognition and Retention Plan are purchased in the open market at $10.00 per share.

The tables and footnotes on pages 37 through 40 also give effect to the implementation of the 2007 Stock Option Plan that we expect to adopt following the conversion and stock offering and to present to stockholders for approval at a special meeting of stockholders to be held at least six months following the completion of the conversion and stock offering. In preparing the following tables, we assumed that stockholder approval has been obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share, and that the stock options had a term of ten years, vested over five years and that the 2007 Stock Option Plan granted options to acquire 8.48% of the shares issued in the conversion and stock offering. We applied the binomial option pricing model to estimate a grant-date fair value of $1.67 for each option. In addition to the terms of the options described above, the binomial option pricing model incorporated an estimated volatility rate of 10.26% for the common stock based on the trading activity of a sample of publicly-traded thrifts that have undergone a second step conversion, a dividend yield of between 3.00% and 4.00% and an expected option life of ten years and a risk free interest rate of 5.65%. Finally, we assumed that 25.0% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 34.0%) for a deduction equal to the grant-date fair value of the options.

An increase in the number of shares of common stock outstanding as a result of an increase in the estimated pro forma market value of the common stock would decrease both the percentage of outstanding shares owned by a subscriber and the pro forma net income and stockholders’ equity on a per share basis while increasing pro forma net income and stockholders’ equity on an aggregate basis. A decrease in the number of shares of common stock outstanding would increase both a subscriber’s ownership interest and the pro forma net income and stockholders’ equity on a per share basis while decreasing pro forma net income and stockholders’ equity on an aggregate basis.

The following tables do not give effect to:

•	withdrawals from deposit accounts to purchase common stock in the stock offering;

•	our results of operations after the conversion and stock offering; or

•	changes in the market price of the common stock after the conversion and stock offering.

The following pro forma information may not represent the financial effects of the conversion and stock offering at the date on which the conversion actually occurs and you should not use the table as an indicator of future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of assets and liabilities of Westfield Financial computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated. In addition, book value does not give effect to intangibles such as mortgage servicing rights or goodwill, if applicable, bad debt reserves, and the liquidation account set up by Westfield Financial in connection with the organization of the mid-tier holding company by Westfield Bank and Westfield Mutual Holding Company.

At or for the six months ended June 30, 2006
Minimum 13,600,000 shares at $10.00 per share	Midpoint 16,000,000 shares at $10.00 per share	Maximum 18,400,000 shares at $10.00 per share	Maximum as adjusted 21,160,000 shares at $10.00 per share(1)
(Dollars in thousands, except per share amounts)
Gross proceeds	$136,000	$160,000	$184,000	$211,600
Less: Expenses	2,495	2,725	2,956	3,221
Estimated net proceeds	133,505	157,275	181,044	208,379
Less: Common stock purchased by employee stock ownership plan(2)	(5,440)	(6,400)	(7,360)	(8,464)
Less: Common stock purchased by 2007 Recognition and Retention Plan(3)	(4,612)	(5,426)	(6,240)	(7,176)
Add: Westfield Mutual Holding Company capital addition(4)	2,655	2,655	2,655	2,655

Estimated investable net proceeds, as adjusted	$126,108	$148,104	$170,099	$195,394

For the six months ended June 30, 2006:
Consolidated net income:
Historical	$2,574	$2,574	$2,574	$2,574
Pro forma income on net proceeds	2,001	2,350	2,669	3,100
Pro forma 2007 Stock Option Plan adjustment	(173)	(204)	(235)	(270)
Pro forma employee stock ownership plan adjustment(2)	(55)	(65)	(75)	(86)
Pro forma 2007 Recognition and Retention Plan adjustment(3)	(281)	(330)	(380)	(437)

Pro forma net income	$4,066	$4,325	$4,553	$4,881

Per share net income (reflects SOP 93-6)(4):
Historical	$0.11	$0.10	$0.08	$0.07
Pro forma income on net proceeds, as adjusted	0.09	0.09	0.09	0.09
Pro forma 2007 Stock Option Plan expense(5)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma employee stock ownership plan on net proceeds(2)	0.00	0.00	0.00	0.00
Pro forma 2007 Recognition and Retention Plan adjustment(3)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share(6)	$0.18	$0.17	$0.15	$0.14

Offering price as a multiple of pro forma net annualized income per share	27.78	x	29.41	x	33.33	x	35.71	x

Number of shares outstanding for pro forma net income per share	22,454,818	26,417,432	30,380,047	34,937,055

At June 30, 2006:
Stockholders’ equity:
Historical	$115,469	$115,469	$115,469	$115,469
Estimated net proceeds	133,505	157,275	181,044	208,379
Less: Common stock acquired by employee stock ownership plan(2)	(5,440)	(6,400)	(7,360)	(8,464)
Less: Common stock acquired by 2007 Recognition and Retention Plan(3)	(4,612)	(5,426)	(6,240)	(7,176)
Add: Assets received from Westfield Mutual Holding Company	2,655	2,655	2,655	2,655

Pro forma stockholders’ equity	$241,577	$263,573	$285,568	$310,863

Stockholders’ equity per share (does not reflect SOP 93-6)(7):
Historical	$4.89	$4.16	$3.62	$3.15
Estimated net proceeds	5.67	5.67	5.68	5.68
Less: Common stock acquired by employee stock ownership plan(2)	(0.23)	(0.23)	(0.23)	(0.23)
Less: Common stock acquired by 2007 Recognition and Retention Plan(3)	(0.20)	(0.20)	(0.20)	(0.20)
Add: Assets received from Westfield Mutual Holding Company	0.11	0.10	0.08	0.07

Pro forma stockholders’ equity per share	$10.24	$9.50	$8.95	$8.47

Offering price as a percentage of pro forma stockholders’ equity per share	97.66%	105.26%	111.73%	118.06%

Number of shares outstanding for pro forma book value per share calculation	23,591,569	27,754,787	31,918,005	36,705,706

(1)	We reserve the right to issue up to a total of 21,160,000 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $211,600,000 (15% above the maximum of the offering range).
(2)	It is assumed that up to 8.0% of the shares of common stock issued in connection with the offering will be purchased by the employee stock ownership plan with funds borrowed from us based on the number of shares sold at the minimum, midpoint, maximum and 15% above maximum range of the offering, as indicated. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from us. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Employee stock ownership plan expense is based upon generally accepted accounting principles as described in accounting Statement of Position 93-6 (“SOP 93-6”). Generally accepted accounting principles require that as and when shares pledged as security for an employee stock ownership plan loan are committed to be released from the loan (i.e., as the loan is repaid), employee stock ownership plan expense is recorded based upon the fair value of the shares at the time. Westfield Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Westfield Bank’s total annual payment of the employee stock ownership plan debt is based upon 30 equal annual installments of principal, with an assumed interest rate of 8.0%. The pro forma net income assumes: (i) that Westfield Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the six months ended June 30, 2006, and was made at the end of the period; (ii) that 8,500 shares at the minimum of the offering range, 10,000 shares at the midpoint of the offering range, 11,500 shares at the maximum of the offering range and 13,225 shares at the 15% above the maximum of the offering range, were committed to be released during the six months ended June 30, 2006 at an average fair value of $10.00 per share in accordance with SOP-93-6; and (iii) the employee stock ownership plan shares committed to be released were considered outstanding for the entire period for purposes of the net income per share calculations.
(3)	Assumes 3.39% of the common stock sold in the stock offering will be purchased by the 2007 Recognition and Retention Plan using funds contributed by us. Before the 2007 Recognition and Retention Plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the 2007 Recognition and Retention Plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the stock offering. As we accrue compensation expenses to reflect the vesting of such shares over five years under the 2007 Recognition and Retention Plan, the charge against capital will be reduced accordingly. In the event the shares issued under the 2007 Recognition and Retention Plan consist of newly-issued shares of common stock at the price per share in the stock offering, the per share financial condition and result of operations of Westfield Financial would be proportionally reduced and to the extent the interest of existing stockholders would be diluted by approximately 1.918%.
(4)	Reflects addition of Westfield Mutual Holding Company’s capital as a result of the conversion and stock offering.
(5)	Assumes 8.48% of the common stock sold in the stock offering will be granted pursuant to options to acquire such stock. In calculating the pro forma effect of the stock option expense, it is assumed that the exercise price of the stock options and trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the binomial option pricing model was $1.67 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five year vesting period of the options and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34.0%. Under the above assumption, the adoption of the 2007 Stock Option Plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 per share price. If a portion of the shares to satisfy the exercise of options under 2007 Stock Option Plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.66% on the ownership interests of persons who purchase common stock in the stock offering.
(6)	Per share figures include publicly-held shares of Westfield Financial common stock that will be exchanged for new shares of our common stock in the conversion. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(7)	Per share figures include publicly-held shares of Westfield Financial common stock that will be exchanged for new shares of our common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (a) the number of subscription shares assumed to be sold in the offering and (b) new shares to be issued in exchange for publicly-held shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.42537, 2.85337, 3.28138, and 3.77358, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed shares.

At or for the year ended December 31, 2005
Minimum 13,600,000 shares at $10.00 per share	Midpoint 16,000,000 shares at $10.00 per share	Maximum 18,400,000 shares at $10.00 per share	Maximum as adjusted 21,160,000 shares at $10.00 per share(1)
(Dollars in thousands, except per share amounts)
Gross proceeds	$136,000	$160,000	$184,000	$211,600
Less: Expenses	2,495	2,725	2,956	3,221
Estimated net proceeds	133,505	157,275	181,044	208,379
Less: Common stock purchased by employee stock ownership plan(2)	(5,440)	(6,400)	(7,360)	(8,464)
Less: Common stock purchased by 2007 Recognition and Retention Plan(3)	(4,612)	(5,426)	(6,240)	(7,176)
Add: MHC capital addition(4)	2,655	2,655	2,655	2,655

Estimated investable net proceeds, as adjusted	$126,108	$148,104	$170,099	$195,394

For the year ended December 31, 2005:
Consolidated net income:
Historical	$6,219	$6,219	$6,219	$6,219
Pro forma income on net proceeds	4,001	4,699	5,397	6,200
Pro forma 2007 Stock Option Plan adjustment	(347)	(408)	(469)	(540)
Pro forma employee stock ownership plan adjustment(2)	(110)	(130)	(149)	(172)
Pro forma 2007 Recognition and Retention Plan adjustment(3)	(562)	(661)	(760)	(874)

Pro forma net income	$9,201	$9,719	$10,238	$10,833

Per share net income (reflects SOP 93-6)(6):
Historical	$0.28	$0.24	$0.20	$0.18
Pro forma income on net proceeds, as adjusted	0.18	0.18	0.18	0.18
Pro forma 2007 Stock Option Plan expense(5)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma employee stock ownership plan on net proceeds(2)	0.00	0.00	0.00	0.00
Pro forma 2007 Recognition and Retention Plan adjustment(3)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share(6)	$0.41	$0.37	$0.33	$0.31

Offering price as a multiple of pro forma net annualized income per share	24.39	x	27.03	x	30.30	x	32.26	x

Number of shares outstanding for pro forma net income per share	22,435,078	26,394,209	30,353,341	34,906,342

At December 31, 2005:
Stockholders’ equity:
Historical	$115,842	$115,842	$115,842	$115,842
Estimated net proceeds	133,505	157,275	181,044	208,379
Less: Common stock acquired by employee stock ownership plan(2)	(5,440)	(6,400)	(7,360)	(8,464)
Less: Common stock acquired by 2007 Recognition and Retention Plan(3)	(4,612)	(5,426)	(6,240)	(7,176)
Add: Assets received from Westfield Mutual Holding Company	2,655	2,655	2,655	2,655

Pro forma stockholders’ equity	$241,950	$263,946	$285,941	$311,236

Stockholders’ equity per share (does not reflect SOP 93-6)(7):
Historical	$4.91	$4.17	$3.63	$3.16
Estimated net proceeds	5.67	5.67	5.68	5.68
Less: Common stock acquired by employee stock ownership plan(2)	(0.23)	(0.23)	(0.23)	(0.23)
Less: Common stock acquired by 2007 Recognition and Retention Plan(3)	(0.20)	(0.20)	(0.20)	(0.20)
Add: Assets received from Westfield Mutual Holding Company	0.11	0.10	0.08	0.07

Pro forma stockholders’ equity per share	$10.26	$9.51	$8.96	$8.48

Offering price as a percentage of pro forma stockholders’ equity per share	97.47%	105.15%	111.61%	117.92%

Number of shares outstanding for pro forma book value per share calculation	23,591,569	27,754,787	31,918,005	36,705,706

(1)	We reserve the right to issue up to a total of 21,160,000 shares at $10.00 per share, or 15% above the maximum of the offering range. Unless otherwise required by the regulators, subscribers will not be given the right to modify their subscriptions unless the aggregate purchase price of the common stock is increased to exceed $211,600,000 (15% above the maximum of the offering range).
(2)	It is assumed that up to 8.0% of the shares of common stock issued in connection with the offering will be purchased by the employee stock ownership plan with funds borrowed from us based on the number of shares sold at the minimum, midpoint, maximum and 15% above maximum range of the offering, as indicated. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from us. The amount to be borrowed is reflected as a reduction of stockholders’ equity. Employee stock ownership plan expense is based upon generally accepted accounting principles as described in accounting SOP 93-6. Generally accepted accounting principles require that as and when shares pledged as security for an employee stock ownership plan loan are committed to be released from the loan (i.e., as the loan is repaid), employee stock ownership plan expense is recorded based upon the fair value of the shares at the time. Westfield Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Westfield Bank’s total annual payment of the employee stock ownership plan debt is based upon 30 equal annual installments of principal, with an assumed interest rate of 8.0%. The pro forma net income assumes: (i) that Westfield Bank’s contribution to the employee stock ownership plan is equivalent to the debt service requirement for the year ended December 31, 2006, and was made at the end of the period; (ii) that 17,000 shares at the minimum of the offering range, 20,000 shares at the midpoint of the offering range, 23,000 shares at the maximum of the offering range, and 26,450 shares at the 15% above the maximum of the offering range, were committed to be released during the year ended December 31, 2006 at an average fair value of $10.00 per share in accordance with SOP-93-6; and (iii) the employee stock ownership plan shares committed to be released were considered outstanding for the entire period for purposes of the net income per share calculations.
(3)	Assumes 3.39% of the common stock sold in the stock offering will be purchased by the 2007 Recognition and Retention Plan using funds contributed by us. Before the 2007 Recognition and Retention Plan is implemented, it must be approved by the stockholders. The dollar amount of the common stock possibly to be purchased by the 2007 Recognition and Retention Plan is based on $10.00 per share and represents unearned compensation and is reflected as a reduction of capital. Such amount does not reflect possible increases or decreases in the price per share after the stock offering. As we accrue compensation expenses to reflect the vesting of such shares over five years pursuant to the 2007 Recognition and Retention Plan, the charge against capital will be reduced accordingly. In the event the shares issued under the 2007 Recognition and Retention Plan consist of newly-issued shares of common stock at the price per share in the stock offering, the per share financial condition and result of operations of Westfield Financial would be proportionately reduced and to the extent the interest of existing stockholders would be diluted by approximately 1.918%.
(4)	Reflects addition of Westfield Mutual Holding Company’s capital as a result of the conversion.
(5)	Assumes 8.48% of the common stock sold in the stock offering will be granted pursuant to options to acquire such stock. In calculating the pro forma effect of the stock option expense, it is assumed that the exercise price of the stock options and trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the binomial option pricing model was $1.67 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five year vesting period of the options and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34.0%. Under the above assumption, the adoption of the 2007 Stock Option Plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 per share price. If a portion of the shares to satisfy the exercise of options under the 2007 Stock Option Plan are obtained from the issuance of authorized but unissued shares, our net income per share and stockholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.66% on the ownership interests of persons who purchase common stock in the stock offering.
(6)	Per share figures include publicly-held shares of Westfield Financial common stock that will be exchanged for new shares of our common stock in the conversion. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(7)	Per share figures include publicly-held shares of Westfield Financial common stock that will be exchanged for new shares of our common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (a) the number of subscription shares assumed to be sold in the offering and (b) new shares to be issued in exchange for publicly-held shares at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 2.42537, 2.85337, 3.28138, and 3.77358, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. The number of subscription shares actually sold and the corresponding number of exchange shares may be more or less than the assumed shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand the financial performance of Westfield Financial and its subsidiaries through a discussion of the factors affecting its financial condition at June 30, 2006 (unaudited), December, 31, 2005 and December 31, 2004 and its consolidated results of operations for the six months ended June 30, 2006 (unaudited) and 2005 (unaudited) and for the years ended December 31, 2005, 2004 and 2003. This section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements beginning on page F-1 of this prospectus. The financial condition and results of operations reported at June 30, 2006 (unaudited) and for the six-month period ending June 30, 2006 (unaudited) are not necessarily indicative of the financial condition and results of operations that will result for the fiscal year ended December 31, 2006.

Overview

Westfield Financial strives to remain a leader in meeting the financial service needs of the local community and to provide quality service to the individuals and businesses in the market areas that it has served since 1853. Historically, Westfield Bank has been a community-oriented provider of traditional banking products and services to business organizations and individuals, including products such as residential and commercial real estate loans, consumer loans and a variety of deposit products. Westfield Bank meets the needs of its local community through a community-based and service-oriented approach to banking.

Westfield Financial has adopted a growth-oriented strategy that has focused on increased emphasis on commercial lending. Westfield Financial’s strategy also calls for increasing deposit relationships and broadening its product lines and services. Westfield Financial believes that this business strategy is best for its long term success and viability, and complements its existing commitment to high quality customer service.

In connection with its overall growth strategy, Westfield Bank seeks to:

•	continue to grow its commercial and industrial loan and commercial real estate loan portfolio by targeting commercial businesses in its primary market area and in northern Connecticut as a means to increase the yield on and diversify its loan portfolio and build transactional deposit account relationships;

•	focus on expanding its retail banking franchise, and increasing the number of households served within its market area; and

•	depending on market conditions, refer substantially all of the fixed rate residential real estate loans to a third party mortgage company that underwrites, originates and services these loans, in order to diversify its loan portfolio, increase fee income and reduce interest rate risk.

Following the conversion and stock offering, Westfield Bank intends to utilize proceeds from the stock offering to further the objectives of its growth-oriented strategy. See “How We Intend To Use The Proceeds From The Stock Offering.”

General

Westfield Financial’s consolidated results of operations are comprised of earnings on investments and the net income recorded by its principal operating subsidiary, Westfield Bank. Westfield Bank’s consolidated results of operations depend primarily on net interest and dividend income. Net interest and dividend income is the difference between the interest income earned on interest-earning assets and the interest paid on interest-bearing liabilities. Interest-earning assets consist primarily of commercial real estate loans, commercial and industrial loans, residential real estate loans, consumer loans, mortgage-backed securities and investment securities. Interest-bearing liabilities consist primarily of certificates of deposit and money market account, NOW account, and savings account deposits, and borrowings from the Federal Home Loan Bank of Boston. The consolidated results of operations also depend on provision for loan losses, noninterest income and noninterest expense. Noninterest expense includes salaries and employee benefits, occupancy expenses and other general and administrative expenses. Noninterest income includes service fees and charges, income on bank-owned life insurance, and gains (losses) on sales of securities and securities writedowns.

Critical Accounting Policies

Westfield Financial’s accounting policies are disclosed in Note 1 to the Consolidated Financial Statements. Given its current business strategy and asset/liability structure, the more critical policies are accounting for nonperforming loans, the allowance for loan losses and provision for loan losses, the classification of securities as either held to maturity or available for sale, other than temporary impairment of securities, and discount rate assumptions used for benefit liabilities. In addition to the informational disclosure in the Notes to the Consolidated Financial Statements, Westfield Financial’s policy on each of these accounting policies is described in detail in the applicable sections of Management’s Discussion and Analysis of Financial Condition and Results of Operations. Senior management has discussed the development and selection of these accounting estimates and the related disclosures with the Audit Committee of Westfield Financial’s Board of Directors.

On a quarterly basis, Westfield Financial reviews available for sale investment securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Securities, including mortgage-backed securities, that management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at amortized cost. Securities, including mortgage-backed securities, that have been identified as assets for which there is not a positive intent to hold to maturity are classified as available for sale and are carried at fair value with unrealized gains and losses, net of income taxes, reported as a separate component of equity. Accordingly, a misclassification would have a direct effect on stockholders’ equity. Sales or reclassification as available for sale (except for certain permitted reasons) of held to maturity securities may result in the reclassification of all such securities to available for sale. Westfield Financial has never sold held to maturity securities or reclassified such securities to available for sale other than in specifically permitted circumstances. Westfield Financial does not acquire securities or mortgage-backed securities for purposes of engaging in trading activities.

Westfield Financial’s general policy is to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more, or earlier if the loan is considered impaired. Any unpaid amounts previously accrued on these loans are reversed from income. Subsequent cash receipts are applied to the outstanding principal balance or to interest income if, in the judgment of management, collection of principal balance is not in question. Loans are returned to accrual status when they become current as to both principal and interest and when subsequent performance reduces the concern as to the collectibility of principal and interest. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income over the estimated average lives of the related loans.

The process of evaluating the loan portfolio, classifying loans and determining the allowance and provision is described in detail in “Business of Westfield Financial and Westfield Bank — Lending Activities — Allowance for Loan Losses” below. Westfield Financial’s methodology for assessing the allocation of the allowance consists of two key components, which are a specific allowance for identified problems or impaired loans and a formula allowance for the remainder of the portfolio. Measurement of impairment can be based on present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. The allocation of the allowance is also reviewed by management based upon its evaluation of then-existing economic and business conditions affecting Westfield Financial’s key lending areas and other conditions, such as new loan products, credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan portfolio. Although management believes it has established and maintained the allowance for loan losses at adequate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

Average Balance Sheet And Analysis Of Net Interest And Dividend Income

The following tables set forth information relating to Westfield Financial’s financial condition and net interest and dividend income at June 30, 2006, for the six months ended June 30, 2006 and 2005 and for the years ended December 31, 2005, 2004 and 2003 and reflect the average yield on assets and average cost of liabilities for the periods indicated. The yields and costs were derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown. Average balances were derived from actual daily balances over the periods indicated. Interest income includes fees earned from making changes in loan rates or terms, and fees earned when commercial real estate loans were prepaid or refinanced. The interest earned on tax exempt assets is adjusted to a tax equivalent basis to recognize the income tax savings which facilitates comparison between taxable and tax exempt assets.

	At June 30,		For the Six Months Ended June 30,
	2006		2006				2005
	Actual Balance	Yield/Rates	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Short term investments(1)	$1,208	5.02%	$18,402	$416	4.52%		$31,344	$404	2.58%
Investment securities	371,172	4.71	362,550	7,951	4.39		341,414	6,923	4.06

Loans(2)	391,846	6.58	383,822	12,582	6.56		379,491	11,153	5.88

Total interest-earning assets	764,226	5.67	764,774	20,949	5.48		752,249	18,480	4.91

Total noninterest-earning assets	53,710		48,789				46,086

Total assets	$817,936		$813,563				$798,335

LIABILITIES AND EQUITY:
Interest-bearing liabilities:
NOW accounts	$76,800	1.33	$71,381	383	1.07		$59,122	146	0.49
Savings accounts	39,491	0.50	40,589	101	0.50		44,057	109	0.49
Money market deposit accounts	107,659	1.53	117,532	905	1.54		147,472	1,003	1.36
Time certificates of deposit	371,076	4.03	359,757	6,486	3.61		316,778	4,139	2.61

Total interest-bearing deposits	595,026		589,259	7,875			567,429	5,397
Customer repurchase agreements and Federal Home Loan Bank advances	59,404	3.26	59,783	977	3.27		61,902	844	2.73

Interest-bearing liabilities	654,430	3.02	649,042	8,852	2.73		629,331	6,241	1.98

Noninterest-bearing deposits	40,694		41,838				43,921
Other noninterest-bearing liabilities	7,343		7,754				6,496

Total noninterest-bearing liabilities	48,037		49,592				50,417

Total liabilities	702,467		698,634				679,748
Total stockholders’ equity	115,469		114,929				118,587

Total liabilities and stockholders’ equity	$817,936		$813,563				$798,335

Net interest and dividend income				$12,097				$12,239

Net interest rate spread(3)		2.65			2.75				2.93
Net interest margin(4)		3.08%			3.19%				3.28%
Ratio of average interest-earning assets to average interest-bearing liabilities					117.8	x			119.5	x

	For the Year Ended December 31,
	2005				2004				2003
	Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost		Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Short term investments(1)	$30,141	$788	2.61%		$20,866	$290	1.39%		$17,648	$170	0.96%
Investment securities	344,618	14,247	4.13		361,253	13,802	3.82		389,333	13,599	3.49

Loans(2)	383,436	23,136	6.03		366,677	21,198	5.78		354,134	22,464	6.34

Total interest-earning assets	758,195	38,171	5.03		748,796	35,290	4.71		761,115	36,233	4.76

Total noninterest-earning assets	47,226				46,135				48,693

Total assets	$805,421				$794,931				$809,808

LIABILITIES AND EQUITY:
Interest-bearing liabilities:
NOW accounts	$60,839	325	0.53		$48,004	249	0.52		$42,783	347	0.81
Savings accounts	43,250	217	0.50		47,728	234	0.49		46,771	371	0.79
Money market deposit accounts	144,629	2,117	1.46		152,855	1,419	0.93		152,863	1,860	1.22
Time certificates of deposit	325,050	9,154	2.82		317,563	7,723	2.43		353,967	10,544	2.98

Total interest-bearing deposits	573,768	11,813			566,150	9,625			596,384	13,122
Customer repurchase agreements and Federal Home Loan Bank advances	62,209	1,784	2.87		50,309	1,289	2.56		30,123	736	2.44

Interest-bearing liabilities	635,977	13,597	2.14		616,459	10,914	1.77		626,507	13,858	2.21

Noninterest-bearing deposits	44,590				52,631				54,119
Other noninterest-bearing liabilities	6,819				5,488				5,020

Total noninterest-bearing liabilities	51,409				58,119				59,139

Total liabilities	687,386				674,578				685,646
Total stockholders’ equity	118,035				120,353				124,162

Total liabilities and stockholders’ equity	$805,421				$794,931				$809,808

Net interest and dividend income		$24,574				$24,376				$22,375

Net interest rate spread(3)			2.90				2.94				2.55
Net interest margin(4)			3.26%				3.25%				2.94%
Ratio of average interest-earning assets to average interest-bearing liabilities			119.2	x			121.5	x			121.5	x

(1)	Short term investments include Federal funds sold.
(2)	Loans, including non-accrual loans, are net of deferred loan origination costs (fees), and unadvanced funds.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Net interest margin represents tax equivalent net interest and dividend income as a percentage of average interest earning assets.

Rate/Volume Analysis. The following table shows how changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Westfield Financial’s interest and dividend income and interest expense during the periods indicated. Information is provided in each category with respect to (1) interest income changes attributable to changes in volume (changes in volume multiplied by prior rate); (2) interest income changes attributable to changes in rate (changes in rate multiplied by prior volume); and (3) the net change.

The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005 Increase/(Decrease)			Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 Increase/(Decrease)			Year Ended December 31, 2004 Compared to Year Ended December 31, 2003 Increase/(Decrease)
	Due to			Due to			Due to
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest earning assets:
Short term investments	$(167)	$179	$12	$129	$369	$498	$31	$89	$120
Investment securities	429	599	1,028	(636)	1,081	445	(981)	1,184	203
Loans	127	1,302	1,429	969	969	1,938	796	(2,062)	(1,266)
Total interest-earning assets	389	2,080	2,469	462	2,419	2,881	(154)	(789)	(943)

Interest bearing liabilities:
NOW accounts	30	207	237	67	9	76	42	(140)	(98)
Savings accounts	(9)	0	(9)	(22)	5	(17)	8	(145)	(137)
Money market deposit accounts	(204)	106	(98)	(76)	774	698	0	(441)	(441)
Time certificates of deposit	562	1,785	2,347	182	1,249	1,431	(1,084)	(1,737)	(2,821)
Customer repurchase agreements and Federal Home Loan Bank advances	(29)	163	134	305	190	495	493	60	553
Total interest bearing liabilities	350	2,261	2,611	456	2,227	2,683	(541)	(2,403)	(2,944)

Change in net interest and dividend income	$39	$(181)	$(142)	$6	$192	$198	$387	$1,614	$2,001

Comparison Of Financial Condition At June 30, 2006 And December 31, 2005

Total assets increased $12.8 million to $817.9 million at June 30, 2006 from $805.1 million at December 31, 2005. Securities increased $12.0 million to $366.9 million at June 30, 2006 from $354.9 million at December 31, 2005. Westfield Bank increased deposits by $12.7 million as described below. Westfield Bank invested the funds primarily in securities issued by government - sponsored enterprises. The securities portfolio is primarily comprised of mortgage-backed securities, along with securities issued by government - sponsored enterprises and municipal bonds. Securities issued by government-sponsored enterprises consist entirely of bonds issued by the Freddie Mac, Fannie Mae, and the Federal Home Loan Bank. Westfield Financial also invests in municipal bonds issued by cities and towns in Massachusetts and rated AAA by Moody’s, Standard and Poor’s, or Fitch, and the majority of which investments are also independently insured. In addition, Westfield Financial has investments in Federal Home Loan Bank stock and mutual funds that invest only in securities allowed by the Office of Thrift Supervision.

Net loans during the period increased by $7.7 million to $386.5 million at June 30, 2006 from $378.8 million at December 31, 2005. Commercial real estate and commercial and industrial loans increased $4.3 million to $273.9 million at June 30, 2006 from $269.6 million at December 31, 2005. This is consistent with Westfield Bank’s strategic plan, which emphasizes commercial lending. The continued success of Westfield Bank’s commercial lending is primarily dependent on the local and national economy along with local competition for commercial loans. Residential real estate loans increased $4.6 million to $111.9 million at June 30, 2006 from $107.3 million at December 31, 2005. Westfield Bank purchased $10.5 million in adjustable rate loans during the first six months of 2006 which are serviced by the originating financial institutions. This was offset by principal payments and payoffs of other residential loans.

In September 2001, Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company. Residential real estate borrowers submit applications to Westfield Bank, but the loan is approved by and closed on the books of the mortgage company. The third party mortgage company owns the servicing rights and services the loans. Westfield Bank retains no residual ownership interest in these loans. Westfield Bank receives a fee for each of the loans originated by the third party mortgage company. Westfield Bank believes that this program has diversified its loan portfolio and continues to reduce interest rate risk by reducing the amount of long-termed fixed rate loans held in Westfield Bank’s loan portfolio.

Total deposits increased $12.7 million to $635.7 million at June 30, 2006 from $623.0 million at December 31, 2005. The increase in deposits was primarily the result of an increase of $36.0 million in time deposits, which were $371.1 million at June 30, 2006. During the six months ended June 30, 2006, Westfield Bank generally offered attractive interest rates on certain time deposit products, relative to local competition. The increase in time deposits was partially offset by decreases of $24.6 million in money market accounts and $1.9 million in regular savings accounts. Demand deposit and NOW accounts increased $3.1 million to $117.5 million at June 30, 2006 from $114.4 million at December 31, 2005.

Federal Home Loan Bank borrowings totaled $45.0 million at both June 30, 2006 and December 31, 2005. Customer repurchase agreements were $14.4 million at both June 30, 2006 and December 31, 2005. A customer repurchase agreement is an agreement by Westfield Bank to sell to and repurchase from the customer an interest in specific securities issued by or guaranteed by the United States Government. This transaction settles immediately on a same day basis in immediately available funds. Interest paid is commensurate with other products of equal interest and credit risk. All of Westfield Bank’s customer repurchase agreements at June 30, 2006 were held by commercial customers.

Excess funds are swept out of certain commercial checking accounts and into repurchase agreements where the customers can earn interest on their funds. By law, a bank cannot pay interest on commercial checking accounts; however, interest can be paid on non-deposit products such as repurchase agreements. The increase in customer repurchase agreements is consistent with Westfield Bank’s strategy to emphasize commercial customer relationships.

Stockholders’ equity at June 30, 2006 and December 31, 2005 was $115.5 million and $115.8 million, respectively, which represented 14.1% of total assets as of June 30, 2006 and 14.4% of total assets as of December 31, 2005. The change is primarily comprised of net income of $2.6 million for the six months ended June 30, 2006, the net repurchase at 27,745 shares of common stock for $768,000 and the declaration and payment by the Board of Directors of regular and special dividends amounting to $1.9 million.

Comparison Of Operating Results For Six Months Ended June 30, 2006 And June 30, 2005

General. Net income was $2.6 million, or $0.27 per diluted share, for the six months ended June 30, 2006 compared to $2.9 million, or $0.30 per diluted share, for the same period in 2005. Net interest and dividend income was $11.7 million for the six months ended June 30, 2006 compared to $11.8 million for the same period in 2005.

Interest and Dividend Income. Total interest and dividend income increased $2.4 million or 13.3% to $20.5 million for the six months ended June 30, 2006, compared to $18.1 million for the same period in 2005. The most significant component contributing to the increase in interest income was a $1.4 million increase in interest income on loans. Interest income from commercial and industrial loans and commercial real estate loans increased $1.8 million to $9.2 million for the six months ended June 30, 2006 from $7.4 million for the six months ended June 30, 2005. This was primarily the result of an increase in the yield on commercial and industrial loans and commercial real estate loans of 93 basis points to 6.93% for the six months ended June 30, 2005 compared to 6.00% for the same period in 2005. The increase in yield on commercial and industrial loans and commercial real estate loans is primarily due to the rising interest rate environment that occurred during the period.

Additionally, and consistent with Westfield Financial’s strategic plan, the average balance of commercial and industrial loans and commercial real estate loans increased $17.1 million to $267.4 million for the six months ended June 30, 2006, compared to the same period in 2005.

Interest income from residential real estate loans decreased $178,000 to $3.1 million for the six months ended June 30, 2006, compared to the same period in 2005. The average balance of residential real estate loans decreased $9.4 million for the six months ended June 30, 2006 compared to the same period in 2005. This was due to Westfield Financial’s referral of residential real estate loans to a third party mortgage company. In addition, interest on consumer loans decreased $144,000 to $215,000 for the six months ended June 30, 2006, compared to $360,000 for the same period in 2005. This was primarily the result of a decrease of $3.4 million in the average balance of consumer loans for the six months ended June 30, 2006 compared to the same period in 2005 due to management’s decision to discontinue indirect automobile loan originations in 2003 and allow the portfolio to pay down.

Interest and dividends on securities was $7.6 million for the six months ended June 30, 2006 and $6.6 million for the same period in 2005. As lower yielding investments matured, were called, or paid down, the funds were reinvested at higher rates. In addition, the interest rate on adjustable rate securities repriced upward in the rising interest rate environment. This resulted in an increase in the tax equivalent yield on securities of 33 basis points to 4.39% for the six months ended June 30, 2006. In addition, the average balance of securities grew by $21.1 million from $341.4 million for the six months ended June 30, 2005 to $362.5 million for the same period in 2006.

Interest Expense. Interest expense for the six months ended June 30, 2006 increased $2.6 million to $8.9 million from the comparable 2005 period. This was attributable to an increase of 75 basis points in the average cost of interest-bearing liabilities to 2.73% for the six months ended June 30, 2006 from 1.98% for the same period in 2005. In addition, the average balance of total interest-bearing liabilities increased $19.7 million to $649.0 million for the six months ended June 30, 2006 from $629.3 million for the same period in 2005.

As the rates paid on time deposits increased, some customers have shifted funds out of lower yielding core deposits, and into higher yielding time deposits. Management feels that in a period of rising rates, the more rate sensitive customers will continue to move funds into time deposits, resulting in a higher cost of deposits.

Net Interest and Dividend Income. Net interest and dividend income was $11.7 million for the six months ended June 30, 2006 compared to $11.8 million for the same period in 2005. The net interest margin on a tax equivalent basis was 3.19% for the six months ended June 30, 2006 compared to 3.28% for the same period in 2005.

The decrease in the net interest margin was primarily the result of higher funding costs. The average cost of interest-bearing liabilities increased 75 basis points to 2.73% for the six months ended June 30, 2006 from 1.98% for same period in 2005. The yield of interest-earning assets, on a tax equivalent basis, increased only 57 basis points to 5.48% for the six months ended June 30, 2006 from 4.91% for same period in 2005. The increase in the average cost of interest-bearing liabilities was primarily due to an increase in the cost of time deposits resulting from the rising interest rate environment.

Provision for Loan Losses. The provision for loan losses is reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of Westfield Financial and other conditions, such as new loan products, credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan portfolio.

The amount that Westfield Bank allocated to the provision for loan losses during the six months ended June 30, 2006 was based upon the changes that occurred in the loan portfolio during that same period. The changes in the loan portfolio, described in detail below, include growth in the loan portfolio and partially replenishing the net charge offs for the same period, tempered by a reduction in nonperforming loans. After evaluating these factors, Westfield Bank provided $275,000 for loan losses for the six months ended June 30, 2006, compared to $265,000 for the same period in 2005. The allowance was $5.4 million at both June 30, 2006 and December 31, 2005. The allowance for loan losses was 1.37% of total loans at June 30, 2006 and 1.41% at December 31, 2005.

At June 30, 2006 commercial real estate loans and commercial and industrial loans increased $4.3 million compared to December 31, 2005. Commercial real estate loans and commercial and industrial loans comprised 70.0% of Westfield Bank’s loan portfolio as of June 30, 2006 compared to 70.2% as of December 31, 2005. Westfield Bank considers these types of loans to contain more credit risk and market risk than conventional residential real estate mortgages, including home equity loans, which increased by $4.6 million during the six months ended June 30, 2006. Consumer loans decreased $1.3 million to $6.0 million at June 30, 2006. Nonperforming loans were $914,000 at June 30, 2006 and $1.9 million at December 31, 2005.

Net charge-offs were $345,000 for the six months ended June 30, 2006. This was comprised of charge-offs of $534,000 for the six months ended June 30, 2006, partially offset by recoveries of $189,000 for the same period.

Although management believes it has established and maintained the allowance for loan losses at adequate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

Noninterest Income. Noninterest income increased $177,000 to $1.7 million for the six months ended June 30, 2006 compared to the same period in 2005. There were no net gains on the sale of securities for the six months ended June 30, 2006 compared to $19,000 for the same period in 2005.

Checking account processing fees increased $106,000 to $926,000 for the six months ended June 30, 2006 from $820,000 for the same period in 2005. Income from bank-owned life insurance increased $47,000 to $393,000 for the six months ended June 30, 2006 from $346,000 for the same period in 2005.

Noninterest Expense. Noninterest expense for the six months ended June 30, 2006 was $9.7 million compared to $9.4 million for the same period in 2005. Salaries and benefits increased $513,000 for the six months ended June 30, 2006 compared to the same period in 2005. This was primarily the result of an increase in salary expense of $206,000 related to hiring additional personnel and normal salary increases, along with an additional expense of $146,000 related to stock options. The Financial Accounting Standards Board (“FASB”) now requires public and nonpublic companies to recognize stock-based compensation related to stock options in their income statements. This requirement became effective for Westfield Financial for the fiscal year beginning on January 1, 2006. In previous periods, Westfield Financial was not required to treat stock-based compensation related to stock options as an expense.

Income Taxes. For the six months ended June 30, 2006, Westfield Financial had a tax provision of $879,000 compared to $802,000 million for the same period in 2005. The effective tax rate was 25.5% for the six months ended June 30, 2006 compared to 21.5% for the six months ended June 30, 2005.

Comparison Of Financial Condition At December 31, 2005 And December 31, 2004

Total assets increased $8.2 million, or 1.0%, to $805.1 million at December 31, 2005 from $796.9 million at December 31, 2004. Cash and cash equivalents decreased $24.6 million to $26.4 million at December 31, 2005 from $51.0 million at December 31, 2004. This was primarily the result of a $26.9 million decrease in Federal funds sold.

Net loans during this period increased by $10.2 million, or 2.7%, to $378.8 million at December 31, 2005, from $368.6 million at December 31, 2004.

Commercial real estate loans increased $25.2 million, or 17.5%, to $169.5 million at December 31, 2005 from $144.3 million at December 31, 2004. Commercial and industrial loans increased $5.3 million, or 5.6%, to $100.0 million at December 31, 2005 from $94.7 million at December 31, 2004. As previously noted, Westfield Bank’s strategic plan calls for emphasis on commercial lending.

Residential real estate loans decreased $15.9 million to $107.3 million at December 31, 2005 from $123.2 million at December 31, 2004. The decrease was due to the fact that Westfield Bank refers substantially all of its residential loan originations to a third party mortgage company. The dollar amount of new residential loans originated by Westfield Bank therefore were not material relative to the entire loan portfolio and did not offset principal payments and payoffs that occurred during the period.

Securities, including mortgage-backed securities, increased $20.0 million to $354.9 million at December 31, 2005 compared to $334.9 million at December 31, 2004. The largest segment of the securities portfolio is mortgage-backed securities, the majority of which are adjustable rate instruments. Management feels that investing funds in adjustable rate mortgage-backed securities has helped provide cash flow and in addition, helped reduce interest rate risk.

Total deposits increased $10.4 million to $623.0 million December 31, 2005 from $612.6 million at December 31, 2004. Time deposits increased $21.9 million to $335.0 million at December 31, 2005, while regular savings and money market accounts decreased $20.6 million. As the rates paid on time deposits increased throughout 2005, some customers shifted funds out of lower yielding core deposits, and into higher yielding time deposits. Demand deposits and NOW accounts increased $9.0 million to $114.3 million at December 31, 2005. The increase is primarily due to a new checking account product which pays higher rates to customers who maintain large balances.

Federal Home Loan Bank borrowings were $45.0 million at both December 31, 2005 and December 31, 2004. Customer repurchase agreements decreased $174,000 to $14.4 million at December 31, 2005.

Stockholders’ equity at December 31, 2005 and December 31, 2004 was $115.8 million and $118.1 million, respectively, representing 14.4% and 14.8% of total assets. The change is comprised of net income of $6.2 million for the year ended December 31, 2005, the net repurchase of 199,755 shares of common stock for $4.9 million, and the declaration by the Board of Directors of four quarterly and two special dividends aggregating $3.6 million.

Comparison Of Operating Results For Years Ended December 31, 2005 And 2004

General. Net income for the year ended December 31, 2005 was $6.2 million, or $0.64 per diluted share, compared to $6.3 million, or $0.64 per diluted share for the year ended December 31, 2004. The results for the year ended December 31, 2004 included net gains from the sale of securities of $877,000. This was primarily the result of Westfield Financial selling its common stock portfolio in 2004. Net gains from sales of securities for the year ended December 31, 2005 were $19,000.

Interest and Dividend Income. Total interest and dividend income increased $2.9 million or 8.4% to $37.3 million for the year ended December 31, 2005, compared to $34.4 million for the same period in 2004.

The increase in interest income was primarily the result of a $2.0 million increase in interest income on loans. Interest income from commercial and industrial loans and commercial real estate loans increased $1.3 million and $1.6 million, respectively, for the year ended December 31, 2005 from the year ended December 31, 2004. In accordance with Westfield Bank’s strategic plan, the average balance of commercial and industrial loans increased $4.2 million to $101.1 million and commercial real estate loans increased $24.0 million to $158.2 million, respectively, for the year ended December 31, 2005, compared to the same period in 2004.

Interest income from residential real estate loans decreased $336,000 to $6.5 million for the year ended December 31, 2005, compared to the same period in 2004. The average balance of residential real estate loans decreased $4.4 million for the year ended December 31, 2005 from $119.6 million for the year ended December 31, 2004 due to Westfield Financial’s residential real estate loan program with a third party mortgage company. In addition, interest on consumer loans decreased $581,000 to $631,000 for the year ended December 31, 2005, compared to $1.2 million for the same period in 2004. This was primarily the result of a decrease in average balance of consumer loans from $16.0 million for 2004 to $9.0 million for 2005 due to management’s decision to discontinue indirect automobile loan originations in 2003 and allow the portfolio to paydown.

Interest and dividends on securities was $13.6 million for the years ended December 31, 2005 and $13.2 million for the same period in 2004. The tax equivalent yield on securities increased from 3.82% for the year 2004 to 4.13% for the same period in 2005. As lower yielding investments matured, were called, or paid down in 2005, the funds were reinvested at higher rates. In addition, the interest rate on adjustable rate securities repriced upward in the rising interest rate environment. This change was offset by a $16.7 million decrease in the average balance of securities from $361.3 million for 2004 to $344.6 million for 2005.

Interest Expense. Interest expense for the year ended December 31, 2005 increased $2.7 million to $13.6 million from the comparable 2004 period. This was attributable to an increase in the average cost of interest-bearing liabilities increasing 37 basis points to 2.14% for the year ended December 31, 2005 from 1.77% for the same period in 2004. In addition, the average balance of total interest-bearing liabilities increased $19.5 million to $636.0 million for the year ended December 31, 2005 from $616.5 million for the same period in 2004. As the rates paid on time deposits increased throughout 2005, some customers shifted funds out of lower yielding core deposits, and into higher yielding time deposits.

Net Interest and Dividend Income. Net interest and dividend income increased $194,000 to $23.7 million for the year ended December 31, 2005 compared to $23.5 million for the same period in 2004. The net interest margin on a tax equivalent basis was 3.26% and 3.25%, respectively, for the years ended December 31, 2005 and 2004.

The increase in income from interest-earning assets was mostly offset by an increase in interest expense from interest-bearing liabilities. The average cost of interest-bearing liabilities increased 37 basis points to 2.14% for the year ended December 31, 2005 from 1.77% for same period in 2004. The yield on interest-earning assets on a tax equivalent basis increased 32 basis points to 5.03% for the year ended December 31, 2005 from 4.71% for same period in 2004.

Provision for Loan Losses. The amount that Westfield Bank allocated to the provision for loan losses during the year ended December 31, 2005 was based upon the changes that occurred in the loan portfolio during that same period. The changes in the loan portfolio, described in detail below, include growth of $30.5 million in the commercial real estate and commercial and industrial loan portfolio and replenishing the net charge offs for the same period. After evaluating these factors, Westfield Bank provided $465,000 for loan losses for the year ended December 31, 2005, compared to $750,000 for the same period in 2004. The allowance was $5.4 million at December 31, 2005 and $5.3 million at December 31, 2004. The allowance for loan losses was 1.41% of total loans at both December 31, 2005 and 2004.

At December 31, 2005, commercial real estate loans and commercial and industrial loans increased $30.5 million compared to December 31, 2004. Commercial real estate loans and commercial and industrial loans comprised 70.2% of Westfield Bank’s loan portfolio as of December 31, 2005 compared to 64.0% as of December 31, 2004. Westfield Bank considers these types of loans to contain more credit risk and market risk than conventional residential real estate mortgages, which decreased by $15.9 million during the year ended December 31, 2005. Consumer loans also decreased $4.3 million to $7.3 million at December 31, 2005. Nonperforming loans were $1.9 million December 31, 2005 and $2.2 million at December 31, 2004.

Net charge-offs were $320,000 for the year ended December 31, 2005. This was comprised of charge-offs of $612,000 for the year December 31, 2005, partially offset by recoveries of $292,000 for the same period.

Noninterest Income. Noninterest income decreased $524,000 to $3.4 million in 2005 from $3.9 million for 2004. Net gains from sales of securities were $19,000 for the year ended December 31, 2005, compared to $877,000 for the same period in 2004. This is primarily the result of the company selling its common stock portfolio in 2004 to comply with Office of Thrift Supervision regulations. Income on bank-owned life insurance was $758,000 for the period ended December 31, 2005, compared to $741,000 for the same period in 2004.

Fees received from the third party mortgage company were $107,000 for the year ended December 31, 2005, compared to $100,000 for the same period in 2004. Checking account processing fees increased $148,000 for the year ended December 31, 2005, compared to the same period in 2004. This was a result of Westfield Bank’s overdraft privilege program offered to checking account customers. The overdraft privilege program commenced in the second quarter of 2004, therefore the 2004 results reflect only a partial year under the program. In 2005, the overdraft privilege program was in effect for the entire year.

Noninterest Expense. Noninterest expense for the year ended December 31, 2005 was $18.5 million compared to $17.8 million for the same period in 2004. Salaries and benefits increased $402,000 for the year ended December 31, 2005, compared to the same period in 2004. This was primarily the result of normal increases in salaries and health care costs along with an increase in stock-based benefit plan expenses of $176,000.

Advertising and marketing expenses increased $195,000 for the year ended December 31, 2005, compared to the same period in 2004. This was the result of management’s decision to increase spending on advertising and marketing to promote Westfield Bank’s products and services. Specifically, management elected to increase spending on advertising campaigns for television and print media, along with marketing materials and promotions within Westfield Bank’s branches.

Income Taxes. Income taxes decreased $629,000 to $1.9 million in 2005. The effective tax rate was 23.7% in 2005 compared to 28.8% for 2004. This was primarily the result of an increase in income from tax-exempt assets. The effective tax rates for 2005 and 2004 also reflect the utilization of Westfield Securities Corporation, which was dissolved in the third quarter of 2005, and Elm Street Securities Corporation, both Massachusetts qualified securities corporations.

Comparison Of Financial Condition At December 31, 2004 And December 31, 2003

Total assets increased $1.7 million, or 0.2%, to $796.9 million at December 31, 2004 from $795.2 million at December 31, 2003. Cash received from maturities, calls, and paydowns of securities was primarily used to fund loan demand. Cash and cash equivalents increased $5.4 million to $51.0 million at December 31, 2004 from $45.7 million at December 31, 2003.

Net loans during this period increased by $23.6 million, or 6.8%, to $368.6 million at December 31, 2004, from $345.0 million at December 31, 2003.

Commercial real estate loans increased $13.0 million, or 9.9%, to $144.3 million at December 31, 2004 from $131.3 million at December 31, 2003. Commercial and industrial loans increased $9.5 million, or 11.1%, to $94.8 million at December 31, 2004 from $85.3 million at December 31, 2003. Westfield Bank’s strategic plan calls for emphasis on commercial lending.

Residential real estate loans increased $12.3 million to $122.8 million at December 31, 2004 from $110.5 million at December 31, 2003. The increase was primarily the result of Westfield Bank’s purchase of $35.3 million in adjustable rate mortgage loans, which are serviced by the originating institutions. This was offset by principal payments and payoffs of other residential real estate loans.

Indirect automobile loans decreased $10.1 million, or 63.1%, to $5.9 million on December 31, 2004 compared to $16.0 million on December 31, 2003. Management curtailed its indirect lending beginning in fiscal year 2000 and in the fourth quarter of 2003, Westfield Bank ceased writing loans under this program.

Securities, including mortgage-backed securities, decreased $28.7 million to $334.9 million at December 31, 2004, compared to $363.6 at December 31, 2003. Westfield Bank’s common stock portfolio decreased $7.3 million. Westfield Bank sold common stock in 2004 to comply with Office of Thrift Supervision regulations. In addition, cash received from maturities, calls, and paydowns of securities was primarily used to fund loan demand.

Total deposits decreased $19.8 million to $612.6 million at December 31, 2004. The decrease in deposits was primarily due to a decrease of $21.1 million in time deposits for the year ended December 31, 2004. Management believes that the decrease in time deposits was a result of a pricing strategy whereby less emphasis was placed on attracting time deposits, which generally have higher interest rates than core deposits. This led to an increase in net interest income.

Core deposits, which include checking, NOW, savings and money market accounts, increased $1.3 million to $299.5 million at December 31, 2004. Westfield Bank’s strategy at this time was to emphasize core deposits in order to maintain long-term relationships with customers and to reduce the cost of funds.

The decrease in deposits was offset by increases in Federal Home Loan Bank borrowings and customer repurchase agreements. Federal Home Loan Bank borrowings increased $25.0 million to $45.0 million at December 31, 2004 to take advantage of the then current interest rate environment. Customer repurchase agreements increased $2.5 million to $14.6 million at December 31, 2004.

Stockholders’ equity at December 31, 2004 and December 31, 2003 was $118.1 million and $124.8 million, respectively. The change is comprised of net income of $6.3 million for the year ended December 31, 2004, the net repurchase of 567,788 shares of common stock for $12.0 million, and the declaration by the Board of Directors of quarterly cash dividends aggregating $1.7 million.

Comparison Of Operating Results For Years Ended December 31, 2004 And 2003

General. Westfield Financial reported net income of $6.3 million or $0.64 per diluted share for the year ended December 31, 2004 compared to net income of $3.7 million or $0.36 per diluted share for the same period in 2003. Interest and dividend income decreased by $1.2 million and interest expense decreased by $2.9 million resulting in an increase in net interest income of $1.7 million. Noninterest income increased by $822,000 and income tax expense decreased by $258,000.

Westfield Financial’s 2003 results included a charge of $1.45 million representing the additional state tax liability, including interest, relating to the deduction for dividends received from Westfield Bank’s real estate investment trust subsidiary for 2002 and prior years. Total income taxes were $2.6 million for the year ended December 31, 2004, compared to $2.8 million for the same period in 2003.

Interest and Dividend Income. Total interest and dividend income decreased $1.2 million or 3.4% to $34.4 million for the year ended December 31, 2004 compared to $35.6 million for the same period in 2003.

The decrease in interest income was primarily the result of a $1.3 million decrease in interest income on loans. Interest income from residential real estate loans decreased $1.6 million to $6.8 million for the year ended December 31, 2004, compared to the same period in 2003. The average balance of residential real estate loans decreased to $119.6 million for the year ended December 31, 2004 from

$131.4 million for the year ended December 31, 2003 due to Westfield Financial’s residential real estate loan program with a third party mortgage company. In addition, interest on consumer loans decreased $1.2 million to $1.2 million for the year ended December 31, 2004 compared to $2.4 million for the same period in 2003. This was primarily the result of a decrease in average balance of consumer loans from $31.2 million for 2003 to $16.0 million for 2004 due to management’s decision to discontinue indirect automobile loan originations.

The decrease in interest income from residential real estate loans and consumer loans was partially offset by increases in income from commercial real estate loans and commercial and industrial loans. Interest income from commercial real estate loans and commercial and industrial loans increased $1.5 million for the year ended December 31, 2004 from the year ended December 31, 2003. In accordance with Westfield Bank’s strategic plan, the average balance of commercial real estate loans and commercial industrial loans increased $39.6 million to $231.1 million for the year ended December 31, 2004, compared to $191.5 million for the same period in 2003

Interest and dividends on securities was $13.2 million for both the years ended December 31, 2004 and 2003. The tax equivalent yield on securities increased from 3.49% for the year 2003 to 3.82% for the same period in 2004. This change was offset by a $28.0 million decrease in the average balance of securities from $389.3 million for 2003 to $361.3 million for 2004. Market interest rates increased during 2004. As lower yielding investments purchased in a higher rate environment matured, were called, or paid down in 2004, the funds were reinvested at higher rates. In addition, the interest rate on adjustable rate securities repriced upward in the rising interest rate environment.

Interest Expense. Interest expense for the year ended December 31, 2004 decreased $3.0 million to $10.9 million from the comparable 2003 period. This was attributable to a decrease in the average cost of interest-bearing liabilities of 44 basis points to 1.77% for the year ended December 31, 2004 from 2.21% for the same period in 2003. In addition, the average balance of total interest-bearing liabilities decreased $10.0 million to $616.5 million for the year ended December 31, 2004 from $626.5 million for the same period in 2003.

The decrease in both the average balance and average cost of interest-bearing liabilities was the result of a pricing strategy whereby less emphasis was placed on attracting time deposits, which generally have higher interest rates than core deposits.

Net Interest and Dividend Income. Net interest and dividend income increased $1.7 million to $23.5 million for the year ended December 31, 2004, compared to $21.8 million for the same period in 2003. The net interest margin was 3.25% for the year ended December 31, 2004, compared to 2.94% for the same period in 2003.

The increase in the net interest margin was primarily the result of lower funding costs. The average cost of interest-bearing liabilities decreased 44 basis points to 1.77% for the year ended December 31, 2004 from 2.21% for same period in 2003. The yield on interest-earning assets decreased 8 basis points to 4.60% for the year ended December 31, 2004 from 4.68% for same period in 2003.

In addition, Westfield Bank continued to emphasize core deposits over time deposits. The average balance of core deposits, which are checking, NOW, savings and money market accounts, increased $4.7 million to $301.2 million for the year ended December 31, 2004 from $296.5 million for the same period in 2003. The average balance of time deposits decreased $36.4 million to $317.6 million for the year ended December 31, 2004 from $354.0 million for the same period in 2003. The decrease in time deposits was partially offset by an increase in Federal Home Loan Bank borrowings. The average balance of Federal Home Loan Bank borrowings increased $17.5 million to $34.4 million for the year ended December 31, 2004 from $16.9 million for the same period in 2003.

The use of a pricing strategy whereby less emphasis was placed on attracting time deposits, which generally have higher interest rates than core deposits, and the shift in Westfield Bank’s funding mix contributed to the decrease in funding costs.

Provision for Loan Losses. Westfield Bank allocated $750,000 for each of the years ended December 31, 2004 and 2003. The allowance for loan losses was 1.41% of total loans at December 31, 2004, compared to 1.33% at December 31, 2003.

At December 31, 2004, commercial real estate loans and commercial and industrial loans increased $22.5 million compared to December 31, 2003. Commercial real estate loans and commercial and industrial loans comprised 64.0% of Westfield Bank’s loan portfolio as of December 31, 2004 compared to 62.0% as of December 31, 2003. Westfield Bank considers these types of loans to contain more risk than conventional residential real estate mortgages, which increased by $12.3 million during the year ended December 31, 2004. Consumer loans decreased $10.7 million to $11.6 million at December 31, 2004. The decrease in consumer loans was primarily due to the discontinuation of the indirect automobile loan program. Nonperforming loans were $2.2 million at December 31, 2004 and $1.8 million at December 31, 2003.

Net charge-offs were $115,000 for the year ended December 31, 2004. This was comprised of charge-offs of $404,000 for the year December 31, 2004, partially offset by recoveries of $289,000 for the same period.

Noninterest Income. Noninterest income increased $822,000 to $3.9 million in 2004 from $3.1 million for 2003. Fees received from the third party mortgage company were $100,000 for the year ended December 31, 2004, compared to $340,000 for the same period in 2003. Higher interest rates resulted in fewer referrals to the third party mortgage company.

Checking account processing fees increased $617,000 for the year ended December 31, 2004, compared to the same period in 2003. This was a result of new products and services provided by Westfield Bank to its checking account customers commencing in the third quarter of 2004.

Net gains from sales and writedowns of securities were $877,000 for the year ended December 31, 2004, compared to $409,000 for the same period in 2003. This is primarily the result of the company selling its common stock portfolio in 2004 to comply with Office of Thrift Supervision regulations. Income on bank-owned life insurance was $741,000 for the period ended December 31, 2004, compared to $806,000 for the same period in 2003.

Noninterest Expense. Noninterest expense for the year ended December 31, 2004 was $17.8 million, compared to $17.6 million for the same period in 2003. Salaries and benefits increased $1.1 million for the year ended December 31, 2004, compared to the same period in 2003. This was primarily the result of normal increases in salaries and health care costs along with an increase in stock-based benefit plan expenses of $223,000. Expenses associated with indirect auto loan processing decreased by $153,000 for the year ended December 31, 2004, compared to the same period in 2003. This was a result of discontinuing the indirect auto loan program.

Advertising and marketing expenses decreased $124,000 for the year ended December 31, 2004, compared to the same period in 2003. This was the result of additional expenses incurred in 2003 to promote the 150th anniversary of Westfield Bank.

Income Taxes. Income taxes decreased $258,000 to $2.6 million in 2004. The effective tax rate was 28.8% in 2004 compared to 43.6% for 2003. The effective tax rates for 2004 and 2003 also reflect the utilization of Westfield Securities Corporation and Elm Street Securities Corporation, both Massachusetts qualified securities corporations. The effective tax rate for 2003 also includes Elm Street Real Estate Investments, Inc., a wholly-owned subsidiary of Westfield Bank, as a real estate investment trust.

The 2003 income taxes were affected by Massachusetts legislation signed on March 5, 2003 amending the corporate tax law affecting the treatment of dividends received from REITs. Dividends from the REIT subsidiary are no longer eligible for a dividends-received deduction. As a result of the enactment of this legislation, Westfield Financial ceased recording the tax benefits associated with the dividend received deduction effective for the 2003 tax year.

In addition to the effect on 2003, the legislation was retroactive to 1999. The Company’s 2003 results included a charge of $1.45 million representing the additional state tax liability, including interest, relating to the deduction for dividends received from the REIT for 2002 and prior years.

Liquidity and Capital Resources. The term “liquidity” refers to Westfield Financial’s ability to generate adequate amounts of cash to fund loan originations, loan purchases, withdrawals of deposits and operating expenses. Westfield Financial’s primary sources of liquidity are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities and funds provided by operations. Westfield Bank also can borrow funds from the Federal Home Loan Bank of Boston based on eligible collateral of loans and securities. Westfield Bank’s maximum additional borrowing capacity from the Federal Home Loan Bank at June 30, 2006 was approximately $43.0 million.

Liquidity management is both a daily and long term function of business management. The measure of a company’s liquidity is its ability to meet its cash commitments at all times with available cash or by conversion of other assets to cash at a reasonable price. Loan repayments and maturing investment securities are a relatively predictable source of funds. However, deposit flow, calls of investment securities and repayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds. Management believes that Westfield Financial has sufficient liquidity to meet its current operating needs.

We are contractually obligated to make payments as of December 31, 2005 as follows:

	Within 1 Year	After 1 Year But Within 3 Years	After 3 Years But Within 5 Years	After 5 Years	Total
	(In thousands)
Lease Obligations
Operating Lease Obligations	$254	$317	$176	$314	$1,061

Borrowings
Federal Home Loan Bank	$10,000	$30,000	$5,000	$—	$45,000

Credit Commitments
Available lines of credit	$49,137	$—	$—	$12,916	$62,053
Other loan commitments	27,163	2,890	—	—	30,053
Letter of Credit	4,995	—	—	941	5,936

Total credit commitments	81,295	2,890	—	13,857	98,042

Total	$91,549	$33,207	$5,176	$14,171	$144,103

Maturing investment securities are a relatively predictable source of funds. However, deposit flows, calls of securities and prepayments of loans and mortgage-backed securities are strongly influenced by interest rates, general and local economic conditions and competition in the marketplace. These factors reduce the predictability of the timing of these sources of funds.

Westfield Financial’s primary investing activities are the origination of commercial and industrial loans and commercial real estate loans, and the purchase of mortgage-backed and other investment securities. During the six months ended June 30, 2006, Westfield Bank originated loans of approximately $42.5 million, and during the year ended December 31, 2005, Westfield Bank originated loans of approximately $118.1 million. Under Westfield Bank’s residential real estate loan program, Westfield Bank refers its residential real estate borrowers to a third party mortgage company and substantially all of Westfield Bank’s residential real estate loans are underwritten, originated and serviced by a third party mortgage company. Purchases of securities totaled $54.6 million for the six months ended June 30, 2006 and $125.9 million for the year ended December 31, 2005. At June 30, 2006, Westfield Bank had loan commitments to borrowers of approximately $51.1 million, and available home equity and unadvanced lines of credit of approximately $52.2 million.

Deposit flows are affected by the level of interest rates, by the interest rates and products offered by competitors and by other factors. Total deposits at June 30, 2006 were $635.7 million compared to $623.0 million at December 31, 2005. Time deposit accounts scheduled to mature within one year were $227.8 million at December 31, 2005. Based on Westfield Bank’s deposit retention experience and current pricing strategy, it anticipates that a significant portion of these certificates of deposit will remain on deposit. Westfield Bank monitors its liquidity position frequently and anticipates that it will have sufficient funds to meet its current funding commitments.

At June 30, 2006, Westfield Bank exceeded each of the applicable regulatory capital requirements. Westfield Bank’s tier 1 leverage capital was $111.5 million, or 13.7% to adjusted total assets. Westfield Bank’s tier 1 capital to risk weighted assets was $111.5 million or 23.3%. Westfield Bank had total capital to risk weighted assets of $116.8 million or 24.4%. Westfield Bank’s tangible equity was $111.5 million, or 13.7% to tangible assets.

Westfield Financial does not anticipate any material capital expenditures during calendar year 2006, nor does it have any balloon or other payments due on any long-term obligations or any off-balance sheet items other than the commitments and unused lines of credit noted above.

Off-Balance Sheet Arrangements

In the normal course of meeting the financing needs of its customers and reducing exposure to fluctuating interest rates, Westfield Financial is a party to financial instruments with off-balance sheet risk. These financial instruments, which consist of commitments to originate loans and leases and commitments to purchase loans, include elements of credit risk in excess of the amount recognized in the consolidated financial statements included in this prospectus. These financial instruments do not have, nor are they reasonably likely to have a current or future material effect on Westfield Financial’s financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Management Of Market Risk

As a financial institution, Westfield Financial’s primary market risk is interest rate risk since substantially all transactions are denominated in U.S. dollars with no direct foreign exchange or changes in commodity price exposure. Fluctuations in interest rates will affect both the level of income and expense on a large portion of Westfield Financial’s assets and liabilities. Fluctuations in interest rates will also affect the market value of all interest-earning assets.

The primary goal of Westfield Financial’s interest rate management strategy is to limit fluctuations in net interest income as interest rates vary up or down and control variations in the market value of assets, liabilities and net worth as interest rates vary. Westfield Financial seeks to coordinate asset and liability decisions so that, under changing interest rate scenarios, net interest income will remain within an acceptable range.

To achieve the objectives of managing interest rate risk, Westfield Bank’s Asset and Liability Management Committee meets monthly to discuss and monitor the market interest rate environment relative to interest rates that are offered on its products. The Asset and Liability Management Committee presents periodic reports to the Board of Directors of Westfield Bank and Westfield Financial, Inc. at their regular meetings.

In recent years, Westfield Bank’s lending activities have emphasized commercial and industrial and commercial real estate loans. As of June 30, 2006, Westfield Bank’s loan portfolio consisted of 26.7% commercial and industrial loans and 43.3% commercial real estate loans. Westfield Bank’s commercial and industrial loans have grown $57.5 million, or 122.3%, to $104.5 million at June 30, 2006 from $47.0 million at December 31, 2001. In addition, Westfield Bank’s commercial real estate loans have increased $69.9 million, or 70.3%, to $169.3 million at June 30, 2006 from $99.4 million at December 31, 2001. Westfield Bank also intends to increase commercial deposits, thereby reinforcing the commercial relationship. Commercial checking accounts increased $8.1 million, or 29%, from $27.9 million at December 31, 2001 to $36.0 million at June 30, 2006. Commercial customer repurchase agreements, all of which are linked to commercial checking accounts, were $14.4 million at June 30, 2006, which represents an increase of $8.3 million, or 136%, since December 31, 2001.

Following the conversion and stock offering, Westfield Bank will continue to expand its commercial loans and deposits by targeting commercial businesses in its primary market area and in northern Connecticut. Management believes that the increased emphasis on commercial lending will allow Westfield Bank to increase the yield on and diversify its loan portfolio while continuing to meet the needs of the businesses and individuals that it serves.

Westfield Bank’s primary source of funds has been deposits, consisting primarily of time deposits, money market accounts, savings accounts, demand accounts and NOW accounts, which have shorter terms to maturity than the loan portfolio. Several strategies have been employed to manage the interest rate risk inherent in the asset/liability mix, including but not limited to:

•	maintaining the diversity of Westfield Bank’s existing loan portfolio through the origination of commercial and industrial loans and commercial real estate loans which typically have variable rates and shorter terms than residential real estate loans; and

•	emphasizing investments with an expected average duration of five years or less.

In addition, emphasis on commercial loans has reduced the average maturity of Westfield Bank’s loan portfolio. Moreover, the actual amount of time before loans are repaid can be significantly affected by changes in market interest rates. Prepayment rates will also vary due to a number of other factors, including the regional economy in the area where the loans were originated, seasonal factors, demographic variables and the assumability of the loans. However, the major factors affecting prepayment rates are prevailing interest rates, related financing opportunities and competition. Westfield Financial monitors interest rate sensitivity so that it can adjust its asset and liability mix in a timely manner and minimize the negative effects of changing rates.

Each of Westfield Bank’s sources of liquidity is vulnerable to various uncertainties beyond the control of Westfield Bank. Scheduled loan and security payments are a relatively stable source of funds, while loan and security prepayments and calls, and deposit flows vary widely in reaction to market conditions, primarily prevailing interest rates. Asset sales are influenced by pledging activities, general market interest rates and unforeseen market conditions. Westfield Bank’s financial condition is affected by its ability to borrow at attractive rates, retain deposits at market rates and other market conditions. Management considers Westfield Bank’s sources of liquidity to be adequate to meet expected funding needs and also to be responsive to changing interest rate markets

Net Interest and Dividend Income Simulation. The changes in interest income and interest expense due to changes in interest rates reflect the rate sensitivity of Westfield Financial’s interest earning assets and interest bearing liabilities. For example, in a rising interest rate environment, the interest income from an adjustable rate loan is likely to increase depending on its repricing characteristics while the interest income from a fixed rate loan would not increase until the funds were repaid and loaned out at a higher interest rate.

Westfield Financial uses a simulation model to monitor interest rate risk. This model reports the net interest income at risk primarily under seven different interest rate environments. Specifically, net interest income is measured in one scenario that assumes no change in interest rates, and six scenarios where interest rates increase or decrease by various amounts from current rates over the one year time period following the current financial statements.

Pertinent data from each loan account, deposit account and investment security was downloaded into the simulation model. The data included such items as maturity date, payment amount, next repricing date, repricing frequency, repricing index and spread. Prepayment speed assumptions were based upon the difference between the account rate and the current market rate.

In the simulation model, market rates were assumed to increase or decrease in even increments over a twelve month period following the current financial statements. The repricing and/or new rates of assets and liabilities moved in tandem with market rates. However, in certain deposit products, the use of data from a historical analysis indicated that the rates on these products would move only a fraction of the rate change amount.

Also in the simulation model, Westfield Financial made certain assumptions regarding balance sheet growth for the twelve month period. The same growth assumptions were used for all rate change scenarios. The only exception was that in the rising rate scenarios, it was forecasted that Westfield Bank will continue to experience a shift out of core deposits and into time deposits.

The simulation model used the aforementioned data to calculate the future cash flow and repricing behavior of Westfield Financial’s loans, deposits, and investment securities. These calculations, in turn, were used to estimate the effect of interest rate changes on net interest income. Income from tax-exempt assets was calculated on a fully taxable equivalent basis.

The tables below set forth as of June 30, 2006 and December 31, 2005 the estimated changes in net interest and dividend income that would result from incremental changes in interest rates over the applicable twelve-month period.

For the Twelve Months Ending December 31, 2006
(Dollars in thousands)
Changes in Interest Rates (Basis Points)	Net Interest and Dividend Income	% Change
400	25,175	-3.0%
300	25,357	-2.3%
200	25,709	-1.0%
100	25,944	-0.1%
0	25,963	0.0%
-100	26,110	0.6%
-200	25,615	-1.3%

For the Twelve Months Ending June 30, 2007
(Dollars in thousands)
Changes in Interest Rates (Basis Points)	Net Interest and Dividend Income	% Change
300	25,754	-0.4%
200	25,805	-0.2%
100	25,968	0.4%
0	25,856	0.0%
-100	26,111	1.0%
-200	25,936	0.3%
-300	25,301	-2.1%

The income simulation analysis was based upon a variety of assumptions. These assumptions include but are not limited to balance sheet growth, asset mix, prepayment speeds, the timing and level of interest rates, and the shape of the yield curve. As market conditions vary from the assumptions in the income simulation analysis, actual results will differ. As a result, the income simulation analysis does not serve as a forecast of net interest income, nor do the calculations represent any actions that management may undertake in response to changes in interest rates.

Recent Accounting Pronouncements

In March 2006, FASB issued Statement of Financial Accounting Standards No. 156, “Accounting For Servicing Of Financial Assets” (SFAS 156). This Statement amends SFAS No. 140, “Accounting For Transfers And Servicing Of Financial Assets And Extinguishments Of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. Consistent with SFAS No. 140, SFAS 156 requires companies to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a serving contract. However, the Statement permits a company to choose either the amortized cost method or fair value measurement method for each class of separately recognized servicing assets. The Statement is effective as of the beginning of a company’s first fiscal year after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements. Westfield Financial plans to adopt SFAS 156 at the beginning of 2007 and does not expect the adoption of this statement to have a material impact on its consolidated financial statements.

In June 2006, FASB issued FASB Interpretation No. 48, “Accounting For Uncertainty In Income Taxes,” which is an interpretation of FASB Statement No. 109, “Accounting For Income Taxes.” This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position in the tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. The effective date of this interpretation is for fiscal years beginning after December 15, 2006. Westfield Financial does not expect this Interpretation to have a material impact on Westfield Financial’s consolidated financial statements.

In September 2006, FASB issued Financial Standards No. 157, “Fair Value Measurement,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands the disclosures about fair value measurement. This Statement was developed to provide guidance for consistency and comparability in fair value measurements and disclosures and applies under other accounting pronouncements that require or permit fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

In September 2006, FASB issued Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This Statement improves financial reporting by requiring employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income or a business entity or changes in unrestricted net assets of a not-for-profit organization. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. Westfield Financial is currently in the process of determining the impact this Statement will have on its consolidated financial statements.

Impact of Inflation And Changing Prices

The consolidated financial statements and accompanying notes of Westfield Financial have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Westfield Financial’s operations. Unlike industrial companies, Westfield Financial’s assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than do the effects of inflation.

BUSINESS OF WESTFIELD FINANCIAL AND WESTFIELD BANK

General. Westfield Financial is a Massachusetts-chartered stock holding company organized in November 2001 in connection with the reorganization of Westfield Mutual Holding Company, a federally-chartered mutual holding company which owns 57.6% of the outstanding common stock of Westfield Financial. Westfield Financial serves as the holding company for Westfield Bank, a federally-chartered stock savings bank. Unless the context otherwise requires, all references herein to Westfield Bank or Westfield Financial include Westfield Financial and Westfield Bank on a consolidated basis. In connection with its reorganization, Westfield Financial sold 4,119,912 shares of its common stock to eligible depositors of Westfield Bank. Net proceeds of the stock offering were $47.7 million. The reorganization of Westfield Mutual Holding Company and the related stock offering by Westfield Financial were completed on December 27, 2001. The common stock of Westfield Financial commenced trading on the American Stock Exchange under the symbol “WFD” on December 28, 2001.

On July 23, 2004, Westfield Bank and Westfield Mutual Holding Company completed their conversions from Massachusetts-chartered companies to federally-chartered companies regulated by the Office of Thrift Supervision.

Westfield Securities Corp. and Elm Street Securities Corporation, Massachusetts-chartered security corporations, were formed by Westfield Financial for the primary purpose of holding qualified investment securities. In the third quarter of 2005, Westfield Financial dissolved Westfield Securities Corporation in order to streamline operations.

Westfield Bank was formed in 1853 and reorganized into a mutual holding company structure without a stock offering in 1995. Historically, Westfield Bank has been a community-oriented provider of banking products and services to businesses and individuals, including traditional products such as residential and commercial real estate loans, consumer loans and a variety of deposit products. In recent years, however, Westfield Bank has developed and implemented a lending strategy that focuses less on residential real estate lending and more on servicing commercial customers, including increased emphasis on commercial and industrial lending and commercial deposit relationships, extending its branch network and broadening its product lines and services. Westfield Bank believes that this business strategy is best for its long term success and viability, and complements its existing commitment to high quality customer service.

In September 2001, Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company. Residential real estate borrowers submit applications to Westfield Bank, but the loan is approved by and closed on the books of the mortgage company. The third party mortgage company owns the servicing rights and services the loans. Westfield Bank retains no residual ownership interest in these loans. Westfield Bank receives a fee for each of the loans originated by the third party mortgage company. Westfield Bank may purchase residential real estate loans from the third party mortgage company depending on market conditions. To date, Westfield Bank has not purchased a significant amount of loans from the third party mortgage company.

Westfield Bank’s revenues are derived principally from interest on its loans and interest and dividends on its investment securities. Its primary sources of funds are deposits, scheduled amortization and prepayments of loan principal and mortgage-backed securities, maturities and calls of investment securities, and funds provided by operations.

Market Area. Westfield Bank operates through 10 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. It also has eight free-standing ATM locations in Agawam, Feeding Hills, Springfield, West Springfield and Westfield, Massachusetts. Westfield Bank’s primary deposit gathering area is concentrated in the communities surrounding these locations and its primary lending area includes all of Hampden County in western Massachusetts. In addition, Westfield Bank provides online banking services through its website at www.westfieldbank.com.

The markets served by Westfield Bank’s branches are primarily suburban in character, as Westfield Bank operates only two offices in Springfield, the Pioneer Valley’s primary urban market. Westfield is located in the Pioneer Valley near the intersection of U.S. Interstates 90 (the Massachusetts Turnpike) and 91. Interstate 90 is the major east-west highway that crosses Massachusetts. Interstate 91 is the major north-south highway that runs directly through the heart of New England. The Pioneer Valley of western Massachusetts encompasses the fourth largest metropolitan area in New England. The Springfield Metropolitan area covers a relatively diverse area ranging from densely populated urban areas, such as Springfield, to outlying rural areas. Westfield is located approximately 90 miles west of Boston, Massachusetts, 70 miles southeast of Albany, New York and 30 miles north of Hartford, Connecticut. The 2005 population estimates for Westfield, Springfield and Hampden County were approximately 41,187, 153,975 and 462,529, respectively.

The economy of Westfield Bank’s market area historically has been supported by a variety of industries. Its primary market area has benefited from the presence of large employers centered in insurance, health care, warehousing, manufacturing and education. Among the largest employers currently in its market area are Bay State Health Systems, Big Y Foods, Friendly Ice Cream Corporation, Hasbro, Mass Mutual Life Insurance Company, Mestek, Noble Hospital, the University of Massachusetts, Westfield State College, American International College, and the Sullivan Paper Company. In addition, other employment and economic activity is provided by a substantial number of small and medium size businesses in the area.

Westfield Bank’s future growth opportunities will be influenced by the growth and stability of the statewide and regional economies, other demographic population trends and the competitive environment. Westfield Bank believes that it has developed lending products and marketing strategies to address the diverse credit-related needs of the residents in its market area.

Median household and per capita income levels in Hampden County are below the state average, which is dominated by relatively high income levels prevailing in the populous Boston metropolitan area. Similarly, the median household and per capita income levels in Westfield Bank’s markets more closely approximate but also fall below the national averages.

In May 2005, the unemployment rate of Hampden County and Massachusetts was 5.4% and 4.8%, respectively, compared to 6.2% and 5.2%, respectively, in May 2004. Unemployment rates have been falling in Westfield Bank’s market area over the past year, reflecting favorable regional and national economic trends.

Competition. Westfield Bank faces intense competition both in making loans and attracting deposits. Its primary market area is highly competitive and it faces direct competition from approximately 18 financial institutions, many with a local, state-wide or regional presence and, in some cases, a national presence. Many of these financial institutions are significantly larger than and have greater financial resources than Westfield Bank. Westfield Bank’s competition for loans comes principally from commercial banks, savings institutions, mortgage banking firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms.

Historically, Westfield Bank’s most direct competition for deposits has come from savings and commercial banks. Westfield Bank faces additional competition from internet-based institutions, brokerage firms and insurance companies.

Lending Activities

Loan Portfolio Composition. Westfield Bank’s loan portfolio primarily consists of commercial and industrial loans, commercial real estate loans, residential real estate loans, home equity loans, and consumer loans.

At June 30, 2006, Westfield Bank had total loans of $391.4 million, of which 73.9% were adjustable rate loans and 26.1% were fixed rate loans. Commercial real estate loans and commercial and industrial loans totaled $169.3 million and $104.5 million, respectively. Residential real estate loans totaled $101.8 million. The remainder of Westfield Bank’s loans at June 30, 2006 consisted of home equity loans and consumer loans. Home equity loans outstanding at June 30, 2006 totaled $9.7 million.

Westfield Bank’s loans are subject to federal law and regulations. The interest rates Westfield Bank charges on loans are affected principally by the demand for loans, the supply of money available for lending purposes and the interest rates offered by its competitors. These factors are, in turn, affected by general and local economic conditions, monetary policies of the federal government, including the Federal Reserve Board, legislative tax policies and governmental budgetary matters. The following table presents the composition of Westfield Bank’s loan portfolio in dollar amounts and in percentages of the total portfolio at the dates indicated.

	At June 30,		At December 31,
	2006		2005		2004		2003		2002		2001
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Real estate loans:
Commercial	$169,279	43.25%	$169,564	44.17%	$144,336	38.65%	$131,292	37.57%	$100,903	27.92%	$99,425	23.82%
Residential(1)	101,809	26.01	96,061	25.02	111,646	29.90	100,728	28.83	146,664	40.59	199,710	47.86
Home equity	9,694	2.48	10,857	2.83	11,176	2.99	9,819	2.81	11,232	3.11	13,041	3.13

Total real estate loans	280,782	71.74	276,482	72.02	267,158	71.54	241,839	69.21	258,799	71.62	312,176	74.81

Other loans:
Commercial and industrial	104,548	26.72	100,019	26.06	94,726	25.36	85,292	24.41	61,494	17.01	47,012	11.27
Indirect auto	828	0.21	1,745	0.45	5,886	1.58	15,983	4.57	33,848	9.37	52,129	12.49
Consumer, other	5,209	1.33	5,627	1.47	5,679	1.52	6,327	1.81	7,216	2.00	5,955	1.43

Total other loans	110,585	28.26	107,391	27.98	106,291	28.46	107,602	30.79	102,558	28.38	105,096	25.19

Total loans	391,367	100.00%	383,873	100.00%	373,449	100.00%	349,441	100.00%	361,357	100.00%	417,272	100.00%

Net deferred loan origination costs	479		386		429		181		123		197
Allowance for loan losses	(5,352)		(5,422)		(5,277)		(4,642)		(4,325)		(3,923)

Total loans, net	$386,494		$378,837		$368,601		$344,980		$357,155		$413,546

(1)	Includes residential real estate loans purchased by Westfield Bank, or residential real estate loans originated by Westfield Bank prior to September 2001, when Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company.

Loan Maturity and Repricing. The following tables show the repricing dates or contractual maturity dates as of June 30, 2006 and December 31, 2005. The tables do not reflect prepayments or scheduled principal amortization. Demand loans, loans having no stated maturity, and overdrafts are shown as due in within one year.

	At June 30, 2006
	Residential Real Estate Loans(1)	Home Equity Loans	Commercial Real Estate Loans	Commercial and Industrial Loans	Consumer Loans	Totals
	(In thousands)
Amounts due:
Within one year	$12,329	$9,694	$35,591	$64,424	$1,071	$123,109

After one year:
One to three years	18,682	—	59,541	8,992	2,048	89,263
Three to five years	23,429	—	46,515	14,953	2,302	87,199
Five to ten years	11,838	—	25,621	16,179	80	53,718
Ten to twenty years	22,247	—	2,011	—	536	24,794
Over twenty years	13,284	—	—	—	—	13,284

Total due after one year	89,480	—	133,688	40,124	4,966	268,258

Total amount due:	101,809	9,694	169,279	104,548	6,037	391,367

Less:
Net deferred loan origination costs (fees), net	171	213	(37)	108	24	479
Allowance for loan losses	(266)	(84)	(2,183)	(2,738)	(81)	(5,352)

Loans, net	$101,714	$9,823	$167,059	$101,918	$5,980	$386,494

	At December 31, 2005
	Residential Real Estate Loans(1)	Home Equity Loans	Commercial Real Estate Loans	Commercial and Industrial Loans	Consumer Loans	Totals
	(In thousands)
Amounts due:
Within one year	$13,312	$8	$30,268	$50,331	$945	$94,864

After one year:
One to three years	7,218	23	47,926	7,425	3,790	66,382
Three to five years	26,370	537	52,454	19,657	2,541	101,559
Five to ten years	14,516	2,750	29,817	22,446	96	69,625
Ten to twenty years	21,859	7,539	8,952	10	—	38,360
Over twenty years	12,786	—	147	150	—	13,083

Total due after one year	82,749	10,849	139,296	49,688	6,427	289,009

Total amount due:	96,061	10,857	169,564	100,019	7,372	383,873

Less:
Net deferred loan origination costs (fees), net	172	173	(79)	89	31	386
Allowance for loan losses	(319)	(36)	(2,618)	(2,366)	(83)	(5,422)

Loans, net	$95,914	$10,994	$166,867	$97,742	$7,320	$378,837

(1)	Includes residential real estate loans purchased by Westfield Bank, or residential real estate loans originated by Westfield Bank prior to September 2001, when Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company.

The following table presents, as of June 30, 2006 and December 31, 2005, the dollar amount of all loans contractually due or scheduled to reprice after June 30, 2007 and December 31, 2006 and whether such loans have fixed interest rates or adjustable interest rates.

	Due After June 30, 2007
	Fixed	Adjustable	Total
	(In thousands)
Real Estate Loans
Residential(1)	$54,766	$34,714	$89,480
Home Equity	—	—	—
Commercial real estate	4,080	129,608	133,688

Total real estate loans	58,846	164,322	223,168

Other Loans
Commercial and industrial	30,629	9,495	40,124
Consumer	4,966	—	4,966

Total other loans	35,595	9,495	45,090

Total loans	$94,441	$173,817	$268,258

	Due After December 31, 2006
	Fixed	Adjustable	Total
	(In thousands)
Real Estate Loans
Residential(1)	$53,316	$29,433	$82,749
Home Equity	—	10,849	10,849
Commercial real estate	5,575	133,721	139,296

Total real estate loans	58,891	174,003	232,894

Other Loans
Commercial and industrial	33,455	16,233	49,688
Consumer	6,427	—	6,427

Total other loans	39,882	16,233	56,115

Total loans	$98,773	$190,236	$289,009

(1)	Includes residential real estate loans purchased by Westfield Bank, or residential real estate loans originated by Westfield Bank prior to September 2001, when Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company.

The following table presents Westfield Bank’s loan originations, purchases, sales and principal payments for the periods indicated:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2006	2005	2005	2004	2003
	(In thousands)
Loans:
Balance outstanding at beginning of period	$383,873	$373,449	$373,449	$349,441	$361,357
Originations:
Real estate loans:
Residential(1)	$6,636	2,772	8,607	5,435	4,062
Home equity	2,582	2,274	4,356	6,390	5,694
Commercial	14,397	40,726	58,382	31,174	58,978

Total mortgage originations	23,615	45,772	71,345	42,999	68,734

Commercial and industrial loans	17,391	16,330	43,465	50,349	67,558
Consumer loans	1,486	1,669	3,325	3,516	4,676

Total originations	42,492	63,771	118,135	96,864	140,968
Purchases of one- to four-family mortgage loans	10,548	807	1,236	35,294	11,462

	53,040	64,578	119,371	132,158	152,430

Less:
Principal repayments, unadvanced funds and other, net	45,201	44,351	108,627	108,035	163,913
Loan charge-offs, net	345	201	320	115	433

Total deductions	45,546	44,552	108,947	108,150	164,346

Ending balance	$391,367	$393,475	$383,873	$373,449	$349,441

(1)	Includes residential real estate loans purchased by Westfield Bank, or residential real estate loans originated by Westfield Bank prior to September 2001, when Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company.

Commercial and Industrial Loans. Westfield Bank offers commercial and industrial loan products and services which are designed to give business owners borrowing opportunities for modernization, inventory, equipment, construction, consolidation, real estate, working capital, vehicle purchases and the financing of existing corporate debt. Westfield Bank offers business installment loans, vehicle and equipment financing, lines of credit, equipment leasing and other commercial loans. At June 30, 2006, Westfield Bank’s commercial and industrial loan portfolio consisted of 762 loans, totaling $104.5 million or 26.7% of its total loans. Since 2001, commercial and industrial loans have grown $57.5 million, or 122.4%, from $47.0 at December 31, 2001 to $104.5 million at June 30, 2006. Westfield Bank’s commercial loan team includes six commercial loan officers, one business development manager, and four credit analysts. Westfield Bank may hire additional commercial loan officers on an as needed basis.

As part of Westfield Bank’s strategy of increasing its emphasis on commercial lending, Westfield Bank seeks to attract its business customers’ entire banking relationship. Most commercial borrowers also maintain a commercial deposit at Westfield Bank. Westfield Bank provides complementary commercial products and services, including an equipment leasing program with a third party vendor, a variety of commercial deposit accounts, cash management services, internet banking, sweep accounts, a broad ATM network and night deposit services. Commercial loan officers are based in its main and branch offices, and Westfield Bank views its potential branch expansion as a means of facilitating these commercial relationships. Westfield Bank intends to continue to expand the volume of its commercial business products and services within its current underwriting standards.

Westfield Bank’s commercial and industrial loan portfolio does not have any significant loan concentration by type of property or borrower. The largest concentration of loans was for coated and laminated paper manufacturing, which comprise approximately 3.5% of the total loan portfolio as of June 30, 2006. At June 30, 2006, Westfield Bank’s largest commercial and industrial loan relationship was $15.4 million to a private New England college. The loans of this borrower have performed to contractual terms.

Commercial and industrial loans generally have terms of seven years or less, however on an occasional basis, may have terms of up to ten years. Among the $104.5 million Westfield Bank has in its commercial and industrial loan portfolio as of June 30, 2006, $68.1 million have adjustable interest rates and $36.5 million have fixed interest rates. Whenever possible, Westfield Bank seeks to originate adjustable rate commercial and industrial loans. Borrower activity and market conditions however, may influence whether Westfield Bank is able to originate adjustable rate loans rather than fixed rate loans. Westfield Bank generally requires the personal guarantee of the business owner. Interest rates on commercial and industrial loans generally have higher yields than residential or commercial real estate loans.

Commercial and industrial loans are generally considered to involve a higher degree of risk than residential or commercial real estate loans because the collateral may be in the form of intangible assets and/or inventory subject to market obsolescence. Please see “Risk Factors — Our loan portfolio includes loans with a higher risk of loss.” Commercial and industrial loans may also involve relatively large loan balances to single borrowers or groups of related borrowers, with the repayment of such loans typically dependent on the successful operation and income stream of the borrower. These risks can be significantly affected by economic conditions. In addition, business lending generally requires substantially greater oversight efforts by Westfield Bank’s staff compared to residential or commercial real estate lending. In order to mitigate this risk, Westfield Bank monitors its loan concentration and its loan policies generally limit the amount of loans to a single borrower or group of borrowers. Westfield Bank also utilizes the services of an outside consultant to conduct credit quality reviews of the commercial and industrial loan portfolio.

Commercial Real Estate Loans. Westfield Bank originates commercial real estate loans to finance the purchase of real property, which generally consists of apartment buildings, business properties, multi-family investment properties and construction loans to developers of commercial and residential properties. In underwriting commercial real estate loans, consideration is given to the property’s historic cash flow, current and projected occupancy, location and physical condition. At June 30, 2006, Westfield Bank’s commercial real estate loan portfolio consisted of 395 loans, totaling $169.3 million, or 43.3% of total loans. Since 2001, commercial real estate loans have grown by $69.9 million, or 70.3%, from $99.4 million at December 31, 2001 to $169.3 million at June 30, 2006.

The majority of the commercial real estate portfolio consists of loans that are generally collateralized by properties in Westfield Bank’s market area. Westfield Bank’s commercial real estate loan portfolio is diverse, and does not have any significant loan concentration by type of property or borrower. Westfield Bank generally lends up to a maximum loan-to-value ratio of 85% on commercial properties and generally requires a minimum debt coverage ratio of 1.15 times. Its largest commercial real estate loan relationship had an outstanding balance of $12.0 million at June 30, 2006 which was secured by one commercial investment property located in Massachusetts and two properties in New Hampshire. The loans of this borrower have performed to contractual terms.

Westfield Bank also offers construction loans to finance the construction of commercial properties located in its primary market area. Westfield Bank had $27.9 million in commercial construction loans and commitments at June 30, 2006.

Commercial real estate lending involves additional risks compared with one-to-four family residential lending. Payments on loans secured by commercial real estate properties often depend on the successful management of the properties, on the amount of rent from the properties, or on the level of expenses needed to maintain the properties. Repayment of such loans may therefore be adversely affected by conditions in the real estate market or the general economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. In order to mitigate this risk, Westfield Bank monitors its loan concentration on a quarterly basis and its loan policies generally limit the amount of loans to a single borrower or group of borrowers.

Because of increased risks associated with commercial real estate loans, Westfield Bank’s commercial real estate loans generally have higher rates than residential real estate loans. Please see “Risk Factors — Our loan portfolio includes loans with a higher risk of loss.” Commercial real estate loans generally have adjustable rates with repricing dates of five years or less however, occasionally repricing dates may be a long as ten years. Whenever possible, Westfield Bank’s seeks to originate adjustable rate commercial real estate loans. Borrower activity and market conditions however, may influence whether Westfield Bank is able to originate adjustable rate loans rather than fixed rate loans.

Residential Real Estate Loans and Originations. In September 2001, Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company. Residential real estate borrowers submit applications to Westfield Bank, but the loan is approved by and closed on the books of the mortgage company. The third party mortgage company owns the servicing rights and services the loans. Westfield Bank retains no residual ownership interest in these loans. Westfield Bank receives a fee for each of the loans originated by the third party mortgage company.

Even though substantially all residential real estate loan originations are referred to a third party mortgage company, Westfield Bank still holds residential real estate loans in its loan portfolio. These loans consist primarily of loans originated by Westfield Bank prior to September 2001, the commencement of the third party residential mortgage referral program, or loans purchased by Westfield Bank. Westfield Bank occasionally purchases adjustable rate mortgages, which are serviced by the originating institutions, from other banks located in Massachusetts. As of June 30, 2006, loans on one- to four-family residential properties, including home equity loans, accounted for $111.5 million, or 28.5%, of Westfield Bank’s total loan portfolio.

Westfield Bank’s residential adjustable rate mortgage loans generally are fully amortizing loans with contractual maturities of up to 30 years, payments due monthly. Its adjustable rate mortgage loans generally provide for specified minimum and maximum interest rates, with a lifetime cap and floor, and a periodic adjustment on the interest rate over the rate in effect on the date of origination. As a consequence of using caps, the interest rates on these loans are not generally as rate sensitive as its cost of funds. The adjustable rate mortgage loans that Westfield Bank originates generally are not convertible into fixed rate loans.

Adjustable rate mortgage loans generally pose different credit risks than fixed rate loans, primarily because as interest rates rise, the borrower’s payments rise, increasing the potential for default. To date, Westfield Bank has not experienced difficulty with payments for these loans. At June 30, 2006, its residential real estate and home equity loan portfolio included $56.6 million in adjustable rate loans or, 14.5% of its total loan portfolio, and $54.9 million in fixed rate loans, or 14.0% of its total loan portfolio.

Westfield Bank’s home equity loans totaled $9.7 million and comprised 2.5% of its total loan portfolio at June 30, 2006. These loans may be originated in amounts of the existing first mortgage, or up to 100% of the value of the property securing the loan. Westfield Bank requires or obtains insurance on mortgages whose loan-to-value ratio exceeds 80%. The term to maturity on Westfield Bank’s home equity and home improvement loans may be up to 15 years.

Consumer Loans. Consumer loans are generally originated at higher interest rates than residential and commercial mortgage loans, but they also generally tend to have a higher credit risk than residential mortgage loans because they are usually unsecured or secured by rapidly depreciable assets. Management, however, believes that offering consumer loan products helps to expand and create stronger ties to Westfield Bank’s existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities.

Westfield Bank offers a variety of consumer loans to retail customers in the communities it serves. Examples of its consumer loans include automobile loans, secured passbook loans, credit lines tied to deposit accounts to provide overdraft protection, and unsecured personal loans.

At June 30, 2006, the consumer loan portfolio totaled $6.0 million or 1.5% of total loans. Westfield Bank’s consumer lending will allow it to diversify its loan portfolio while continuing to meet the needs of the individuals and businesses that it serves.

Loans collateralized by rapidly depreciable assets such as automobiles or that are unsecured entail greater risks than loans secured by residential real estate. In such cases, repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. Further, collections on these loans are dependent on the borrower’s continuing financial stability and, therefore, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. There was no repossessed collateral relating to consumer loans at June 30, 2006. Finally, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans if a borrower defaults.

Loan Approval Procedures and Authority. Individuals authorized to make loans on behalf of Westfield Bank are designated by Westfield Bank’s Chief Lending Officer and approved by the Board of Directors. Each loan officer has loan approval authority up to prescribed limits that depend upon the officer’s level of experience.

Upon receipt of a completed loan application from a prospective borrower, Westfield Bank orders a credit report and verifies other information. If necessary, Westfield Bank obtains additional financial or credit related information. Westfield Bank also requires an appraisal for all commercial real estate loans, which is performed by licensed or certified third party appraisal firms and reviewed by Westfield Bank’s lending department. Appraisals for home equity loans are required for loans in excess of $250,000; otherwise, a designated employee of Westfield Bank conducts an inspection of the property. Westfield Bank requires title insurance on all commercial real estate loans. Westfield Bank also requires borrowers to obtain flood insurance, if applicable, prior to closing, for all loans secured by real estate within a designated flood zone.

Commercial and Industrial Loans and Commercial Real Estate Loans. Westfield Bank lends up to a maximum loan-to-value ratio of 85% on commercial properties and requires a minimum debt coverage ratio of 1.2. Commercial real estate lending involves additional risks compared with one-to-four family residential lending. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, and/or the collateral value of the commercial real estate securing the loan, repayment of such loans may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. Also, commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Westfield Bank’s loan policies limit the amounts of loans to a single borrower or group of borrowers to reduce this risk.

Westfield Bank’s lending policies permit its underwriting department to review and approve commercial and industrial loans and commercial real estate loans up to $500,000. Any commercial and industrial or commercial real estate loan application that exceeds $500,000 or that would result in the borrower’s total credit exposure with Westfield Bank exceeding $500,000, or whose approval requires an exception to Westfield Bank’s standard loan approval procedures, requires approval of the Executive Committee of the Board of Directors. An example of an exception to Westfield Bank’s standard loan approval procedures would be if a borrower was located outside Westfield Bank’s primary lending area. For loans requiring Board approval, management is responsible for presenting to the board information about the creditworthiness of a borrower and the estimated value of the subject equipment or property. Generally, these determinations are based on financial statements, corporate and personal tax returns, as well as any other necessary information, including real estate and or equipment appraisals.

Residential Real Estate Loans. In September 2001, Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company. Residential real estate borrowers submit applications to Westfield Bank, but the loan is approved by and closed on the books of the mortgage company. The third party mortgage company owns the servicing rights and services the loans. Westfield Bank retains no residual ownership interest in these loans. Westfield Bank receives a fee for each of the loans originated by the third party mortgage company.

Home Equity Loans. Home equity loans are originated and funded by Westfield Bank. These loans may be originated in amounts of the existing first mortgage, or up to 100% of the value of the property securing the loan. Westfield Bank requires or obtains insurance on mortgages whose loan-to-value ratio exceeds 80%. Westfield Bank’s underwriting department may approve home equity loans up to $150,000. Home equity loans in amounts greater than $150,000 and up to $300,000 may be approved by certain officers of Westfield Bank who have been approved by the Board of Directors. Home equity loans over $300,000, or whose approval requires an exception to Westfield Bank’s standard loan approval procedures, are reviewed and approved by the Executive Committee of the Board of Directors.

Asset Quality. One of Westfield Bank’s key operating objectives has been and continues to be the achievement of a high level of asset quality. Westfield Bank maintains a large proportion of loans secured by residential and commercial properties, sets sound credit standards for new loan originations and follows careful loan administration procedures. Westfield Bank also utilizes the services of an outside consultant to conduct credit quality reviews of Westfield Bank’s commercial and industrial and commercial real estate loan portfolio on a semi-annual basis. These practices and relatively favorable economic and real estate market conditions have resulted in historically low delinquency ratios and, in recent years, a low level of nonaccrual loans.

Delinquent Loans and Foreclosed Assets. Westfield Bank’s policies require that management continuously monitor the status of the loan portfolio and report to the Board of Directors on a monthly basis. These reports include information on delinquent loans and foreclosed real estate, as well as Westfield Bank’s actions and plans to cure the delinquent status of the loans and to dispose of the foreclosed property.

The following table presents information regarding nonperforming mortgage, consumer and other loans, and foreclosed real estate at the dates indicated. All loans where the interest payment is 90 days or more in arrears as of the closing date of each month are placed on non-accrual status. At June 30, 2006 and December 31, 2005, 2004, and 2003, Westfield Bank had $914,000, $1.9 million, $2.2 million, and $1.8 million, respectively, of non-accrual loans. If all non-accrual loans had been performing in accordance with their terms, Westfield Bank would have earned additional interest income of $32,000, $176,000, $176,000, and $134,000 for six months ended June 30, 2006 and the years ended December 31, 2005, 2004, and 2003, respectively.

	At June 30, 2006	At December 31,
		2005	2004	2003	2002	2001
Non-accrual real estate loans:
Residential(1)	$644	$411	$631	$995	$1,323	$1,866
Home equity	17	18	—	32	30	14
Commercial real estate	71	1,285	1,341	342	374	536

Total non-accrual real estate loans	732	1,714	1,972	1,369	1,727	2,416

Other loans:
Commercial and industrial	170	173	170	289	530	183
Consumer	12	32	29	110	126	85

Total non-accrual consumer and other loans	182	205	199	399	656	268

Total nonperforming loans	914	1,919	2,171	1,768	2,383	2,684
Foreclosed real estate, net	—	—	—	—	—	176

Total nonperforming assets	$914	$1,919	$2,171	$1,768	$2,383	$2,860

Nonperforming loans to total loans	0.23%	0.50%	0.58%	0.51%	0.66%	0.64%
Nonperforming assets to total assets	0.11	0.24	0.27	0.22	0.29	0.37

(1)	Includes residential real estate loans purchased by Westfield Bank, or residential real estate loans originated by Westfield Bank prior to September 2001, when Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company.

Allowance for Loan Losses. The following table presents the activity in Westfield Bank’s allowance for loan losses and other ratios (annualized as applicable) at or for the dates indicated.

	At or for the Six Months Ended June 30,		At or for Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands)
Balance at beginning of period	$5,422	$5,277	$5,277	$4,642	$4,325	$3,923	$3,434

Charge-offs:
Residential(1)	—	—	—	—	(3)	(36)	(16)
Commercial real estate	—	—	—	—	—	(29)	(17)
Home equity loans	—	—	—	—	(31)	—	—
Commercial and industrial	(494)	(303)	(431)	(14)	(124)	(241)	(26)
Consumer	(40)	(108)	(181)	(390)	(567)	(622)	(1,784)

Total charge-offs	(534)	(411)	(612)	(404)	(725)	(928)	(1,843)

Recoveries:
Residential(1)	4	—	—	—	10	17	—
Commercial real estate	—	—	1	—	—	—	—
Home equity loans	1	2	3	4	3	—	—
Commercial and industrial	71	9	9	65	73	16	14
Consumer	113	199	279	220	206	363	688

Total recoveries	189	210	292	289	292	396	702

Net charge-offs	(345)	(201)	(320)	(115)	(433)	(532)	(1,141)

Provision for loan losses	275	265	465	750	750	934	1,630

Balance at end of period	$5,352	$5,341	$5,422	$5,277	$4,642	$4,325	$3,923

Total loans receivable(2)	$391,367	$388,489	$383,873	$373,449	$349,441	$361,357	$417,272

Average loans outstanding	$383,822	$379,491	$383,436	$366,677	$354,134	$398,555	$443,652

Allowance for loan losses as a percent of total loans receivable	1.37%	1.36%	1.41%	1.41%	1.33%	1.20%	0.94%
Net loan charge-offs as a percent of average loans outstanding	0.18%	0.11%	0.08%	0.03%	0.12%	0.13%	0.26%

(1)	Includes residential real estate loans purchased by Westfield Bank, or residential real estate loans originated by Westfield Bank prior to September 2001, when Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company.
(2)	Does not include deferred fees or allowance for loan losses.

Westfield Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio based on ongoing quarterly assessments of the estimated losses. Westfield Bank’s methodology for assessing the appropriateness of the allowance consists of a review of the components, which include a specific valuation allowance for identified problem loans and a formula allowance for current performing loans. Fluctuations in the balances of impaired loans affect the specific valuation allowance while fluctuations in volume and concentrations of loans affects the formula reserve and the allocation of the allowance of the loan losses among loan types.

The specific valuation allowance incorporates the results of measuring impairment for specifically identified non-homogenous problem loans in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, “Accounting By Creditors for Impairment of a Loan,” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures.” In accordance with SFAS No. 114 and No. 118, the specific allowance reduces the carrying amount of the impaired loans to their estimated fair value. A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the loan’s contractual terms. A loan is not deemed to be impaired if there is a short delay in receipt of payment or if, during a longer period of delay, Westfield Bank expects to collect all amounts due including interest accrued at the contractual rate during the period of delay. Measurement of impairment can be based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. Measurement of impairment does not apply to large groups of smaller balance homogenous loans that are collectively evaluated for impairment such as Westfield Bank’s portfolios of home equity loans, real estate mortgages, installment and other loans.

The formula allowance is calculated by applying loss factors to outstanding loans by type, excluding loans for which a specific allowance has been determined. As part of this analysis, each quarter Westfield Bank prepares an allowance for loan losses worksheet which categorizes the loan portfolio by risk characteristics such as loan type and loan grade. The formula allowance is inherently subjective as it requires material estimates that may be susceptible to significant change. There are a number of factors that are considered when evaluating the appropriate level of the allowance. These factors include current economic and business conditions that affect key lending areas of the company, new loan products, collateral values, loan volumes and concentrations, credit quality trends such as nonperformance loans, delinquency and loan losses, and specific industry connections within the portfolio segments that may impact the collectibility of the loan portfolio. Loss factors are described as follows:

•	Classified loan loss factors are set at levels determined to be appropriate by Westfield Bank. Loss factors are applied to the outstanding balance of loans internally classified special mention, substandard and doubtful.

•	Pass graded loan loss factors are based on actual losses for the previous twelve quarters adjusted for qualitative factors, such as new loan products, credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations and specific industry conditions within portfolio segments that exist at the balance sheet date. The loss factors are applied to outstanding loans by loan type.

In addition, management employs an independent third party to perform a semi-annual review of all of Westfield Bank’s commercial and industrial loans and owner occupied commercial real estate loans with balances or commitments equal or greater than $750,000. The third party also reviews all commercial investment real estate loans in excess of $750,000, as well as all adversely rated loans.

Westfield Bank’s methodologies include several factors that are intended to reduce the difference between estimated and actual losses. The loss factors that are used to establish the allowance for pass graded loans are designated to be self-correcting by taking into account changes in loan classification, loan concentrations and loan volumes and by permitting adjustments based on management’s judgments of qualitative factors as of the evaluation date. Similarly, by basing the pass graded loan loss factors on loss experience over the prior three years, the methodology is designed to take Westfield Bank’s recent loss experience into account.

Westfield Bank’s allowance methodology has been applied on a consistent basis. Based on this methodology, Westfield Bank believes that it has established and maintained the allowance for loan losses at adequate levels. Future adjustments to the allowance for loan losses, however, may be necessary if economic, real estate and other conditions differ substantially from the current operating environment resulting in estimated and actual losses differing substantially. Adjustments to the allowance for loan losses are charged to income through the provision for loan losses.

A summary of the components of the allowance for loan losses is as follows:

	June 30, 2006			December 31, 2005			December 31, 2004
	Specific	Formula	Total	Specific	Formula	Total	Specific	Formula	Total
	(In thousands)
Real Estate Mortgage
Residential (1)	$—	$350	$350	$—	$355	$355	$—	$421	$421
Commercial	6	2,177	2,183	218	2,400	2,618	264	2,097	2,361

Commercial and Industrial	80	2,658	2,738	32	2,334	2,366	236	2,078	2,314

Consumer	—	81	81	—	83	83	—	181	181

Total	$86	$5,266	$5,352	$250	$5,172	$5,422	$500	$4,777	$5,277

	December 31, 2003			December 31, 2002			December 31, 2001
	Specific	Formula	Total	Specific	Formula	Total	Specific	Formula	Total
	(In thousands)
Real Estate Mortgage
Residential (1)	$—	$517	$517	$—	$713	$713	$—	$839	$839
Commercial	17	1,994	2,011	17	1,618	1,635	32	1,435	1,467

Commercial and Industrial	53	1,660	1,713	53	1,408	1,461	53	946	999

Consumer	—	401	401	—	516	516	—	618	618

Total	$70	$4,572	$4,642	$70	$4,255	$4,325	$85	$3,838	$3,923

(1)	Includes home equity loans. Also includes residential real estate loans purchased by Westfield Bank, or residential real estate loans originated by Westfield Bank prior to September 2001, when Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company.

In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews Westfield Bank’s loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The Office of Thrift Supervision may require Westfield Bank to adjust the allowance for loan losses or the valuation allowance for foreclosed real estate based on their judgments of information available to them at the time of their examination, thereby adversely affecting Westfield Bank’s results of operations.

For the six months ended June 30, 2006, Westfield Bank provided $275,000 to the allowance for loan losses based on its evaluation of the items discussed above. Westfield Bank believes that the allowance for loan losses accurately reflects the level of risk in the current loan portfolio as of June 30, 2006.

Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans indicated.

	At June 30, 2006			At December 31, 2005			At December 31, 2004
	Amount of Loan Loss	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real Estate - Mortgage
Commercial	$2,183	$169,279	43.26%	$2,618	$169,564	44.17%	$2,361	$144,336	38.65%
Residential (1)	350	111,503	28.49	355	106,918	27.85	421	122,822	32.89
Commercial Loans	2,738	104,548	26.71	2,366	100,019	26.06	2,314	94,726	25.36
Consumer Loans	81	6,037	1.54	83	7,372	1.92	181	11,565	3.10

Total allowance for loan losses	$5,352	$391,367	100.00%	$5,422	$383,873	100.00%	$5,277	$373,449	100.00%

		At December 31, 2003			At December 31, 2002			At December 31, 2001
	Amount of Loan Loss	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss	Loan Balances by Category	Percent of Loans in Each Category to Total Loans	Amount of Loan Loss	Loan Balances by Category	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Real Estate - Mortgage
Commercial	$2,011	$131,292	37.57%	$1,635	$100,903	27.92%	$1,467	$99,425	23.83%
Residential (1)	517	110,547	31.64	713	157,896	43.70	839	212,751	50.98
Commercial Loans	1,713	85,292	24.41	1,461	61,494	17.01	999	47,012	11.27
Consumer Loans	401	22,310	6.38	516	41,064	11.37	618	58,084	13.92

Total allowance for loan losses	$4,642	$349,441	100.00%	$4,325	$361,357	100.00%	$3,923	$417,272	100.00%

(1)	Includes home equity loans. Also includes residential real estate loans purchased by Westfield Bank, or residential real estate loans originated by Westfield Bank prior to September 2001, when Westfield Bank began referring substantially all of the originations of its residential real estate loans to a third party mortgage company.

Investment Activities. The Board of Directors reviews and approves Westfield Bank’s investment policy on an annual basis. The Chief Executive Officer and the Chief Financial Officer, as authorized by the Board of Directors, implement this policy based on the established guidelines within the written policy.

Westfield Bank’s investment policy is designed primarily to manage the interest rate sensitivity of its assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement its lending activities and to provide and maintain liquidity within the range established by policy. In determining Westfield Bank’s investment strategies, it considers its interest rate sensitivity, yield, credit risk factors, maturity and amortization schedules, and other characteristics of the securities to be held.

Federally-chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short term loans to other banks and corporate debt instruments.

Securities Portfolio. Westfield Financial classifies securities as held to maturity or available for sale at the date of purchase. Westfield Financial does not have any securities classified as trading. Held to maturity securities are reported at cost, adjusted for amortization of premium and accretion of discount. Available for sale securities are reported at fair market value. At June 30, 2006, held to maturity securities totaled $227.8 million, or 62.1% of the total securities portfolio, and available for sale investments totaled $139.2 million, or 37.9% of Westfield Financial’s total securities portfolio. Westfield Financial classifies U.S. Government securities and government-sponsored enterprise securities as available for sale and held to maturity. These securities predominately have maturities of less than five years, although Westfield Financial also invests in adjustable rate securities with maturities of up to 15 years. Westfield Financial’s mortgage-backed securities, which are directly or indirectly insured or guaranteed by Freddie Mac, Ginnie Mae or Fannie Mae or are rated AAA, consist of both fixed rate and adjustable rate securities primarily with average lives of less than five years. Westfield Financial also invests in municipal bonds issued by cities and towns in Massachusetts and are AAA rated by Moody’s, Standard and Poor’s, or Fitch, and the majority of which investments are also independently insured. These securities generally have maturities between 7 and 20 years, however, many have earlier call dates. In addition, Westfield Financial has investments in Federal Home Loan Bank stock and mutual funds that invest only in securities allowed by the Office of Thrift Supervision.

The following table sets forth the composition of Westfield Bank’s securities portfolio at the dates indicated.

	At June 30, 2006		At December 31,
			2005		2004		2003
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(In thousands)
Securities:
Government-sponsored enterprises	$74,944	73,313	$65,818	$64,944	$45,151	$45,061	$49,737	$50,296
Municipal bonds	30,219	29,570	30,233	30,339	29,147	29,597	21,687	22,041
Corporate debt securities	—	—	—	—	4,909	4,978	8,735	9,017

Total securities	105,163	102,883	96,051	95,283	79,207	79,636	80,159	81,354

Mortgage-backed and mortgage- related securities:
Fannie Mae	140,709	136,332	144,440	141,472	153,271	152,292	163,435	163,557
Freddie Mac	82,530	80,882	74,775	73,834	62,614	62,501	69,362	69,275
Ginnie Mae	25,798	25,175	29,894	29,336	29,811	29,718	29,437	29,446
Other pass-through securities	4,062	4,029	4,726	4,709	—	—	—	—
Collateralized mortgage obligations	5,351	5,374	818	804	2,848	2,856	5,413	5,410

Total mortgage-backed and mortgage-related securities	258,450	251,792	254,653	250,155	248,544	247,367	267,647	267,688

Marketable equity securities	6,155	5,789	6,057	5,742	7,301	6,986	14,594	15,455

Total securities	$369,768	$360,464	$356,761	$351,180	$335,052	$333,989	$362,400	$364,497

Mortgage-Backed Securities and Mortgage-Related Securities. The following table sets forth the amortized cost and fair value of Westfield Bank’s mortgage-backed and mortgage-related securities, which are classified as available for sale or held to maturity at the dates indicated.

	At June 30,			At December 31,
	2006			2005			2004			2003
	Amortized Cost	Percent of Total	Market Value	Amortized Cost	Percent of Total	Market Value	Amortized Cost	Percent of Total	Market Value	Amortized Cost	Percent of Total	Market Value
	(Dollars in thousands)
Mortgage-backed and mortgage-related securities available for sale:

Fannie Mae	$41,250	15.96%	$40,217	$46,078	18.09%	$45,376	$32,676	13.15%	$32,713	$31,627	11.82%	$31,872
Freddie Mac	44,861	17.36	44,036	38,310	15.04	37,863	22,842	9.19	22,838	18,611	6.95	18,586
Ginnie Mae	10,508	4.07	10,330	12,594	4.95	12,386	15,036	6.05	15,069	20,854	7.79	20,857
Other pass-through securities	4,062	1.57	4,029	4,726	1.86	4,709	—	—	—	—	—	—
Collateralized mortgage obligations	5,351	2.07	5,374	818	0.32	804	2,688	1.08	2,696	4,872	1.82	4,862

Total mortgage-backed and mortgage related securities available for sale	106,032	41.03	103,986	102,526	40.26	101,138	73,242	29.47	73,316	75,964	28.38	76,177

Mortgage-backed and mortgage related securities held to maturity:

Fannie Mae	99,459	38.48	96,115	98,362	38.63	96,096	120,595	48.52	119,579	131,808	49.25	131,685
Freddie Mac	37,669	14.57	36,846	36,465	14.32	35,971	39,772	16.00	39,663	50,751	18.96	50,689
Ginnie Mae	15,290	5.92	14,845	17,300	6.79	16,950	14,775	5.95	14,649	8,583	3.21	8,589
Collateralized mortgage obligations	—	—	—	—	—	—	160	0.06	160	541	0.20	548

Total mortgage-backed and mortgage related securities held to maturity	152,418	58.97	147,806	152,127	59.74	149,017	175,302	70.53	174,051	191,683	71.62	191,511

Total mortgage-backed and mortgage related securities	$258,450	100.00%	$251,792	$254,653	100.00%	$250,155	$248,544	100.00%	$247,367	$267,647	100.00%	$267,688

Securities Portfolio Maturities. The composition and maturities of the securities portfolio (debt securities) and the mortgage-backed securities portfolio at June 30, 2006 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or redemptions that may occur.

	One Year or Less		More than One Year Through Five Years		More than Five Years Through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Market Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Government-sponsored enterprises	$—	—%	$—	—%	$24,822	4.96%	$4,990	5.03%	$29,812	$29,391	4.97%

Mortgage-backed securities available for sale:
Ginnie Mae	—	—	—	—	—	—	10,508	4.48	10,508	10,330	4.48
Fannie Mae	—	—	—	—	3,185	4.54	38,065	4.35	41,250	40,217	4.37
Freddie Mac	—	—	—	—	—	—	44,861	4.34	44,861	44,036	4.34
Other pass-through securities	—	—	—	—	—	—	4,062	4.97	4,062	4,029	4.97
Collateralized mortgage obligations	—	—	—	—	—	—	5,351	5.39	5,351	5,374	5.39

Total mortgage-backed securities	—	—	—	—	3,185	4.54	102,847	4.44	106,032	103,986	4.44

Total	$—	—	$—	—	$28,007	4.91%	$107,837	4.47	$135,844	$133,377	4.56%

Securities held to maturity:
Government-sponsored enterprises	$15,048	3.18%	$15,087	5.01%	$14,997	4.92%	$—	—%	$45,132	$43,922	4.37%
Municipal bonds	—	—	1,484	3.47	11,826	3.82	16,909	4.37	30,219	29,570	4.12

Total investment securities	15,048	3.18	16,571	4.87	26,823	4.44	16,909	4.37	75,351	73,492	4.27

Mortgage-backed securities held to maturity:
Ginnie Mae	$—	—	$114	5.10	$559	4.98	$14,617	3.91	$15,290	$14,845	3.96
Fannie Mae	—	—	3,322	3.61	13,261	3.66	82,876	4.55	99,459	96,115	4.40
Freddie Mac	10	4.26	3,587	2.47	833	4.88	33,239	4.71	37,669	36,846	4.51

Total mortgage-backed securities	10	4.26	7,023	3.05	14,653	3.78	130,732	4.52	152,418	147,806	4.38

Total	$15,058	3.18%	$23,594	4.33%	$41,476	4.21%	$147,641	4.50%	$227,769	$221,298	4.34%

Sources Of Funds

General. Deposits, scheduled amortization and prepayments of loan principal, maturities and calls of investments securities and funds provided by operations are Westfield Bank’s primary sources of funds for use in lending, investing and for other general purposes. See “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations — Liquidity And Capital Resources.”

Deposits. Westfield Bank offers a variety of deposit accounts having a range of interest rates and terms. Westfield Bank currently offers regular savings deposits (consisting of passbook and statement savings accounts), NOW accounts, noninterest-bearing demand accounts, money market accounts and time deposits. Westfield Bank has expanded the types of deposit products that it offers to include jumbo certificates of deposit, tiered money market accounts and customer repurchase agreements to compliment its increased emphasis on attracting commercial banking relationships.

Deposit flows are influenced significantly by general and local economic conditions, changes in prevailing interest rates, pricing of deposits and competition. Westfield Bank’s deposits are primarily obtained from areas surrounding its offices. Westfield Bank relies primarily on paying competitive rates, service and long-standing relationships with customers to attract and retain these deposits. Westfield Bank does not use brokers to obtain deposits.

When Westfield Bank determines its deposit rates, it considers local competition, U.S. Treasury securities offerings and the rates charged on other sources of funds. Core deposits (defined as regular accounts, money market accounts, NOW accounts and demand accounts) represented 41.6% of total deposits on June 30, 2006. At June 30, 2006, time deposits with remaining terms to maturity of less than one year amounted to $222.9 million. See “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations — Net Interest And Dividend Income” for information relating to the average balances and costs of Westfield Bank’s deposit accounts for the six months ended June 30, 2006 and for the years ended December 31, 2005, 2004 and 2003.

Deposit Distribution Weighted Average. The following table sets forth the distribution of Westfield Bank’s deposit accounts, by account type, at the dates indicated.

	At June 30, 2006			At December 31,
				2005			2004			2003
	Amount	Percent	Weighted Average Rates	Amount	Percent	Weighted Average Rates	Amount	Percent	Weighted Average Rates	Amount	Percent	Weighted Average Rates
	(Dollars in thousands)
Demand deposits	$40,694	6.40%	0.00%	$45,260	7.26%	0.00%	$48,305	7.88%	0.00%	$54,620	8.64%	0.00%
NOW accounts	76,800	12.09	1.33	69,137	11.10	0.83	57,050	9.31	0.51	42,465	6.71	0.54
Regular accounts	39,491	6.21	0.50	41,387	6.64	0.50	44,882	7.33	0.50	46,331	7.33	0.50
Money market accounts	107,659	16.93	1.53	132,218	21.22	1.62	149,288	24.37	0.93	154,825	24.48	0.98

Total non-certificate accounts	264,644	41.63	1.08	288,002	46.22	1.01	299,525	48.89	0.64	298,241	47.16	0.81

Time certificates of deposit
Due within 1 year	222,899	35.06	3.83	227,770	36.56	3.05	184,500	30.12	2.14	234,694	37.11	2.35
Over 1 year through 3 years	124,724	19.62	4.32	85,951	13.80	3.51	103,856	16.95	2.88	90,934	14.38	3.13
Over 3 years	23,453	3.69	4.37	21,322	3.42	4.17	24,740	4.04	3.71	8,562	1.35	3.24

Total certificate accounts	371,076	58.37	4.03	335,043	53.78	3.24	313,096	51.11	2.51	334,190	52.84	2.58

Total	$635,720	100.00%	2.80%	$623,045	100.00%	2.21%	$612,621	100.00%	1.59%	$632,431	100.00%	1.75%

Certificate of Deposit Maturities. At June 30, 2006, Westfield Bank had $88.6 million in time certificates of deposit with balances of $100,000 and over maturing as follows:

Maturity Period	Amount	Weighted Average Rate
	(Dollars in thousands)
Three months or less	$7,164	3.13%
Over three months through six months	22,703	4.12
Over six months through twelve months	24,338	4.25
Over twelve months	34,416	4.46

Total	$88,621	4.21%

Certificate of Deposit Balances by Rates. The following table sets forth, by interest rate ranges, information concerning Westfield Bank’s time certificates of deposit at the dates indicated.

	At June 30, 2006
	Period to Maturity
	Less than One Year	One to Two Years	Two to Three Years	More than Three Years	Total	Percent of Total
	(Dollars in thousands)
2.00% and under	$14,521	$2,452	$—	$—	$16,973	4.57%
2.01% to 3.00%	49,462	6,363	5	—	55,830	15.05
3.01% to 4.00%	23,569	25,583	9,944	284	59,380	16.00
4.01% to 5.00%	135,246	32,692	9,295	19,956	197,189	53.14
5.01 % and over	101	38,390	—	3,213	41,704	11.24

Total	$222,899	$105,480	$19,244	$23,453	$371,076	100.00%

Borrowings. In addition to deposits, borrowings from the Federal Home Loan Bank of Boston are available as an additional source of funds to finance Westfield Bank’s lending and investing activities. Westfield Bank traditionally has not relied upon borrowings from the Federal Home Loan Bank. Westfield Bank maintained $45.0 million in borrowings at June 30, 2006 by replacing matured advances with new advances.

Westfield Bank offers repurchase agreements to commercial customers and higher balance retail customers. These agreements are linked to the customers’ checking accounts. Excess funds are swept out of certain commercial checking accounts and into repurchase agreements where the customers can earn interest on their funds. By law, a bank cannot pay interest on commercial checking accounts however, interest can be paid on non-deposit products such as repurchase agreements. Since these repurchase agreements are not deposits, they are not insured by the Federal Deposit Insurance Corporation. At June 30, 2006, such repurchase agreement borrowings totaled $14.4 million.

Properties

As of June 30, 2006, Westfield Bank conducted its business through ten banking offices and six off-site ATMs. As of June 30, 2006, the properties and leasehold improvements owned by it had an aggregate net book value of $11.6 million.

Location	Ownership	Year Opened	Year of Lease or License Expiration
Main Office:

141 Elm St. Westfield, MA	Owned	1964	N/A

Branch Offices:

206 Park St. W. Springfield, MA	Owned	1957	N/A

655 Main St. Agawam, MA	Owned	1968	N/A

26 Arnold St. Westfield, MA	Owned	1976	N/A

300 Southampton Rd. Westfield, MA	Owned	1987	N/A

462 College Highway Southwick, MA	Owned	1990	N/A

382 N. Main St. E. Longmeadow, MA	Leased	1997	2007(1)

1500 Main St. Springfield, MA	Leased	2006	2016(2)

1642 Northampton St. Holyoke, MA	Owned	2001	N/A

1342 Liberty St. Springfield, MA	Owned	2001	N/A

ATMs:

337 N. Westfield St. Feeding Hills, MA	Leased	1988	2013

830 Suffield St. Agawam, MA	Tenant at will	1997	N/A

516 Carew St. Springfield, MA	Tenant at will	2002	N/A

1000 State St. Springfield, MA	Tenant at will	2003	N/A

115 West Silver St. Westfield, MA	Tenant at will	2005	N/A

788 Memorial Dr. W. Springfield, MA	Tenant at will	2006	N/A

(1)	Does not include one additional five-year option.
(2)	Does not include two additional five-year options.

Legal Proceedings

Westfield Financial is not involved in any pending legal proceeding other than routine legal proceedings occurring in the ordinary course of business. In the opinion of management, no legal proceedings will have a material effect on Westfield Financial’s consolidated financial position or results of operations.

Tax Allocation

Westfield Bank and Westfield Financial have entered into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of June 30, 2006, Westfield Bank had 134 full-time employees and 33 part-time employees. The employees are not represented by a collective bargaining unit, and Westfield Bank considers its relationship with its employees to be excellent.

BUSINESS OF NEW WESTFIELD FINANCIAL

We have not engaged in any business to date; accordingly, we have omitted the financial statements of New Westfield Financial from this prospectus. We are a newly-formed Massachusetts corporation and currently a wholly-owned subsidiary of Westfield Bank. We were formed for the purpose of effectuating the conversion and stock offering described in this prospectus. We are registering our common stock with the Securities and Exchange Commission, and will be issuing shares of our common stock, as described in this prospectus, to the existing stockholders of Westfield Financial as they exchange their shares of Westfield Financial common stock for shares of our common stock and to new stockholders. These issuances will be part of the conversion and stock offering which will result in the termination of existence of Westfield Mutual Holding Company and Westfield Financial and our becoming the savings and loan holding company for Westfield Bank. Upon completion of the conversion and stock offering, we will own Westfield Bank. We may retain up to 50% of the net proceeds from the stock offering. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

Immediately after completion of the conversion and stock offering, it is expected that our only business activities will be to hold all of the outstanding common stock of Westfield Bank, to hold a loan to the employee stock ownership plan, and to contribute 50% of the net proceeds from the stock offering to Westfield Bank as additional capital. We may use the net proceeds we retain to pay dividends to stockholders, to repurchase shares of our common stock, and for general corporate purposes. In the future, as the holding company of Westfield Bank, we will be authorized to pursue other business activities permitted by applicable laws and regulations for such holding companies, which may include the issuance of additional shares of common stock to raise capital or to support mergers or acquisitions and borrowing funds for reinvestment in Westfield Bank. There are no specific plans for any additional capital issuance, merger or acquisition, or other diversification of our activities at the present time.

Our cash flow will depend upon earnings from the investment of the portion of net proceeds we retain and any dividends that we receive from Westfield Bank. Initially, we will neither own nor lease any property, but will instead use the premises, equipment, and furniture of Westfield Bank. At the present time, we intend to employ only persons who are officers of Westfield Bank to serve as our officers. However, we will use the support staff of Westfield Bank from time to time. These persons will not be separately compensated by us. We will hire additional employees, as appropriate, to the extent we expand our business in the future. See “How We Intend To Use The Proceeds From The Stock Offering.”

REGULATION

General. As a federally-chartered savings bank, Westfield Bank is subject to regulation, examination, and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation as its deposit insurer. Westfield Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation describing its activities and financial condition. Westfield Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors.

Upon completion of the conversion, New Westfield Financial will be a savings and loan holding company regulated by the Office of Thrift Supervision. As such, we will be registered with and subject to Office of Thrift Supervision examination and supervision, as well as certain Office of Thrift Supervision reporting requirements. In addition, the Office of Thrift Supervision will have enforcement authority over us and our non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings institution. Unlike bank holding companies, federal savings and loan holding companies are not subject to any regulatory capital requirements or to supervision by the Federal Reserve Board.

The Office of Thrift Supervision and the Federal Deposit Insurance Corporation have significant discretion in connection with their supervisory and enforcement activities and examination policies. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, Securities and Exchange Commission or the United States Congress, could have a material adverse impact on us, Westfield Bank, and our operations and stockholders.

The following discussion is intended to be a summary of the material statutes and regulations applicable to federal savings banks and their holding companies, and it does not purport to be a comprehensive description of all such statutes and regulations.

Regulation of Federal Savings Banks

Business Activities. Westfield Bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and Office of Thrift Supervision regulations. Under these laws and regulations, Westfield Bank may invest in mortgage loans secured by residential and commercial real estate, commercial and consumer loans, certain types of debt securities, and certain other assets. Westfield Bank may also establish service corporations that may engage in activities not otherwise permissible for Westfield Bank, including certain real estate equity investments and securities and insurance brokerage. Westfield Bank’s authority to invest in certain types of loans or other investments is limited by federal law and regulation.

Loans to One Borrower. Westfield Bank is generally subject to the same limits on loans to one borrower as is a national bank. With specified exceptions, Westfield Bank’s total loans or extensions of credit to a single borrower cannot exceed 15% of Westfield Bank’s unimpaired capital and surplus, which does not include accumulated other comprehensive income. Westfield Bank may lend additional amounts up to 10% of its unimpaired capital and surplus which does not include accumulated other comprehensive income, if the loans or extensions of credit are fully-secured by readily-marketable collateral. Westfield Bank currently complies with applicable loans-to-one borrower limitations.

Qualified Thrift Lender Test. The Home Owners’ Loan Act requires that Westfield Bank, as a savings association, comply with the qualified thrift lender test. Under the qualified thrift lender test, Westfield Bank is required to maintain at least 65% of its portfolio assets in certain “qualified thrift investments” for at least nine months of the most recent twelve-month period. “Portfolio assets” means, in general, Westfield Bank’s total assets less the sum of:

•	specified liquid assets up to 20% of total assets;

•	goodwill and other intangible assets; and

•	the value of property used to conduct Westfield Bank’s business.

Westfield Bank met the qualified thrift lender test at June 30, 2006 and in each of the prior 12 months, and, therefore, is a “qualified thrift lender.” If Westfield Bank fails the qualified thrift lender test, and is unable to correct that failure for a period of time, it must either operate under certain restrictions on its activities or convert to a national bank charter.

Capital Requirements. The Office of Thrift Supervision regulations require Westfield Bank to meet three minimum capital standards:

(1)	a tangible capital ratio requirement of 1.5% of total assets as adjusted under Office of Thrift Supervision regulations;

(2)	a leverage ratio requirement of 3% of core capital to such adjusted total assets, if a savings association has been assigned the highest composite rating of 1 under the Uniform Financial Institutions Rating System; and

(3)	a risk-based capital ratio requirement of 8% of core and supplementary capital to total risk-based assets.

The minimum leverage capital ratio for any other depository institution that does not have a composite rating of 1 will be 4%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. In determining the amount of risk-weighted assets for purposes of the risk-based capital requirement, a savings association must compute its risk-based assets by multiplying its assets and certain off-balance sheet items by risk-weights, which range from 0% for cash and obligations issued by the United States Government or its agencies to 100% for consumer and commercial loans, as assigned by the Office of Thrift Supervision capital regulation based on the risks found by the Office of Thrift Supervision to be inherent in the type of asset.

Tangible capital is defined, generally, as common stockholders’ equity (including retained earnings), certain non-cumulative perpetual preferred stock and related earnings, minority interests in equity accounts of fully consolidated subsidiaries, less intangibles (other than certain mortgage servicing rights), and investments in and loans to subsidiaries engaged in activities not permissible for a national bank. Core capital is defined similarly to tangible capital, but core capital also includes certain qualifying supervisory goodwill and certain purchased credit card relationships. Supplementary capital currently includes cumulative and other preferred stock, mandatory convertible debt securities, subordinated debt and intermediate preferred stock and the allowance for loan and lease losses. In addition, up to 45% of unrealized gains on available-for-sale equity securities with a readily determinable fair value may be included in tier 2 capital. The allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets, and the amount of supplementary capital that may be included as total capital cannot exceed the amount of core capital.

At June 30, 2006, Westfield Bank met each of its capital requirements, in each case on a fully phased-in basis.

Community Reinvestment. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, Westfield Bank has a continuing and affirmative obligation, consistent with safe and sound banking practices, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess Westfield Bank’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by Westfield Bank.

The Community Reinvestment Act regulations establish an assessment system that bases an association’s rating on its actual performance in meeting community needs. In particular, the assessment system focuses on three tests:

•	a lending test, to evaluate the institution’s record of making loans in its assessment areas;

•	an investment test, to evaluate the institution’s record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses in its assessment area or a broader area that includes its assessment area; and

•	a service test, to evaluate the institution’s delivery of services through its retail banking channels and the extent and innovativeness of its community development services.

Westfield Bank received a “Satisfactory” Community Reinvestment Act rating in its most recent examination, in January 2005.

Transactions with Affiliates. Westfield Bank’s authority to engage in transactions with its “affiliates” is limited by Sections 23A and 23B of the Federal Reserve Act. The Office of Thrift Supervision regulations, in turn, incorporate all applicable provisions of the Federal Reserve Board’s Regulation W and the regulations of the Office of Thrift Supervision. In general, these transactions must be on terms that are as favorable to Westfield Bank as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of Westfield Bank’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from Westfield Bank. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that engage in activities not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

Loans to Insiders. Westfield Bank’s authority to extend credit to its directors, executive officers and principal stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and the regulations of the Office of Thrift Supervision. The Office of Thrift Supervision regulations, in turn, incorporate Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders: (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Westfield Bank’s capital. The regulations allow small discounts on fees on residential real estate loans for directors, officers and employees. In addition, extensions for credit in excess of certain limits must be approved by Westfield Bank’s Board of Directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over savings associations, including Westfield Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

Standards for Safety and Soundness. Under federal law, the Office of Thrift Supervision has adopted a set of guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings standards, compensation, fees and benefits. In general, the guidelines require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines.

In addition, the Office of Thrift Supervision adopted regulations that authorize, but do not require, the Office of Thrift Supervision to order an institution that has been given notice that it is not satisfying these safety and soundness standards to submit a compliance plan. If, after being notified, an institution fails to submit an acceptable plan of compliance or fails in any material respect to implement an accepted plan, the Office of Thrift Supervision must issue an order directing action to correct the deficiency, may issue an order directing other actions of the types to which an undercapitalized association is subject under the “prompt corrective action” provisions of federal law. If an institution fails to comply with such an order, the Office of Thrift Supervision may seek to enforce such order in judicial proceedings and to impose civil money penalties.

Prompt Corrective Regulatory Action. Under the Office of Thrift Supervision prompt corrective action regulations, the Office of Thrift Supervision is required to take certain, and is authorized to take other, supervisory actions against undercapitalized savings associations. For this purpose, a savings association would be placed in one of the following four categories based on the association’s capital:

•	well-capitalized;

•	adequately capitalized;

•	undercapitalized; or

•	critically undercapitalized.

At June 30, 2006, Westfield Bank met the criteria for being considered “well-capitalized.” When appropriate, the Office of Thrift Supervision can require corrective action by a savings and loan holding company under the “prompt corrective action” provision of federal law.

Capital Distributions. The Office of Thrift Supervision imposes various restrictions or requirements on Westfield Bank’s ability to make capital distributions, including cash dividends. A savings institution that is the subsidiary of a savings and loan holding company must file a notice with the Office of Thrift Supervision at least 30 days before making a capital distribution. Westfield Bank must file an application for prior approval if the total amount of its capital distributions, including the proposed distribution, for the applicable calendar year would exceed an amount equal to Westfield Bank’s net income for that year plus Westfield Bank’s retained net income for the previous two years.

The Office of Thrift Supervision may disapprove of a notice of application if:

•	Westfield Bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation, or agreement.

Liquidity. Westfield Bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Insurance of Deposit Accounts. Westfield Bank is a member of the Deposit Insurance Fund, maintained by the Federal Deposit Insurance Corporation, and Westfield Bank pays its deposit insurance assessments to the Deposit Insurance Fund. The Deposit Insurance Fund was formed on March 31, 2006 following the merger of the Bank Insurance Fund and the Savings Association Insurance Fund in accordance with the Federal Deposit Insurance Reform Act of 2005.

In order to maintain the Deposit Insurance Fund, member institutions are assessed an insurance premium. The amount of each institution’s premium is currently based on the balance of insured deposits and the degree of risk the institution poses to the Deposit Insurance Fund. Under the assessment system, the Federal Deposit Insurance Corporation assigns an institution to one of nine risk categories using a two-step process based first on capital ratios (the capital group assignment) and then on other relevant information (the supervisory subgroup assignment). Each risk category is assigned an assessment rate. Assessment rates currently range from 0% of deposits for an institution in the highest category (i.e., well-capitalized and financially sound, with no more than a few minor weaknesses) to 0.27% of deposits for an institution in the lowest category (i.e., undercapitalized and substantial supervisory concerns).

In addition to merging the insurance funds, the Federal Deposit Insurance Reform Act of 2005 also granted the Federal Deposit Insurance Corporation additional flexibility in establishing reserves in the Deposit Insurance Fund. The Federal Deposit Insurance Corporation has issued proposed rules regarding the provisions of the Deposit Insurance Fund. The finalization and implementation of these rules will likely affect the insurance premiums paid by all members of the Deposit Insurance Fund, including Westfield Bank.

In addition, all Federal Deposit Insurance Corporation-insured institutions are required to pay assessments to the Federal Deposit Insurance Corporation at an annual rate of approximately 0.0168% of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Deposit Insurance Fun. These assessments will continue until the Financing Corporation bonds mature in 2017.

Federal Home Loan Bank System. Westfield Bank is a member of the Federal Home Loan Bank of Boston, which is one of the regional Federal Home Loan Banks composing the Federal Home Loan Bank System. Each Federal Home Loan Bank serves as a central credit facility primarily for its member institutions. Westfield Bank, as a member of the Federal Home Loan Bank of Boston, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Boston. While the required percentages of stock ownership are subject to change by the Federal Home Loan Bank, Westfield Bank was in compliance with this requirement with an investment in Federal Home Loan Bank of Boston stock at June 30, 2006 of $4.0 million. Any advances from a Federal Home Loan Bank must be secured by specified types of collateral, and all long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the Federal Home Loan Banks can pay as dividends to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Westfield Bank’s net interest income would be affected.

Federal Reserve System. Westfield Bank is subject to provisions of the Federal Reserve Act and the Federal Reserve Board’s regulations under which depositary institutions may be required to maintain non-interest-earning reserves against their deposit accounts and certain other liabilities. Currently, reserves must be maintained against transaction accounts (primarily NOW and regular checking accounts). The amount of transaction accounts exempt from a reserve requirement is $7.0 million. A 3.0% reserve is required for transaction accounts from $7.0 million to $47.6 million. Transaction accounts over $47.6 million are subject to a reserve requirement of $1,218,000 plus 10% of the amount over $47.6 million. Westfield Bank is in compliance with the foregoing reserve requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank, or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Westfield Bank’s interest-earning assets. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the Office of Thrift Supervision. Federal Home Loan Bank System members are also authorized to borrow from the Federal Reserve Board discount window, but Federal Reserve Board regulations require such institutions to exhaust all Federal Home Loan Bank sources before borrowing from the Federal Reserve Board.

Prohibitions Against Tying Arrangements. Federal savings banks are subject to prohibitions on certain tying arrangements. A depository institution is prohibited, subject to some exceptions, from extending credit or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain credit or services from a competitor of the institution.

The Bank Secrecy Act. Westfield Bank and Westfield Financial are, and upon completion of the conversion New Westfield Financial will be, subject to the Bank Secrecy Act, as amended by the USA PATRIOT Act, which gives the federal government powers to address money laundering and terrorist threats through enhanced domestic security measures, expanded surveillance powers, and mandatory transaction reporting obligations. By way of example, the Bank Secrecy Act imposes an affirmative obligation on Westfield Bank to report currency transactions that exceed certain thresholds and to report other transactions determined to be suspicious. Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among financial institutions, bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act. Among other requirements, the USA PATRIOT Act imposes the following obligations on financial institutions:

•	financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls, (ii) specific designation of an anti-money laundering compliance officer, (iii) ongoing employee training programs, and (iv) an independent audit function to test the anti-money laundering program;

•	financial institutions must establish and meet minimum standards for customer due diligence, identification and verification;

•	financial institutions that establish, maintain, administer, or manage private banking accounts or correspondent accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) must establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering through those accounts;

•	financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and are subject to certain recordkeeping obligations with respect to correspondent accounts of foreign banks; and

•	bank regulators are directed to consider a bank’s or holding company’s effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

Office of Foreign Asset Control. Westfield Bank and Westfield Financial are, and upon completion of the conversion New Westfield Financial will be, like all United States companies and individuals, prohibited from transacting business with certain individuals and entities named on the Office of Foreign Asset Control’s list of Specially Designated Nationals and Blocked Persons. Failure to comply may result in fines and other penalties. Recently, the Office of Foreign Asset Control issued guidance directed at financial institutions in which it asserted that it may, in its discretion, examine institutions determined to be high-risk or to be lacking in their efforts to comply with these prohibitions.

Holding Company Regulation

Activities Restrictions Applicable to New Westfield Financial. Under the Gramm-Leach-Bliley Act, we are prohibited from engaging in non-financial activities. As a result, Westfield Financial’s activities are restricted to:

•	furnishing or performing management services for a savings institution subsidiary of such holding company;

•	conducting an insurance agency or escrow business;

•	holding, managing, or liquidating assets owned or acquired from a savings institution subsidiary of such company;

•	holding or managing properties used or occupied by a savings institution subsidiary of such company;

•	acting as trustee under a deed of trust;

•	any other activity (i) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director of the Office of Thrift Supervision, by regulation, prohibits or limits any such activity for savings and loan holding companies, or (ii) in which multiple savings and loan holding companies were authorized by regulation to directly engage in on March 5, 1987;

•	purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such holding company is approved by the Director of the Office of Thrift Supervision; and

•	any activity permissible for financial holding companies under section 4(k) of the BHC Act.

Permissible activities which are deemed to be financial in nature or incidental thereto under section 4(k) of the Bank Holding Company Act include:

•	lending, exchanging, transferring, investing for others, or safeguarding money or securities;

•	insurance activities or providing and issuing annuities, and acting as principal, agent, or broker;

•	financial, investment, or economic advisory services;

•	issuing or selling instruments representing interests in pools of assets that a bank is permitted to hold directly;

•	underwriting, dealing in, or making a market in securities;

•	activities previously determined by the Federal Reserve Board to be closely related to banking;

•	activities that bank holding companies are permitted to engage in outside of the U.S.; and

•	portfolio investments made by an insurance company.

In addition, we cannot be acquired or acquire a company unless the acquirer is engaged solely in financial activities.

Restrictions on Acquisition of Control Applicable to New Westfield Financial. The HOLA prohibits all savings and loan holding companies, including New Westfield Financial, from acquiring, directly or indirectly:

•	control (as defined under the HOLA) of another savings institution (or a holding company parent) without prior Office of Thrift Supervision approval;

•	through merger, consolidation, or purchase of assets, another savings institution or a holding company thereof, or acquiring all or substantially all of the assets of such institution (or a holding company) without prior Office of Thrift Supervision approval; or

•	control of any depository institution not insured by the Federal Deposit Insurance Corporation (except through a merger with and into the holding company’s savings institution subsidiary that is approved by the Office of Thrift Supervision).

A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has a principal office outside of the state where the principal office of its subsidiary institution is located, except:

•	in the case of certain emergency acquisitions approved by the Federal Deposit Insurance Corporation;

•	if such holding company controls a savings institution subsidiary that operated a home or branch office in such additional state as of March 5, 1987; or

•	if the laws of the state in which the savings institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings institution or savings and loan holding company is located or by a holding company that controls such a state-chartered association.

Federal Securities Laws. Our common stock is registered with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and we are subject to information, proxy solicitation, insider trading restrictions, and other requirements under the Securities Exchange Act of 1934, as amended.

The Sarbanes-Oxley Act. As a public company, we are subject to the Sarbanes-Oxley Act, which implements a broad range of corporate governance and accounting measures for public companies designed to promote honesty and transparency in corporate America and better protect investors from corporate wrongdoing. The Sarbanes-Oxley Act’s principal legislation and the derivative regulation and rule making promulgated by the Securities and Exchange Commission includes:

•	the creation of an independent accounting oversight board;

•	auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients;

•	additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer certify financial statements;

•	a requirement that companies establish and maintain a system of internal control over financial reporting and that a company’s management provide an annual report regarding its assessment of the effectiveness of such internal control over financial reporting to the company’s independent accountants and that such accountants provide an attestation report with respect to management’s assessment of the effectiveness of the company’s internal control over financial reporting;

•	the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;

•	an increase in the oversight of, and enhancement of certain requirements relating to audit committees of public companies and how they interact with the company’s independent auditors;

•	the requirement that audit committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer;

•	the requirement that companies disclose whether at least one member of the committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not;

•	expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods;

•	a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions;

•	disclosure of a code of ethics and the requirement of filing of a Form 8-K for a change or waiver of such code;

•	mandatory disclosure by analysts of potential conflicts of interest; and

•	a range of enhanced penalties for fraud and other violations.

Section 402 of the Sarbanes-Oxley Act of 2002 prohibits the extension of personal loans to directors and executive officers of issuers (as defined in Sarbanes-Oxley). The prohibition, however, does not apply to mortgages advanced by an insured depository institution, such as Westfield Bank, that are subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Quotation on the American Stock Exchange. Our common stock will be traded on the American Stock Exchange. In order to maintain such quotation, we are subject to certain corporate governance requirements, including:

•	a majority of our board must be composed of independent directors;

•	we are required to have an audit committee composed of at least three directors, each of whom is an independent director, as such term is defined by both American Stock Exchange rules as set forth in its Company Guide and by the regulations promugated under the Securities Exchange Act of 1934, as amended;

•	our nominating committee and compensation committee must also be composed entirely of independent directors; and

•	each of our audit committee and nominating committee must have a publicly available written charter.

TAXATION

Federal

General. The following discussion is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Westfield Bank, Westfield Mutual Holding Company, Westfield Financial or New Westfield Financial. For federal income tax purposes, Westfield Bank reports its income on the basis of a taxable year ending December 31, using the accrual method of accounting, and Westfield Financial is generally subject to federal income taxation in the same manner as other corporations. Since December 27, 2001, Westfield Bank and Westfield Financial have constituted an affiliated group of corporations and, therefore, have reported their income on a consolidated basis. Since that same time, Westfield Mutual Holding Company, which has owned less than 80% of the common stock of Westfield Financial, has not been a member of such affiliated group and has reported its income on a separate return. After the effective time of the conversion of Westfield Mutual Holding Company from mutual to stock form, we and Westfield Bank will be an affiliated group of corporations and will report our income on a consolidated basis. Westfield Bank is not currently under audit by the IRS, and the tax years up to and including the year ended December 31, 2002 are closed.

Distributions. To the extent that Westfield Bank makes “non-dividend distributions” to stockholders, such distributions will be considered to result in distributions from Westfield Bank’s un-recaptured tax bad debt reserve “base year reserve” (i.e., its reserve as of December 31, 1987), to the extent thereof and then from its supplemental reserve for losses on loans, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Westfield Bank’s taxable income. Non-dividend distributions include distributions in excess of Westfield Bank’s current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of Westfield Bank’s current or accumulated earnings and profits, as calculated for federal income tax purposes, will not constitute non-dividend distributions and, therefore, will not be included in Westfield Bank’s income.

The amount of additional taxable income created from a non-dividend distribution is equal to the lesser of Westfield Bank’s base year reserve and supplemental reserve for losses on loans or an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, in certain situations, approximately one and one-half times the non-dividend distribution would be includable in gross income for federal income tax purposes, assuming a 34% federal corporate income tax rate. Westfield Bank does not intend to pay dividends that would result in the recapture of any portion of its bad debt reserves.

Corporate Alternative Minimum Tax. The alternative minimum tax rules have been devised to ensure that at least a minimum amount of income tax is paid by high-income corporate taxpayers who take advantage of substantial tax savings due to the use of certain tax deductions and exemptions. In essence, the AMT functions as a recapture mechanism, reclaiming some of the tax deductions and credits utilized by these taxpayers when calculating their regular federal income tax liability. In general, a corporation’s alternative minimum taxable income is equal to its regular taxable income, increased by its preference items for the year and adjusted by computing certain items under special rules that negate the acceleration of certain tax benefits which are available under the regular tax rules. The alternative minimum tax rate is 20%. Such preference items include adjustments for tax exempt interest, inside build-up of life insurance policies and accelerated depreciation deductions. During the past five years, we have not been the subject of the alternative minimum tax and therefore have no alternative minimum tax net operating losses or credit to utilize.

Elimination of Dividends; Dividends Received Deduction. Westfield Financial may exclude from its income 100% of dividends received from Westfield Bank as a member of the same affiliated group of corporations.

Net Operating Losses. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding twenty taxable years. At December 31, 2005, Westfield Financial had no net operating loss carry forwards for federal income tax purposes.

State

Financial institutions in Massachusetts are not allowed to file consolidated income tax returns. Instead, each entity in the consolidated group files a separate annual income tax return. The Massachusetts excise tax rate for savings banks is currently 10.5% of federal taxable income, adjusted for certain items. Taxable income includes gross income as defined under the Internal Revenue Code, plus interest from bonds, notes and evidences of indebtedness of any state, including Massachusetts, less deductions, but not the credits, allowable under the provisions of the Internal Revenue Code, except for those deductions relating to dividends received and income or franchise taxes imposed by a state or political subdivision. Carryforwards and carrybacks of net operating losses and capital losses are not allowed.

Westfield Financial’s state tax returns, as well as those of its subsidiaries, are not currently under audit. In June 2003, Westfield Bank reached a settlement with the Massachusetts Department of Revenue with respect to the Department of Revenue’s tax assessment resulting from the Department of Revenue’s disallowance of Westfield Bank’s deduction of certain dividend distributions received by Westfield Bank from its real estate investment trust majority-owned subsidiary for the tax years ending December 31, 1999, 2001, and 2002. As a result, Westfield Bank paid approximately $1.5 million to the Department of Revenue representing one-half of the assessment plus interest and obtained the Department of Revenue’s release from liability for the remaining half assessed. Westfield Bank dissolved the real estate investment trust during the fourth quarter of 2003.

MANAGEMENT

Board of Directors

Our initial Board of Directors consists of eleven members, all of whom are currently members of Westfield Financial’s Board of Directors. Our Articles of Organization provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible.

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending monthly meetings of the Board of Directors. Our directors also discuss business and other matters with the Chairman of the Board of Directors, other key executives, and our principal external advisers (legal counsel, auditors, financial advisors, and other consultants).

The following table states our directors’ names, ages, the years when they began serving as directors, and the years when their current terms of office as directors will expire.

Name	Age(1)	Position with New Westfield Financial	Term Expires	Served Since(2)
Victor J. Carra	65	Director	2007	1995
David C. Colton, Jr.	62	Director	2009	1980
Robert T. Crowley	57	Director	2008	1999
Harry C. Lane	67	Director	2008	1978
William H. McClure	70	Director	2008	1996
Mary C. O’Neil	70	Director	2009	1994
Richard C. Placek	66	Director	2007	1979
Paul R. Pohl	64	Director	2008	1999
Charles E. Sullivan	62	Director	2007	1992
Thomas C. Sullivan	72	Director	2007	1989
Donald A. Williams	61	Chairman and Chief Executive Officer	2009	1983

(1)	At December 31, 2005.
(2)	Includes terms served on the Board of Directors of Westfield Bank. All members of the current Board of Directors of Westfield Financial have served as directors since the company’s inception in 2001.

Business Experience Of Directors

The business experience of each director for at least the past five years is set forth below.

Victor J. Carra served as Executive Vice President of Westfield Bank from 1998 until 2005, and as Executive Vice President of Westfield Financial from its inception in 2001 until 2005. Since 1975, Mr. Carra served in various capacities during his employment with Westfield Bank.

David C. Colton, Jr. is the former owner and operator of The Colton Agency, Inc., an insurance agency located in Westfield, Massachusetts for the past 65 years. He recently sold the business and is serving as an independent consultant.

Robert T. Crowley, Jr. is a Certified Public Accountant and a partner in the accounting firm of Downey, Sweeney, Fitzgerald & Co., P.C. The firm provides tax, accounting and auditing services to the public. Mr. Crowley has been a partner with this firm since 1980 and a Certified Public Accountant since 1979.

Harry C. Lane is the President of John S. Lane & Son, Inc., a quarry and asphalt company located in Westfield, Massachusetts, incorporated in 1904. Mr. Lane has served in this capacity since 1986.

William H. McClure is the President of the McClure Insurance Agency, Inc., a position he has held since December 1993. He is the owner of 51% of this insurance agency, which sells and services fire, casualty, life and health insurance. He is also an owner of 103 Van Deene Realty Trust, which is made up of a building located at that same address.

Mary C. O’Neil is the Vice President of Development and Community Relations at Noble Health Systems, located in Westfield, Massachusetts. Ms. O’Neil has held this position since 1993. Prior to that, she served as President of T.L. O’Neil Insurance Agency, Inc.

Richard C. Placek is the Chairman of Commercial Distributing Company, located in Westfield Massachusetts. Mr. Placek has held this position since 1985. Prior to that, he served as General Manager.

Paul R. Pohl serves as the President and Owner of Chemi-Graphic, Inc., a name plate manufacturing company located in Ludlow, Massachusetts. Mr. Pohl has served in this capacity since 1964.

Charles E. Sullivan is the President of Charles E. Sullivan C.P.A., Inc., a public accounting firm located in West Springfield, Massachusetts. Mr. Sullivan has served in this capacity since 1979.

Thomas C. Sullivan is the former President and Chief Operating Officer of Sullivan Paper Co., Inc., located in West Springfield, Massachusetts. He retired from this position in 1998. Mr. Sullivan presently serves as a director of Sullivan Paper Co., Inc., a position he has held since 1959. He also serves as President and Director of Patriot Realty, located in Appleton, Wisconsin, and is the Vice President and Director of George Sullivan Realty, a realty company located in West Springfield, Massachusetts. Mr. Sullivan has served in these capacities since 1994 and 1970, respectively.

Donald A. Williams served as President of Westfield Bank from 1983 through 2005 and Westfield Financial from its inception in 2001 through 2005. Mr. Williams has served as Chief Executive Officer of Westfield Bank since 1987 and Westfield Financial since its inception in 2001.

Executive Officers

Our initial senior executive officers are the same as those who currently serve as executive officers of Westfield Financial and Westfield Bank. In addition to Mr. Williams, they are as follows:

James C. Hagan, age 44, has served as President and Chief Operating Officer of Westfield Financial and Westfield Bank since June 2005. Prior to that, he served as Senior Vice President and Commercial Loan Department Manager of Westfield Bank from 1998. From 1994 through 1998, Mr. Hagan was a Vice President at Westfield Bank.

Gerald P. Ciejka, age 45, was appointed Vice President of Westfield Financial and Westfield Bank on February 22, 2005. Mr. Ciejka also serves as General Counsel and Director of Human Resources of Westfield Financial and Westfield Bank. Mr. Ciejka was previously a partner at the Springfield, Massachusetts law firm of Bulkley, Richardson and Gelinas in the business organization and real estate departments. From 1997 to 2004, he served as branch manager and senior underwriting counsel for First American Title Insurance Company and Chicago Title Insurance Company.

Michael J. Janosco, Jr., age 59, has served as the Chief Financial Officer and Treasurer of Westfield Bank since 1999 and of Westfield Financial since its inception in 2001. Mr. Janosco was previously a partner at KPMG Peat Marwick until his retirement in 1994. From 1994 to 1997, he served as the Chief Financial Officer and Treasurer of Primary Bank, located in Peterborough, New Hampshire. From October 1997 to March 1999, he was a consultant to various banks.

Rebecca S. Kozaczka, age 54, has served as Vice President and Residential Loan Officer at Westfield Financial and Westfield Bank since 1989. She worked as a Mortgage Loan Officer and Assistant Vice President from 1985 until 1989.

Deborah J. McCarthy, age 46, has served as Vice President of Westfield Financial and Westfield Bank since 2000. She is the Manager of the Operations and Information Systems Departments. She has worked for Westfield Bank in numerous capacities since 1979.

Allen J. Miles, III, age 43, has served as Senior Vice President and Chief Lending Officer of Westfield Financial and Westfield Bank since August 2005. From 1998 to 2005 he served as Vice President and Commercial Loan Officer.

Leo R. Sagan, Jr., age 43, has served as the Vice President and Controller of Westfield Financial and Westfield Bank since 2003. Prior to that he served as Controller of Westfield Financial and Westfield Bank from 2002 to 2003 and as Assistant Treasurer of Westfield Financial and Westfield Bank from 1999 to 2002.

Committees Of The Board Of Directors

The Boards of Directors of Westfield Financial and Westfield Bank have established the following committees, which shall also be our committees:

Executive Committee. The Executive Committee, which consists of Directors Colton, Lane, O’Neil, C. Sullivan and Williams, exercises the powers of the Board of Directors between Board meetings. It approves loans and investments within Westfield Bank’s authority.

Audit Committee. The Audit Committee is chaired by Director Placek, with Directors Crowley and McClure as members. The Audit Committee assists the Board by overseeing the audit coverage and monitoring the accounting, financial reporting, data processing, regulatory and internal control environments. The primary duties and responsibilities of the Audit Committee are to: (1) oversee and monitor the financial reporting process and internal controls system; (2) review and evaluate the audit performed by outside auditors and report any substantive issues found during the audit to the Board; (3) appoint, compensate and oversee the work of the independent auditors; (4) review and approve all transactions with affiliated parties; and (5) provide an open avenue of communication among the independent auditors, financial and senior management, the internal audit department and the Board. All members of the Audit Committee are independent directors as defined under the American Stock Exchange listing standards. We believe that Mr. Crowley qualifies as an Audit Committee Financial Expert as that term is defined by Securities and Exchange Commission regulations.

Compensation Committee. The Compensation Committee provides advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. The Compensation Committee consists of Directors Carra, Pohl and T. Sullivan with Director Sullivan serving as Chairperson of the Committee. The Compensation Committee is comprised of three directors, two of whom are independent as defined in the American Stock Exchange listing standards. Mr. Carra served as Executive Vice President of Westfield Financial from 2001 until his retirement in July 2005, and as a result does not currently qualify as an independent director under American Stock Exchange standards. Under the exception set forth in the American Stock Exchange listing standard for Compensation Committee members, the Board of Directors of Westfield Financial determined that Mr. Carra’s appointment to the Compensation Committee is in the best interests of Westfield Financial and its stockholders, based on his longstanding commitment to Westfield Financial and his extensive knowledge of its compensation and benefits program. Under the rules of the American Stock Exchange, Mr. Carra may not serve on the Compensation Committee for more than two years.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which consists of Directors T. Sullivan, C. Sullivan, Colton and O’Neil, reviews and recommends nominees for election as directors and develops and recommends to the Board corporate governance guidelines. All members of the Committee are independent directors as defined under the American Stock Exchange listing standards.

Director Compensation

Meeting Fees. The members of the Board of Directors of Westfield Financial are identical to those of Westfield Bank. To date, Westfield Bank has compensated its directors for their services to Westfield Bank. Westfield Financial has not paid any additional compensation to its directors for their additional services to the holding company. Westfield Financial expects to continue this practice until there is a business reason to establish separate compensation fees.

Westfield Bank’s practice has been to pay a fee of $800 to each of its non-employee directors for attendance at each Board meeting. In addition, each member of the Executive Committee received $1,733 per month for meetings, each member of the Audit Committee received $500 for each meeting the member attended, each member of the Compensation Committee received $250 for each meeting the member attended, and each member of the Nominating Committee received $250 for each meeting the member attended. Westfield Bank paid fees totaling $199,000 to its non-employee directors for the year ended December 31, 2005.

Directors’ Deferred Compensation Plan. Westfield Bank has established the Westfield Bank Directors’ Deferred Compensation Plan for the benefit of non-employee directors. Under the Deferred Compensation Plan, each non-employee director may make an annual election to defer receipt of all or a portion of his or her director fees received from Westfield Financial and Westfield Bank. The deferred amounts are allocated to a deferral account and credited with interest at an annual rate equal to the rate on the highest yielding certificate of deposit issued by Westfield Bank during the year or according to the investment return of other assets as may be selected by the Compensation Committee of Westfield Bank. The Deferred Compensation Plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events such as death, retirement, disability or a change in control of Westfield Financial or Westfield Bank (as those terms are defined in the Deferred Compensation Plan).

Following the conversion and stock offering, the compensation of the directors of Westfield Bank and New Westfield Financial will continue as described above.

Compensation Committee Report On Executive Compensation

On December 27, 2001, Westfield Financial, Inc. became the holding company for Westfield Bank upon completion of a corporate reorganization of Westfield Mutual Holding Company and related initial stock offering by Westfield Financial.

The Compensation Committee provides advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. Compensation of the President and Chief Executive Officer and other executive officers of Westfield Bank for the fiscal year ended 2005 was paid by Westfield Bank and determined by the Board of Directors.

The Committee reviews the compensation and benefits programs for all executive officers on an annual basis. Mr. Williams did not participate in the committee’s decisions regarding his own compensation review and recommendation in 2005 or in prior years.

The Committee strives to provide a compensation program that assures both the motivation and retention of the executive officers, proper alignment with the financial interests of Westfield Financial’s stockholders, and competitiveness with the external marketplace. To this end, the committee reviewed the compensation practices of a peer group of companies with similar size and business mix to that of Westfield Bank in order to develop recommendations for Westfield Bank’s executive officers.

Westfield Bank’s compensation program for executive officers consists of: base salary, annual bonuses and long-term incentive awards. These elements are intended to provide an overall compensation package that is commensurate with Westfield Bank’s financial resources, that is appropriate to assure the retention of experienced management personnel, and that aligns their financial interests with those of Westfield Financial’s stockholders.

Base Salaries. Salary levels recommended by the Committee are intended to be competitive with salary levels of the companies in Westfield Bank’s peer group, commensurate with the executive officers’ respective duties and responsibilities, and reflect the financial performance of Westfield Bank.

Stock Options. Westfield Financial has implemented the 2002 Stock Option Plan under which executive officers, employees, and directors are eligible to receive awards. The Compensation Committee has determined stock option grants based on the financial performance achieved by Westfield Bank, and the level of long-term incentive awards made by companies in the peer group.

Recognition and Retention Plan. Westfield Financial has implemented the 2002 Recognition and Retention Plan under which executive officers, employees, and directors are eligible to receive restricted stock awards. The Compensation Committee has determined restricted stock awards based on the financial performance achieved by Westfield Bank, and the level of long-term incentive awards made by companies in the peer group.

Chief Executive Officer. For the fiscal year ended December 31, 2005, Mr. Williams’ base salary was $363,735 and he was awarded a bonus of $45,467. He was also eligible to participate in the 2002 Stock Option Plan and the 2002 Recognition and Retention Plan. During fiscal year 2005, Mr. Williams was not awarded any options under the 2002 Stock Option Plan and was not awarded any shares under the 2002 Recognition and Retention Plan.

Westfield Financial, Inc.

Compensation Committee

Harry C. Lane, Chairperson

Paul R. Pohl

Thomas C. Sullivan

Compensation Committee Interlocks and Insider Participation. None of Westfield Financial’s executive officers served as a member of another entity’s Board of Directors or as a member of the Compensation Committee (or other board committee performing equivalent functions) during 2005, which entity had an executive officer serving on the Board of Directors or as a member of Westfield Financial’s Compensation Committee. There are no interlocking relationships between Westfield Financial and other entities that might affect the determination of the compensation of our executive officers.

Performance Graph. The following graph compares our total cumulative stockholder return by an investor who invested $100.00 on December 28, 2001, the date following Westfield Financial’s conversion, to December 31, 2005, to the total return by an investor who invested $100.00 in each of the Russell 2000 Index and the Nasdaq Bank Index for the same period.

Executive Compensation

Summary Compensation Table. The following table provides information about the compensation paid for 2005 to Westfield Financial’s and Westfield Bank’s Chairman and Chief Executive Officer and to the four other most highly compensated executive officers, or named executive officers, whose salary and bonus for 2005 was at least $100,000.

		Annual Compensation			Long Term Compensation Awards
Name and Principal Positions with Westfield Financial	Year	Salary($)	Bonus($)	Other Annual Compensation($)(1)	Restricted Stock Awards($)	Options(#)	All Other Compensation($)(2)
Donald A. Williams, Chairman and Chief Executive Officer	2005	$363,735	$45,467	—	—	—	$288,340
	2004	346,614	51,992	—	—	—	204,524
	2003	326,482	33,904	—	—	—	190,042

Michael J. Janosco, Jr., Chief Financial Officer and Treasurer	2005	$195,700	$24,463	—	—	—	$23,319
	2004	186,405	27,961	—	—	—	23,675
	2003	179,036	18,592	—	—	—	24,242

James C. Hagan, President and Chief Operating Officer	2005	$180,189	$22,524	—	—	—	$19,991
	2004	145,614	21,842	—	—	—	18,074
	2003	137,150	14,242	—	—	—	18,285

Allen J. Miles, III Senior Vice President and Chief Lending Officer	2005	$128,497	$16,062	—	—	—	$12,401
	2004	$110,250	$16,538				10,663
	2003	$109,971	$10,997				13,935

Gerald P. Ciejka, Vice President	2005	$118,638	$14,830	—	$24,660	2,500	$454

(1)	Westfield Bank provides its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management of Westfield Bank believes that the aggregate value of these benefits for 2005 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him or her in the Summary Compensation Table.
(2)	Includes the following components for fiscal 2005: (1) employer matching contributions to the Westfield Bank 401(k) Plan: Mr. Williams – $6,300; Mr. Janosco – $5,871; Mr. Hagan – $5,406; Mr. Ciejka – $0; and Mr. Miles – $2,008; (2) the dollar value of premium payments for life insurance coverage provided by Westfield Bank: Mr. Williams – $2,728; Mr. Janosco – $2,328; Mr. Hagan – $664; Mr. Ciejka – $454; and Mr. Miles – $465; (3) amounts accrued under deferred compensation agreements: Mr. Williams – $240,579; (4) the value of allocations under the employee stock ownership plan: Mr. Williams – $16,224; Mr. Janosco – $15,120; Mr. Hagan – $13,921; Mr. Ciejka – $0; and Mr. Miles – $9,928 and (5) the value accrued under the Benefit Restoration Plan: Mr. Williams – $22,509.

Employment Agreements

Westfield Financial and Westfield Bank have jointly entered into employment agreements with Mr. Donald A. Williams to secure his services as Chief Executive Officer and Mr. Michael J. Janosco, Jr. to secure his services as Chief Financial Officer. For purposes of Westfield Financial’s obligations, the employment agreements have rolling three-year terms beginning on January 1, 2002, which by decision of the executive or joint decision of Westfield Financial and Westfield Bank may be converted to a fixed three-year term. For purposes of Westfield Bank’s obligations, the employment agreements have fixed terms of three years beginning on January 1, 2005, and may be renewed annually after a review of the executive’s performance.

These agreements provide for minimum annual salaries of $377,962 and $203,346, respectively, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. Westfield Financial and Westfield Bank may terminate each executive’s employment, and each executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, they will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. The same severance benefits would be payable if the executive resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of the executive’s principal place of employment to a location over 25 miles in distance from Westfield Bank’s principal office in Westfield, Massachusetts and over 25 miles from the executive’s principal residence; or other material breach of contract by Westfield Financial or Westfield Bank which is not cured within 30 days. For 60 days after a change in control, each executive may resign for any reason and collect severance benefits as if he or she had been discharged without cause. The employment agreements also provide uninsured death and disability benefits.

If Westfield Financial or Westfield Bank experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, Westfield Financial would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts under the employment agreement that he or she would have retained if there were no 20% excise tax. The effect of this provision is that Westfield Financial, rather than the executive, bears the financial cost of the excise tax. Neither Westfield Financial nor Westfield Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

Future Employment Agreements

In connection with the conversion and stock offering, we and Westfield Bank each will enter into parallel employment agreements with Mr. Donald A. Williams to secure his services as Chief Executive Officer, Mr. James C. Hagan to secure his services as President and Chief Operating Officer and Mr. Michael J. Janosco, Jr. to secure his services as Chief Financial Officer. The change of control agreement with Mr. James C. Hagan will be cancelled upon the effectiveness of this employment agreement.

The employment agreements with us will have a three-year term that will be automatically extended on a daily basis so that the remaining term will always be three years, which by decision of us or the executive may be converted to a fixed three-year term. The employment agreements with Westfield Bank will have fixed terms of three years which may be renewed annually after a review of the executive’s performance.

These agreements will provide for minimum annual salaries of $377,962, $213,226, and $203,346, respectively, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. They also will guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. We and Westfield Bank may terminate each executive’s employment, and each executive may resign, at any time with or without cause. However, in the event of termination during the term without cause, we will owe the executive severance benefits generally equal to the value of the cash compensation and fringe benefits that the executive would have received if he had continued working for an additional three years. The same severance benefits would be payable if the executive resigns during the term following: a loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities; involuntary relocation of the executive’s principal place of employment to a location over 25 miles in distance from Westfield Bank’s principal office in Westfield, Massachusetts and over 25 miles from the executive’s principal residence; or other material breach of contract by us or Westfield Bank which is not cured within 30 days. For 60 days after a change in control, each executive may resign for any reason and collect severance benefits as if he or she had been discharged without cause. The employment agreements also provide uninsured death and disability benefits.

If we or Westfield Bank experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements, we would reimburse the executive for the amount of this excise tax and would make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executive will retain approximately the same net-after tax amounts under the employment agreement that he or she would have retained if there were no 20% excise tax. The effect of this provision is that we, rather than the executive, bears the financial cost of the excise tax. Neither we nor Westfield Bank could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment. If we or Westfield Bank had experienced a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code on October 1, 2006 and their employment terminated on that date, Messrs. Williams, Hagan and Janosco would be paid cash severance of approximately $1,537,962, $822,764 and $889,865, respectively, with an additional $565,353, $343,506 and $341,616, respectively, paid in excise tax and gross-ups, and each be provided with three years’ insurance coverage continuation on the same terms as were in effect prior to their termination.

Change Of Control Agreements

Westfield Financial and Westfield Bank have jointly entered into one-year change of control agreements with each of James C. Hagan, Rebecca S. Kozaczka and Deborah J. McCarthy. The term of these agreements is perpetual until Westfield Bank gives notice of non-extension, at which time the term is fixed for one year. Generally, Westfield Bank may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if Westfield Financial or Westfield Bank signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional one year. Westfield Bank would pay the same severance benefits if the officer resigns after a change of control following a loss of title, office or membership on the Board of Directors, material reduction in duties, functions or responsibilities, involuntary relocation of his or her principal place of employment to a location over 25 miles from Westfield Bank’s principal office on the day before the change of control and over 25 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits. If Westfield Financial or Westfield Bank experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Westfield Bank and Westfield Financial for federal income tax purposes. The change of control agreements do not provide a tax indemnity.

The conversion and stock offering and related transactions will not constitute a change of control.

Future Change Of Control Agreements

In connection with the conversion and stock offering, we and Westfield Bank will jointly entered into change of control agreements with each of Gerald P. Ciejka, Allen J. Miles, III, and Leo R. Sagan, Jr., which will have identical terms to the change of control agreements currently in place. See “Management — Change Of Control Agreements” above.

Benefit Plans

Pension Plan. Westfield Bank maintains a pension plan for its eligible employees. Generally, employees of Westfield Bank begin participation in the pension plan once they reach age 21 and complete 1,000 hours of service in a consecutive 12-month period. Participants in the pension plan become vested in their accrued benefit under the pension plan upon the earlier of the: (1) attainment of their “normal retirement age” (as described in the pension plan) while employed at Westfield Bank; (2) completion of five vesting years of service with Westfield Bank; or (3) death or disability of the participant. Participants are generally credited with a vesting year of service for each year in which they complete at least 1,000 hours of service. A participant’s normal benefit under the pension plan equals the sum of (1) 1.25% of the participant’s average compensation (generally defined as the average taxable compensation for the three consecutive limitation years that produce the highest average) by the number of years of service the participant has under the plan up to 25 years of service, plus (2) 0.6% of the excess of the participant’s average compensation over the participant’s covered compensation (the social security taxable wage base for the 35 years ending in the year the participant becomes eligible for non-reduced social security benefits) for each year of service under the plan up to 25 years of service. Participants may retire at or after age 65 and receive their full benefit under the plan. Participants may also retire early at age 62 or at age 55 with ten years of service or at age 50 with 15 years of service under the plan and receive a reduced retirement benefit. Pension benefits are payable in equal monthly installments for life, or for married persons, as a joint survivor annuity over the lives of the participant and spouse. Participants may also elect a lump sum payment with the consent of their spouse. If a participant dies while employed by Westfield Bank, a death benefit will be payable to either his or her spouse or estate, or named beneficiary, equal to the entire amount of the participant’s accrued benefit in the plan.

The following table indicates the annual employer-provided retirement benefits that would be payable under the pension plan upon retirement at age 65 to a participant electing to receive his pension benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service. Under the Internal Revenue Code, maximum annual benefits under the pension plan are limited to $170,000 per year and annual compensation for benefit calculation purposes is limited to $210,000 per year for the 2005 calendar year.

	Years of Service
Average Annual Compensation	10	15	20	25
$ 20,000	$2,500	$3,750	$5,000	$6,250
40,000	5,033	7,500	10,000	12,500
60,000	8,323	12,484	16,646	20,807
80,000	12,023	18,034	24,046	30,057
100,000	15,723	23,584	31,446	39,307
120,000	19,423	29,134	38,846	48,557
125,000	20,348	30,522	40,696	50,870
140,000	23,123	34,684	46,246	57,807
150,000	24,973	37,459	49,946	62,432
175,000	29,598	44,397	59,196	73,995
200,000	34,223	51,334	68,446	85,557
210,000	35,148	52,722	70,296	87,870

The benefits listed on the table above for the pension plan are not subject to a reduction for Social Security benefits or any other offset amount. As of December 31, 2005, Messrs. Williams, Hagan, Janosco and Miles had 26, 11, 6 and 7 years of service, respectively, for purposes of the pension plan (benefit service is recognized up to a maximum of 25 years under the terms of this plan).

401(k) Plan. Westfield Bank maintains a 401(k) Plan, a tax-qualified defined contribution plan, for substantially all employees of Westfield Bank who have attained age 21 and completed at least three months of service, which was in place during calendar 2005. Eligible employees may contribute from 1% to 15% of annual compensation to the plan on a pre-tax basis each year, subject to limitations of the Internal Revenue Code (for 2005 the limit was $14,000). Westfield Bank makes a matching contribution to the plan equal to 50% of the first six percent of annual compensation contributed to the plan on a pre-tax basis by a participant after such participant has completed one year of service. This plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account. One permitted investment is the common stock of Westfield Financial.

Employee Stock Ownership Plan. This plan is a tax-qualified plan that covers substantially all employees who have completed 1,000 hours of service in a 12 month period and attained age 21. The employee stock ownership plan took effect at the completion of the reorganization. Westfield Financial has lent this plan enough money to purchase up to 8% of the shares of the total number of shares held by persons other than Westfield Mutual Holding Company. Although contributions to this plan will be discretionary, Westfield Bank intends to contribute enough money each year to make the required principal and interest payments on the loan from Westfield Financial. This loan is for a term of 30 years and calls for level annual payments of principal and interest. The plan pledges the shares it purchases as collateral for the loan and holds them in a suspense account. The plan will not distribute the pledged shares right away. Instead, it will release a portion of the pledged shares annually. Assuming the plan repays its loan as scheduled over a 30-year term, we expect that  1/30th of the shares will be released annually in years 2002 through 2032. The plan will allocate the shares released each year among the accounts of participants in proportion to their compensation for the year. For example, if a participant’s compensation for a year represents 1% of the total compensation of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year, subject to certain legal limitations imposed on tax-qualified plans. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted by the plan trustee in a way that mirrors the votes which participants cast for shares in their individual accounts. This plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow. It is anticipated that the employee stock ownership plan will purchase up to an additional 8.0% of the shares sold in the offering, either in the offering or through after-market purchases following the offering.

Benefit Restoration Plan. Westfield Financial has also established the Benefit Restoration Plan of Westfield Financial in order to provide restorative payments to executives who are prevented from receiving the full benefits contemplated by the employee stock ownership plan’s benefit formula as well as the 401(k) Plan’s benefit formula. The restorative payments consist of payments in lieu of shares that cannot be allocated to participants under the employee stock ownership plan due to the legal limitations imposed on tax-qualified plans and, in the case of participants who retire before the repayment in full of the employee stock ownership plan’s loan, payments in lieu of the shares that would have been allocated if employment had continued through the full term of the loan. The restorative payments also consist of amounts unable to be provided under the 401(k) Plan due to certain legal limitations imposed on tax-qualified plans. Currently, only Donald A. Williams is a participant in this plan with approximately $62,566 accrued to his benefit as of December 31, 2005.

Deferred Compensation Agreement. Westfield Bank has also entered into a deferred compensation agreement with Donald A. Williams. Under this agreement, the executive is guaranteed monthly payments equal to 70% of his monthly salary after retirement for the remainder of the executive’s life or 240 months, whichever is greater. The amount of these payments is reduced by any payments received from the pension plan and are also reduced by Social Security payments attributable to contributions made by Westfield Bank. Mr. Williams has attained the normal retirement age under this plan and, if he retired, died or became disabled as of December 31, 2006, would receive a monthly payment of approximately $13,393 for the longer of his lifetime or 240 months.

2002 Stock Option Plan. Westfield Financial’s 2002 Stock Option Plan was approved by the stockholders and became effective on July 26, 2002. The purpose of the 2002 Stock Option Plan is to encourage the retention of key employees and directors by facilitating their purchase of a stock interest in Westfield Financial. The 2002 Stock Option Plan is not subject to ERISA and is not a tax-qualified plan. Westfield Financial initially reserved an aggregate of 497,260 shares of common stock for issuance upon the exercise of stock options granted under the plan, of which 372,800 remain available for issuance in exchange for outstanding options and 44,260 remain available for issuance in exchange for stock options available for grant.

If any options granted under the 2002 Stock Option Plan are exercised during the first year following completion of the stock offering, they will be funded with newly-issued shares because the Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following the completion of this stock offering except to fund the restricted stock plan or under extraordinary circumstances. We have been advised by the staff of the Office of Thrift Supervision that the exercise of outstanding options and cancellation of treasury shares in the conversion will not constitute an extraordinary circumstance or compelling business for purposes of this test.

The following table provides the value for “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the closing price per share of the common stock on December 30, 2005, the last trading day of Westfield Financial’s 2005 fiscal year, which was $24.01 per share.

2005 Fiscal Year End Option/SAR Values
Name	Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Securities Underlying Unexercised Options/SAR at Fiscal Year-end(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-end($) Exercisable/Unexercisable(1)
Donald A. Williams	—	—	72,000/48,000	692,640/461,760
James C. Hagan	—	—	7,200/4,800	69,264/46,176
Michael J. Janosco, Jr.	—	—	43,200/28,800	415,584/277,056
Gerald P. Ciejka	—	—	500/2,000	-0-/-0-
Allen J. Miles, III	—	—	500/1,000	4,810/9,620

(1)	Based on the following information with respect to options: the closing price per share of common stock on December 30, 2005 was $24.01 per share and options have an exercise price of $14.39 per share, which equals a spread of $9.62 per share, with the exception of options granted to Mr. Ciejka, which have an exercise price of $24.66.

2002 Recognition and Retention Plan. The 2002 Recognition and Retention Plan was adopted by the Board of Directors of Westfield Financial, approved by its stockholders and became effective on July 26, 2002. Similar to the 2002 Stock Option Plan, the 2002 Recognition and Retention Plan functions as a long-term incentive compensation program for eligible officers, employees and outside directors of Westfield Financial and Westfield Bank. The 2002 Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan. The members of the Board’s Compensation Committee who are disinterested directors administer the 2002 Recognition and Retention Plan. Westfield Financial pays all costs and expenses of administering the 2002 Recognition and Retention Plan.

As required by the terms of the 2002 Recognition and Retention Plan, Westfield Financial has established a trust and has contributed to the trust in order to fund the purchase of 198,904 shares of common stock, the maximum number of restricted stock awards that may be granted under the 2002 Recognition and Retention Plan, of which 6,104 awards are currently available for future grant. Shares of common stock subject to a restricted stock award are held in the trust until the award vests at which time the shares of common stock attributable to the portion of the award that have vested are distributed to the award holder. An award recipient is entitled to exercise voting rights and receive cash dividends with respect to the shares of common stock subject to his or her award, whether or not the underlying shares have vested.

Restricted stock awards are granted under the 2002 Recognition and Retention Plan on a discretionary basis to eligible officers, executives and outside directors selected by the committee.

Westfield Financial may amend or terminate the 2002 Recognition and Retention Plan, in whole or in part, at any time, subject to the requirements of all applicable laws.

Equity Compensation Plan Information

The following table sets forth the aggregate information of Westfield Financial’s equity compensation plans in effect as of December 31, 2005.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	410,055	$14.52	116,924
Equity compensation plans not approved by security holders	—	—	—

Total	410,055	$14.52	116,924

(1)	Reflects 44,260 shares reserved for future grant under the 2002 Stock Option Plan, 65,560 shares subject to current restricted stock awards under the 2002 Recognition and Retention Plan and 7,104 shares reserved for future awards under the 2002 Recognition and Retention Plan.

Future Stock Benefit Plans

Stock Option Plan. We intend to implement the 2007 Stock Option Plan for our directors and officers after the conversion and stock offering. Applicable regulations prohibit us from implementing this plan until six months after the conversion. If we implement this plan, applicable rules and regulations require that we first obtain the approval of the holders of a majority of outstanding shares.

The 2007 Stock Option Plan will authorize the Compensation Committee to grant options to purchase up to 8.48% of the shares sold in the stock offering over a period of 10 years, in compliance with Office of Thrift Supervision rules that limit the aggregate number of shares reserved for grant under the 2002 Stock Option Plan and the 2007 Stock Option Plan to 10.0% of the total shares outstanding after the conversion and stock offering. The Compensation Committee will decide which directors and officers will receive options and what the terms of those options will be. However, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement the 2007 Stock Option Plan before the first anniversary of the conversion and stock offering, applicable regulations will require that we observe the following restrictions:

•	limit the total number of shares that are optioned to outside directors to 30% of the shares authorized for the plan;

•	limit the number of shares that are optioned to any one outside director to 5% of the shares authorized for the plan and the number of shares that are optioned to any executive officer to 25% of the shares that are authorized for the plan;

•	not permit the options to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan; and

•	not permit accelerated vesting for any reason other than an individual’s death, disability, or upon a change of control of us and Westfield Bank.

After the first anniversary of the conversion and stock offering, we may amend the plan to change or remove these restrictions. We currently expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of an individual’s retirement. We expect that any other amendment to this plan (whether adopted before or after the first anniversary of the plan’s initial effective date) will be subject to stockholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

We expect that the 2007 Stock Option Plan will permit the Compensation Committee to grant either incentive stock options that qualify for special federal income tax treatment or non-qualified stock options that do not qualify for special treatment. Incentive stock options may be granted only to employees and will not create federal income tax consequences when they are granted. If they are exercised during employment or within three months after termination of employment, the exercise will not create federal income tax consequences. When the shares acquired on exercise of an incentive stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price. This amount will be taxed at capital gains rates if the sale occurs at least two years after the option was granted and at least one year after the option was exercised. Otherwise, it is taxed as ordinary income.

Non-qualified stock options may be granted to either employees or non-employees such as outside directors. Incentive stock options that are exercised more than three months after termination of employment are treated as non-qualified stock options. Non-qualified stock options will not create federal income tax consequences when they are granted. When they are exercised, federal income taxes must be paid by the individual on the amount by which the fair market value of the shares acquired by exercising the option exceeds the exercise price. When the shares acquired on exercise of a non-qualified stock option are resold, the seller must pay federal income taxes on the amount by which the sales price exceeds the purchase price plus the amount included in ordinary income when the option was exercised. This amount may be taxed at capital gains rates provided the individual holds the stock for a minimum of one year, which will vary depending upon the time that has elapsed since the exercise of the option.

When a non-qualified stock option is exercised, we and Westfield Bank may be allowed a federal income tax deduction for the same amount that the option holder includes in his or her ordinary income. When an incentive stock option is exercised, there is no tax deduction unless the shares acquired are resold sooner than two years after the option was granted or one year after the option was exercised.

Restricted Stock Plan. We intend to implement the 2007 Recognition and Retention Plan for our directors and officers after the conversion and stock offering. Applicable regulations prohibit us from implementing this plan until six months after the conversion and stock offering. In order to implement this plan, applicable rules and regulations require that we first obtain the approval of the holders of a majority of our outstanding shares.

The 2007 Recognition and Retention Plan will authorize the Compensation Committee to make restricted stock awards of up to 3.39% of the shares newly issued to investors, in compliance with Office of Thrift Supervision rules that limit the aggregate number of shares reserved for grant under the 2002 Recognition and Retention Plan and the 2007 Recognition and Retention Plan to 4.0% of the total shares outstanding after the conversion and stock offering. The Compensation Committee will decide which directors and officers will receive restricted stock and what the terms of those awards will be. If we implement a management recognition plan before the first anniversary of the conversion and stock offering, applicable regulations will require that we observe the following restrictions:

•	limit the total number of shares that are awarded to outside directors to 30% of the shares authorized for the plan;

•	limit the number of shares that are awarded to any one outside director to 5% of the shares authorized for the plan and the number of shares that are awarded to any executive officer to 25% of the shares that are authorized for the plan;

•	we must not permit the awards to become vested at a more rapid rate than 20% per year beginning on the first anniversary of stockholder approval of the plan; and

•	we must not permit accelerated vesting for any reason other than an individual’s death, disability, or upon change of control of us and Westfield Bank.

After the first anniversary of the conversion and stock offering, we may amend the plan to change or remove these restrictions. We currently expect to amend the plan later to remove these restrictions and to provide for accelerated vesting in cases of retirement. We expect that any other amendment to this plan (whether adopted before or after the first anniversary of the plan’s initial effective date) will be subject to stockholder approval if it would change the class of people eligible to receive benefits, change the price they must pay for stock which they acquire under the plan, or increase the number of shares available under the plan or increase the maximum amount of stock that may be acquired by any one person under the plan.

We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time in order for the award to be vested. They may feature restrictions that require the achievement of specified corporate or individual performance goals for the award to be vested. Or, they may feature a combination of employment and performance restrictions. Awards are not vested unless the specified employment restrictions and performance goals are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We and Westfield Bank may be allowed a federal income tax deduction in the same amount. Depending on the nature of the restrictions attached to the restricted stock award, we and Westfield Bank may have to recognize a compensation expense for accounting purposes ratably over the vesting period or in a single charge when the performance conditions are satisfied.

Related Party Transactions

Westfield Financial makes residential real estate loans to employees. Westfield Financial does not offer employees residential real estate loans at a reduced rate. These loans have the same underwriting terms that apply to non-employee borrowers.

Westfield Financial’s authority to extend credit to directors, executive officers, and 10% stockholders, as well as entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Board and Regulation O of the Federal Reserve Board thereunder. Among other things, these provisions require that extensions of credit to insiders: (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and (ii) do not exceed certain limitations on the amount of credit extended to such persons, individually and in aggregate, which limits are based, in part, on the amount of our capital. We intend that any transactions in the future between Westfield Financial and its executive officers, directors, holders of 10% or more of the shares of any class of Westfield Financial’s common stock and affiliates thereof, will contain terms no less favorable to Westfield Financial than could have been obtained by Westfield Financial in arm’s-length negotiations with unaffiliated persons and will be approved by a majority of Westfield Financial’s independent outside directors not having any interest in the transaction.

Westfield Bank has made loans or extended credit to its executive officers and directors and also to certain persons related to executive officers and directors. All such loans were made by Westfield Bank in the ordinary course of business and were not made on more favorable terms than for loans made with unaffiliated persons, nor did they involve more than the normal risk of collectibility or present unfavorable features. The outstanding principal balance of such loans to directors, executive officers, and their associates totaled $13.5 million, or 11.7%, of Westfield Financial’s total stockholders’ equity at December 31, 2005.

All future affiliated transactions will be made or entered into on terms that are no less favorable to Westfield Financial than those that can be obtained from an unaffiliated third party. All related party transactions must be approved by the Audit Committee.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of October 1, 2006, the shares of common stock beneficially owned by: (i) Westfield Mutual Holding Company, which is the only person or organization known by Westfield Financial to own more than 5% of Westfield Financial’s common stock; (ii) directors individually; (iii) named executive officers individually; and (iv) directors and named executive officers as a group. Beneficial ownership includes securities that could become exercisable within 60 days of October 1, 2006.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)(5)		Percent of Common Stock Outstanding
Westfield Mutual Holding Company	5,607,400		57.6%
Victor J. Carra Director	69,680	(6)	*
Gerald P. Ciejka Vice President, General Counsel and Director of Human Resources	3,000	(7)	*
David C. Colton, Jr. Director	18,268	(8)	*
Robert T. Crowley, Jr. Director	17,900	(9)	*
James C. Hagan President and Chief Operating Officer	20,401		*
Michael J. Janosco, Jr. Chief Financial Officer and Treasurer	104,845	(10)	*
Harry C. Lane Director	15,400		*
William H. McClure Director	18,400	(11)	*
Allen J. Miles, III Senior Vice President and Chief Lending Officer	3,780		*
Mary C. O’Neil Director	15,800	(12)	*
Richard C. Placek Director	20,400	(13)	*
Paul R. Pohl Director	25,396	(14)	*
Charles E. Sullivan Director	22,400	(15)	*
Thomas C. Sullivan Director	40,400		*
Donald A. Williams Chairman and Chief Executive Officer	189,145	(16)	*
Other executive officers and employee stock ownership plan	362,032	(17)	4.0%

All executive officers and directors as a group (17 persons)	974,247		9.8%

*	Less than one percent of the total outstanding shares of common stock.
(1)	In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares that an individual has the right to acquire within 60 days (such as stock options) after October 1, 2006. Two or more persons may be considered the beneficial owner of the same shares.
(2)	Based on a total of 9,728,912 shares of Westfield Financial’s Common Stock outstanding as of October 1, 2006.

(3)	Includes unvested shares of restricted stock awards held in trust as part of the 2002 Recognition and Retention Plan, with respect to which the beneficial owner has voting but not investment power as follows: Messrs. Colton, Crowley, Lane, McClure, Placek, Pohl, C. Sullivan, T. Sullivan and Ms. O’Neil each — 1,000 shares; Mr. Williams — 9,800 shares; Mr. Ciejka — 800 shares; Mr. Janosco — 5,880 shares; Mr. Hagan — 2,000 shares; and Mr. Miles — 8,000 shares.
(4)	Includes shares allocated to the account of the individuals under the employee stock ownership plan with respect to which each individual has voting but not investment powers as follows; Mr. Williams — 2,701 shares; Mr. Carra — 2,022 shares; Mr. Janosco — 2,485 shares; Mr. Hagan — 1,989 shares; and Mr. Miles — 1,503 shares. Includes shares held in trust in Westfield Bank’s 401(k) Plan as to which each participant has investment but not voting powers as follows: Mr. Carra — 13,538 shares; Mr. Hagan — 1,452 shares; Mr. Miles — 277 shares and Mr. Williams — 9,374 shares.
(5)	Includes 10,400 shares of common stock which may be acquired by each of Messrs. Colton, Crowley, Lane, McClure, Pohl, C. Sullivan, and T. Sullivan, Ms. O’Neil and includes 7,800 shares of common stock which may be acquired by Mr. Placek pursuant to vested options granted to them under the 2002 Stock Option Plan. Also includes shares of common stock which may be acquired pursuant to vested options issued under the 2002 Stock Option Plan as follows: Mr. Williams — 96,000 shares; Mr. Janosco — 57,600 shares; Mr. Hagan — 9,600 shares; Mr. Ciejka — 1,000 shares; and Mr. Miles — 1,000 shares.
(6)	Includes 690 shares held in an individual retirement account (“IRA”) for the benefit of Mr. Carra’s spouse, 830 shares held in an IRA for the benefit of Mr. Carra, and 7,600 shares held jointly with Mr. Carra’s spouse.
(7)	Includes 1,000 shares held in an IRA for the benefit for Mr. Ciejka.
(8)	Includes 1,432 shares held in an IRA for the benefit for Mr. Colton’s spouse, 936 shares held in an IRA for the benefit of Mr. Colton, and 500 shares held jointly with Mr. Colton’s spouse.
(9)	Includes 2,500 shares held jointly with Mr. Crowley’s spouse.
(10)	Includes 20,279 shares held jointly with Mr. Janosco’s spouse, and 12,721 shares held in an IRA for the benefit of Mr. Janosco.
(11)	Includes 3,000 shares held jointly with Mr. McClure’s spouse.
(12)	Includes 400 shares held jointly with Ms. O’Neil’s spouse.
(13)	Includes 5,100 shares held by Mr. Placek’s spouse
(14)	Includes 9,996 shares held jointly with Mr. Pohl’s spouse.
(15)	Includes 3,000 shares held in an IRA for the benefit of Mr. Sullivan.
(16)	Includes 20,700 shares held jointly with Mr. Williams’ spouse, 5,650 shares held in an IRA for the benefit of Mr. Williams, and 5,720 shares held in an IRA for the benefit of Mr. Williams’ spouse.
(17)	The figures shown for each of the executive officers named in the table do not include 343,950 shares held in trust by the employee stock ownership plan that have not been allocated as of October 1, 2006 to any individual’s account and as to which each of the executive officers named in the table share voting powers with the other employee stock ownership plan participants. The figure shown for all directors and executive officers as a group includes 324,959 shares as to which members of Westfield Financial’s Compensation Committee (consisting of Messrs. Lane, Pohl and T. Sullivan) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually. See “Benefit Plans — Employee Stock Ownership Plan.”

PROPOSED PURCHASES OF COMMON STOCK BY MANAGEMENT

The following table presents, for each of our directors and executive officers: (i) the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of shares as of the date of this prospectus; (ii) the proposed purchases of subscription shares based upon an offering of 16,000,000 shares; and (iii) the total amount of our common stock to be held upon consummation of the conversion and stock offering. We have assumed that a sufficient number of shares will be available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates of the directors and executive officers. Collectively, our directors and executive officers expect to purchase a total of 107,500 shares, or approximately 0.4% of shares we sell in the stock offering (assuming the sale of 16,000,000 shares of common stock). These shares do not include shares expected to be issued under any of our stock benefit plans.

Name	Number of Our Shares to be Received in Exchange for Shares of Westfield Financial(1)	Proposed Purchase of Conversion Stock		Total Shares of Our Common Stock to be Held
		Amount	Number of Shares	Number of Shares
Victor J. Carra Director	258,623	$50,000	5,000	263,623
Gerald P. Ciejka Vice President, General Counsel and Director of Human Resources	8,025	10,000	1,000	9,025
David C. Colton, Jr. Director	48,868	50,000	5,000	53,868
Robert T. Crowley, Jr. Director	47,883	—	—	47,883
James C. Hagan President and Chief Operating Officer	54,573	20,000	2,000	56,573
Michael J. Janosco, Jr. Chief Financial Officer and Treasurer	280,465	300,000	30,000	310,465
Rebecca S. Kozaczka Vice President and Residential Loan Officer	43,900	20,000	2,000	45,900
Harry C. Lane Director	41,196	50,000	5,000	46,196
Deborah J. McCarthy Vice President	43,820	10,000	1,000	44,820
William H. McClure Director	49,221	40,000	4,000	53,221
Allen J. Miles, III Senior Vice President and Chief Lending Officer	10,112	50,000	5,000	15,112
Mary C. O’Neil Director	42,266	15,000	1,500	43,766
Richard C. Placek Director	54,571	200,000	20,000	74,571

Paul R. Pohl Director	67,935	10,000	1,000	68,935
Leo R. Sagan, Jr. Vice President and Controller	11,452	20,000	2,000	13,452
Charles E. Sullivan Director	59,921	80,000	8,000	67,921
Thomas C. Sullivan Director	108,071	50,000	5,000	113,071
Donald A. Williams Chairman and Chief Executive Officer	505,970	$100,000	10,000	515,970

Total:	1,736,872	$1,075,000	107,500	1,844,372

(1)	Includes stock options exercisable with 60 days of October 1, 2006 and shares allocated under the employee stock ownership plan, but excludes stock options and awards that may be granted under the 2007 Stock Option Plan and 2007 Recognition and Retention Plan if such plans are approved by stockholders at an annual or special meeting of stockholders at least six months following the conversion and stock offering. See “Management — Future Stock Benefit Plans.”

THE CONVERSION AND STOCK OFFERING

The Boards of Directors of Westfield Mutual Holding Company, Westfield Financial, and Westfield Bank have approved the Plan of Conversion. The Plan of Conversion must also be approved by the members of Westfield Mutual Holding Company who are the depositors of Westfield Bank, and the stockholders of Westfield Financial. Special meetings of members and of the stockholders will be called for this purpose. The Office of Thrift Supervision must also approve the Plan of Conversion; however, such approval will not constitute a recommendation or endorsement of the Plan of Conversion by that agency.

General

In 1995, Westfield Bank reorganized into a mutual holding company structure and formed Westfield Mutual Holding Company. In 2001, Westfield Mutual Holding Company formed a mid-tier stock holding company, Westfield Financial, Inc. Westfield Mutual Holding Company is a mutual (meaning no stock outstanding) holding company, and Westfield Financial, Inc. is a stock holding company. A majority (57.6%) of the outstanding shares of Westfield Financial common stock are owned by Westfield Mutual Holding Company, while public stockholders own the remainder. Westfield Financial is the holding company of Westfield Bank.

The Boards of Directors of each of Westfield Mutual Holding Company, Westfield Financial, and Westfield Bank adopted the Plan of Conversion on June 20, 2006. Under the terms of the Plan of Conversion, Westfield Mutual Holding Company, the mutual holding company parent of Westfield Financial, will be merged into Westfield Bank, and Westfield Mutual Holding Company will no longer exist. In addition, Westfield Financial, a Massachusetts corporation that owns 100% of Westfield Bank, will be succeeded by New Westfield Financial. New Westfield Financial will be renamed “Westfield Financial, Inc.” once the conversion and stock offering have been completed.

As part of the conversion, the 57.6% ownership interest of Westfield Mutual Holding Company will be offered for sale in the stock offering. The conversion will include a series of mergers involving Westfield Mutual Holding Company, Westfield Financial, and Westfield Bank. At the conclusion of the conversion and stock offering, each share of Westfield Financial common stock owned by persons other than Westfield Mutual Holding Company at that date will be cancelled and exchanged for shares of common stock of New Westfield Financial based on the exchange ratio.

Once the conversion, stock offering and stock exchange are completed, all of the capital stock of Westfield Bank will be owned by New Westfield Financial, and all of the common stock of New Westfield Financial will be owned by public stockholders. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

We intend to infuse Westfield Bank with 50% of the net proceeds, make a loan to our employee stock ownership plan to purchase up to 8.0% of the stock in the offering and retain the balance of the net proceeds. The conversion will be completed only upon completion of the issuance of at least the minimum number of shares of our common stock to be offered under the terms of the Plan of Conversion.

In accordance with the terms of the Plan of Conversion and with Office of Thrift Supervision regulations, we will offer shares of our common stock in what is called a “subscription offering” in the order of priority listed below:

(1)	Depositors with accounts at Westfield Bank with aggregate balances of at least $50 on March 31, 2005;

(2)	Our Tax-Qualified Employee Stock Ownership Plan;

(3)	Depositors with accounts at Westfield Bank with aggregate balances of at least $50 on September 30, 2006; and

(4)	Members of Westfield Mutual Holding Company as of [Record Date].

The shares of common stock not purchased in the subscription offering may be offered to the general public in a “community offering,” with preference granted to stockholders of Westfield Financial as of [Record Date], then to natural persons residing in Westfield Bank’s Community Reinvestment Act assessment area, which consists of the municipalities of Agawam, Blandford, Chester, East Longmeadow, Granville, Holyoke, Longmeadow, Montgomery, Russell, Springfield, Southampton, Southwick, Tolland, Westfield and West Springfield, Massachusetts, and finally to members of the general public to whom we deliver a prospectus and stock order form. We also may offer shares of common stock not purchased in the subscription offering or the community offering to the public through a syndicate of broker-dealers managed by Keefe, Bruyette & Woods (referred to as a “syndicated community offering”).

We have the right to accept or reject orders received in the community offering and the syndicated community offering at our sole discretion. The community offering may begin concurrently with, during or immediately following the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. See “— Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon the purchase price per share, Westfield Mutual Holding Company’s ownership interest in Westfield Financial and an independent appraisal of the estimated pro forma market value of Westfield Financial. All shares of common stock to be sold in the offering will be sold at $10.00 per share. No commission will be charged to purchasers. The independent valuation will be updated and the final number of the shares to be issued in the offering will be determined at the completion of the offering. See “— Stock Pricing And Number Of Shares To Be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion, which is qualified in its entirety by reference to the provisions of the Plan of Conversion. A copy of the Plan of Conversion is available for inspection at each banking office of Westfield Bank and at the Northeast Regional and the Washington, D.C. offices of the Office of Thrift Supervision. The Plan of Conversion is also filed as an exhibit to the application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Office of Thrift Supervision. See “Where You Can Find Additional Information.”

Reasons For The Conversion

The Boards of Directors of Westfield Mutual Holding Company, Westfield Financial, and Westfield Bank believe that the conversion of Westfield Mutual Holding Company to stock form is in the best interests of Westfield Mutual Holding Company, Westfield Financial, and Westfield Bank, as well as in the best interests of their respective members and stockholders.

The conversion and stock offering are intended to provide an additional source of capital not currently available to us. Funds raised in the stock offering will allow Westfield Bank to better serve the needs of its community by:

•	increasing lending, especially to support continued growth in its commercial loan portfolio;

•	expanding the products and services it currently offers (including the possible introduction of new products and services);

•	opening or acquiring additional branch offices (Westfield Bank plans to open an additional branch in Westfield, Massachusetts, during the first half of 2007); and

•	funding other general corporate purposes.

We will use the capital retained by us to:

•	pay dividends to stockholders;

•	repurchase shares of our common stock;

•	finance acquisitions of other financial institutions or other businesses related to banking (although no mergers or acquisitions are planned at the present time); and

•	fund other general corporate purposes.

After considering the advantages and risks of the conversion and stock offering, as well as applicable fiduciary duties, the Boards of Directors of Westfield Bank, Westfield Financial, and Westfield Mutual Holding Company approved the conversion and stock offering as being in the best interests of the companies and their respective members and stockholders and the communities that they serve.

Approvals Required

The affirmative vote of a majority of the total eligible votes of the members (Westfield Bank depositors) of Westfield Mutual Holding Company at the special meeting of members is required to approve the Plan of Conversion. By their approval of the Plan of Conversion, the members of Westfield Mutual Holding Company will also be deemed to approve the merger of Westfield Mutual Holding Company into Westfield Bank. The affirmative vote of the greater of (a) the holders of a majority of the outstanding shares of common stock of Westfield Financial, other than Westfield Mutual Holding Company, or (b) the holders of two-thirds of the votes eligible to be cast by stockholders of Westfield Financial, including Westfield Mutual Holding Company, is required to approve the Plan of Conversion. The Plan of Conversion also must be approved by the Office of Thrift Supervision.

Share Exchange Ratio For Current Stockholders

Office of Thrift Supervision regulations provide that, in a conversion of a mutual holding company to fully stock form, public stockholders will be entitled to exchange their shares for common stock of the converted holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Each publicly-held share of Westfield Financial common stock that is not owned by Westfield Mutual Holding Company will, on the effective date of the conversion, be cancelled and exchanged for shares of New Westfield Financial stock. The number of shares that each public stockholder receives will be based on an exchange ratio determined as of the closing of the conversion and will depend upon the number of shares we sell in our offering and the final appraised value of Westfield Financial and Westfield Mutual

Holding Company. The exchange ratio will ensure that the public stockholders of Westfield Financial common stock will own the same percentage of common stock in New Westfield Financial after the conversion as they held in Westfield Financial immediately prior to the conversion, exclusive of their purchase of additional shares in the offering, and the receipt of cash in lieu of fractional shares. At June 30, 2006, there were 10,580,000 shares of Westfield Financial common stock issued, including treasury stock, and 9,727,012 shares outstanding, of which 4,119,912 shares were publicly held and the remaining 5,607,400 were held by Westfield Mutual Holding Company.

The exchange ratio is not dependent on the market value of Westfield Financial common stock. It will be calculated, at the conclusion of the conversion, based on the percentage of Westfield Financial common stock held by the public prior to the conversion, the independent appraisal of Westfield Financial prepared by RP Financial and the number of shares sold in the offering. The exchange ratio is expected to range from approximately 2.42537 exchange shares for each publicly-held share of Westfield Financial at the minimum of the offering range to 3.77358 exchange shares for each publicly-held share of Westfield Financial at the adjusted maximum of the offering range.

The number of shares you receive will be based on the final exchange ratio determined as of the closing of the conversion. The actual number of shares you receive will depend upon the number of shares we issue in the offering, which in turn will depend upon the final appraised value of Westfield Financial. In addition, if options to purchase shares of Westfield Financial are exercised before consummation of the conversion, then there will be an increase in the percentage of shares of Westfield Financial held by public stockholders, an increase in the number of shares issued to public stockholders in the share exchange, and a decrease in the offering range. This may result in a small change in the exchange ratio.

The following table shows how the exchange ratio and number of exchange shares will adjust, assuming no option exercise, based on the number of shares issued in the offering.

	Shares of Common Stock to be Sold		Shares to be Received in Exchange		Total Shares of Common Stock to be Outstanding After the Conversion	Exchange Ratio
	Amount	Percent	Amount	Percent
Minimum	13,600,000	57.65%	9,991,569	42.35%	23,591,569	2.42537
Midpoint	16,000,000	57.65	11,754,787	42.35	27,754,787	2.85337
Maximum	18,400,000	57.65	13,518,005	42.35	31,918,005	3.28138
15% above maximum	21,160,500	57.65	15,545,706	42.35	36,705,706	3.77358

Outstanding options to purchase shares of Westfield Financial common stock also will be converted into and become options to purchase new shares of Westfield Financial common stock. The number of shares of common stock to be received upon exercise of these options will be determined by the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected.

Exchange Of Shares Of Current Stockholders

The conversion of existing outstanding shares of Westfield Financial common stock into the right to receive shares of our common stock, as successor to Westfield Financial, will occur automatically on the effective date of the conversion, although you will need to exchange your stock certificate(s) if you hold shares in certificate form. As soon as practicable after the effective date of the conversion, our exchange agent will send a transmittal form to each public stockholder of Westfield Financial who holds stock certificates as of the effective date of the conversion. The transmittal forms are expected to be mailed promptly after the effective date and will contain instructions on how to submit your stock certificate(s) representing existing shares of Westfield Financial common stock. We expect that stock certificates for shares of our common stock will be distributed within five business days after the exchange agent receives properly executed transmittal forms with the corresponding stock certificate(s). Shares held by public stockholders in street name will be exchanged automatically upon the effective date; no transmittal forms will be mailed relating to these shares.

No fractional shares of our common stock will be issued to any public stockholder of Westfield Financial when the conversion is completed. For each fractional share that would otherwise be issued to a stockholder who holds a certificate, we will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by $10.00. If your shares are held in street name, you will receive cash in lieu of fractional shares within your account.

You should not forward your stock certificates until you have received transmittal forms, which will include forwarding instructions. Until your existing certificates representing Westfield Financial common stock are surrendered for exchange after the conversion in compliance with the terms of the transmittal form, you will not receive shares of our common stock and you will not be paid dividends on our common stock. When you surrender your certificates, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of Westfield Financial common stock outstanding at the effective date of the conversion will be considered to evidence ownership of shares of our common stock, as successor to Westfield Financial, into which those shares have been automatically converted.

If a certificate for Westfield Financial common stock has been lost, stolen or destroyed, the exchange agent will issue a new stock certificate upon receipt of appropriate evidence as to the loss, theft or destruction of such certificate, appropriate evidence as to the ownership of the certificate by the claimant, and appropriate and customary indemnification, which is normally effected by the purchase of a bond from a surety company at the stockholders’ expense.

All shares of our common stock that we issue to you in exchange for existing shares of Westfield Financial common stock will be considered to have been issued in full satisfaction of all rights pertaining to such shares, subject, however, to our obligation to pay any dividends or make any other distributions with a record date prior to the effective date of the conversion and stock offering, which may have been declared by us on or prior to the effective date and which remain unpaid at the effective date.

Effects Of Conversion On Depositors, Borrowers And Members

Continuity. While the conversion is being accomplished, the normal business of Westfield Bank of accepting deposits and making loans will continue without interruption. Westfield Bank will continue to be a federally-chartered savings bank and will continue to be regulated by the Office of Thrift Supervision. After the conversion, Westfield Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving Westfield Financial at the time of the conversion will serve as our directors after the conversion and stock offering.

Effect on Deposit Accounts. Under the Plan of Conversion, each depositor in Westfield Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Westfield Bank will be affected by the conversion, and the amount, interest rate, maturity, and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, depositors of Westfield Bank are members of, and have voting rights in, Westfield Mutual Holding Company as to all matters requiring membership action as set forth in Westfield Mutual Holding Company’s charter. Upon completion of the conversion, depositors will cease to be members of Westfield Mutual Holding Company and will no longer have voting rights. Upon completion of the conversion, all voting rights in Westfield Bank will be vested in us, as successor to Westfield Financial, and as the sole stockholder of Westfield Bank. Our stockholders will possess exclusive voting rights with respect to our common stock.

Tax Effects. Westfield Financial will receive an opinion of counsel or tax advisor with regard to federal and state income taxation to the effect that the conversion will not be taxable for federal or state income tax purposes to Westfield Mutual Holding Company, Westfield Financial, the public stockholders of Westfield Financial, members of Westfield Mutual Holding Company, eligible account holders, supplemental eligible account holders, or Westfield Bank. See “— Tax Aspects.”

Effect on Liquidation Rights. Each qualifying depositor in Westfield Bank has both a deposit account in Westfield Bank and a pro rata ownership interest in the net worth of Westfield Mutual Holding Company based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of Westfield Mutual Holding Company and Westfield Bank. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. Any depositor who opens a qualifying deposit account obtains a pro rata ownership interest in Westfield Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Westfield Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary savings association of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Westfield Mutual Holding Company and Westfield Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata interest in any residual surplus and reserves of Westfield Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Westfield Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2005 and September 30, 2006 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to us as the holder of Westfield Bank’s capital stock. Under the rules and regulations of the Office of Thrift Supervision, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “— Liquidation Rights.”

In connection with the organization of the mid-tier holding company by Westfield Bank and Westfield Mutual Holding Company, Westfield Financial established a liquidation account for the benefit of eligible account holders as of December 31, 1999 and December 31, 2000. Under the Plan of Conversion, this liquidation account will be terminated and superseded by the liquidation account being established in connection with the conversion and stock offering.

Stock Pricing And Number Of Shares To Be Issued

The Plan of Conversion and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. Westfield Bank and Westfield Financial have retained RP Financial to make this valuation. For its services in preparing the initial valuation, RP Financial will receive a fee of $110,000. Westfield Bank and Westfield Financial have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses arising out of or based on (a) any untrue statement or omission of a material fact contained in the information supplied by Westfield Bank or Westfield Financial to RP Financial, and (b) any action or omission to act by Westfield Bank or Westfield Financial undertaken in bad faith or negligence, except where RP Financial is determined to have been negligent or engaged in willful misconduct in the preparation of its appraisal.

The appraisal considered the pro forma impact of the offering. Consistent with Office of Thrift Supervision’ appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies, subject to valuation adjustments applied by RP Financial to account for differences between Westfield Financial and the peer group. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the consolidated financial statements. RP Financial also considered the following factors, among others:

•	the present and projected operating results and financial condition of Westfield Financial;

•	the economic and demographic conditions in Westfield Financial’s existing market area;

•	certain historical, financial, and other information relating to Westfield Financial;

•	a comparative evaluation of the operating and financial characteristics of Westfield Financial with those of other similarly situated publicly traded savings institutions located in the northeast and other regions of the United States;

•	the aggregate size of the offering of the common stock;

•	the impact of the offering on Westfield Financial’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Westfield Financial; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in RP Financial’s report were certain assumptions as to the pro forma earnings of Westfield Financial after the offering that were utilized in determining the appraised value. These assumptions included estimated expenses, the employee stock ownership plan’s purchase of up to 8.0% of the shares in the stock offering, an assumed after-tax rate of return on the net offering, and post-offering purchases in the open market of 3.39% of the common stock issued in the offering by the 2007 Recognition and Retention Plan at $10.00 per share. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that, as of October 13, 2006, the estimated pro forma market value, or valuation range, of Westfield Financial ranged from a minimum of $235.9 million to a maximum of $319.2 million, with a midpoint of $277.5 million. The value of the shares in the offering is equal to the pro forma market value multiplied by the 57.65% ownership interest that Westfield Mutual Holding Company has in Westfield Financial. The number of shares offered will be equal to the aggregate value of the shares in the offering divided by the price per share. The Board of Directors decided to offer the shares for a price of $10.00 per share in order to allow for a broad distribution of shares. Based on the valuation range, the percentage of Westfield Financial common stock owned by Westfield Mutual Holding Company and the $10.00 price per share, the minimum of the offering range is 13,600,000 shares, the midpoint of the offering range is 16,000,000 shares and the maximum of the offering range is 18,400,000 shares.

The Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	Westfield Financial’s financial condition and results of operations;

•	comparison of financial performance ratios of Westfield Financial to those of other financial institutions of similar size;

•	stock market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Westfield Financial common stock.

All of these factors are set forth in the independent valuation. The Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and the Board of Directors believes that such assumptions were reasonable. The offering range may be amended with the approval of the Office of Thrift Supervision, if required, as a result of subsequent developments in the financial condition of Westfield Financial or Westfield Bank or market conditions generally. In the event that the independent valuation is updated to amend the pro forma market value of Westfield Financial to less than $235,915,690 or more than $319,180,050, the appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. RP Financial did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Westfield Bank as a going concern and should not be considered as an indication of the liquidation value of Westfield Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15% to up to $367.1 million, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 21,160,000 shares, as a result of regulatory considerations, demand for the shares or changes in market conditions. The subscription price of $10.00 per share will remain fixed.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $367.1 million and a corresponding increase in the offering range to more than 21,160,000 shares, or a decrease in the minimum of the valuation range to less than $235.9 million and a corresponding decrease in the offering range to fewer than 13,600,000 shares, then, after consulting with the Office of Thrift Supervision, we may cancel all deposit account withdrawal authorizations and promptly return by check all funds received, with interest at Westfield Bank’s passbook savings rate of interest. If we decide to continue, rather than terminate the offering, we will notify all subscribers of the extension and of the duration of the extension that has been granted and subscribers will have the rights to modify or rescind their purchase orders. If we do not receive a response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Westfield Financial’s pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Westfield Financial’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for the appraisal are available for inspection as specified under “Where You Can Find Additional Information.”

Subscription Offering And Subscription Rights

In accordance with the Plan of Conversion, the right to subscribe for the purchase of shares of common stock in the subscription offering have been granted under the Plan of Conversion in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum, and overall purchase limitations set forth in the Plan of Conversion and as described below under “— Limitations On Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each Westfield Bank depositor with aggregate deposit account balances of $50 or more (a “Qualifying Deposit”) on March 31, 2005 (“Eligible Account Holders”) will receive, without payment required from the depositor, nontransferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “— Limitations On Common Stock Purchases.”

If there are not sufficient shares available to satisfy all subscriptions from Eligible Account Holders, shares will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on March 31, 2005. Failure to list an account could result in fewer shares being allocated to them than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Westfield Financial or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding March 31, 2005.

Priority 2: Tax-Qualified Employee Stock Ownership Plan. Our tax-qualified employee benefit plan has the right to purchase up to 10.0% of the shares of common stock sold in the stock offering. The employee stock ownership plan, which is a tax-qualified employee stock benefit plan, intends to purchase up to 8.0% of the common stock sold in the offering. The employee stock ownership plan’s subscription will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the Plan of Conversion. If we increase the number of shares offered in the conversion and stock offering above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount to fill its order. The employee stock ownership plan may also conduct its purchases on the open market following the completion of the offering.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan, each Westfield Bank depositor, other than directors and officers of Westfield Bank and their associates, with a Qualifying Deposit on September 30, 2006 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment required from the depositor, non-transferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “— Limitations On Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at September 30, 2006. Failure to list an account could result in fewer shares being allocated to a Supplemental Eligible Account Holder than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible Account Holders, each member of Westfield Mutual Holding Company (depositor of Westfield Bank) on the voting record date of [Record Date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Member”) will receive, without payment required from the depositor, non-transferable subscription rights to purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “— Limitations On Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro rata basis based on the size of the order of each Other Member.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we may offer shares to members of the public in a community offering. Shares may be offered with the following preferences:

(1)	Westfield Financial public stockholders as of [Record Date], the voting record date;

(2)	Natural persons residing in Westfield Bank’s Community Reinvestment Act assessment area, which consists of the municipalities of Agawam, Blandford, Chester, East Longmeadow, Granville, Holyoke, Longmeadow, Montgomery, Russell, Springfield, Southampton, Southwick, Tolland, Westfield and West Springfield, Massachusetts; and

(3)	Members of the general public to whom we deliver a prospectus and stock order form.

Subscribers in the community offering may purchase up to 50,000 shares of common stock, subject to the overall purchase limitations. See “— Limitations On Common Stock Purchases.” The minimum purchase is 25 shares. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares available to fill the orders of public stockholders of Westfield Financial as of [Expiration Date], we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by each such person. Thereafter, unallocated shares will be allocated among public stockholders whose orders remain unsatisfied, based on the size of the unfilled order of each public stockholder of Westfield Financial relative to the size of the aggregate unfilled orders of other public stockholders. If oversubscription occurs due to the orders of natural persons residing in Westfield Bank’s Community Reinvestment Act assessment area, the allocation procedures described above will apply to the stock orders of those persons. If oversubscription occurs due to the orders of members of the general public, the allocation procedures described above will apply to the stock orders of such persons.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the named county, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within Westfield Bank’s community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

The community offering, if any, may begin concurrently with, during or immediately following the subscription offering and is expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension of the offering, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

Syndicated Community Offering

If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve wide distribution of the common stock. However, we retain the right to accept or reject in whole or in part any orders in the syndicated community offering. In the syndicated community offering, any person may purchase up to 50,000 shares of common stock, subject to the overall maximum purchase limitations. Any syndicated community offering is expected to begin during or as soon as possible after the completion of the subscription and community offerings, unless extended by us with the approval of the Office of Thrift Supervision.

Any syndicated community offering will be conducted in accordance with certain Securities and Exchange Commission rules applicable to best efforts underwriting. Generally, under those rules, Keefe, Bruyette & Woods, as our broker-dealer, will deposit the funds it receives from interested investors prior to closing into a separate non-interest bearing account. If and when all the conditions for the closing are met, funds for shares of common stock sold by the broker-dealer in the syndicated community offering, less the broker-dealer’s commissions, will be promptly delivered to us. If the stock offering closes, but some or all of an interested investor’s funds are not accepted by us, those funds will be returned to the interested investor promptly after the closing, without interest. If the stock offering does not close, funds in the account will be promptly returned, without interest, to the potential investor. Normal customer ticketing will be used for order placement. Order forms will not be used.

If for any reason we cannot effect a syndicated community offering of shares not distributed in the subscription and community offerings, or in the event that there is an insignificant number of shares remaining after the subscription and community offerings or in the syndicated community offering, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Office of Thrift Supervision must approve any such arrangements.

Expiration Date For The Offering

The offering will expire at 12:00 noon, Eastern time, on [Expiration Date], unless extended by us for up to 45 days or such additional periods with the approval of the Office of Thrift Supervision, as necessary. We may decide to extend the expiration date of the offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. We may extend the expiration date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [Extension Date #2]. Subscription rights which have not been exercised prior to the expiration date will be void.

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of our common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook savings rate of interest and all deposit account withdrawal authorizations will be cancelled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will resolicit subscribers. No single extension can exceed 90 days and all extensions in the aggregate may not last beyond [Extension Date #2].

We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan of Conversion.

Limitations On Common Stock Purchases

The Plan of Conversion includes the following limitations on the number of shares of common stock that may be purchased during the offering:

•	No person, or persons exercising subscription rights through a single qualifying account held jointly, may purchase fewer than 25 shares of common stock or more than 50,000 shares;

•	Our tax-qualified employee stock benefit plans, including the employee stock ownership plan, may purchase in the aggregate up to 10.0% of the shares issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

•	Except for the employee benefit plans, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 100,000 shares in all categories of the offering combined;

•	Current stockholders of Westfield Financial are subject to an ownership limitation. As previously described, current stockholders of Westfield Financial will receive new shares in exchange for their existing shares. The number of shares that a stockholder may purchase in the offering, individually and together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing common stock, may not exceed 5% of the shares of common stock of Westfield Financial to be issued in the offering and exchange; and

•	The maximum number of shares of common stock that may be purchased in all categories of the offering by officers and directors of Westfield Bank and their associates, in the aggregate, when combined with new shares of common stock issued in exchange for existing shares, may not exceed 25% of the shares issued in the offering and exchange.

Depending upon market or financial conditions, our Board of Directors, with the approval of the Office of Thrift Supervision and without further approval of members of Westfield Mutual Holding Company, may decrease or increase the purchase and ownership limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be, and some other large subscribers who through their subscriptions evidence a desire to purchase the maximum allowable number of shares, in our sole discretion, may be given the opportunity to increase their subscriptions up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares owned by subscribers who increase their subscriptions.

In the event of an increase in the total number of shares offered in the offering, due to an increase in the offering range of up to 15%, shares will be allocated in the following order of priority in accordance with the Plan of Conversion:

(1)	to fill the employee benefit plans’ subscription for up to 10.0% of the total number of shares sold in the offering; then

(2)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; then

(3)	to fill unfulfilled subscriptions in the community offering, with preference given first to Westfield Financial public stockholders as of [Record Date]; and then

(4)	to natural persons residing in Westfield Bank’s Community Reinvestment Act assessment area, which consists of the municipalities of Agawam, Blandford, Chester, East Longmeadow, Granville, Holyoke, Longmeadow, Montgomery, Russell, Springfield, Southampton, Southwick, Tolland, Westfield and West Springfield, Massachusetts.

The term “associate” of a person means:

•	any corporation or organization, other than Westfield Financial, Westfield Bank, or a majority-owned subsidiary of Westfield Bank, of which the person is an officer, partner, or 10% stockholder;

•	any trust or other estate in which the person has a substantial beneficial interest or serves as a director or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as director or in a similar fiduciary capacity; and

•	any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director or officer of Westfield Financial or Westfield Bank.

The term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchases are “associates” or “acting in concert.” Persons living at the same address and persons exercising subscription rights through qualifying deposits registered to the same address, whether or not related, will be deemed to be acting in concert unless we determine otherwise. Our directors are not treated as associates of each other solely because of their membership on our Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of Westfield Financial or Westfield Bank and except as described below. Any purchases made by any associate of Westfield Financial or Westfield Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under guidelines of the National Association of Securities Dealers, its members and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of the common stock in the offering. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “— Restrictions On Transfer Of Subscription Rights And Shares” and “Restrictions On Acquisition Of New Westfield Financial And Westfield Bank.”

Plan Of Distribution; Selling Agent Compensation

Offering materials have been distributed by mail to those with subscription rights at the last known address on our records as of the voting record date. Subscription rights expire whether or not eligible subscribers can be located.

To assist in the marketing of our common stock, we have retained Keefe, Bruyette & Woods, which is a broker/dealer registered with the National Association of Securities Dealers, Inc., who will assist us in the offering by:

•	acting as our financial advisor for the offering, providing administrative services and managing the Stock Information Center;

•	targeting our sales efforts, including assisting in the preparation of marketing materials;

•	soliciting orders for common stock; and

•	assisting in soliciting proxies of our members.

For these services, Keefe, Bruyette & Woods will receive a management fee of $50,000 and a marketing fee equal to 1.0% of the dollar amount of common stock sold in the subscription and community offerings. The $50,000 management fee will be applied to the 1.0% marketing fee. No fee will be payable to Keefe, Bruyette & Woods with respect to shares purchased by officers, directors, and employees or their immediate families and any common stock purchased by our tax-qualified employee benefit plans. In the event that Keefe, Bruyette & Woods sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 5.5% of the dollar amount of total shares sold in the syndicated community offering, in lieu of the 1.0% marketing fee. Keefe, Bruyette & Woods will also be reimbursed for its reasonable out-of-pocket expenses in an amount not to exceed $40,000, without the consent of Westfield Financial and for attorney’s fees in an amount not to exceed $60,000.

We will indemnify Keefe, Bruyette & Woods against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular, full-time employees of Westfield Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. These employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. No offers or sales may be made by tellers or at the teller counters. All sales activity will be conducted in a segregated or separately identifiable area of Westfield Bank’s executive offices apart from the area accessible to the general public. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Procedure For Purchasing Shares

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to this date or hand delivered any later than two days prior to this date. Order forms will be distributed only if accompanied or preceded by a prospectus. We will make reasonable attempts to provide a prospectus and offering materials to all holders of subscription rights. The subscription offering and all subscription rights will expire at 12:00 noon, Eastern time on [Expiration Date], however, whether or not we have been able to locate each person entitled to subscription rights.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any withdrawal orders and return all funds submitted, plus interest at Westfield Bank’s passbook savings rate from the date of receipt.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an order form and remit payment. Incomplete order forms or order forms that are not signed are not required to be accepted. We will not be required to accept orders submitted on photocopied or facsimiled stock order forms. All order forms must be received (not postmarked) by our Stock Information Center prior to 12:00 noon, Eastern time, on [Expiration Date]. Order forms may not be delivered to branch offices of Westfield Bank.

We are not required to accept order forms that are not received by that time, are executed defectively, or are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms, and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Stock Information Center, or by overnight delivery to the indicated address on the order form. Once tendered, an order form cannot be modified or revoked.

We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the Plan of Conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account that is federally insured or otherwise guaranteed by Westfield Bank or the Federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Securities Exchange Act.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check, or money order, made payable directly to Westfield Financial (do not endorse third party checks); or

•	authorization of withdrawal from Westfield Bank deposit accounts.

Appropriate means for designating direct withdrawals from deposit accounts at Westfield Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be cancelled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, these funds must be available in the account(s) and will be immediately cashed and placed in a segregated escrow account at Westfield Bank and interest will be paid at the passbook savings rate from the date payment is received until the offering is completed. Westfield Bank also reserves the option of placing such funds with other federally-insured depository institutions. Regulations prohibit Westfield Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering. Cash, wire transfers, and Westfield Bank line of credit checks may not be remitted as payment for your purchase. Once we receive your executed order form, it may not be modified, amended, or rescinded.

Westfield Financial shall have the right, in its sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the offering. This payment may be made by wire transfer.

Using IRA Funds. If you wish to use some or all of the funds in your IRA account at Westfield Bank, the applicable funds must be transferred to a self-directed IRA account maintained by an independent trustee, such as brokerage firm. If you do not have such an account, you will need to establish one before placing your stock order. An annual administration fee may be payable to the independent trustee. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you initiate this process promptly, preferably at least two weeks prior to the [Expiration Date] offering deadline, to discuss the possibility of using your Westfield Bank IRA deposit account or other retirement account held at Westfield Bank or elsewhere. Whether you may use such funds for the purchase of shares in the stock offering may depend on timing constraints and, possibly, limitations imposed where the funds are held.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering and Westfield Bank checks representing any applicable refund and/or interest paid on subscriptions made by check or money order will be mailed to the persons entitled thereto at the certificate registration address noted on the order form, as soon as practicable following consummation of the offering and receipt of all necessary regulatory approvals. Any certificates returned as undeliverable will be held by the transfer agent until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the new shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading. If you are a Westfield Financial stockholder, see “— Exchange Of Shares Of Current Stockholders.”

Other Restrictions. Notwithstanding any other provision of the Plan of Conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” registrations, or would violate regulations or policies of the National Association of Securities Dealers, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished.

Restrictions On Transfer Of Subscription Rights And Shares

Office of Thrift Supervision conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the order form, you should not add the name(s) of persons who do not have subscription rights or who qualify only in a lower purchase priority than you do. Each person placing an order in the subscription offering will be required to certify on the order form that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights. We will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

If you have any questions regarding the offering or the conversion, please call our Stock Information Center at (413) [    ], from 9:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center is closed on weekends and bank holidays. The Stock Information Center is located at Westfield Bank’s executive offices, 141 Elm Street, Westfield, Massachusetts 01085. Our branch offices will not have offering material and cannot accept completed orders forms or proxy cards.

Liquidation Rights

In the unlikely event of a complete liquidation of Westfield Mutual Holding Company in its present mutual form, each depositor of Westfield Bank would receive a pro rata share of any assets of Westfield Mutual Holding Company remaining after payment of claims of all creditors. Each depositor’s pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account was to the total value of all deposit accounts in Westfield Bank at the time of liquidation. After the conversion and stock offering, each depositor, in the event of a complete liquidation of Westfield Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of Westfield Bank. However, except as described below, each claim would be solely in the amount of the balance in the deposit account(s) plus accrued interest. The depositor would not have an interest in the value or assets of Westfield Bank or New Westfield Financial above that amount.

The Plan of Conversion provides for the establishment, upon the completion of the conversion a special “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of (i) Westfield Bank’s net worth as of the date of the latest statement of financial condition contained in the final offering circular utilized in the formation of Westfield Mutual Holding Company or (ii) the percentage of the outstanding shares of the common stock of Westfield Mutual Holding Company, owned by Westfield Mutual Holding Company prior to the mid-tier holding company merger, multiplied by Westfield Financial’s total stockholders’ equity as reflected in its latest statement of financial condition contained in this prospectus. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his or her deposit account at Westfield Bank, would be entitled, upon a complete liquidation of Westfield Bank after the conversion and stock offering, to an interest in the liquidation account prior to any payment to New Westfield Financial as the sole stockholder of Westfield Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in Westfield Bank at the close of business on March 31, 2005 or September 30, 2006, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the March 31, 2005, or September 30, 2006, as the case may be, bore to the balance of all deposit accounts in Westfield Bank on such date.

If, however, on any December 31 annual closing date of Westfield Bank, commencing December 31, 2006, the amount in any deposit account is less than the amount that was in such deposit account on March 31, 2005, or September 30, 2006, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to us as the sole stockholder of Westfield Bank.

Following the conversion and stock offering, the liquidation account will be maintained by Westfield Bank.

Accounting Consequences

The conversion will be accounted for at historical cost in accordance with accounting principles generally accepted in the United States of America. Accordingly, the carrying value of the assets, liabilities, and capital will be unaffected by the conversion and stock offering and will be reflected in Westfield Financial’s consolidated financial statements based on their historical amounts.

Effect On Existing Compensation Plans

Under the Plan of Conversion, the existing 2002 Stock Option Plan and the 2002 Recognition and Retention Plan of Westfield Financial will become New Westfield Financial’s benefit plans and shares of its common stock will be issued (or reserved for issuance) for such benefit plans. Upon completion of the conversion, the common stock currently reserved for or held by these benefit plans will be converted into options or common stock based upon the exchange ratio. Upon completion of the conversion: (i) all rights to purchase, sell, or receive Westfield Financial common stock currently under any agreement between Westfield Bank and any director, officer, or employee of Westfield Bank or under any plan or program of Westfield Bank or Westfield Financial (including, without limitation, the Recognition and Retention Plan), shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell, or receive common stock and an identical right to make payment in common stock under any such agreement between Westfield Bank and any director, officer or employee of Westfield Bank or under such plan or program of Westfield Bank; and (ii) rights outstanding under the 2002 Stock Option Plan shall be assumed by us and thereafter shall be rights only for shares of common stock, with each such right being for a number of shares of common stock based upon the exchange ratio and the number of shares of Westfield Financial that were available thereunder immediately prior to consummation of the conversion, with the price adjusted to reflect the exchange ratio but with no change in any other term or condition of such right.

Tax Aspects

Completion of the conversion is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal income tax laws and Massachusetts income tax laws, to the effect that no gain or loss will be recognized by, and no amount will be income of, the primary parties or account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued, as a result of the conversion. We believe that the tax opinion summarized below addresses all material federal and state income tax consequences that are generally applicable to the primary parties and the persons receiving subscription rights.

Thacher Proffitt & Wood LLP has issued an opinion to the primary parties to the effect that, for federal income tax purposes:

(1) the conversion of Westfield Financial from a Massachusetts corporation to a federally-chartered stock corporation and then a conversion of Westfield Financial as a federally-chartered stock corporation to a federal interim stock savings association, and the conversion of Westfield Mutual

Holding Company from mutual form to a federal interim stock savings institution, will each qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and no gain or loss will be recognized by Westfield Financial or Westfield Mutual Holding Company by reason of such conversions;

(2) the merger of Westfield Financial and the merger of Westfield Mutual Holding Company into Westfield Bank, will each qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and no gain or loss will be recognized by Westfield Financial, Westfield Mutual Holding Company, or Westfield Bank by reason of such mergers;

(3) the merger of the federal interim stock savings association formed by New Westfield Financial with and into Westfield Bank (“Bank Merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Code or as an exchange under Section 351 of the Code, and no gain or loss will be recognized by such interim federal savings association, Westfield Bank, or New Westfield Financial by reason of the Bank Merger;

(4) no gain or loss will be recognized by the current stockholders of Westfield Financial upon the receipt of shares of common stock of New Westfield Financial pursuant to the Bank Merger, except to the extent of any cash received in lieu of a fractional share interest in New Westfield Financial;

(5) the aggregate tax basis of the shares of New Westfield Financial common stock to be received by the current stockholders of Westfield Financial will be equal to the aggregate tax basis of Westfield Financial common stock surrendered in exchange therefor, reduced by the basis allocable to a fractional share interest in Westfield Financial for which cash is received;

(6) the holding period of the shares of New Westfield Financial common stock to be received by the current stockholders of Westfield Financial will include the holding period of the shares of Westfield Financial common stock, provided that Westfield Financial common stock was held as a capital asset on the date of the Bank Merger;

(7) a holder of shares of Westfield Financial who receives cash in lieu of a fractional share of New Westfield Financial common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of Westfield Financial allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the Bank Merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of Westfield Financial common stock is more than one year on the date of the Bank Merger;

(8) no gain or loss will be recognized by New Westfield Financial upon the sale of shares of common stock in the stock offering;

(9) no gain or loss will be recognized by members of Westfield Mutual Holding Company upon the issuance to them of interests in the liquidation account in Westfield Bank pursuant to the merger of Westfield Mutual Holding Company into Westfield Bank;

(10) it is more likely than not that the fair market value of the nontransferable subscription rights to purchase shares of common stock of New Westfield Financial to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (the “Subscription Rights”) is zero and accordingly, that no income will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of the Subscription Rights or upon the exercise of the Subscription Rights;

(11) it is more likely than not that the tax basis to the holders of shares of New Westfield Financial common stock purchased in the stock offering pursuant to the exercise of Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of the completion of the offerings; and

(12) the holding period for shares of common stock of New Westfield Financial purchased in the community offering or syndicated community offering will begin on the day after the date of purchase.

The opinions set forth in (10) and (11), above, are based on the position that the Subscription Rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the IRS will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the Subscription Rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase common stock of New Westfield Financial at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. Counsel believes that it is more likely than not (i.e., there is a more than a 50% likelihood) that the Subscription Rights have no market value for federal income tax purposes. If the Subscription Rights are found to have a market value greater than zero, income may be recognized by various recipients of the Subscription Rights (whether or not the rights are exercised) and New Westfield Financial may be taxed in the distribution of the Subscription Rights. Participants are encouraged to consult with their own tax advisor as to the tax consequences in the event that the subscription rights are deemed to have an ascertainable value.

Westfield Financial has also received an opinion from Wolf & Company, P.C., Boston, Massachusetts, that, assuming the conversion does not result in any federal income tax liability to Westfield Bank, Westfield Bank’s account holders, Westfield Financial or Westfield Financial’s stockholders, implementation of the plan of conversion will not result in any Massachusetts income tax liability to those entities or persons.

Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding. If the IRS determines that the tax effects of the transactions contemplated by the Plan of Conversion are to be treated differently from those presented in the opinion, we may be subject to adverse tax consequences as a result of the conversion.

Interpretation, Amendment And Termination

All interpretations of the Plan of Conversion by the Board of Directors will be final, subject to the authority of the Office of Thrift Supervision. The Plan of Conversion provides that, if deemed necessary or desirable by the Board of Directors, the Plan of Conversion may be substantively amended by a majority vote of the Board of Directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to our members and stockholders. Amendment of the Plan of Conversion thereafter requires a majority vote of the Board of Directors, with the concurrence of the Office of Thrift Supervision. The Plan of Conversion may be terminated by a majority vote of the Board of Directors at any time prior to the earlier of approval of the Plan of Conversion by the Office of Thrift Supervision and the date of the special meeting of members and stockholders, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision. The Plan of

Conversion shall be terminated if the conversion and stock offering are not completed within 24 months from the date on which the members of Westfield Mutual Holding Company approve the Plan of Conversion, and may not be extended by us or the Office of Thrift Supervision.

RESTRICTIONS ON ACQUISITION OF NEW WESTFIELD FINANCIAL

AND WESTFIELD BANK

General

The Plan of Conversion provides for the conversion of Westfield Bank from the mutual to the stock form of organization and the concurrent formation of a stock holding company. See “The Conversion And Stock Offering — General.” Certain provisions in our Articles of Organization and bylaws, and the benefit plans and agreements entered into in connection with the conversion, together with provisions of the Massachusetts General Laws and certain governing regulatory restrictions, may have anti-takeover effects.

New Westfield Financial’s Articles Of Organization And Bylaws

New Westfield Financial’s Articles of Organization and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our Board of Directors or management more difficult. The following description is a summary of the provisions of the Articles of Organization and bylaws. See “Where You Can Find Additional Information” as to how to review a copy of these documents.

Directors. Certain provisions of our Articles of Organization and bylaws will impede changes in control of the Board of Directors. The Articles of Organization provide that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of our Board. The Articles of Organization provide that the size of the Board of Directors may be increased or decreased only by a majority vote of the Board. The Articles of Organization also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Articles of Organization and bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

The Articles of Organization provide that a director may only be removed for cause by the affirmative vote of either two-thirds of our Board of Directors, or 80% of the shares eligible to vote. In the absence of these provisions, the vote of the holders of a majority of our shares could remove the entire Board, with or without cause, and replace it with persons of such holders’ choice.

Restrictions on Call of Special Meetings. The Articles of Organization provide that a special meeting of stockholders may be called by a majority of the authorized Board of Directors of New Westfield Financial or the affirmative vote of a majority of the disinterested directors then in office, or, upon written application, by stockholders holding at least 80% of the capital stock entitled to vote at the meeting.

Votes of Stockholders. The Articles of Organization prohibit cumulative voting for the election of directors. No cumulative voting means that the directors, officers and employees of Westfield Bank and the former trustees, officers and employees of Westfield Mutual Holding Company may have the power to elect all directors of New Westfield Financial to be elected at that meeting. This could prevent public stockholder representation on our Board of Directors. In addition, the Articles of Organization also provides that any action required or permitted to be taken by the stockholders of New Westfield Financial may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

Authorization of Preferred Stock. The Articles of Organization authorize 10,000,000 shares of serial preferred stock, par value $0.01 per share. New Westfield Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and our Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of New Westfield Financial that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of New Westfield Financial. The Board of Directors has no present plan or understanding to issue any preferred stock.

Stockholder Vote Required to Approve Business Combinations with Interested Stockholders. The Articles of Organization require the approval of the holders of at least 80% of our outstanding shares of voting stock to approve certain “Business Combinations” and related transactions.

The vote of at least 80% of the stockholders is required in connection with any transaction involving an Interested Stockholder except in cases where the proposed transaction has been approved in advance by a majority of those members of our Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder. However, if the proposed transaction meets the conditions set forth in the Articles of Organization designed to afford the stockholders a fair price in consideration for their shares, approval of the majority of the outstanding shares of voting stock would be sufficient.

The term “Interested Stockholder” is defined to include, among others, any individual, corporation, partnership or other entity (other than Westfield Bank, New Westfield Financial or its subsidiary or any employee benefit plan maintained by New Westfield Financial or its subsidiary) which owns beneficially or controls, directly or indirectly, more than 5% of the outstanding shares of voting stock of New Westfield Financial.

A “Business Combination” means:

(1)	any merger or consolidation of New Westfield Financial or any of its subsidiaries with or into any Interested Stockholder or its affiliate;

(2)	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or its affiliate of 25% or more of the assets of New Westfield Financial or combined assets of Westfield Financial and its subsidiary;

(3)

the issuance or transfer to any Interested Stockholder or its affiliate by New Westfield Financial (or any subsidiary) of any securities of New Westfield Financial in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of New Westfield Financial and its subsidiaries, except for any issuance or transfer under an employee benefit plan of New Westfield Financial or any subsidiary;

(4)	the adoption of any plan for the liquidation or dissolution of New Westfield Financial proposed by or on behalf of any Interested Stockholder or its affiliate; and

(5)	any reclassification of securities, recapitalization, merger or consolidation of New Westfield Financial which has the effect of increasing the proportionate share of common stock or any class of equity or convertible securities of New Westfield Financial owned directly or indirectly by an Interested Stockholder or its affiliate.

Evaluation of Offers. The Articles of Organization further provide that the Board of Directors of New Westfield Financial shall when evaluating any offer to New Westfield Financial from another party to:

•	make a tender offer or exchange offer for any outstanding equity security of New Westfield Financial;

•	merge or consolidate New Westfield Financial with another corporation or entity; or

•	purchase or otherwise acquire all or substantially all of the properties and assets of New Westfield Financial.

In connection with the exercise of its judgment in determining what is in the best interest of New Westfield Financial and its stockholders, give due consideration to the extent permitted by law to all relevant factors, including, without limitation, our employees, suppliers, creditors and customers; the economy of the state, region and nation; community and societal considerations; and the long- and short-term interests of New Westfield Financial and its stockholders, including the possibility that these interests will be best served by the continued independence of New Westfield Financial.

By having these standards in the Articles of Organization of New Westfield Financial, our Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interests of New Westfield Financial, even if the price offered is significantly greater than the then market price of any equity security of New Westfield Financial.

Amendment to Articles of Organization and Bylaws. The Articles of Organization may be amended by the affirmative vote of 80% of the total votes eligible to be cast by stockholders, voting together as a single class; provided, however, that if at least two-thirds of the Directors recommend approval of the amendment, then such amendment shall require the affirmative vote of a majority of the total votes eligible to cast by stockholder, voting together as a single class.

The bylaws may be amended by the affirmative vote of two-thirds of the Board of Directors of New Westfield Financial or the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders, voting together as a single class. These provisions could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquiror.

Anti-Takeover Effects Of New Westfield Financial’s Articles Of Organization, Bylaws And Benefit Plans Adopted In The Conversion

The provisions described above are intended to reduce New Westfield Financial’s vulnerability to takeover attempts and other transactions that have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreements, the 2007 Recognition and Retention Plan and the 2007 Stock Option Plan may also discourage takeover attempts by increasing the costs to be incurred by Westfield Bank and New Westfield Financial in the event of a takeover. See “Management — Future Employment Agreements,” and “Management — Future Stock Benefit Plans.”

Our Board of Directors believes that the provisions of the Articles of Organization, bylaws and benefit plans to be established are in the best interests of New Westfield Financial and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of New Westfield Financial and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors’ view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of New Westfield Financial and that otherwise is in the best interests of all stockholders.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly, offer to acquire or acquire the beneficial ownership of more than 10% of any class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any manner submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provision of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted the Savings and Loan Holding Company Act and regulations under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally-chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day period does not commence until the information is deemed substantially complete. Control for these purposes exists in situations where the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statutes and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

DESCRIPTION OF CAPITAL STOCK OF NEW WESTFIELD FINANCIAL

General

We are authorized to issue seventy-five million (75,000,000) shares of common stock having a par value of $0.01 per share and five million (5,000,000) shares of preferred stock having a par value of $0.01 per share. Westfield Financial currently expects to sell up to 18,400,000 shares of common stock (or 21,160,000 shares in the event of an increase of 15% in the estimated valuation range) to purchasers of common stock in the offering. Westfield Financial will not issue any shares of preferred stock in the offering. Except as discussed above in “Restrictions On Acquisition Of New Westfield Financial And Westfield Bank,” each share of Westfield Financial’s common stock will have the same relative rights as, and will be identical in all respects to, every other share of common stock. Upon payment of the purchase price for the common stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and non-assessable.

The shares of common stock:

•	are not deposit accounts and are subject to investment risk;

•	are not insured or guaranteed by the Federal Deposit Insurance Corporation, or any other government agency; and

•	are not guaranteed by New Westfield Financial or Westfield Bank.

Common Stock

Dividends. We can pay dividends out of statutory surplus or from net profits if, as and when declared by our Board of Directors. Our payment of dividends is subject to limitations which are imposed by law. See “Our Policy Regarding Dividends” and “Regulation.” The owners of our common stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors out of funds legally available therefor. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the conversion and stock offering, the holders of our common stock will possess exclusive voting rights in New Westfield Financial. They will elect our Board of Directors and act on such other matters as are required to be presented to them under Massachusetts law or our Articles of Organization or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of our common stock may be considered “Excess Shares” and the holders thereof shall be entitled to cast only one one-hundredth of one vote ( 1/100) per share for each Excess Share. See “Restrictions On Acquisition Of New Westfield Financial And Westfield Bank.” If we issue preferred stock, holders of the preferred stock may also possess voting rights. Certain matters, including the removal of directors, the approval of business combinations and amending the Articles of Organization or bylaws, may require an 80% or two-thirds stockholder vote. See “Restrictions On Acquisition Of New Westfield Financial And Westfield Bank.”

Liquidation. In the event of any liquidation, dissolution or winding up of Westfield Bank, New Westfield Financial, as owner of Westfield Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Westfield Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and the Supplemental Eligible Account Holders (see “The Conversion And Stock Offering — Effects Of Conversion On Depositors, Borrowers And Members — Effect On Liquidation Rights”), all assets of Westfield Bank available for distribution. In the event of liquidation, dissolution or winding up of New Westfield Financial, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of the assets of New Westfield Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of the liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of New Westfield Financial will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption.

Preferred Stock

We will not issue any shares of our authorized preferred stock in the conversion and stock offering. We may issue preferred stock with such preferences and designations as the Board of Directors may from time to time determine. Our Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT AND REGISTRAR AND EXCHANGE AGENT

The transfer agent and registrar and exchange agent for our common stock is Registrar and Transfer Company.

LEGAL AND TAX OPINIONS

Thacher Proffitt & Wood LLP, Washington, D.C. issued its opinion to us on the legality of the issuance of the common stock being offered and certain matters relating to the conversion and stock offering and federal taxation. Wolf & Company, P.C. issued its opinion to us on certain matters relating to the conversion and stock offering and Massachusetts taxation. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

The consolidated financial statements of Westfield Financial at December 31, 2005 and 2004 and for the two years in the period ended December 31, 2005 appearing in this prospectus and registration statement have been audited by Wolf & Company, P.C., an independent registered public accounting firm, as set forth in their reports appearing herein (which reports (1) express an unqualified opinion on the financial statements, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) and have been so included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Westfield Financial for the year ended December 31, 2003 appearing in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RP Financial has consented to the publication in this document of a summary of its letter to Westfield Financial setting forth its opinion as to the estimated pro forma market value of Westfield Financial after the conversion and stock offering and its letter with respect to subscription rights and to the use of its name and statements with respect to it appearing in this document.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANTS

Effective June 15, 2004, the Audit Committee of Westfield Financial’s Board of Directors voted not to reengage Deloitte & Touche LLP as Westfield Financial’s independent registered public accounting firm. During the years ended December 31, 2003 and 2002 or during the subsequent interim period preceding June 15, 2004, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused it to make reference in connection with its report to the subject matter of the disagreement.

Westfield Financial requested Deloitte & Touche LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with these statements made by us and, if not, stating the respects in which it does not agree. A copy of this letter, dated March 31, 2004, was attached as an exhibit to the Form 8-K filed with the Securities and Exchange Commission on June 21, 2004 and is hereby incorporated by reference.

REGISTRATION REQUIREMENTS

Westfield Financial’s common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended. We are subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. We may not deregister the common stock under the Securities Exchange Act of 1934, as amended for a period of at least three years following the conversion.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and must file reports and other information with the Securities and Exchange Commission.

We have filed with the Securities and Exchange Commission, and amended, a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the Securities and Exchange Commission, this document does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of this material from the Securities and Exchange Commission at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants, including Westfield Financial, that file electronically with the Securities and Exchange Commission. The address for this website is www.sec.gov.

This document also contains a description of the material features of certain exhibits to the Form S-1. A copy of our Plan of Conversion, including our Articles of Organization, is available for review at any of our branch offices, without charge. You may also call the Stock Information Center at (413) [    ], Monday through Friday, 9:00 a.m. to 4:00 p.m., to request a copy of the plan. A copy of the appraisal report of RP Financial, including any amendments made to it, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Westfield Bank.

Westfield Mutual Holding Company has filed an application with the Office of Thrift Supervision with respect to the conversion and stock offering. This prospectus omits certain information contained in that application. You may examine the application at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20006, and at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center, Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

Westfield Financial, Inc. and Subsidiary

I ndex to Consolidated Financial Statements

Reports of Wolf & Company, P.C., Independent Registered Public Accounting Firm	F-2

Report of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	F-4

Consolidated Balance Sheets at June 30, 2006 (unaudited) and December 31, 2005 and 2004	F-5

Consolidated Statements of Income for the Six Months Ended June 30, 2006 and 2005 (unaudited) and for the Years Ended December 31, 2005, 2004 and 2003	F-6

Consolidated Statements of Changes in Stockholders’ Equity for the Six Months Ended June 30, 2006 (unaudited) and for the Years Ended December 31, 2005, 2004 and 2003	F-7

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2006 and 2005 (unaudited) and for the Years Ended December 31, 2005, 2004 and 2003	F-9

Notes to Consolidated Financial Statements (unaudited for June 30 information)	F-10

The registrant, New Westfield Financial, Inc., a Massachusetts corporation, which was incorporated on August 31, 2006, has not yet commenced operations and has engaged in only minimal activities to date; accordingly, the financial statements of New Westfield Financial, Inc. have been omitted as they are not required.

Certain schedules required by Office of Thrift Supervision regulations and by Regulation S-X are not included because they are not applicable or the required information has been disclosed elsewhere.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Westfield Financial, Inc.

We have audited the accompanying consolidated balance sheets of Westfield Financial, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements for the year ended December 31, 2003 were audited by other auditors whose report, dated March 10, 2004, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2005 and 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westfield Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Accounting Oversight Board (United States), the effectiveness of Westfield Financial, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 10, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of Westfield Financial, Inc.’s internal control over financial reporting and an unqualified opinion on the effectiveness of Westfield Financial, Inc.’s internal control over financial reporting.

/s/ WOLF & COMPANY, P.C.

Boston, Massachusetts

March 10, 2006, except for Note 23,

as to which the date is June 20, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Westfield Financial, Inc.

We have audited management’s assessment, included in Management’s Annual Report on Internal Control Over Financial Reporting, that Westfield Financial, Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Westfield Financial Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Westfield Financial, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also in our opinion, Westfield Financial, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Westfield Financial, Inc. and our report dated March 10, 2006 expressed an unqualified opinion.

WOLF & COMPANY, P.C.

Boston, Massachusetts

March 10, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Westfield Financial, Inc.

We have audited the accompanying consolidated statements of income, changes in stockholders’ equity, and cash flows of Westfield Financial, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Westfield Financial, Inc. and subsidiaries for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

March 10, 2004

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	June 30	December 31,
	2006	2005	2004
	(unaudited)
ASSETS
CASH AND DUE FROM BANKS	$16,335	$18,136	$13,961
FEDERAL FUNDS SOLD	1,071	5,090	31,964
INTEREST-BEARING DEPOSITS AND OTHER SHORT TERM INVESTMENTS	137	3,230	5,122

CASH AND CASH EQUIVALENTS	17,543	26,456	51,047
SECURITIES:
Available for Sale – at estimated fair value	35,180	28,321	14,968
Held to Maturity – at amortized cost (estimated fair value of $73,492 (unaudited), $72,704 and $71,654 at June 30, 2006, December 31, 2005 and 2004, respectively)	75,351	73,323	71,298
MORTGAGE BACKED SECURITIES:
Available for Sale – at estimated fair value	103,986	101,138	73,316
Held to Maturity – at amortized cost (estimated fair value of $147,806 (unaudited), $149,017 and $174,051 at June 30, 2006, December 31, 2005 and 2004, respectively)	152,418	152,127	175,302
FEDERAL HOME LOAN BANK OF BOSTON AND OTHER STOCK	4,237	4,237	4,237
LOANS – Net of allowance for loan losses of $5,352 (unaudited), $5,422 and $5,277 at June 30, 2006, December 31, 2005 and 2004, respectively	386,494	378,837	368,601
PREMISES AND EQUIPMENT	11,597	11,048	11,505
ACCRUED INTEREST RECEIVABLE	4,286	3,853	3,551
BANK-OWNED LIFE INSURANCE	20,212	19,819	17,248
OTHER ASSETS	6,632	5,936	5,830

TOTAL ASSETS	$817,936	$805,095	$796,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
DEPOSITS:
Noninterest-bearing	$40,694	$45,260	$48,305
Interest-bearing	595,026	577,785	564,316

Total deposits	635,720	623,045	612,621

CUSTOMER REPURCHASE AGREEMENTS	14,404	14,441	14,615
FEDERAL HOME LOAN BANK OF BOSTON ADVANCES	45,000	45,000	45,000
OTHER LIABILITIES	7,343	6,767	6,616

TOTAL LIABILITIES	702,467	689,253	678,852

COMMITMENTS AND CONTINGENCIES (NOTE 16)
STOCKHOLDERS’ EQUITY:
Preferred stock - $.01 par value, 5,000,000 shares authorized, none outstanding at June 30, 2006 (unaudited), December 31, 2005 and December 31,2004	—	—	—
Common stock - $.01 par value, 25,000,000 shares authorized, 10,580,000 shares issued, 9,727,012 (unaudited), 9,754,757 and 9,954,512 shares outstanding at June 30, 2006, December 31, 2005 and December 31, 2004, respectively	106	106	106
Additional paid-in capital	48,272	48,020	47,659
Unallocated Common Stock of Employee Stock Ownership Plan	(4,981)	(5,127)	(5,427)
Restricted stock unearned compensation	(650)	(861)	(1,543)
Retained earnings	93,195	92,789	90,399
Accumulated other comprehensive loss	(1,797)	(1,177)	(122)
Treasury stock, at cost 852,988 (unaudited), 825,243 and 625,488 shares at June 30, 2006, December 31, 2005 and December 31, 2004, respectively	(18,676)	(17,908)	(13,021)

Total stockholders’ equity	115,469	115,842	118,051

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$817,936	$805,095	$796,903

See notes to consolidated financial statements.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
INTEREST AND DIVIDEND INCOME:
Residential and commercial real estate loans	$8,662	$7,723	$15,901	$14,644	$15,834
Debt securities, taxable	6,784	5,811	11,829	11,660	11,645
Commercial and industrial loans	3,623	2,970	6,409	5,087	4,002
Debt securities, tax-exempt	615	594	1,200	1,065	714
Federal funds sold	328	352	788	288	170
Marketable equity securities	227	191	404	355	526
Consumer loans	215	360	631	1,212	2,440
Interest-bearing deposits and other short term investments	88	52	144	117	304

Total interest and dividend income	20,542	18,053	37,306	34,428	35,635

INTEREST EXPENSE:
Deposits	7,875	5,398	11,813	9,625	13,122
Customer repurchase agreements	158	130	312	195	211
Other borrowings	819	713	1,472	1,093	525

Total interest expense	8,852	6,241	13,597	10,913	13,858

Net interest and dividend income	11,690	11,812	23,709	23,515	21,777
PROVISION FOR LOAN LOSSES	275	265	465	750	750

Net interest and dividend income after provision for loan losses	11,415	11,547	23,244	22,765	21,027

NONINTEREST INCOME:
Income from bank-owned life insurance	393	346	758	741	806
Service charges and fees	1,343	1,194	2,595	2,278	1,859
Gains on sales and writedowns of securities, net	—	19	19	877	409

Total noninterest income	1,736	1,559	3,372	3,896	3,074

NONINTEREST EXPENSE:
Salaries and employee benefits	5,988	5,475	11,155	10,753	9,685
Occupancy	1,021	956	1,927	1,808	1,802
Computer operations	765	794	1,557	1,582	1,667
Stationery, supplies and postage	254	265	522	530	560
Other	1,670	1,891	3,303	3,103	3,916

Total noninterest expense	9,698	9,381	18,464	17,776	17,630

INCOME BEFORE INCOME TAXES	3,453	3,725	8,152	8,885	6,471
INCOME TAXES	879	802	1,933	2,562	2,820

NET INCOME	$2,574	$2,923	$6,219	$6,323	$3,651

EARNINGS PER COMMON SHARE:
Basic earnings per share	$0.28	$0.31	$0.66	$0.65	$0.36

Diluted earnings per share	$0.27	$0.30	$0.64	$0.64	$0.36

See notes to consolidated financial statements.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share amounts)

	Common Stock		Additional Paid-In Capital	Unallocated ESOP	Restricted Stock Unearned Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total
	Shares	Amount						Shares	Amount
BALANCE, JANUARY 1, 2003	10,580,000	$106	$49,463	$(5,621)	$(2,731)	$84,264	$1,218	—	$—	$126,699

Comprehensive income:
Net income	—	—	—	—	—	3,651	—	—	—	3,651
Unrealized losses on securities arising during the year, net of tax benefit of $92	—	—	—	—	—	—	(167)	—	—	(167)
Reclassification for gains included in net income, net of taxes of $146	—	—	—	—	—	—	(263)	—	—	(263)

Comprehensive income	—	—	—	—	—	—	—	—	—	3,221

Activity related to common stock issued as employee incentives	—	—	(2,320)	(216)	637	—	—	—	—	(1,899)
Treasury stock purchased	—	—	—	—	—	—	—	(59,700)	(1,134)	(1,134)
Reissuance of treasury shares in connection with stock option exercises	—	—	—	—	—	(8)	—	2,000	38	30
Cash dividends declared ($0.20 per share)	—	—	—	—	—	(2,113)	—	—	—	(2,113)

BALANCE, DECEMBER 31, 2003	10,580,000	106	47,143	(5,837)	(2,094)	85,794	788	(57,700)	(1,096)	124,804

Comprehensive income:
Net income	—	—	—	—	—	6,323	—	—	—	6,323
Unrealized losses on securities arising during the year, net of tax benefit of $161	—	—	—	—	—	—	(324)	—	—	(324)
Reclassification for gains included in net income, net of taxes of $291	—	—	—	—	—	—	(586)	—	—	(586)

Comprehensive income	—	—	—	—	—	—	—	—	—	5,413

Activity related to common stock issued as employee incentives	—	—	516	410	551	—	—	—	—	1,477
Treasury stock purchased	—	—	—	—	—	—	—	(569,588)	(11,956)	(11,956)
Reissuance of treasury shares in connection with stock option exercises	—	—	—	—	—	(5)	—	1,800	31	26
Cash dividends declared ($0.30 per share)	—	—	—	—	—	(1,713)	—	—	—	(1,713)

BALANCE, DECEMBER 31, 2004	10,580,000	106	47,659	(5,427)	(1,543)	90,399	(122)	(625,488)	(13,021)	118,051

(continued)

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Concluded)

(Dollars in thousands, except per share amounts)

	Common Stock		Additional Paid-In Capital	Unallocated ESOP	Restricted Stock Unearned Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total
	Shares	Amount						Shares	Amount
BALANCE, DECEMBER 31, 2004	10,580,000	106	47,659	(5,427)	(1,543)	90,399	(122)	(625,488)	$(13,021)	118,051

Comprehensive income:
Net income	—	—	—	—	—	6,219	—	—	—	6,219
Unrealized losses on securities arising during the year, net of tax benefit of $622	—	—	—	—	—	—	(1,043)	—	—	(1,043)
Reclassification for gains included in net income, net of taxes of $7	—	—	—	—	—	—	(12)	—	—	(12)

Comprehensive income	—	—	—	—	—	—	—	—	—	5,164

Activity related to common stock issued as employee incentives	—	—	361	300	682	—	—	—	—	1,343
Treasury stock purchased	—	—	—	—	—	—	—	(237,400)	(5,699)	(5,699)
Reissuance of treasury shares in connection with stock option exercises	—	—	—	—	—	(271)	—	37,645	812	541
Cash dividends declared ($0.90 per share)	—	—	—	—	—	(3,558)	—	—	—	(3,558)

BALANCE, DECEMBER 31, 2005	10,580,000	106	48,020	(5,127)	(861)	92,789	(1,177)	(825,243)	(17,908)	115,842

Comprehensive income (unaudited):
Net income	—	—	—	—	—	2,574	—	—	—	2,574
Unrealized losses on securities arising during the year, net of tax benefit of $361	—	—	—	—	—	—	(620)	—	—	(620)

Comprehensive income	—	—	—	—	—	—	—	—	—	1,954

Activity related to common stock issued as employee incentives	—	—	252	146	211	—	—	—	—	609
Treasury stock purchased	—	—	—	—	—	—	—	(65,000)	(1,583)	(1,583)
Reissuance of treasury shares in connection with stock option exercises	—	—	—	—	—	(280)	—	37,255	815	535
Cash dividends declared ($0.50 per share)	—	—	—	—	—	(1,888)	—	—	—	(1,888)

BALANCE, JUNE 30, 2006 (unaudited)	10,580,000	$106	$48,272	$(4,981)	$(650)	$93,195	$(1,797)	(852,988)	$(18,676)	$115,469

See notes to consolidated financial statements.

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
OPERATING ACTIVITIES:
Net Income	$2,574	$2,923	$6,219	$6,323	$3,651
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	275	265	465	750	750
Other than temporary write-down of securities	—	—	—	—	85
Depreciation and amortization of premises and equipment	530	488	950	1,003	1,080
Net amortization of premiums and discounts on securities, mortgage backed securities and mortgage loans	339	526	1,080	1,452	3,273
Amortization of unearned compensation	836	590	1,678	1,962	769
Loss (gain) on sale of fixed assets	2	—	—	—	(50)
Net realized securities gains	—	(19)	(19)	(877)	(494)
Deferred income tax benefit	(188)	(245)	(334)	(615)	(992)
Increase in cash surrender value of bank-owned life insurance	(393)	(346)	(758)	(741)	(806)
Changes in assets and liabilities:
Accrued interest receivable	(433)	(162)	(302)	4	382
Other assets	6	18	857	748	(708)
Other liabilities	423	325	151	155	(646)

Net cash provided by operating activities	3,971	4,363	9,987	10,164	6,294

INVESTING ACTIVITIES:
Securities, held to maturity:
Purchases	(10,087)	(10,015)	(11,131)	(18,473)	(61,941)
Proceeds from maturities and principal collections	8 ,000	8 ,000	9,000	17,000	37,980
Securities, available for sale:
Purchases	(10,190)	(6,161)	(17,982)	(5,332)	(19,883)
Proceeds from sales	—	3,833	3,833	11,891	34,595
Proceeds from calls, maturities and principal collections	3,000	365	548	4,155	40,610
Mortgage backed securities, held to maturity:
Purchases	(18,018)	(17,165)	(24,979)	(39,255)	(127,681)
Principal collections	17,533	22,897	47,528	54,687	93,000
Mortgage backed securities, available for sale:
Purchases	(16,263)	(28,944)	(71,791)	(41,110)	(43,383)
Proceeds from sales	—	16,941	16,962	20,325	8,104
Principal collections	12,674	11,641	25,305	22,943	47,111
Purchase of Federal Home Loan Bank of Boston and other stock	—	—	—	—	(304)
Purchase of residential mortgages	(10,548)	(807)	(1,236)	(35,294)	(11,462)
Net decrease (increase) in loans	2,621	(19,368)	(9,528)	10,864	22,821
Purchases of premises and equipment	(1,091)	(259)	(493)	(734)	(452)
Proceeds from sale of fixed assets	10	—	—	—	499
Purchase of bank-owned life insurance	—	(1,813)	(1,813)	—	(15,701)

Net cash (used in) provided by investing activities	(22,359)	(20,855)	(35,777)	1,667	3,913

FINANCING ACTIVITIES:
Increase (decrease) in deposits	12,675	5,061	10,424	(19,810)	(23,634)
(Decrease) increase in customer repurchase agreements	(37)	(960)	(174)	2,480	3,411
Repayment of Federal Home Loan Bank of Boston advances	—	—	(5,000)	—	—
Federal Home Loan Bank of Boston advances	—	—	5,000	25,000	5,000
Purchase of common stock in connection with employee benefit program	(227)	(82)	(335)	(485)	(2,668)
Cash dividends paid	(1,888)	(1,602)	(3,558)	(1,713)	(2,113)
Treasury stock purchased	(1,583)	—	(5,699)	(11,956)	(1,134)
Reissuance of treasury shares in connection with stock option exercises	535	—	541	26	30

Net cash provided by (used in) financing activities	9,475	2,417	1,199	(6,458)	(21,108)

NET CHANGE IN CASH AND CASH EQUIVALENTS:	(8,913)	(14,075)	(24,591)	5,373	(10,901)
Beginning of period	26,456	51,047	51,047	45,674	56,575

End of period	$17,543	$36,972	$26,456	$51,047	$45,674

See notes to consolidated financial statements

WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AT AND FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 (UNAUDITED) AND

YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation - Westfield Financial, Inc. (the “Company”) is a Massachusetts corporation. The Company has a federally-chartered stock savings bank subsidiary called Westfield Bank (the “Bank”). The Bank’s deposits are insured to the limits specified by the Federal Deposit Insurance Corporation (“FDIC”). The Bank operates 10 branches in Western Massachusetts. The Bank’s primary source of revenue is earned from loans to small and middle-market businesses and to residential property homeowners.

Westfield Securities Corp., and Elm Street Securities Corporation, Massachusetts chartered security corporations, were formed by the Company for the primary purpose of holding qualified investment securities. In the third quarter of 2005, the Company dissolved Westfield Securities Corporation in order to streamline operations.

Unaudited Financial Information – Information as of June 30, 2006 and for the six month periods ended June 30, 2006 and 2005 is unaudited. The unaudited information furnished reflects all adjustments, which consist solely of normal recurring accruals, which are in the opinion of management, necessary for a fair presentation of the financial position at June 30, 2006 and the results of operations and cash flows for the six month periods ended June 30, 2006 and 2005. The results of the six month periods are not necessarily indicative of the results of the Company which may be expected for the entire year.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company, the Bank, and Elm Street Securities Corporation, as well as Westfield Securities Corp., prior to its dissolution. All material intercompany balances and transactions have been eliminated in consolidation.

Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses for each. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and other than temporary impairment of investment securities.

Cash and Cash Equivalents - The Company defines cash on hand, cash due from banks, federal funds sold and interest bearing deposits having an original maturity of 90 days or less as cash and cash equivalents. Cash and due from banks at June 30, 2006, December 31, 2005 and 2004 includes partially restricted cash of approximately $419,000 (unaudited), $291,000, and $347,000 respectively, for Federal Reserve Bank of Boston cash reserve requirements.

Securities and Mortgage Backed Securities - Securities, including mortgage backed securities, which management has the positive intent and ability to hold until maturity are classified as held to maturity and are carried at amortized cost. Securities, including mortgage backed securities, which have been identified as assets for which there is not a positive intent to hold to maturity are classified as available for sale and are carried at fair value with unrealized gains and losses, net of income taxes, reported as a separate component of stockholders’ equity. The Company does not acquire securities and mortgage backed securities for purposes of engaging in trading activities.

Realized gains and losses on sales of securities and mortgage backed securities are computed using the specific identification method and are included in noninterest income. The amortization of premiums and accretion of discounts is determined by using the level yield method to the maturity date.

Other than Temporary Impairment of Securities - On a quarterly basis, the Company reviews investment securities with unrealized depreciation on a judgmental basis to assess whether the decline in fair value is temporary or other than temporary. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other than temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans - Loans are recorded at the principal amount outstanding. Interest on loans is calculated using the effective yield method on daily balances of the principal amount outstanding and is credited to income on the accrual basis to the extent it is deemed collectible. The Company’s general policy is to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more, or earlier if the loan is considered impaired. Any unpaid amounts previously accrued on these loans are reversed from income. Subsequent cash receipts are applied to the outstanding principal balance or to interest income if, in the judgment of management, collection of the principal balance is not in question. Loans are returned to accrual status when they become current as to both principal and interest and when subsequent performance reduces the concern as to the collectibility of principal and interest. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income over the estimated average lives of the related loans. Compensation to an auto dealer is normally based upon a spread that a dealer adds on the loan base rate set by the Company. The compensation is paid to an automobile dealer shortly after the loan is originated. The Company records the amount as a deferred cost that is amortized over the life of the loans in relation to the interest paid by the customer.

Allowance for Loan Losses - The allowance for loan losses is established through provisions for loan losses charged to expense. Loans are charged off against the allowance when management believes that the collectibility of the principal is unlikely. Recoveries of amounts previously charged-off are credited to the allowance.

The Bank maintains an allowance for loan losses to absorb losses inherent in the loan portfolio based on ongoing quarterly assessments of the estimated losses. The Bank’s methodology for assessing the appropriateness of the allowance consists of two key components, which are a specific allowance for identified problem loans and a formula allowance for the remainder of the portfolio. The specific allowance incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan,” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan – Income

Recognition and Disclosures.” These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans. The formula allowance is calculated by applying loss factors to outstanding loans by type, excluding loans for which a specific allowance has been determined. In determining the loss factors to apply to each loan category, the Company considers historical losses, peer group comparisons, industry data and loss percentages used by banking regulators for similarly graded loans. Loss factors may be adjusted for qualitative factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date.

A loan is recognized as impaired when it is probable that principal and/or interest are not collectible in accordance with the loan’s contractual terms. A loan is not deemed to be impaired if there is a short delay in receipt of payment or if, during a longer period of delay, the Company expects to collect all amounts due including interest accrued at the contractual rate during the period of delay. Measurement of impairment can be based on present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or the fair value of the collateral, if the loan is collateral dependent. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. If the fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established within the allowance for loan losses or a writedown is charged against the allowance for loan losses if the impairment is considered to be permanent. Measurement of impairment does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment such as the Company’s portfolios of consumer and residential real estate loans.

The Company’s methodology for assessing the appropriateness of the allowance consists of two key components, which are a specific allowance for identified problem or impaired loans and a formula allowance for the remainder of the portfolio. The appropriateness of the allowance is also reviewed by management based upon its evaluation of then-existing economic and business conditions affecting the key lending areas of the Company and other conditions, such as new loan products, credit quality trends (including trends in nonperforming loans expected to result from existing conditions), collateral values, loan volumes and concentrations, specific industry conditions within portfolio segments that existed as of the balance sheet date and the impact that such conditions were believed to have had on the collectibility of the loan portfolio. Although management believes it has established and maintained the allowance for loan losses at appropriate levels, future adjustments may be necessary if economic, real estate and other conditions differ substantially from the current operating environment.

In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically review the loan and foreclosed real estate portfolios and the related allowance for loan losses and valuation allowance for foreclosed real estate. The Office of Thrift Supervision may require adjustment to the allowance for loan losses based on their judgments of information available to them at the time of their examination, thereby adversely affecting results of operations.

Management believes that the allowance for loan losses accurately reflects estimated credit losses for specifically identified loans, as well as probable credit losses inherent in the remainder of the portfolio as of the end of the periods presented.

Transfers and Servicing of Financial Assets – Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment - Land is carried at cost. Buildings and equipment are stated at cost, less accumulated depreciation, computed on either the straight-line or accelerated methods over the estimated useful lives of the assets, or the expected lease term, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

The cost of maintenance and repairs is charged to expense when incurred. Major expenditures for betterments are capitalized and depreciated.

Other Real Estate Owned - Other real estate owned represents property acquired through foreclosure or deeded to the Company in lieu of foreclosure. Other real estate owned is recorded at the lower of the carrying value of the related loan, or the estimated fair value of the real estate acquired, net of estimated selling costs. Initial write-downs are charged to the allowance for loan losses at the time the loan is transferred to other real estate owned. Subsequent valuations are periodically performed by management and the carrying value is adjusted by a charge to expense to reflect any subsequent declines in the estimated fair value. Operating costs associated with other real estate owned are expensed as incurred.

Retirement Plans and Employee Benefits - The Company provides a defined benefit pension plan for eligible employees through membership in the Savings Banks Employees Retirement Association (“SBERA”). The Company’s policy is to fund pension cost as accrued. Employees are also eligible to participate in a 401(k) plan through SBERA. The Company makes matching contributions to this plan at 50% of up to 6% of the employees’ eligible compensation.

The Company currently offers postretirement life insurance benefits to retired employees. Such postretirement benefits represent a form of deferred compensation which requires that the cost and obligations of such benefits are recognized in the period in which services are rendered.

Income Taxes - The Company uses the asset and liability method for income tax accounting, whereby, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings per Share – Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock awards and options and are determined using the treasury stock method.

Earnings per common share for the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004, and 2003, have been computed based on the following:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In thousands, except per share data)
Net income available to common Stockholders	$2,574	$2,923	$6,219	$6,323	$3,651

Weighted average number of common shares outstanding	9,308	9,501	9,467	9,706	10,037
Effect of dilutive stock awards and options	171	218	231	224	176

Adjusted weighted average number of common shares outstanding used to calculate diluted earnings per common shares	9,479	9,719	9,698	9,930	10,213

Basic earnings per share	$0.28	$0.31	$0.66	$0.65	$0.36

Diluted earnings per share	$0.27	$0.30	$0.64	$0.64	$0.36

Reclassifications – Certain amounts in the prior period financial statements have been reclassified to conform to the current year presentation.

Adoption of SFAS 123 (R) Share-Based Payment – On January 1, 2006 Westfield Financial adopted SFAS 123 (R), Share-Based Payment (“SFAS 123 (R)” or the “Statement”), which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. The effect of SFAS 123 (R) is that entities are required to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. SFAS 123 (R) permits entities to use any option-pricing model that meets the fair value objective in the Statement. Westfield Financial uses the binomial model for its adoption of the Statement.

Westfield Financial adopted SFAS 123 (R) on January 1, 2006 using the “modified prospective” method. Under this method, awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with SFAS 123 (R). Also under this method, expense is recognized for awards that were granted prior to January 1, 2006 but vest after January 1, 2006, based on the fair value determined at the grant date under SFAS 123, Accounting for Stock-Based Compensation (SFAS 123). Prior to the adoption of SFAS 123 (R), the Company accounted for stock compensation under the intrinsic value method permitted by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations. Accordingly, the Company previously recognized no compensation cost for employee stock options that were granted with an exercise price equal to the market value of the underlying common stock on the date of grant.

The adoption of SFAS 123 (R) by Westfield Financial resulted in additional compensation expense of $146,000 and a related tax benefit of $34,000 for the six months ended June 30, 2006 (unaudited). As of June 30, 2006 (unaudited), the compensation cost of unvested stock options amounted to $332,000 with a related tax benefit of $74,000. Compensation costs of $310,000 with a related tax benefit of $74,000 will be recognized by July of 2007.

Under the Company’s Stock Option Plan, the Company may grant options to its directors, officers and employees for up to 497,260 shares of common stock. Both incentive stock options and non-statutory stock options may be granted under the plan. The exercise price of each option equals the market price of the Company’s stock on the date of grant with a maximum term of ten years. All options currently outstanding vest at 20% per year.

Had compensation cost been determined based on the fair value at the grant date awards under the plans consistent with the method prescribed by SFAS 123 (R), Westfield Financial’s net income and income per share for the six months ended June 30, 2005 and for the years ended December 31, 2005, 2004, and 2003 would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

	June 30,	December 31,
	2005	2005	2004	2003
	(unaudited)
	(In thousands, except per share data)
Net income as reported	$2,923	$6,219	$6,323	$3,651
Less: Compensation expense determined under fair value based method for all awards, net of tax effects	(137)	(333)	(272)	(254)

Pro forma net income	$2,786	$5,886	$6,051	$3,397

Net income per share
Basic as reported	$0.31	$0.66	$0.65	$0.36
Basic pro forma	0.29	0.62	0.62	0.34
Diluted as reported	0.30	0.64	0.64	0.36
Diluted pro forma	0.29	0.61	0.61	0.33

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Years Ended December 31,
	2005	2004
Dividend yield	1.70%	1.02%
Expected life in years	10 years	10 years
Expected volatility	21%	17%
Risk-free interest rate	4.14%	4.16%

No options were granted in 2003 or the six months ended June 30, 2006 (unaudited).

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income (loss) and related tax effects are as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
Unrealized holding losses on available for sale securities	$(981)	$(422)	$(1,665)	$(485)	$(259)
Reclassification adjustment for (gains) losses realized in income	—	(19)	(19)	(877)	(409)

Net unrealized losses	(981)	(441)	(1,684)	(1,362)	(668)
Tax effect	361	181	629	452	238

Net of tax amount	$(620)	$(260)	$(1,055)	$(910)	$(430)

Recent Accounting Pronouncements

In March, 2006 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets” (SFAS 156). The statement amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. Consistent with SFAS No. 140, SFAS 156 requires companies to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a serving contract. However, the Statement permits a company to choose either the amortized cost method or fair value measurement method for each class of separately recognized servicing assets. The Statement is effective as of the beginning of a company’s first fiscal year after September 15, 2006. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including interim financial statements. The Company plans to adopt SFAS 156 at the beginning of 2007 and does not expect the adoption of this Statement to have a material impact on its consolidated financial statements.

In June 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” which is an interpretation of FASB Statement No. 109, “Accounting for Income Taxes.” This Interpretation clarifies the accounting for uncertainty in income taxes recognized in a Company’s financial statements, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position in the tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. The effective date of this Interpretation is for fiscal years beginning after December 15, 2006. The Company does not expect this Interpretation to have a material impact on the Company’s consolidated financial statements.

In September 2006, FASB issued Financial Standards No. 157, “Fair Value Measurement,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands the disclosures about fair value measurement. This Statement was developed to provide guidance for consistency and comparability in fair value measurements and disclosures and applies under other accounting pronouncements that require or permit fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

In September 2006, FASB issued Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This Statement improves financial reporting by requiring employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as a asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income or a business entity or changes in unrestricted net assets of a not-for-profit organization.

2.	SECURITIES

Securities are summarized as follows:

	June 30, 2006 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Government-sponsored enterprises	$45,132	$—	$1,210	$43,922
Municipal bonds	30,219	18	667	29,570

Total held to maturity	75,351	18	1,877	73,492

Available for sale:
Equity securities	6,155	—	366	5,789
Government-sponsored enterprises	29,812	7	428	29,391

Total available for sale	35,967	7	794	35,180

Total Securities	$111,318	$25	$2,671	$108,672

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Government-sponsored enterprises	$43,090	$6	$731	$42,365
Municipal bonds	30,233	289	183	30,339

Total held to maturity	73,323	295	914	72,704

Available for sale:
Equity securities	6,057	—	315	5,742
Government-sponsored enterprises	22,728	4	153	22,579

Total available for sale	28,785	4	468	28,321

Total Securities	$102,108	$299	$1,382	$101,025

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Government-sponsored enterprises	$38,160	$117	$266	$38,011
Municipal bonds	29,147	520	70	29,597
Corporate debt securities	3,991	55	—	4,046

Total held to maturity	71,298	692	336	71,654

Available for sale:
Equity securities	7,301	—	315	6,986
Government-sponsored enterprises	6,991	63	4	7,050
Corporate debt securities	918	14	—	932

Total available for sale	15,210	77	319	14,968

Total Securities	$86,508	$769	$655	$86,622

Information pertaining to securities with gross unrealized losses at June 30, 2006 (unaudited) and December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	June 30, 2006 (unaudited)
	Less than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Government-sponsored enterprises	$486	$19,615	$724	$24,307
Municipal bonds	473	22,857	194	3,485

Total held to maturity	959	42,472	918	27,792

Available for sale:
Equity securities	—	—	366	5,311
Government-sponsored enterprises	371	21,349	57	2,943

Total available for sale	371	21,349	423	8,254

Total temporarily impaired securities	$1,330	$63,821	$1,341	$36,046

	December 31, 2005
	Less than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Government-sponsored enterprises	$222	$14,792	$509	$22,567
Municipal bonds	78	8,586	105	2,748

Total held to maturity	300	23,378	614	25,315

Available for sale:
Equity securities	—	—	315	5,264
Government-sponsored enterprises	153	17,575	—	—

Total available for sale	153	17,575	315	5,264

Total temporarily impaired securities	$453	$40,953	$929	$30,579

	December 31, 2004
	Less than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Government-sponsored enterprises	$266	$22,894	$—	$—
Municipal bonds	70	6,110	—	—

Total held to maturity	336	29,004	—	—

Available for sale:
Equity securities	75	4,330	240	760
Government-sponsored enterprises	4	943	—	—

Total available for sale	79	5,273	240	760

Total temporarily impaired securities	$415	$34,277	$240	$760

At June 30, 2006 (unaudited), thirty-three debt securities have gross unrealized losses of 1.5% from the Bank’s amortized cost basis of temporarily impaired debt securities which existed for less than twelve months. At December 31, 2005, nineteen debt securities have gross unrealized losses of 1.1% from the Bank’s amortized cost basis of temporarily impaired debt securities which existed for less than twelve months. Because these losses relate to government-sponsored enterprises and highly rated municipal obligations, are the result of fluctuations in interest rates, and management has the intent and ability to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.

At June 30, 2006 (unaudited), eleven debt securities have gross unrealized losses of 3.2% from the Bank’s amortized cost basis of temporarily impaired debt securities which existed for greater than twelve months. At December 31, 2005, eight debt securities have gross unrealized losses of 2.4% from the Bank’s amortized cost basis of temporarily impaired debt securities which existed for greater than twelve months. Because these losses relate to government-sponsored enterprises and highly rated municipal obligations, are the result of fluctuations in interest rates, and management has the intent and ability to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.

At June 30, 2006 (unaudited), three equity securities have an unrealized loss of 5.7% from the Bank’s amortized cost basis which existed for greater than twelve months and is principally related to fluctuations in interest rates. At December 31, 2005, three equity securities have an unrealized loss of 3.4% from the Bank’s amortized cost basis which existed for greater than twelve months and is principally related to fluctuations in interest rates. These losses relate to mutual funds which invest primarily in short term debt instruments and adjustable rate mortgage backed securities. Because these losses are the result of fluctuations in interest rates, and management has the intent and ability to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.

At June 30, 2006 (unaudited), one equity security had an unrealized loss of 10% from the Bank’s amortized cost basis which existed for greater than twelve months. At December 31, 2005, one equity security has an unrealized loss of 15.7% from the Bank’s amortized cost basis which existed for greater than twelve months. Because the security is an adjustable rate preferred stock issued by a government-sponsored enterprise, the unrealized loss is principally related to fluctuations in interest rates, and management has the intent and ability to hold these securities for the foreseeable future, the decline is not deemed to be other than temporary.

	June 30, 2006 (unaudited)		December 31, 2005
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Held to maturity:
Due in one year or less	$15,048	$14,856	$7,997	$7,887
Due after one year through five years	16,570	16,286	16,307	16,010
Due after five years through ten years	26,824	25,718	24,548	24,117
Due after ten years	16,909	16,632	24,471	24,690

Total held to maturity	$75,351	$73,492	$73,323	$72,704

Available for sale:
Due in one year or less	$—	$—	$3,008	$3,003
Due after one year through five years	—	—	14,730	14,652
Due after five years through ten years	24,822	24,608	4,990	4,924
Due after ten years	4,990	4,783	—	—

Total available for sale	$29,812	$29,391	$22,728	$22,579

Gross gains of $0 (unaudited), $34,000 (unaudited), $34,000, $1,130,000 and $771,000 and gross losses $0 (unaudited), $1,000 (unaudited), $1,000, $39,000 and $333,000 were recorded on securities during the six months ended June 30, 2006 and 2005 and years ended December 31, 2005, 2004 and 2003, respectively. There were no impairment losses recognized during the six months ended June 30, 2006 and 2005 (unaudited), and years ended December 31, 2005 and 2004. Impairment losses were $85,000 during the year ended December 31, 2003.

Securities with a carrying value of $35 million (unaudited), $33 million and $33.5 million were pledged as collateral to the Federal Reserve Bank of Boston at June 30, 2006 and December 31, 2005 and 2004, respectively.

Unrealized losses on securities available for sale, net of tax were $489,000 (unaudited), $283,000 and $176,000 at June 30, 2006 and December 31, 2005 and 2004, respectively.

3.	MORTGAGE BACKED SECURITIES

Mortgage backed securities are summarized as follows:

	June 30, 2006 (unaudited)
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Fannie Mae	$99,459	$19	$3,363	$96,115
Freddie Mac	37,669	58	881	36,846
Ginnie Mae	15,290	3	448	14,845

Total held to maturity	152,418	80	4,692	147,806

Available for sale:
Fannie Mae	41,250	19	1,052	40,217
Freddie Mac	44,861	7	832	44,036
Ginnie Mae	10,508	14	192	10,330
Other pass-through securities	4,062	—	33	4,029
Collateralized mortgage obligations	5,351	23	—	5,374

Total available for sale	106,032	63	2,109	103,986

Total mortgage backed securities	$258,450	$143	$6,801	$251,792

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Fannie Mae	$98,362	$34	$2,300	$96,096
Freddie Mac	36,465	78	572	35,971
Ginnie Mae	17,300	4	354	16,950

Total held to maturity	152,127	116	3,226	149,017

Available for sale:
Fannie Mae	46,078	40	742	45,376
Freddie Mac	38,310	12	459	37,863
Ginnie Mae	12,594	22	230	12,386
Other pass-through securities	4,726	—	17	4,709
Collateralized mortgage obligations	818	—	14	804

Total available for sale	102,526	74	1,462	101,138

Total Mortgage Backed Securities	$254,653	$190	$4,688	$250,155

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Fannie Mae	$120,595	$234	$1,250	$119,579
Freddie Mac	39,772	171	280	39,663
Ginnie Mae	14,775	33	159	14,649
Collateralized mortgage obligations	160	—	—	160

Total held to maturity	175,302	438	1,689	174,051

Available for sale:
Fannie Mae	32,676	178	141	32,713
Freddie Mac	22,842	66	70	22,838
Ginnie Mae	15,036	58	25	15,069
Collateralized mortgage obligations	2,688	51	43	2,696

Total available for sale	73,242	353	279	73,316

Total mortgage backed securities	$248,544	$791	$1,968	$247,367

Collateralized mortgage obligations include tranches of AAA investment grade and consist of high quality mortgage obligations.

Gross gains of $0 (unaudited), $27,000 (unaudited), $27,000, $135,000 and $56,000 and gross losses of $0 (unaudited), $41,000 (unaudited), $41,000, $349,000 and $0 were recorded on mortgage backed securities during the six months June 30, 2006 and 2005 and years ended December 31, 2005, 2004 and 2003, respectively.

Unrealized losses on mortgage backed securities available for sale, net of tax were $1,308,000 (unaudited) at June 30, 2006. Unrealized losses on mortgage backed securities available for sale, net of tax were $894,000 and unrealized gains, net of tax were $54,000 at December 31, 2005 and 2004, respectively.

Mortgage backed securities with a carrying value of $2 million (unaudited), $2 million, and $3.5 million were pledged as collateral with the Federal Reserve Bank of Boston at June 30, 2006 and December 31, 2005 and 2004, respectively.

Information pertaining to mortgage backed securities with gross unrealized losses at June 30, 2006 and December 31, 2005 and 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	June 30, 2006 (unaudited)
	Less than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Fannie Mae	$339	$22,214	$3,024	$68,205
Freddie Mac	124	8,860	757	16,795
Ginnie Mae	1	113	447	14,255

Total held to maturity	464	31,187	4,228	99,255

Available for sale:
Fannie Mae	716	25,501	336	13,972
Freddie Mac	449	26,229	383	15,690
Ginnie Mae	47	4,129	145	4,890
Other pass-through securities	33	4,029	—	—

Total available for sale	1,245	59,888	864	34,552

Total temporarily impaired securities	$1,709	$91,075	$5,092	$133,807

	December 31, 2005
	Less than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Fannie Mae	$452	$26,869	$1,848	$64,076
Freddie Mac	25	5,120	547	16,954
Ginnie Mae	178	8,424	176	7,772

Total held to maturity	655	40,413	2,571	88,802

Available for sale:
Fannie Mae	691	40,327	51	3,935
Freddie Mac	376	28,952	83	5,707
Ginnie Mae	214	8,020	16	836
Other pass-through securities	17	4,709	—	—
Collateralized mortgage obligations	—	—	14	804

Total available for sale	1,298	82,008	164	11,282

Total temporarily impaired securities	$1,953	$122,421	$2,735	$100,084

	December 31, 2004
	Less than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Fannie Mae	$573	$57,204	$677	$36,727
Freddie Mac	260	19,887	20	1,559
Ginnie Mae	159	10,580	—	—

Total held to maturity	992	87,671	697	38,286

Available for sale:
Fannie Mae	141	13,414	—	—
Freddie Mac	70	8,202	—	—
Ginnie Mae	23	4,563	2	1,262
Collateralized mortgage obligations	—	—	43	1,624

Total available for sale	234	26,179	45	2,886

Total temporarily impaired securities	$1,226	$113,850	$742	$41,172

At June 30, 2006 (unaudited), thirty-five mortgage backed securities have gross unrealized losses of 1.8% from the Bank’s amortized cost basis which existed for less than twelve months. At December 31, 2005, fifty mortgage backed securities have gross unrealized losses of 1.6% from the Bank’s amortized cost basis which existed for less than twelve months. Because these losses relate to mortgage backed securities, which were primarily issued by government-sponsored enterprises, are the result of fluctuations in interest rates, and management has the intent and ability to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.

At June 30, 2006 (unaudited), eighty-three mortgage backed securities have gross unrealized losses of 3.7% from the Bank’s amortized cost basis which existed for greater than twelve months. At December 31, 2005, fifty-six mortgage backed securities have gross unrealized losses of 2.7% from the Bank’s amortized cost basis which existed for greater than twelve months. Because these losses relate to mortgage backed securities, which were primarily issued by government-sponsored enterprises, are the result of fluctuations in interest rates, and management has the intent and ability to hold these securities for the foreseeable future, no declines are deemed to be other than temporary.

4.	LOANS

Loans consisted of the following amounts:

	June 30,	December 31,
	2006	2005	2004
	(unaudited)
	(In Thousands)
Commercial real estate	$169,279	$169,564	$144,336
Residential real estate:
Owner occupied 1-4 family loans	76,993	73,516	91,681
Other residential real estate loans	34,510	33,402	31,141
Commercial and industrial	104,548	100,019	94,726
Consumer	6,037	7,372	11,565

Total Loans	391,367	383,873	373,449
Unearned premiums and deferred loan fees and costs, net	479	386	429
Allowance for loan losses	(5,352)	(5,422)	(5,277)

	$386,494	$378,837	$368,601

The following table summarizes information regarding impaired loans:

	June 30,	December 31,
	2006	2005	2004
	(unaudited)
	(In Thousands)
Recorded investment in impaired loans	$268	$1,641	$1,826
Specific allowance for impaired loans	86	250	500
Impaired loans on nonaccrual status	268	1,641	1,663

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
Average recorded investment in impaired loans	$894	$35	$1,532	$1,787	$1,970
Income recorded during the period on impaired Loans	—	—	—	11	126
Income record on a cash basis during the period on impaired loans	296	—	—	12	127

There were no restructured loans during the six months ended June 30, 2006 (unaudited) and the years ended December 31, 2005, 2004 and 2003.

Nonaccrual loans at June 30, 2006 and 2005 (unaudited), December 31, 2005, 2004 and 2003 and related interest income are summarized as follows:

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
Amount	$914	$2,115	$1,919	$2,171	$1,768
Interest income that would have been recorded under the original contract terms	32	86	176	176	134

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid balances of these loans totaled $14.5 million (unaudited), $16.3 million and $21.7 million at June 30, 2006, December 31, 2005 and 2004, respectively. Net service fee income (expense) of $11,000 (unaudited), $13,000 (unaudited), $24,000, $30,000, and ($46,000) was recorded for the six months ended June 30, 2006 and 2005 and years ended December 31, 2005, 2004, and 2003, respectively.

The Company’s servicing assets are recorded at fair value at the time the asset is acquired. The fair value is based upon the net present value of future cash flows of the net servicing revenue. Assumptions used in determining fair value include service fee revenue, float revenue, escrow revenue, servicing expense, and estimated life of the underlying loans. The fair value of the asset is recalculated quarterly to determine possible impairment. At June 30, 2006 and December 31, 2005 and 2004, the Company’s servicing assets had a fair value of $94,000 (unaudited), $93,000 and $71,000 and a carrying value in other assets of $27,000 (unaudited), $35,000 and $52,000, respectively. There were no impairment losses on servicing assets both for the six months ended June 30, 2006 and 2005 (unaudited) and in the years ended 2005, 2004 and 2003. The servicing asset is amortized in proportion to the estimated net servicing revenue of the loans.

No amounts of mortgage servicing assets were capitalized during the six months ended June 30, 2006 and 2005 (unaudited) or the years ended 2005, 2004, and 2003. Amortization expense on the Company’s mortgage servicing assets for the six months ended June 30, 2006 and 2005 and years ended December 31, 2005, 2004, and 2003 totaled $8,000 (unaudited), $10,000 (unaudited), $17,000, $24,000, and $106,000, respectively.

5.	ALLOWANCE FOR LOAN LOSSES

An analysis of changes in the allowance for loan losses is as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
Balance, beginning of period	$5,422	$5,277	$5,277	$4,642	$4,325
Provision for loan loss	275	265	465	750	750
Charge-offs	(534)	(411)	(612)	(404)	(725)
Recoveries	189	210	292	289	292

Balance, end of period	$5,352	$5,341	$5,422	$5,277	$4,642

6.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	June 30,	December 31,		Estimated Useful Life
	2006	2005	2004
	(unaudited)			(in years)
	(In Thousands)
Land	$2,201	$2,201	$2,201	N/A
Building	10,010	9,949	9,915	39
Leasehold improvements	1,525	883	743	20
Furniture and equipment	5,957	5,614	6,338	3-7

Total	19,693	18,647	19,197
Accumulated depreciation and amortization	(8,096)	(7,599)	(7,692)

Premises and equipment	$11,597	$11,048	$11,505)

Depreciation and amortization expense for the six months ended June 30, 2006 and 2005 and the years ended December 31, 2005, 2004, and 2003 amounted to $530,000 (unaudited), $488,000 (unaudited), $950,000, $1,003,000, and $1,080,000, respectively.

7.	DEPOSITS

Deposit accounts by type and weighted average rates are summarized as follows:

	At June 30,		At December 31,
	2006	Rate	2005	Rate	2004	Rate
	(unaudited)
	(Dollars in Thousands)
Demand and Now:
Now accounts	$76,800	1.33%	$69,137	0.83%	$57,050	0.51%
Demand accounts	40,694	—	45,260	—	48,305	—
Savings:
Regular accounts	39,491	0.50	41,387	0.50	44,882	0.50
Money market accounts	107,659	1.53	132,218	1.62	149,288	0.93
Time certificates of deposit	371,076	4.03	335,043	3.24	313,096	2.51

Total Deposits	$635,720	2.80%	$623,045	2.21%	$612,621	1.59%

Time deposits of $100,000 or more totaled approximately $88.6 (unaudited) million, $71.2 million and $63.9 million at June 30, 2006, December 31, 2005 and 2004, respectively. Interest expense on such deposits totaled $1.6 million and $862,000 (unaudited) for the six months ended June 30, 2006 and 2005, and $2.0 million, $1.6 million and $2.3 million for the years ended December 31, 2005, 2004, and 2003 respectively.

Cash paid for interest amounted to:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
Deposits	$7,864	$5,401	$11,807	$9,615	$13,130
Customer repurchase agreements	158	130	312	195	211
Federal Home Loan Bank of Boston Advances	813	717	1,462	1,093	525

Total	$8,835	$6,248	$13,581	$10,903	$13,866

The scheduled maturities of time certificates of deposits are as follows:

	At June 30,		At December 31,
	2006		2005		2004
	Amount	Rate	Amount	Rate	Amount	Rate
	(unaudited)
	(Dollars in Thousands)
Within 1 year	$222,899	3.83%	$227,770	3.05%	$184,500	2.14%
Over 1 year to 3 years	124,724	4.32	85,951	3.51	103,856	2.88
Over 3 years to 5 years	23,453	4.37	21,322	4.17	24,740	3.71

Total	$371,076	4.03%	$335,043	3.24%	$313,096	2.51%

Interest expense on deposits is summarized as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
Savings	$101	$110	$217	$234	$371
Money market accounts	905	1,003	2,117	1,419	1,860
Time certificates of deposit	6,486	4,139	9,154	7,723	10,544
Other interest bearing accounts	383	146	325	249	347

Total	$7,875	$5,398	$11,813	$9,625	$13,122

8.	CUSTOMER REPURCHASE AGREEMENTS

The following table summarizes information regarding repurchase agreements:

	Six Months Ended	Years Ended December 31,
	2006	2005	2004
	(unaudited)
	(Dollars in Thousands)
Balance outstanding, end of period	$14,404	$14,441	$14,615
Maximum amount outstanding at any month end during period	17,783	18,116	16,439
Average amount outstanding during period	14,757	16,907	15,934
Weighted average interest rate	2.13%	2.16%	1.23%
Book value of collateral pledged end of period	36,961	35,424	36,701
Fair value of collateral pledged end of period	35,979	34,821	36,562

9.	FEDERAL HOME LOAN BANK OF BOSTON ADVANCES

The following fixed rate advances are collateralized by a blanket lien on the Company’s residential real estate loans and certain mortgage backed securities.

	At June 30, 2006	Weighted Average Rate	At December 31,		Weighted Average Rate
			2005	2004
	Amount	2006	Amount	Amount	2005	2004
	(unaudited)
	(Dollars in Thousands)
Year of Maturity:
2006	$5,000	3.5%	$—	$5,000	—%	2.4%
2007	20,000	3.1	10,000	10,000	3.0	3.0
2008	10,000	4.2	20,000	20,000	3.1	3.1
2009	5,000	3.3	10,000	5,000	4.2	3.9
2014	5,000	5.0	5,000	5,000	3.3	3.3

Total FHLB advances	$45,000	3.6%	$45,000	$45,000	3.4%	3.1%

10.	LINE OF CREDIT

The Company has an “Ideal Way” line of credit with the Federal Home Loan Bank of Boston for $9,541,000 at June 30, 2006 (unaudited) and December 31, 2005 and 2004. Interest on this line of credit is payable at a rate determined and reset by the Federal Home Loan Bank on a daily basis. The outstanding principal shall be due daily but that portion not repaid will be automatically renewed. No amounts were outstanding under this line at June 30, 2006 (unaudited), December 31, 2005 and December 31, 2004.

11.	STOCK PLANS AND EMPLOYEE STOCK OWNERSHIP PLAN

Stock Options

Under the Company’s Stock Option Plan, the Company may grant options to its directors, officers and employees for up to 497,260 shares of common stock. Both incentive stock options and non-statutory stock options may be granted under the plan. The exercise price of each option equals the market price of the Company’s stock on the date of grant with a maximum term of ten years. All options currently outstanding vest at 20% per year.

A summary of the status of the Company’s stock options for the six months ended June 30, 2006 (unaudited) and years ended December 31, 2005 and 2004 is presented below:

	Shares	Weighted Average Exercise Price
Balance at December 31, 2003	444,500	$14.39
Granted	2,500	25.00
Exercised	(1,800)	14.39

Balance at December 31, 2004	445,200	14.45
Granted	2,500	24.66
Exercised	(37,645)	14.39

Balance at December 31, 2005	410,055	14.52

Granted	—	—
Exercised	(37,255)	14.39

Balance at June 30, 2006 (unaudited)	372,800	14.53

The weighted average fair value of the options granted in 2005 and 2004 using the Black-Scholes option pricing model were $7.68 per share and $7.93 per share, respectively. No options were granted in 2003 or the six months ended June 30, 2006 (unaudited).

Information pertaining to options outstanding at June 30, 2006 (unaudited) and December 31, 2005 and 2004 is as follows:

June 30, 2006 (unaudited)
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
$14.39	367,800	6.2 Years	218,000
24.66	2,500	8.7 Years	500
25.00	2,500	7.7 Years	1,000

	372,800		219,500

December 31, 2005
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
$14.39	405,055	6.6 Years	255,255
24.66	2,500	9.1 Years	500
25.00	2,500	8.1 Years	1,000

	410,055		256,755

December 31, 2004
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Number Exercisable
$ 14.39	442,700	7.6 Years	174,800
25.00	2,500	9.1 Years	500

	445,200		175,300

Stock Awards

Under the Company’s Recognition and Retention Plan dated November 1, 2002, the Company may grant stock awards to its directors, officers and employees for up to 198,904 shares of common stock. The Company applies APB Opinion No. 25 and related Interpretations in accounting for stock awards. The stock allocations, based on the market price at the date of grant, is recorded as unearned compensation. Unearned compensation is amortized over the vesting period to be benefited. The Company recorded compensation cost related to the stock awards of approximately $236,000 (unaudited) as of June 30, 2006, $706,000 in 2005, $551,000 in 2004 and $544,000 in 2003.

Stock awards for 1,000 shares, having a fair value of $25.00 per share, were granted in 2004. Stock awards for 1,000 shares, having a fair value of $24.66 per share, were granted in 2005. No stock awards were granted in 2003 or the six months ended June 30, 2006 (unaudited).

Employee Stock Ownership Plan

In January 2002, the Company established an Employee Stock Ownership Plan (the ESOP) for the benefit of each employee that has reached the age of 21 and has completed at least 1,000 hours of service in the previous twelve-month period. As part of the conversion, the Company provided a loan to the Westfield Financial Employee Stock Ownership Plan Trust which was used to purchase 8%, or 397,808 shares, of the Company’s outstanding stock in the open market. The loan bears interest equal to 8.0% and provides for annual payments of interest and principal.

At June 30, 2006 (unaudited) and December 31, 2005 the remaining principal balance is payable as follows:

Years Ending December 31	(In thousands)
2006	$201
2007	201
2008	201
2009	201
2010	201
Thereafter	4,233

$5,238

The Bank has committed to make contributions to the ESOP sufficient to support the debt service of the loan. The loan is secured by the shares purchased, which are held in a suspense account for allocation among the participants as the loan is paid. Total compensation expense applicable to the ESOP amounted to $227,000 and $232,000 for the six months ended June 30, 2006 and 2005, and $458,000, $440,000 and $225,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

Shares held by the ESOP include the following at June 30, 2006 and December 31, 2005 and 2004.

	June 30,	December 31,
	2006	2005	2004
	(unaudited)
Allocated	69,851	50,863	33,216
Committed to be allocated	—	18,988	19,135
Unallocated	324,961	324,961	343,949

	394,812	394,812	396,300

Cash dividends received on allocated shares are allocated to participants and cash dividends received on shares held in suspense are applied to repay the outstanding debt of the ESOP. The fair value of these shares was approximately $9.1 million (unaudited), $7.8 million and $8.9 million at June 30, 2006, December 31, 2005 and 2004, respectively.

ESOP shares are considered outstanding for earnings per share calculations based on the number of shares allocated. Unallocated ESOP shares are excluded from earnings per share calculations. Dividends declared on allocated ESOP shares are charged to retained earnings. The value of unearned shares to be allocated to ESOP participants for future services not yet performed is reflected as a reduction of stockholders’ equity.

12.	RETIREMENT PLANS AND EMPLOYEE BENEFITS

Pension Plan - The Company provides basic and supplemental pension benefits for eligible employees through the Savings Banks Employees Retirement Association Pension Plan (the “Plan”). Employees must work a minimum of 1,000 hours per year to be eligible for the Plan. Eligible employees become vested in the Plan after five years of service.

The following table provides information for the Plan:

	At June 30,	At December 31,
	2006	2005	2004	2003
	(unaudited)
	(In Thousands)
Change in benefit obligation:
Benefit obligation, beginning of period	$10,430	$8,805	$7,410	$6,515
Service cost	483	625	548	504
Interest	400	506	463	439
Actuarial loss	(707)	648	570	80
Benefits paid	(28)	(154)	(186)	(128)

Benefit obligation, end of period	10,578	10,430	8,805	7,410

Change in plan assets:
Fair value of plan assets, beginning of period	7,452	6,536	5,658	4,498
Actual return on plan assets	645	595	607	708
Employer contribution	0	475	457	580
Benefits paid	(28)	(154)	(186)	(128)

Fair value of plan assets, end of period	8,069	7,452	6,536	5,658

Funded status (benefit obligation less fair value of plan assets)	2,509	2,978	2,269	1,752
Unrecognized net actuarial loss	(143)	(1,127)	(574)	(165)
Transition liability	96	104	115	127

Accrued benefit cost	$2,462	$1,955	$1,810	$1,714

Accumulated benefit obligation	$5,737	$5,313	$4,635	$4,263

Net periodic pension and cost includes the following components for the respective periods shown:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
Service cost	$362	$313	$625	$548	$504
Interest cost	300	253	506	463	439
Expected return on assets	(298)	(262)	(523)	(452)	(360)
Actuarial loss	22	11	22	7	19
Transition obligation	(6)	(6)	(11)	(12)	(12)

Net periodic pension cost	$380	$309	$619	$554	$590

The following actuarial assumptions were used for the respective periods:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
Weighted-average assumptions:
Discount rate	5.75%	5.75%	5.75%	6.25%	6.75%
Expected return on plan assets	8.00%	8.00%	8.00%	8.00%	8.00%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%	5.00%

The expected long term rate of return on plan assets is based on prevailing yields of high quality fixed income investments increased by a premium of 3% to 5% for equity investments. The Company expects to contribute $605,000 to its pension plan in 2006 (unaudited).

The Company’s pension plan asset allocation at June 30, 2006 (unaudited), and December 31, 2005 and 2004 are as follows:

	Percentage of Plan Assets
	At June 30,	At December 31
Asset Category	2006	2005	2004
	(unaudited)
Fixed Income Securities (including money market)	35.9%	35.1%	34.2%
Domestic Equity	48.5	50.5	51.5
International Equity	15.6	14.4	14.3

	100.0%	100.0%	100.0%

The target allocation mix for the pension plan for 2005 was an equity-based investment deployment range from 55% to 75% of total portfolio assets. The remainder of the portfolio is allocated to fixed income.

Trustees of the Savings Bank Employees Retirement Association (“SBERA”) select investment managers for the portfolio and a special investment advisory firm is retained to provide allocation analysis. The overall investment objective is to diversify equity investments across a spectrum of types, small cap, large cap and international, along with investment styles such as growth and value.

The Company estimates that the benefits to be paid from the pension plan for years ended December 31, are as follows:

Year Ending December 31,	Benefit Payments to Participants
(In Thousands)
2006	$1,523
2007	64
2008	18
2009	995
2010	16
In aggregate for 2011 -2015	3,364

$5,980

Postretirement Benefits - The Company provides postretirement life insurance benefits to employees based on the employee’s salary at time of retirement. The accrual of postretirement benefits other than pension expense is made during the years an employee provides service. The following sets forth the funded status:

	June 30	December 31,
	2006	2005	2004
	(unaudited)
	(In Thousands)
Benefit obligation and funded status	$(783)	$(820)	$(730)
Transitional obligation	179	260	232

Accrued benefit cost	$(604)	$(560)	$(498)

Net postretirement benefit cost includes the following components for the respective periods shown:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
Service cost	$15	$15	$30	$25	$25
Interest cost	24	21	42	38	36
Actuarial loss	2	—	1	—	—
Transition obligation	5	5	8	8	8

Net postretirement benefit cost	$46	$41	$81	$71	$69

Actuarial assumptions used in accounting for the postretirement benefit plan were:

	Six Months Ended June 30	Years Ended December 31,
	2006	2005	2004	2003
	(unaudited)
	(In Thousands)
Assumed average salary compensation increase	5.00%	5.00%	5.00%	5.00%
Discount rate	5.75%	5.75%	6.25%	6.75%

Benefit cost	$59	$81	$71	$69
Benefit paid	15	18	17	5

Supplemental Retirement Benefits - The Company provides supplemental retirement benefits to certain key officers. At June 30, 2006 (unaudited), December 31, 2005 and 2004, the Company had accrued $2.3 million (unaudited), $2.2 million and $2.0 million, respectively, relating to these benefits. Amounts charged to expense were $150,000 (unaudited) and 164,000 (unaudited) for the six months ended June 30, 2006 and 2005, and, $389,000, $289,000, and $180,000 for years ended December 31, 2005, 2004 and 2003, respectively.

401(k) - Employees are eligible to participate in a 401(k) plan through SBERA. The Company makes a matching contribution of 50% with respect to the first 6% of each participant’s annual earnings contributed to the plan. The Company’s contributions to the plan were $79,000 and $85,000 (unaudited) for the six months ended June 30, 2006 and 2005, and $150,000, $134,000 and $150,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

13.	REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the Office of Thrift Supervision. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to savings and loan holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), Tier 1 capital (as defined) to average assets (as defined) and of tangible capital (as defined) to tangible assets (as defined). Management believes, as of June 30, 2006 (unaudited), December 31, 2005 and 2004, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from The Office of Thrift Supervision categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Bank must maintain minimum total risk-based, Tier 1 risk based and Tier 1 leverage ratios as set forth in the following. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital ratios as of June 30, 2006 (unaudited), December 31, 2005 and 2004 are also presented in the table.

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
June 30, 2006 (unaudited)

Total Capital (to Risk Weighted Assets):
Consolidated	$122,385	25.55%	$38,326	8.00%	N/A	—
Bank	116,802	24.42	38,268	8.00	$47,835	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	117,033	24.43	19,163	4.00	N/A	—
Bank	111,507	23.31	19,134	4.00	28,701	6.00
Tier 1 Capital (to Adjusted Total Assets):
Consolidated	117,033	14.27	32,817	4.00	N/A	—
Bank	111,507	13.66	32,655	4.00	40,819	5.00
Tangible Capital (to Tangible Assets):
Consolidated	N/A	N/A	N/A	N/A	N/A	N/A
Bank	111,507	13.66	16,328	2.00	N/A	—

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2005
Total Capital (to Risk Weighted Assets):
Consolidated	$122,241	25.68%	$38,086	8.00%	N/A	—
Bank	105,516	22.31	37,833	8.00	$47,291	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	116,819	24.54	19,043	4.00	N/A	—
Bank	100,151	21.18	18,917	4.00	28,375	6.00
Tier 1 Capital (to Adjusted Total Assets):
Consolidated	116,819	14.48	32,261	4.00	N/A	—
Bank	100,151	12.67	31,624	4.00	39,530	5.00
Tangible Capital (to Tangible Assets):
Consolidated	N/A	N/A	N/A	N/A	N/A	N/A
Bank	100,151	12.67	15,812	2.00	N/A	—

	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2004
Total Capital (to Risk Weighted Assets):
Consolidated	$123,222	26.90%	$36,650	8.00%	N/A	—
Bank	87,916	19.49	36,091	8.00	$45,114	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	117,945	25.75	18,325	4.00	N/A	—
Bank	82,639	18.32	18,046	4.00	27,069	6.00
Tier 1 Capital (to Adjusted Total Assets):
Consolidated	117,945	14.69	32,125	4.00	N/A	—
Bank	82,639	10.85	30,452	4.00	38,065	5.00
Tangible Capital (to Tangible Assets):
Consolidated	N/A	N/A	N/A	N/A	N/A	N/A
Bank	82,639	10.85	15,226	2.00	N/A	—

In July 2004, the Company announced that the Board of Directors had approved a share repurchase program (“Repurchase Program 2”) which authorized the repurchase of up to 502,550 shares or five percent of its outstanding shares of common stock, continuing until its completion. At June 30, 2006, the Company had 99,862 shares remaining to be purchased under this program (unaudited).

The Company and the Bank are subject to dividend restrictions imposed by various regulators, including a limitation on the total of all dividends that the Bank may pay to the Company in any calendar year, to an amount that shall not exceed the Bank’s net income for the current year, plus the Bank’s net income retained for the two previous years, without regulatory approval. In addition, the Bank may not declare or pay dividends on, and the Company may not repurchase, any of its shares of common stock if the effect thereof would cause stockholders’ equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration, payment or repurchase would otherwise violate regulatory requirements.

The only funds available for the payment of dividends on the capital stock of Westfield Financial will be cash and cash equivalents held by Westfield Financial, dividends paid from Westfield Bank to Westfield Financial, and borrowings. Westfield Bank will be prohibited from paying cash dividends to Westfield Financial to the extent that any such payment would reduce Westfield Bank’s capital below required capital levels.

The following is a reconciliation of the Company’s GAAP capital to regulatory Tier 1 and total capital:

	June 30,	December 31,
	2006	2005	2004
	(unaudited)
	(In Thousands)
Consolidated GAAP capital	$115,469	$115,842	$118,051
Less: unrealized loses (gains) on certain available for sale securities, net of tax	1,564	977	(106)

Tier 1 capital	117,033	116,819	117,945
Plus: allowance for loan losses	5,352	5,422	5,277

Total regulatory capital	$122,385	$122,241	$123,222

14.	INCOME TAXES

Income taxes consist of the following:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
Current tax provision (benefit):
Federal	$996	$1,079	$2,131	$2,883	$2,106
State	71	(32)	136	294	1,706

Total	1,067	1,047	2,267	3,177	3,812

Deferred tax provision (benefit):
Federal	(189)	(245)	(335)	(616)	(992)
State	1	—	1	1	—

Total	(188)	(245)	(334)	(615)	(992)

Total	$879	$802	$1,933	$2,562	$2,820

The reasons for the differences between the statutory federal income tax rate and the effective rates are summarized below:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
Statutory federal income tax rate	34.0%	34.0%	34.0%	34.0%	34.0%
Increase (decrease) resulting from:
State taxes (benefit), net of federal tax benefit	1.4	(0.6)	1.1	2.2	17.4
Tax exempt income	(7.2)	(7.2)	(6.5)	(5.6)	(5.5)
Bank-owned life insurance	(4.1)	(3.4)	(3.4)	(3.0)	(4.2)
Dividends received deduction	(0.1)	—	(0.1)	(0.1)	(0.5)
Other, net	1.5	(1.3)	(1.4)	1.3	2.3

Effective tax rate	25.5%	21.5%	23.7%	28.8%	43.5%

Cash paid for income taxes was $1.2 million and $728,000 (unaudited) for the six months ended June 30, 2006 and 2005, respectively. Cash paid for income taxes for the years ended December 31, 2005, 2004, and 2003 was $1.4 million, $2.3 million and $7.2 million, respectively.

The tax effects of each item that gives rise to deferred taxes, included in other assets, are as follows:

	June 30	December 31,
	2006	2005	2004
	(unaudited)
	(In Thousands)
Net unrealized loss on securities Available for sale	$1,036	$675	46
Depreciation	—	(126)	(66)
Allowance for loan losses	1,820	1,843	1,794
Employee benefit plans	1,873	1,779	1,525
Other	403	412	321

Net deferred tax asset	$5,132	$4,583	$3,620

A summary of the change in the net deferred tax asset is as follows:

	June 30,		December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
Balance at beginning of period	$4,583	$3,620	$3,620	$2,553	$1,285
Deferred tax benefit	188	245	334	615	992
Net unrealized gain/loss on securities available for sale	361	181	629	452	276

Balance at end of period	$5,132	$4,046	$4,583	$3,620	$2,553

The federal income tax reserve for loan losses at the Bank’s base year is $5.8 million. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used, limited to the amount of the reserve, would be subject to taxation in the fiscal year in which used. As the Bank intends to use the reserve solely to absorb loan losses, a deferred tax liability of $2.4 million has not been provided.

15.	RELATED PARTY LOANS

The Company has had, and expects to have in the future, loans with its directors and executive officers. Such loans, in the opinion of management do not include more than the normal risk of collectibility or other unfavorable features. Following is a summary of activity for such loans:

	Six Months Ended June 30,	Years Ended December 31,
	2006	2005	2004	2003
	(unaudited)
	(In Thousands)
Balance, beginning of period	$13,538	$13,467	$7,175	$2,453
New disbursements of funds	2,618	6,266	10,532	4,911
Repayments of principal	(584)	(6,195)	(4,240)	(189)

Balance, end of period	$15,572	$13,538	$13,467	$7,175

16.	COMMITMENTS AND CONTINGENCIES

In the normal course of business, various commitments and contingent liabilities are outstanding, such as standby letters of credit and commitments to extend credit with off-balance-sheet risk that are not reflected in the consolidated financial statements. Financial instruments with off-balance-sheet risk involve elements of credit, interest rate, liquidity and market risk.

Management does not anticipate any significant losses as a result of these transactions. The following summarizes these financial instruments and other commitments and contingent liabilities at their contract amounts:

	June 30,	December 31,
	2006	2005	2004
	(unaudited)
	(In Thousands)
Commitment to extend credit:
Unused lines of credit	$52,216	$62,053	$59,444
Other unused commitments	43,933	28,617	32,237
Mortgage commitments	1,350	451	116
Existing loan agreements	475	985	3,123
Standby letters of credit	5,312	5,936	5,297

The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

At June 30, 2006, outstanding commitments to extend credit totaled $103.3 million (unaudited), with $16.5 million in fixed rate commitments with interest rates ranging from 6.00% to 10.00% and $86.8 million in variable rate commitments. At December 31, 2005, outstanding commitments to extend credit totaled $98.0 million, with $1.6 million in fixed rate commitments with interest rates ranging from 5.72% to 12.50% and $96.4 million in variable rate commitments. All December 31, 2004, outstanding commitments to extend credit totaled $100.2 million, with $6.5 million in fixed rate commitments and $93.7 million in variable rate commitments.

In the ordinary course of business, the Company is party to various legal proceedings, none of which, in the opinion of management, will have a material effect on the Company’s consolidated financial position or results of operations.

The Company leases facilities and certain equipment under cancelable and noncancelable leases expiring in various years through the year 2016. Certain of the leases provide for renewal periods for up to fifteen years at the discretion of the Company. Rent expense under operating leases was $132,000 and $98,000 (unaudited) for the six months ended June 30, 2006 and 2005 and $197,000, $199,000 and $172,000 for the years ended December 31, 2005 and 2004, and 2003, respectively.

Aggregate future minimum rental payments under the terms of the operating leases at June 30, 2006 (unaudited) and December 31, 2005, are as follows:

	As of June 30,	As of December 31,
	2006	2005
	(unaudited)
	(In Thousands)
Payment due by period
Due in one year or less	$284	$254
Due after one year through three years	442	317
Due after three years through five years	255	176
Due after five years	399	314

Total	$1,380	$1,061

The Company and the Bank have jointly entered into employment agreements with the Chief Executive Officer and the Chief Financial Officer. For purposes of the Company’s obligations, the employment agreements have rolling three-year terms beginning on January 1, 2002, which by decision of the executive or joint decision of the Company and the Bank may be converted to a fixed three-year term. For purposes of the Bank’s obligations, the employment agreements have fixed terms of three years beginning on January 1, 2005, and may be renewed annually after a review of the executive’s performance. The Company and the Bank may terminate each executive’s employment with or without cause, although the Company must pay severance benefits in the event of termination without cause.

Additionally, the Company and the Bank have jointly entered into one-year change of control agreements with three other executive officers. The term of these agreements is perpetual until the Bank gives notice of non-extension, at which time the term is fixed for one year.

17.	CONCENTRATIONS OF CREDIT RISK

Most of the Company’s loans consist of residential, including home equity, and commercial real estate loans located in Western Massachusetts. As of June 30, 2006, December 31, 2005 and 2004, the Company’s residential and commercial related real estate loans represented 71.7% (unaudited), 72.0%, and 71.5%, respectively, of total loans. The Company’s policy for collateral requires that the amount of the loan may not exceed 95% and 80% of the appraised value of the property for residential and commercial real estate, respectively, at the date the loan is granted. For residential loans, in cases where the loan exceeds 80%, private mortgage insurance is typically obtained for that portion of the loan in excess of 80% of the appraised value of the property.

18.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Methods and assumptions for valuing the Company’s financial instruments are set forth below for financial instruments that have fair values different than their carrying values. Estimated fair values are calculated based on the value without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications or estimated transaction costs.

Cash and Cash Equivalents and Accrued Interest Receivable and Accrued Interest Payable - The carrying amounts of these items are considered to be a reasonable estimate of fair value due to their short-term nature.

Securities and Mortgage Backed Securities - The estimated fair values for securities and mortgage backed securities are based on quoted market prices or dealer quotations.

Federal Home Loan Bank and Other Stock - These investments are carried at cost which approximates fair value.

Loans - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, net of the applicable portion of the allowance for loan losses, such as commercial and industrial, commercial real estate, residential mortgage, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

The fair value of performing loans, except residential mortgage loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

Estimated fair value for impaired loans is based on recent external appraisals if the loan is collateral dependent. Assumptions regarding credit risk cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

Management has made estimates of fair value discount rates that it believes to be reasonable.

Deposits - The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand. The estimated fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Customer Repurchase Agreements - The fair value of these agreements is estimated based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered.

Borrowings – The estimated fair value of borrowings is based upon the discounted value of contractual cash flows. The discount rate is estimated using Federal Home Loan Bank of Boston advance rates currently offered for borrowings with similar maturities.

Commitments to Extend Credit - The stated value of commitments to extend credit approximates fair value as the current interest rates for similar commitments do not differ significantly. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. Such differences are not considered significant.

The estimated fair values of the Company’s financial instruments at June 30, 2006 are as follows:

	June 30, 2006
	(unaudited)
	(In Thousands)
	Carrying Value	Fair Value
FINANCIAL ASSETS:
Cash and cash equivalents	$17,543	$17,543
Securities:
Available for sale	35,180	35,180
Held to maturity	75,351	73,492
Mortgage backed securities:
Available for sale	103,986	103,986
Held to maturity	152,418	147,806
Federal Home Loan Bank and other stock	4,237	4,237
Loans – net	386,494	386,236
Accrued interest receivable	4,286	4,286

FINANCIAL LIABILITIES:
Deposits	635,720	634,189
Customer repurchase agreements	14,404	14,404
Federal Home Loan Bank advances	45,000	43,694
Accrued interest payable	173	173

The estimated fair values of the Company’s financial instruments at December 31, 2005 and 2004 are as follows:

	2005		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In Thousands)
FINANCIAL ASSETS:
Cash and cash equivalents	$26,456	$26,456	$51,047	$51,047
Securities:
Available for sale	28,321	28,321	14,968	14,968
Held to maturity	73,323	72,704	71,298	71,654
Mortgage backed securities:
Available for sale	101,138	101,138	73,316	73,316
Held to maturity	152,127	149,017	175,302	174,051
Federal Home Loan Bank and other stock	4,237	4,237	4,237	4,237
Loans – net	378,837	379,384	368,601	371,377
Accrued interest receivable	3,853	3,853	3,551	3,551

FINANCIAL LIABILITIES:
Deposits	623,045	617,837	612,621	612,216
Customer repurchase agreements	14,441	14,441	14,615	14,615
Federal Home Loan Bank advances	45,000	43,969	45,000	44,380
Accrued interest payable	156	156	140	140

Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Where quoted market prices are not available, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect the estimates.

19.	SEGMENT INFORMATION

The Company has one reportable segment, “Community Banking.” All of the Company’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Company supports the others. For example, commercial lending is dependent upon the ability of the Bank to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Company as one operating segment or unit.

The Company operates only in the U.S. domestic market, primarily in Western Massachusetts. For the six months ended June 30, 2006 and 2005 (unaudited) and the years ended December 31, 2005, 2004, and 2003, there is no customer that accounted for more than 10% of the Company’s revenue.

20.	CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

The condensed balance sheets of the Parent Company are as follows:

	June 30,	December 31,
	2006	2005	2004
	(unaudited)
	(In Thousands)
ASSETS:
Due from banks	$25	$18	$25
Federal funds sold	155	2,910	987
Securities held to maturity	2,460	10,833	—
Mortgage backed securities held to maturity	1,197	2,029	—
Investment in subsidiaries	109,943	99,174	115,810
Other assets	1,762	923	1,271

TOTAL ASSETS	$115,542	$115,887	$118,093

LIABILITIES AND EQUITY:
Liabilities	$73	$45	$42
Equity	115,469	115,842	118,051

TOTAL LIABILITIES AND EQUITY	$115,542	$115,887	$118,093

The condensed statements of income for the Parent Company are as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
INTEREST AND DIVIDEND INCOME:
Securities	$179	$—	$280	$—	$34
Interest-bearing deposits	—	—	—	23	35
Federal funds sold	31	8	91	6	—
Other income	—	2	7	—	—

Total interest income	210	10	378	29	69

NONINTEREST EXPENSE:
Salaries and employee benefits	638	526	1,189	1,019	786
Other	120	138	194	183	294

Total noninterest expense	758	664	1,383	1,202	1,080

LOSS BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES AND BENEFIT FOR INCOME TAX	(548)	(654)	(1,005)	(1,173)	(1,011)
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	2,915	3,288	6,736	7,016	4,248
INCOME TAX BENEFIT	(207)	(289)	(488)	(480)	(414)

NET INCOME	$2,574	$2,923	$6,219	$6,323	$3,651

The condensed statements of cash flows of the Parent Company are as follows:

	Six Months Ended June 30,		December 31,
	2006	2005	2005	2004	2003
	(unaudited)
	(In Thousands)
OPERATING ACTIVITIES:
Net Income	$2,574	$2,923	$6,219	$6,323	$3,651
Equity in undistributed earnings of subsidiaries	(2,915)	(3,288)	(6,736)	(7,016)	(4,248)
Net amortization of premiums and discounts on securities	7	—	9	—	—
Change in other liabilities	(7)	8	3	(204)	25
Change in other assets	(268)	(426)	347	(771)	(500)
Net transfers from subsidiaries	477	1,000	10,090	7,641	—
Other, net	382	425	1,006	694	637

Net cash provided by (used by) operating activities	250	642	10,938	6,667	(435)

INVESTING ACTIVITIES:
Purchase of securities	—	—	—	—	(34)
Proceeds from principal collections	356	—	430	—	—
Sale of securities	—	—	—	—	15,266
Other, net	—	—	—	—	(2,500)

Net cash provided by investing activities	356	—	430	—	12,732

FINANCING ACTIVITIES:
Cash dividends paid	(1,888)	(1,602)	(3,558)	(1,713)	(2,113)
Treasury stock purchased	(1,583)	—	(5,699)	(11,956)	(1,134)
Other, net	117	82	(195)	810	(2,506)

Net cash used by financing activities	(3,354)	(1,520)	(9,452)	(12,859)	(5,753)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,748)	(878)	1,916	(6,192)	6,544
CASH AND CASH EQUIVALENTS:
Beginning of period	2,928	1,012	1,012	7,204	660

End of period	$180	$134	$2,928	$1,012	$7,204

Supplemental cashflow information:
Transfer of securities from Westfield Securities Corp.	$—	$—	$24,584	$—	$—
Transfer of securities to Westfield Bank	(8,842)	—	(11,283)	—	—

21.	OTHER NONINTEREST EXPENSE

There is no item that as a component of other noninterest expense, exceeds 1% of the aggregate of total interest income and noninterest income for the six months ended June 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005, 2004, and 2003, respectively.

22.	SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

	2006 (unaudited)
	First Quarter	Second Quarter
	(Dollars in thousands, except per share amounts)
Interest and dividend income	$9,928	$10,614
Interest expense	4,150	4,702

Net interest and dividend income	5,778	5,912
Provision for loan losses	75	200
Noninterest income	853	883
Noninterest expense	4,794	4,904

Income before income taxes	1,762	1,691
Income taxes	449	430

Net income	$1,313	$1,261

Basic earnings per share	$0.14	$0.14

Diluted earnings per share	$0.14	$0.13

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per share amounts)
Interest and dividend income	$8,878	$9,176	$9,504	$9,748
Interest expense	2,963	3,279	3,554	3,801

Net interest and dividend income	5,915	5,897	5,950	5,947

Provision for loan losses	140	125	100	100
Noninterest income	748	793	915	897
Gains on sales of securities, net	—	18	—	1
Noninterest expense	4,582	4,798	4,617	4,467

Income before income taxes	1,941	1,785	2,148	2,278
Income taxes	430	373	553	577

Net income	$1,511	$1,412	$1,595	$1,701

Basic earnings per share	$0.16	$0.15	$0.17	$0.18

Diluted earnings per share	$0.16	$0.15	$0.16	$0.17

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands, except per share amounts)
Interest and dividend income	$8,621	$8,372	$8,577	$8,858
Interest expense	2,751	2,684	2,688	2,790

Net interest and dividend income	5,870	5,688	5,889	6,068

Provision for loan losses	150	125	200	275
Noninterest income	586	888	778	767
Gains on sales of securities, net	478	389	—	10
Noninterest expense	4,483	4,480	4,286	4,527

Income before income taxes	2,301	2,360	2,181	2,043
Income taxes	694	727	627	514

Net income	$1,607	$1,633	$1,554	$1,529

Basic earnings per share	$0.16	$0.17	$0.16	$0.16

Diluted earnings per share	$0.16	$0.16	$0.16	$0.16

23.	SUBSEQUENT EVENTS

Plan of Stock Conversion

On June 20, 2006, the Boards of Directors of Westfield Mutual Holding Company (the “Mutual Holding Company”), the Company and the Bank (collectively, “Westfield”) unanimously adopted a Plan of Conversion and Stock Issuance (the “Plan of Conversion”). Under the terms of the Plan of Conversion, Westfield will undertake a “second-step” conversion, and the Bank will reorganize from a two-tier mutual holding company structure to a stock holding company structure. Pursuant to the Plan of Conversion: (i) the Mutual Holding Company and the Company will be merged with and into the Bank, with the Bank as survivor, (ii) the Bank will become a wholly owned subsidiary of a to-be-formed Massachusetts corporation (“New Holding Company”), (iii) the shares of common stock of the Company held by persons other than the Mutual Holding Company (whose shares will be canceled) will be converted into shares of common stock of the New Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, and (iv) the New Holding Company will offer and sell shares of its common stock to members of the Mutual Holding Company, shareholders of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion. The highest priority will be depositors with qualifying deposits as of March 31, 2005.

The transactions contemplated by the Plan of Conversion are subject to approval of the Company’s shareholders, the members of the Mutual Holding Company and the Office of Thrift Supervision.

The Company has incurred conversion costs of $18,000 (unaudited) through June 30, 2006. If the conversion is successful, all conversion costs will be netted against the proceeds of the offering. If the conversion is not successful, all costs incurred will be expensed.

Effect on Liquidation Rights

Each qualifying depositor in Westfield Bank has both a deposit account in Westfield Bank and a pro rata ownership interest in the net worth of Westfield Mutual Holding Company based upon the balance in his or her account. This interest may only be realized in the event of a complete liquidation of Westfield Mutual Holding Company and Westfield Bank. However, this ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. Any depositor who opens a qualifying deposit account obtains a pro rata ownership interest in Westfield Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Westfield Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary savings association of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Westfield Mutual Holding Company and Westfield Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata interest in any residual surplus and reserves of Westfield Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Westfield Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, also would be paid first, followed by distribution of the “liquidation account” to depositors as of March 31, 2005 and September 30, 2006 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to the holder of Westfield Bank’s capital stock. Pursuant to the rules and regulations of the OTS, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Our affairs and the affairs of Westfield Bank, Westfield Mutual Holding Company or Westfield Financial may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Up to 18,400,000 Shares of Common Stock

Westfield Financial, Inc.

(Proposed Holding Company for Westfield Bank)

PROSPECTUS

Keefe, Bruyette & Woods, Inc.

[                    ], 2006

Until the later of [                    ], 2006 or 25 days after commencement of the stock offering, all dealers effecting transactions in these securities, whether or not participating in this stock offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.*

OTS Application for Conversion and H-(e)1-S fee	$12,000
SEC registration fee(1)	39,275
American Stock Exchange Additional Listing Application fee(1)	50,000
NASD filing fee(1)	37,206
Printing, postage and mailing	200,000
Legal fees and expenses	400,000
Accounting fees and expenses	125,000
Appraiser’s fees and expenses	110,000
Business plan fee	30,000
Marketing fees, selling commissions, and underwriter’s expenses (including counsel fees)(2)	2,170,610
Conversion agent fees and expenses	30,000
Certificate printing	10,000
Miscellaneous	16,498
TOTAL	3,220,610

*	Fees are estimated, except where indicated.
(1)	Based on 36,705,706 shares of common stock at $10.00 per share.
(2)	Includes a 1.00% underwriting commission on certain shares sold in the offering, a management fee of $50,000, expenses of $40,000 and legal fees of $60,000 for counsel to financial advisor.

Item 14. Indemnification of Directors and Officers.

Sections 8.50-8.59 of the Massachusetts Business Corporation Act authorize a Massachusetts corporation to indemnify its present and former directors and officers under certain conditions. Article XII of New Westfield Financial’s Articles of Organization provides that we shall indemnify each person who serves or has served as a director or officer of New Westfield Financial, Inc., to the fullest extent permitted by the Massachusetts Business Corporation Act, against expenses including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts reasonably paid in settlement incurred in connection with any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative, arbitrative or investigative or any claim, issue or matter therein, which proceeding such director or officer is, or is threatened to be made, a party to or participant in by reason of the fact that he or she is or was one of our directors or officers or was serving at our request as a director, officer, trustee, or in a similar capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The rights of indemnification continue as to a director or officer after he or she has ceased to be a director or officer and shall inure to the benefit of his or her heirs, estate, executors, administrators and personal representatives. No amendment, termination or repeal of the provisions of Article XII of New Westfield Financial’s Articles of Organization or of the relevant provisions of the Massachusetts Business Corporation Act shall affect or deprive a director or officer of the benefit of those bylaws or applicable law with respect to any proceeding arising out of or relating to any actions, transactions or facts occurring prior to such amendment, termination or repeal.

Section 2.02 of the Massachusetts Business Corporation Act authorizes a Massachusetts corporation to adopt a provision in its Articles of Organization eliminating or limiting the personal liability of directors to the corporation for monetary damages for breach of fiduciary duty as directors, provided that the provision may not eliminate or limit the liability of directors for any breach of the director’s duty of loyalty to the corporation or its shareholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any improper distributions to shareholders under Section 6.40 of the Massachusetts Business Corporation Act or any transaction from which the director derived an improper personal benefit. Article XIII of New Westfield Financial’s Articles of Organization provide that no director of New Westfield Financial, Inc. shall be personally liable to the Corporation of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding the provisions set forth in Section 2.02 of the Massachusetts Business Corporation Act. No amendment or repeal of Article XIII shall adversely affect the rights and protection afforded to a director of New Westfield Financial under Article XIII for acts or omissions occurring prior to such amendment or repeal. If the Massachusetts Business Corporation Act is hereafter amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the directors of New Westfield Financial, Inc. shall be eliminated or limited to the fullest extent permitted by the Massachusetts Business Corporation Act as so amended.

The right to indemnification includes the advancement of expenses incurred in defending any such action, suit or proceeding, for any director or officer at the level of Vice President or above, and in the discretion of the Board of Directors for any other officer or employee. New Westfield Financial may also enter into specific agreements, commitments or arrangements for indemnification on any terms not prohibited by law which it deems to be appropriate.

Section 8.57 of the Massachusetts Business Corporation Act also authorizes a Massachusetts corporation to obtain insurance on behalf of its directors and officers against liability incurred by them in those capacities. New Westfield Financial may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of New Westfield Financial or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss.

The rights to indemnification and to the advancement of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, New Westfield Financial’s Articles of Organization, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)	List of Exhibits (filed herewith unless otherwise noted).

1.1	Engagement Letter, dated July 6, 2006, among Keefe, Bruyette and Woods, Inc., Westfield Financial, Inc. and Westfield Bank. (2)

1.2	Form of Agency Agreement.

2.1	Amended and Restated Plan of Conversion and Stock Issuance of Westfield Mutual Holding Company, Westfield Financial, Inc. and Westfield Bank. (2)

3.1	Articles of Organization of New Westfield Financial, Inc. (2)

3.2	Bylaws of New Westfield Financial, Inc. (2)

4.1	Form of Stock Certificate of New Westfield Financial, Inc. (3)

5.1	Opinion of Thacher Proffitt & Wood LLP regarding legality of securities to be registered.

8.1	Opinion of Thacher Proffitt & Wood LLP regarding federal tax matters.

8.2	Opinion of Wolf & Company, P.C. regarding state tax matters.

8.3	Letter from RP Financial, LC. regarding subscription rights. (2)

10.1	Form of Employee Stock Ownership Plan of Westfield Financial, Inc. (1)

10.2	Amendments to the Employee Stock Ownership Plan of Westfield Financial, Inc. (1)

10.3	Form of Director’s Deferred Compensation Plan. (5)

10.4	The 401(k) Plan adopted by Westfield Bank. (6)

10.5	Form of Benefit Restoration Plan of Westfield Financial, Inc. (5)

10.6	Form of Amended and Restated Deferred Compensation Agreement with Donald A. Williams. (5)

10.7	Employment Agreement among Donald A. Williams, Westfield Bank and Westfield Financial, Inc. (1)

10.8	Employment Agreement among Michael J. Janosco, Jr., Westfield Bank and Westfield Financial, Inc. (1)

10.9	Form of Employment Agreement between Donald A. Williams and Westfield Bank. (3)

10.10	Form of Employment Agreement between Michael J. Janosco, Jr. and Westfield Bank. (3)

10.11	Form of Employment Agreement between James C. Hagan and Westfield Bank. (3)

10.12	Form of Employment Agreement between Donald A. Williams and New Westfield Financial, Inc. (2)

10.13	Form of Employment Agreement between Michael J. Janosco, Jr. and New Westfield Financial, Inc. (2)

10.14	Form of Employment Agreement between James C. Hagan and New Westfield Financial, Inc. (2)

10.15	Form of One Year Change in Control Agreement by and among certain officers and Westfield Financial, Inc. and Westfield Bank. (1)

10.16	Form of One Year Change in Control Agreement by and among certain officers and New Westfield Financial, Inc. and Westfield Bank. (3)

10.17	Agreement between Westfield Bank and Village Mortgage Company. (3)

14.1	Code of Ethics. (7)

16.1	Letter regarding change in certifying accountants. (8)

23.1	Consent of Thacher Proffitt & Wood LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement). (2)

23.2	Consent of Wolf & Company, P.C.

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of RP Financial, LC.

24.1	Powers of Attorney. (2)

99.1	Press Release dated June 21, 2006. (9)

99.2	Appraisal Report of RP Financial, LC. (portions filed in paper format only).

99.3	Form of Marketing Materials. (3)

99.4	[Reserved]

99.5	Proxy Statement for Special Meeting of Members of Westfield Mutual Holding Company.

(1)	Incorporated by reference to the Registration Statement No. 333-68550 on Form S-1 filed with the Commission on August 28, 2001, as amended.

(2)	Incorporated by reference to the Registration Statement No. 333-137024 on Form S-1 filed with the Commission on August 31, 2006.
(3)	Incorporated by reference to Amendment No. 1 to the Registration Statement No. 333-137024 on Form S-1 filed with the Commission on October 13, 2006.
(4)	Incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on August 25, 2005.
(5)	Incorporated by reference to the Form 8-K filed with the Commission on December 22, 2005.
(6)	Incorporated by reference to the Post-Effective Amendment No. 1 to the Registration Statement No. 333-73132 on Form S-8 filed with the Commission on April 28, 2006.
(7)	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Commission on March 31, 2003.
(8)	Incorporated by reference to the Form 8-K filed with the Commission on June 21, 2004.
(9)	Incorporated by reference to the Form 8-K filed with the Commission on June 22, 2006.

(b)	Financial Statement Schedules.

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(4)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westfield, Commonwealth of Massachusetts, on November 3, 2006.

New Westfield Financial, Inc.

/s/ Donald A. Williams
By: Donald A. Williams
Chairman and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Donald A. Williams Donald A. Williams	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 3, 2006

/s/ Michael J. Janosco, Jr. Michael J. Janosco, Jr.	Chief Financial Officer and Treasurer (Principal Accounting Officer)	November 3, 2006

* Victor J. Carra	Director	November 3, 2006

* David C. Colton, Jr.	Director	November 3, 2006

* Robert T. Crowley, Jr.	Director	November 3, 2006

* Harry C. Lane	Director	November 3, 2006

* William H. McClure	Director	November 3, 2006

* Mary C. O’Neil	Director	November 3, 2006

* Richard C. Placek	Director	November 3, 2006

* Paul R. Pohl	Director	November 3, 2006

* Charles E. Sullivan	Director	November 3, 2006

* Thomas C. Sullivan	Director	November 3, 2006
*	By Donald A. Williams, attorney-in-fact. See powers of attorney filed as Exhibit 24.1.